    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000
                                                              FILE NO. 001-16095
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM 10
                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                           AETNA U.S. HEALTHCARE INC.

                           (TO BE RENAMED AETNA INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 PENNSYLVANIA                                    23-2229683
         (STATE OR OTHER JURISDICTION               (I.R.S. EMPLOYER IDENTIFICATION NO.)
      OF INCORPORATION OR ORGANIZATION)

            151 FARMINGTON AVENUE                                  06156
            HARTFORD, CONNECTICUT                                (ZIP CODE)
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (860) 273-0123
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                            ------------------------

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
             -------------------                       ------------------------------
                COMMON SHARES,                          THE NEW YORK STOCK EXCHANGE
           PAR VALUE $.01 PER SHARE

  CLASS A VOTING PREFERRED SHARES, PAR VALUE            THE NEW YORK STOCK EXCHANGE
       $.01 PER SHARE, PURCHASE RIGHTS

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
            CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND
                                ITEMS OF FORM 10

ITEM 1. BUSINESS

     The information required by this item is contained under the sections "Summary," "Risk Factors," "Business of New Aetna" and "Relationship Among Aetna, New Aetna and ING" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 2. FINANCIAL INFORMATION

     The information required by this item is contained under the sections "Summary," "Capitalization of New Aetna," "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 3. PROPERTIES

     The information required by this item is contained under the section "Business -- Properties" of the Information Statement. That section is incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this item is contained under the sections "Management -- Stock Ownership of Directors and Executive Officers" and "Security Ownership of Aetna and New Aetna" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

     The information required by this item is contained under the section "Management" of the Information Statement. That section is incorporated herein by reference.

ITEM 6. EXECUTIVE COMPENSATION

     The information required by this item is contained under the section "Management" of the Information Statement. That section is incorporated herein by reference.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item is contained under the sections "Relationship Among Aetna, New Aetna and ING," "Management" and "Certain Relationships and Related Transactions" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 8. LEGAL PROCEEDINGS

     The information required by this item is contained under the sections "Business of New Aetna -- Regulation" and "Business of New Aetna -- Legal Proceedings" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     The information required by this item is contained under the sections "Risk Factors," "The Spin-Off," "Dividend Policy," "Management" and "Description of New Aetna Capital Stock" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The information required by this item is contained under the section "Description of New Aetna Capital Stock" of the Information Statement. That
section is incorporated herein by reference.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The information required by this item is contained under the section "Liability and Indemnification of Officers and Directors" of the Information Statement. That section is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this item is contained under the sections "Capitalization of New Aetna," "Selected Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements" of the Information Statement. Those sections are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial Statements

     The information required by this item is contained under the section "Consolidated Financial Statements" beginning on page F-1 of the Information Statement. That section is incorporated herein by reference.

     (b) Exhibits

     The following documents are filed as exhibits hereto:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   3.1    Form of Amended and Restated Articles of Incorporation of
          Aetna Inc. (formerly Aetna U.S. Healthcare Inc.)
   3.2    Form of Amended and Restated Bylaws of Aetna Inc. (formerly
          Aetna U.S. Healthcare Inc.)
   4.1    Form of Aetna Inc. (formerly Aetna U.S. Healthcare Inc.)
          Common Share certificate.
   4.2    Form of Rights Agreement between Aetna Inc. (formerly Aetna
          U.S. Healthcare Inc.) and EquiServe Trust Company, N.A., as
          Rights Agent.
  10.1    Agreement and Plan of Restructuring and Merger dated as of
          July 19, 2000 among ING America Insurance Holdings, Inc.,
          ANB Acquisition Corp., Aetna Inc. and, for limited purposes only, ING Groep N.V., incorporated herein by reference to
          Exhibit 2.1 to Aetna Inc.'s Form 10-Q filed on August 4,
          2000.**
  10.2    Form of Tax Sharing Agreement among Aetna Inc., Aetna U.S.
          Healthcare Inc. and ING America Insurance Holdings, Inc.**
  10.3    Form of Employee Benefits Agreement between Aetna Inc. and
          Aetna U.S. Healthcare Inc.**
  10.4    Term Sheet for Transition Services Agreement between Aetna
          Inc. and Aetna U.S. Healthcare Inc.**

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.5    Form of Distribution Agreement between Aetna Inc. and Aetna
          U.S. Healthcare Inc., incorporated herein by reference to
          Annex C to Aetna Inc.'s preliminary proxy statement on
          Schedule 14A filed on September 1, 2000.**
  10.6    Trademark Assignment Agreement dated as of November 3, 2000 between Aetna Inc. and Aetna U.S. Healthcare Inc.
  10.7    Form of Trademark License Agreement between Aetna U.S.
          Healthcare Inc. and Aetna Inc.
  10.8    Form of Software License Agreement between Aetna U.S.
          Healthcare Inc. and Aetna Inc.
  10.9    Term Sheet for Lease Agreement between Aetna Inc. and Aetna
          Life Insurance Company in respect of the property situated at 151 Farmington Avenue, Hartford, Connecticut, 06156.**
 10.10    Term Sheet for Agreement between Aetna Inc. and Aetna U.S.
          Healthcare Inc. in respect of the CityPlace property,
          situated at 185 Asylum Avenue, Hartford, Connecticut
          06103.**
 10.11    Form of Aetna Inc. 2000 Stock Incentive Plan, incorporated herein by reference to Annex G to Aetna Inc.'s definitive
          proxy statement on Schedule 14A filed on October 18, 2000.**
 10.12    Form of Aetna Inc. 2001 Annual Incentive Plan, incorporated herein by reference to Annex H to Aetna Inc.'s definitive
          proxy statement on Schedule 14A filed on October 18, 2000.**
 10.13    Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.)
          Non-Employee Director Compensation Plan.**
 10.14    Employment Agreement dated as of May 31, 2000 by and between
          Aetna Inc. and William H. Donaldson, incorporated herein by reference to Exhibit 10.2 to Aetna Inc.'s Form 10-Q filed on
          August 4, 2000.**
 10.15    Tax Agreement dated as of May 31, 2000 by and between Aetna
          Inc. and William H. Donaldson, incorporated herein by
          reference to Exhibit 10.3 to Aetna Inc.'s Form 10-Q filed on
          August 4, 2000.**
 10.16    Bonus Agreement dated as of May 31, 2000 by and between
          Aetna Inc. and William H. Donaldson, incorporated herein by reference to Exhibit 10.4 to Aetna Inc.'s Form 10-Q filed on
          August 4, 2000.**
 10.17    Letter Agreement dated as of June 11, 1998 between Aetna
          Inc. and Alan J. Weber, incorporated herein by reference to
          Exhibit 10.2 to Aetna Inc.'s Form 10-Q filed on April 28,
          1999.**
 10.18    [Reserved]
 10.19    Letter Agreement dated as of April 3, 1996 between Aetna
          Life and Casualty Company and John W. Coyle.**
 10.20    Letter Agreement dated April 28, 1999 between Aetna Inc. and
          L. Edward Shaw, Jr.**
 10.21    Restrictive Covenant Agreement dated April 28, 1999 between
          Aetna Inc. and L. Edward Shaw, Jr.**
 10.22    Memorandum Agreement dated September 6, 2000 between Aetna
          Inc. and Alan J. Weber.**
 10.23    Employment Agreement dated as of September 6, 2000 by and
          between Aetna Inc. and John W. Rowe, M.D.**
 10.24    Letter Agreement dated November 17, 2000 between Aetna Inc.
          and L. Edward Shaw, Jr.
 10.25    Memorandum dated November 16, 2000 from James H. Gould to L.
          Edward Shaw, Jr.
 10.26    Trademark Assignment Agreement dated as of November 2, 2000, between Aetna Life Insurance Company and Aetna Life
          Insurance and Annuity Company.
 10.27    Trademark Assignment Agreement dated as of November 3, 2000, between Aetna Life Insurance and Annuity Company and Aetna
          U.S. Healthcare Inc.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.28    Form of Bridge Credit Agreement among Aetna U.S. Healthcare
          Inc., the Banks listed on the signature pages thereto, and
          Morgan Guaranty Trust Company of New York, as Administrative
          Agent.
 10.29    Form of 364-Day Credit Agreement among Aetna U.S. Healthcare
          Inc., the Banks listed on the signature pages thereto, and
          Morgan Guaranty Trust Company of New York, as Administrative
          Agent.
 10.30    Form of Three-Year Credit Agreement among Aetna U.S.
          Healthcare Inc., the Banks listed on the signature pages
          thereto, and Morgan Guaranty Trust Company of New York, as
          Administrative Agent.
  21.1    Subsidiaries of Aetna U.S. Healthcare Inc.
  27.1    Financial Data Schedule (1997).**
  27.2    Financial Data Schedule (1998).
  27.3    Financial Data Schedule (1999).
  27.4    Financial Data Schedule (September 30, 1999).
  27.5    Financial Data Schedule (September 30, 2000).

---------------
** Previously filed.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                               AETNA U.S. HEALTHCARE INC.

Dated December 1, 2000                         By: /s/ ALAN M. BENNETT
                                                   -----------------------------------------
                                                   Name: Alan M. Bennett
                                                   Title: Controller

INFORMATION STATEMENT

             AETNA U.S. HEALTHCARE INC. (TO BE RENAMED AETNA INC.)
                                 COMMON SHARES
                           (PAR VALUE $.01 PER SHARE)

     The board of directors of Aetna Inc., or Aetna, has approved an agreement and plan of restructuring and merger and related agreements under which Aetna will spin off its domestic health care and large case pensions businesses in the form of Aetna U.S. Healthcare Inc., or New Aetna, to its shareholders and sell its financial services and international businesses to ING Groep N.V. This transaction was approved by the shareholders of Aetna on November 30, 2000.

     At this time, New Aetna is wholly-owned by Aetna. Aetna intends to distribute, in a spin-off, all of its shares of New Aetna common stock on a pro rata basis to the holders of Aetna common stock. Each of you, as a holder of Aetna common stock, will receive one share of New Aetna common stock for each share of Aetna common stock that you hold at the close of business on the record date for the spin-off, which is expected to be in mid-December 2000. The transaction will occur in two, effectively simultaneous, steps:

     - Aetna will spin off its domestic health care and large case pensions businesses to its shareholders, and

     - Aetna's financial services and international businesses will be sold to ING. The sale, which we refer to as the merger, will be structured as a merger of Aetna (which will then own only Aetna's financial services and international businesses) with a subsidiary of ING.

     The spin-off and the merger will each occur only if the other occurs effectively at the same time. After completion of the spin-off and the merger, the Aetna Financial Services and Aetna International businesses will be owned 100% by ING.

     The record date and the distribution date for the spin-off, as well as the closing date for the merger, will all be the same day. Immediately after the spin-off is completed, we will be an independent public company.

     This information statement relates to the shares of New Aetna that will be issued to you in the spin-off. It provides important information about New Aetna. You should read this information statement carefully. We expect the spin-off to occur in mid-December 2000. We will issue a press release announcing the record date/ spin-off date, at least 7 days in advance of such date. Holders of record of Aetna common stock on the record date, which will be the date on which the spin-off occurs, will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) one share of New Aetna common stock for each share of Aetna common stock they own on the record date.

     No further action on your part is necessary for you to receive the shares of New Aetna common stock to which you are entitled in the spin-off. This means that you do not need to pay any consideration to Aetna or to New Aetna and you do not need to surrender any shares of Aetna common stock to receive your shares of New Aetna common stock. However, you are required to surrender your shares of Aetna common stock to receive the cash consideration to be paid in the merger.

     Because Aetna owns all of the New Aetna common stock, there has been no trading market for New Aetna common stock. The New Aetna common stock has been approved for trading, subject to official notice of issuance, on the New York Stock Exchange under the ticker symbol "AET."

     AS YOU REVIEW THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8.
                            -----------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this information statement is December 1, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    8
Special Note About Forward Looking Statements...............   15
The Spin-Off................................................   16
Capitalization of New Aetna.................................   18
Dividend Policy.............................................   18
Selected Consolidated Financial Data........................   19
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business of New Aetna.......................................   57
Relationship Among Aetna, New Aetna and ING.................   75
Management..................................................   84
Certain Relationships and Related Transactions..............   99
Security Ownership of Aetna and New Aetna...................  100
Description of New Aetna Capital Stock......................  101
Liability and Indemnification of Directors and Officers.....  110
Where You Can Find More Information.........................  111
Index to the Consolidated Financial Statements..............  F-1

                                    SUMMARY

     This summary highlights information relating to New Aetna and the New Aetna common stock being distributed in the spin-off. More detailed discussions of this information are contained in this information statement. In some places in this information statement, we have presented pro forma information, adjusted to reflect the terms of our spin-off from Aetna and the merger. You should read the entire information statement, including the risk factors and our consolidated historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement.

                                   NEW AETNA

OUR COMPANY

     New Aetna is the nation's largest health care benefits company, with approximately 19.2 million health members, 14.5 million dental members and 11.4 million group life and disability insurance members at September 30, 2000. We are also the nation's second largest provider of dental coverage, based on membership. At November 1, 2000, we also had approximately 459,000 health care providers participating in our networks nationwide, including more than 290,000 physicians and more than 3,100 hospitals. We provide a full spectrum of health and dental products (ranging from managed care to indemnity products), group insurance products (including life, disability and long-term care insurance products) and certain specialty health products. These products are offered on both an insured and employer-funded basis. We do business in all 50 states, and focus on the commercial customer (ranging from small employer groups to large, multi-site national accounts). We also have a large case pensions business that manages a variety of retirement products for qualified defined benefit and defined contribution plans of large customers.

     Our goal is to provide our members with access to quality health care through an array of health plan options, as well as group insurance products, designed to meet the changing needs of today's marketplace. We are taking a number of significant actions to better serve our various constituents, improve our near-term financial performance and strategically reposition our business for the future. We believe that our competitive strengths -- broad geographic reach, strong market positions, large membership base, extensive provider networks, extensive product offerings, information technology expertise, a dedicated corps of employees and the quality and recognizability of our Aetna brand -- position us to fulfill these important objectives.

  RECENT DEVELOPMENTS; STRATEGIC REPOSITIONING OF OUR BUSINESS

     Although our businesses are profitable and generate significant cash flow, our recent financial performance has been disappointing. For the year ended December 31, 1999, our total revenue was $22,109.7 million, our EBITDA was $1,403.8 million and our income from continuing operations was $399.4 million. For the nine months ended September 30, 2000, our total revenue was $20,220.5 million, our EBITDA was $968.2 million and our income from continuing operations was $244.6 million. We have experienced a significant increase in medical costs in the first nine months of 2000.

     We are undertaking a comprehensive review of our health care business model. We have already implemented a number of strategic and operational initiatives and are considering a number of additional actions. These include, among other things, strengthening management of the business, improving relations with health care providers, exiting certain product markets, addressing rising medical costs and improving the efficiency of our operations.

     Hiring of Dr. John W. Rowe. We have recently hired Dr. John W. Rowe, formerly President and Chief Executive Officer of Mount Sinai NYU Health, to serve as our President and Chief Executive Officer. We believe that Dr. Rowe's wealth of experience in the health care industry gives him unique insights that will help us remake our business model to meet consumer demands for choice and flexibility and enhance relationships with health care providers.

     Further Strengthening Management. In addition to the hiring of Dr. Rowe, we have made a number of significant changes to our senior management team since year end 1999 to help lead the strategic repositioning of our business and the implementation of our other important initiatives. We have also taken steps to better empower local, regional management, to address more quickly and effectively medical cost and other issues that arise locally, where health care services are ultimately furnished by providers to our members.

     Improving Relations with Health Care Providers. We intend to improve our relationships with health care providers, as we believe we must have constructive, mutually beneficial relations with providers to be successful in our business. We believe that these relations can coexist with cost-effective health care for our members and with improved financial performance. For example, we believe that certain policies and procedures that may be costly to administer and that may put a strain on provider relations can be eliminated or simplified without negatively impacting our ability to monitor the quality of services rendered to our members or to manage health care costs. Toward this end, in 2000, we announced that we were making changes in certain states to provide physicians in those states with additional choices in product participation and financial compensation and to clarify how medical necessity and coverage decisions are made. We are continuing a state-by-state review of all of our provider arrangements and may implement additional changes in other areas.

     Exiting Certain Product Markets. We are evaluating the markets for our products with the goal of either improving their performance to meet management's strategic and financial goals or exiting those product markets which do not meet these goals. We will exit, effective December 31, 2000, a number of Medicare service areas affecting approximately 340,000 Medicare members, or approximately 55 percent of our total current Medicare membership. We are also reviewing our overall commercial market strategy, and plan to either improve or selectively discontinue certain offerings in those markets that do not meet profitability or strategic targets.

     Addressing Rising Medical Costs. We are taking a number of steps to address the significant increase in medical costs that we have recently experienced. Among other things, we are:

     - implementing premium increases for contracts renewing in the fourth quarter of 2000 and beyond that more appropriately reflect the rise in medical costs;

     - redesigning product benefit offerings to offer more appropriate consumer choice and incent appropriate, necessary use of medical services (i.e., by expanding features such as tiered copays);

     - moving patient management responsibility to our regional operations so that we can improve our focus on geographic developments, which can vary sharply from one region to another, and more quickly develop and implement detailed action plans for each region; and

     - enhancing our utilization management on-site review program in order to resolve coverage issues with hospitals and other providers concurrently with, rather than after, treatment.

     Improving the Efficiency of Our Operations. We are reviewing our business and operational processes with the goal of increasing efficiencies and reducing operational costs. Our goal is to better leverage our information technology assets to meet current consumer trends and achieve additional efficiencies. We intend to use technology to deliver speed, efficiency and accuracy to the traditionally time-and paper-intensive process of administering employee benefits for plan sponsors, brokers and members.

  RESPONDING TO RECENT INDUSTRY TRENDS; ANTICIPATING FUTURE CHANGES

     In recent years, we have viewed the traditional gatekeeper HMO model as our primary health care product. However, as a result of current socio-economic trends in the United States, consumers are demanding a broader array of health care products from which to choose. There is an increasing emphasis away from traditional gatekeeper HMO products toward more open access, flexible products.

     We also believe that in the future members will become more involved in and informed about health care matters, and will increasingly use the Internet to access health care information. This could result in increased use of the Internet and other technology for transmitting health care information among the member, provider and health care benefits company.

     Employers may also move toward a defined contribution model of benefits whereby employers would contribute a fixed amount of money toward employee benefits, allowing the employee to choose among a broad array of benefits, products and companies. Employees would add personal contributions to help pay for their choices.

     Our goal is to transform our business model to one emphasizing more flexibility and choice to respond to these current and future changes in the health care marketplace. Among other things, we have introduced Aetna Open Access, an array of health plans designed to give consumers choices about how they access their health care services, accompanied by Aetna Navigator, a comprehensive online resource to help consumers make health care choices. These plans will allow members to enjoy all the benefits of a traditional managed care plan -- a medical "home" in the form of a primary care physician; access to preventive services such as mammograms, immunizations, colorectal cancer screenings and disease management; and lower copays -- but without the referral restrictions associated with a traditional HMO. Members in Open Access plans can choose to use their primary care physician or go directly to a specialist without a referral. Open Access plans will be effective January 1, 2001. Aetna Navigator is an online tool that combines resources and health information from a number of our programs.

     In addition, we intend to (i) emphasize PPO products and self-insured programs, in addition to our HMO and POS plans, to achieve greater product portfolio balance and (ii) expand the use of technology to enhance the customer relationship. Aetna Navigator, in combination with InteliHealth, our award-winning health information website subsidiary, with medical content provided by Harvard Medical School, should empower our members with access to a wide variety of health plan and medical information on-line and the ability to perform certain on-line functions, such as choosing a primary care physician, checking claims status, and accessing benefit plan information.

  HISTORY OF OUR COMPANY

     Prior to 1996, Aetna was one of the nation's largest multiline insurance/financial services organizations, with operations domestically and abroad. In 1995, Aetna made the strategic decision to focus its resources on pursuing growth opportunities in its health care business and to exit other businesses which were not believed to present the same growth opportunities. As a result, Aetna sold its property-casualty business in 1996, its domestic individual life insurance business in 1998, and agreed to sell its domestic financial services and international businesses in 2000.

     During the same period, we grew our health care business, acquiring U.S. Healthcare in 1996, the health care business of New York Life Insurance Company in 1998, and the health care business of The Prudential Insurance Company of America in 1999. We do not currently intend to make additional significant health care acquisitions. Instead we intend to focus our resources on integrating our prior acquisitions and improving our underlying operations and financial results. We currently intend to use excess cash flow to repurchase shares or pay down debt.
                            ------------------------

     We were incorporated in Pennsylvania in December 1982, as United States Health Care Systems, Inc., and we changed our name to U.S. Healthcare, Inc. in April 1986. We were acquired by Aetna in July 1996, and we changed our name to Aetna U.S. Healthcare Inc. in March 1997. In connection with the spin-off, we will be changing our name to Aetna Inc. References in this information statement to "New Aetna," "we," "our" and "us" collectively refer to Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.) and its consolidated subsidiaries. Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is 1-860-273-0123. We maintain an Internet site at http://www.aetna.com. This text is not an active link and our website and the information contained on that site, or connected to that site, are not incorporated into this information statement.

                                  THE SPIN-OFF

     The following is a brief summary of the terms of the spin-off.

DISTRIBUTING COMPANY............   Aetna Inc. After the spin-off, Aetna will not
                                   own any shares of our stock.

SPUN-OFF COMPANY................   Aetna U.S. Healthcare Inc., or New Aetna,
                                   currently a wholly-owned subsidiary of Aetna.
                                   After the spin-off, New Aetna will be an independent public company and will be renamed "Aetna Inc." We will have two principal lines of business: health care and large case pensions.

CONSIDERATION TO BE RECEIVED BY
AETNA SHAREHOLDERS IN THE
  SPIN-OFF AND THE MERGER.......   The spin-off and the merger will occur
                                   effectively simultaneously. Aetna
                                   shareholders will receive approximately $35 in cash in the merger and one share of New
                                   Aetna common stock in the spin-off for each share of Aetna common stock they hold at the close of business on the record date for the spin-off, which is expected to be in mid-December 2000. Aetna shareholders will be required to surrender their shares of Aetna common stock to receive the cash consideration in the merger, but no additional action will be required to receive shares of New Aetna common stock in the spin-off.

NEW AETNA COMMON STOCK..........   All of the outstanding shares of New Aetna
                                   common stock will be distributed in the
                                   spin-off. The number of shares of New Aetna common stock initially outstanding will be equal to the number of shares of Aetna common stock outstanding at the time of the spin-off. As of November 24, 2000, there were 141,483,865 shares of Aetna common stock outstanding. The exact number of shares of Aetna common stock outstanding at the time of the spin-off will depend on option exercises prior to the spin-off. Immediately after the spin-off, we estimate that about 16,200 shareholders of record will hold shares of New Aetna common stock, although some of these shareholders of record may each represent a number of shareholders.

DISTRIBUTION RATIO..............   One share of New Aetna common stock for each
                                   share of Aetna common stock that you hold at the close of business on the record date for the spin-off. Aetna shareholders holding fractional shares through the DirectSERVICE
                                   Investment Program will receive an equal number of fractional shares of New Aetna common stock in the spin-off.

BOOK-ENTRY SHAREHOLDING.........   We will not be mailing New Aetna share
                                   certificates to holders of Aetna common
                                   stock. Instead, holders of record of Aetna common stock will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) their proportionate number of shares of New Aetna common stock.

RECORD DATE/SPIN-OFF DATE.......   Expected to be in mid-December 2000. We will
                                   issue a press release announcing the record date/spin-off date, at least 7 days in advance of such date.

DISTRIBUTION AGENT..............   EquiServe Trust Company, N.A., which is the
                                   registrar and transfer agent for New Aetna common stock.

NEW YORK STOCK EXCHANGE
SYMBOL..........................   AET

TRADING MARKET..................   Because Aetna owns all of the New Aetna
                                   common stock, there has been no trading
                                   market for the New Aetna common stock.

TAX CONSEQUENCES................   The receipt by an Aetna shareholder of cash
                                   and shares of New Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the spin-off and the merger, of the shares of New
                                   Aetna common stock received by the Aetna shareholder and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder. See "The Spin-Off --
                                   Material United States Federal Income Tax
                                   Consequences to Aetna Shareholders of the Spin-Off and the Merger" for a more detailed description of the federal income tax consequences of the spin-off and the merger.

RELATIONSHIP AMONG AETNA, NEW
AETNA AND ING AFTER THE
  SPIN-OFF......................   We and Aetna will enter into a distribution
                                   agreement and other agreements described in the section entitled "Relationship Among
                                   Aetna, New Aetna and ING." We and Aetna or
                                   ING may enter into additional or modified agreements, arrangements and transactions, all of which will be negotiated at arm's length.

OUR MANAGEMENT AND MANAGEMENT
  COMPENSATION..................   The compensation, awards and other benefits
                                   payable to selected members of management are described in "Management."

                            ------------------------

       YOU SHOULD CAREFULLY READ THE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

     If you have any questions relating to the spin-off, you should contact our Information Agent, Georgeson Shareholder Communications Inc., at 1-800-223-2064 in the United States or 1-212-440-9800 outside the United States.

     After the spin-off, if you are a shareholder of New Aetna and have questions relating to the spin-off, please contact our Information Agent at the above number.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data reflect the historical results of operations and financial position for and as of the end of each respective period of New Aetna and are derived from the historical consolidated financial statements included elsewhere in this information statement. Our results for 1999 and for the nine months ended September 30, 2000 also are presented on a pro forma basis to give effect to the assets and liabilities to be retained by Aetna in the merger. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" for additional discussion of these pro forma amounts. Pro forma as adjusted amounts reflect the projected issuance of short- and long-term debt to refinance all of the short-term debt expected to be outstanding at the time of the spin-off and to fund transaction-related expenses and to be used for general corporate purposes. These pro forma and pro forma as adjusted amounts may not be indicative of our actual results. You should not construe this pro forma and pro forma as adjusted information to be indicative of our results of operations or financial position at the time of the spin-off and the merger. This pro forma and pro forma as adjusted information also does not project the results of operations or financial position for any future period or date.

                                        NINE MONTHS ENDED SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                ------------------------------------------------   -----------------------
                                 PRO FORMA                                          PRO FORMA
                                AS ADJUSTED   PRO FORMA                            AS ADJUSTED   PRO FORMA
                                 2000 (1)       2000        2000         1999       1999 (1)       1999
                                -----------   ---------   ---------   ----------   -----------   ---------
                                                                (MILLIONS)
INCOME STATEMENT DATA:
Total revenue.................    20,220.5    $20,220.5   $20,220.5   $ 15,443.3     22,109.7    $22,109.7
                                 ---------    ---------   ---------   ----------    ---------    ---------
Health care costs.............    14,167.8    14,167.8     14,167.8      9,996.8     14,641.0    14,641.0
Current and future benefits...     1,653.0     1,653.0      1,653.0      1,713.5      2,231.0     2,231.0
Operating expenses............     3,566.5     3,566.5      3,577.0      2,694.0      3,903.0     3,903.0
Interest expense..............       141.5        83.5        191.2        167.9        188.8        62.2
Amortization of goodwill and
  other acquired intangible
  assets......................       327.9       327.9        327.9        312.4        420.4       420.4
Reductions of loss on
  discontinued products.......      (146.0)     (146.0)      (146.0)       (77.2)       (77.2)      (77.2)
Severance and facilities
  reserve reductions..........          --          --           --           --           --          --
                                 ---------    ---------   ---------   ----------    ---------    ---------
Total benefits and expenses...    19,710.7    19,652.7     19,770.9     14,807.4     21,307.0    21,180.4
                                 ---------    ---------   ---------   ----------    ---------    ---------
Income from continuing
  operations before income
  taxes.......................       509.8       567.8        449.6        635.9        802.7       929.3
Income taxes..................       226.1       246.4        205.0        287.3        365.7       410.0
                                 ---------    ---------   ---------   ----------    ---------    ---------
Income from continuing
  operations..................   $   283.7    $  321.4    $   244.6   $    348.6    $   437.0    $  519.3
                                 =========    =========   =========   ==========    =========    =========
OTHER DATA:
EBITDA (2)....................   $   978.7    $  978.7    $   968.2   $  1,281.0    $ 1,417.8    $1,417.8
                                 =========    =========   =========   ==========    =========    =========

                                   YEAR ENDED DECEMBER 31,
                                ---------------------------------

                                  1999        1998        1997
                                ---------   ---------   ---------
                                           (MILLIONS)
INCOME STATEMENT DATA:
Total revenue.................  $22,109.7   $16,589.0   $14,674.4
                                ---------   ---------   ---------
Health care costs.............   14,641.0    10,012.9     8,215.5
Current and future benefits...    2,231.0     2,296.0     2,396.1
Operating expenses............    3,917.0     2,918.6     2,723.9
Interest expense..............      232.7       206.2       213.9
Amortization of goodwill and
  other acquired intangible
  assets......................      420.4       381.3       362.9
Reductions of loss on
  discontinued products.......      (77.2)      (68.0)     (172.5)
Severance and facilities
  reserve reductions..........         --          --       (45.0)
                                ---------   ---------   ---------
Total benefits and expenses...   21,364.9    15,747.0    13,694.8
                                ---------   ---------   ---------
Income from continuing
  operations before income
  taxes.......................      744.8       842.0       979.6
Income taxes..................      345.4       391.6       453.9
                                ---------   ---------   ---------
Income from continuing
  operations..................  $   399.4   $   450.4   $   525.7
                                =========   =========   =========
OTHER DATA:
EBITDA (2)....................  $ 1,403.8   $ 1,484.7   $ 1,454.3
                                =========   =========   =========

                                                          AT SEPTEMBER 30,                      AT DECEMBER 31,
                                                 -----------------------------------   ---------------------------------
                                                  PRO FORMA
                                                 AS ADJUSTED   PRO FORMA
                                                  2000 (1)       2000        2000        1999        1998        1997
                                                 -----------   ---------   ---------   ---------   ---------   ---------
                                                                               (MILLIONS)
BALANCE SHEET DATA:
Total assets...................................   $48,274.1    $47,986.2   $51,021.5   $52,421.9   $53,355.2   $53,354.5
                                                  =========    =========   =========   =========   =========   =========
Debt:
Short-term.....................................   $   500.0    $1,480.6    $ 1,653.7   $ 1,725.0   $ 1,370.1   $   163.3
Long-term......................................     1,500.0         1.6      1,794.5     2,093.9     1,593.3     1,892.1
                                                  ---------    ---------   ---------   ---------   ---------   ---------
        Total debt.............................   $ 2,000.0    $1,482.2    $ 3,448.2   $ 3,818.9   $ 2,963.4   $ 2,055.4
                                                  =========    =========   =========   =========   =========   =========
Shareholder's equity...........................   $ 9,950.6    $10,180.5   $11,008.7   $10,703.2   $11,429.5   $11,082.0
                                                  =========    =========   =========   =========   =========   =========

---------------
(1) We have assumed a pro forma as adjusted total debt level of approximately $2.0 billion immediately following the spin-off and the merger. The actual amount of debt outstanding following the consummation of the spin-off and the merger may differ from this projected amount and such difference may be material. We have assumed an annual blended interest rate of approximately 9.45% on the total debt projected to be outstanding; we cannot assure you, however, that our actual interest rate will not be higher or lower than this projected rate. A 1/2% change to the annual blended interest rate would change pre-tax interest expense by about $7.5 million for the nine months ended September 30, 2000 and $10.0 million for the year ended December 31, 1999. Pro forma as adjusted shareholder's equity has been reduced for the after-tax impact of the transaction-related expenses funded by increased borrowing referred to above.

(2) "EBITDA" is defined as income from continuing operations (excluding reductions of loss on discontinued products and severance and facilities reserve reductions) before interest expense, taxes, depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with generally accepted accounting principles, but is presented because we believe it is a generally accepted indicator of a company's ability to incur and service debt. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for dividends, reinvestment or other discretionary uses. In addition, EBITDA as presented in this information statement may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this information statement. Some of the following risks relate principally to our business. Other risks relate principally to the securities markets and ownership of our stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

     If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of New Aetna common stock could decline materially.

                     RISK FACTORS RELATING TO OUR BUSINESS

WE ARE SEEKING TO IMPROVE THE PERFORMANCE OF OUR HEALTH CARE BUSINESS BY IMPLEMENTING A NUMBER OF INITIATIVES; IF THESE INITIATIVES DO NOT ACHIEVE THEIR OBJECTIVES, OUR RESULTS COULD CONTINUE TO BE MATERIALLY ADVERSELY AFFECTED

     Substantially increasing medical costs have caused our financial results in 2000 to decline significantly, and we cannot assure you that these cost increases will not continue or worsen. Due to the disappointing performance of our health care business, we have initiated a comprehensive review of our health care business model. We are in the process of implementing a number of strategic initiatives with the goal of improving the performance of our business. These initiatives include, among other things, strengthening the management team of the business, improving relations with health care providers, exiting certain product markets, addressing rising medical costs and improving the efficiency of our operations. The future performance of our business will depend in large part on our ability to design and implement these strategic initiatives. If these initiatives do not achieve their objectives or result in increased medical costs, our results could continue to be adversely affected. Also, we have recently experienced significant changes in our senior management. See "Business of New Aetna -- Health Care" for more information.

OUR PREMIUMS ARE GENERALLY SET IN ONE-YEAR CONTRACTS AND LARGER THAN EXPECTED INCREASES IN MEDICAL COSTS DURING THE CONTRACT TERM (SUCH AS THOSE EXPERIENCED IN 2000) MAY MATERIALLY IMPACT OUR PROFITABILITY UNDER THESE CONTRACTS; WE HAVE TARGETED PREMIUM INCREASES AND COST SAVINGS IN OUR HEALTH RISK BUSINESS TO IMPROVE PROFITABILITY; HOWEVER, WE CANNOT ASSURE YOU THAT THESE INCREASES AND SAVINGS WILL BE SUFFICIENT TO OFFSET INCREASES IN MEDICAL AND OTHER OPERATING COSTS, OR THAT THEY WILL NOT ADVERSELY AFFECT OUR MEMBERSHIP LEVELS

     We have experienced significantly higher Medicare and commercial HMO medical costs in 2000. We are taking several actions to address this situation. We will exit a significant number of our Medicare service areas, effective December 31, 2000. With respect to our commercial HMO business, we are increasing premiums for business renewing in the fourth quarter of 2000 and beyond. However, premiums in the Health Risk business are generally fixed for one-year periods and, accordingly, cost levels in excess of those reflected in pricing, such as those experienced in 2000, cannot be recovered in the same year through higher premiums. As a result, earnings in the Health Risk business for the remainder of 2000 are expected to be materially adversely affected by medical costs higher than the cost levels reflected in our current pricing. In addition, there can be no assurance that any premium increases we achieve for business renewing in 2001 would be sufficient to offset increased medical costs. These anticipated premium increases may reduce membership, or at least moderate membership growth. If membership declines more than expected or we lose accounts with favorable medical cost experience while retaining accounts with unfavorable medical cost experience, our business and results of operations may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Outlook" for more information.

OUR PRUDENTIAL HEALTH CARE, OR PHC, BUSINESS GENERATED AN OPERATING LOSS FOR THE THIRD QUARTER OF 2000; WE ARE WORKING TO INTEGRATE AND IMPROVE THIS BUSINESS, BUT IF WE ARE UNSUCCESSFUL, OUR RESULTS MAY BE MATERIALLY ADVERSELY AFFECTED

     In connection with our acquisition of the PHC business from Prudential on August 6, 1999, Prudential agreed to indemnify us from certain health insurance risks. This agreement will not cover us after December 31, 2000. Medical loss ratios for the PHC business are higher than for the rest of our health risk business; the effect of these higher ratios is currently offset, in part, by the indemnification agreement with Prudential. We are seeking to improve the medical loss ratios of the PHC business through underwriting and pricing discipline and medical cost management initiatives. If we are unable to make sufficient improvements to the medical loss ratios for the PHC business, our results of operations for periods following termination of the reinsurance arrangement may be materially adversely affected.

     The administrative costs related to the PHC business and the administrative services only, or ASO, business (which we are servicing on behalf of Prudential) are higher than the administrative costs of our other health business and we expect continued significant declines in the membership of the acquired PHC business and the Prudential ASO business. We are seeking to reduce the level of administrative costs related to these businesses. If we are unable to reduce the level of administrative costs on a timely basis to correspond with lower membership levels, our results could be materially adversely affected.

     Excluding the effect of the indemnification agreement, supplemental fees for servicing PHC's ASO business, and considering an allocation of administrative expenses, other than severance, the PHC business generated an operating loss for the third quarter of 2000 of approximately $19 million before related amortization of goodwill and interest expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 -- Health Care -- Outlook" for more information.

     Since the PHC closing, we have been working on integrating that business into our health care business. Factors that can affect the success of our integration of this business include, but are not limited to:

     - integrating management, products, legal entities, networks and information systems on a timely basis,

     - applying managed care expertise and techniques throughout a broader membership base, and

     - eliminating duplicative administrative and customer service functions.

     Due to the timing of the closing of the PHC acquisition, only a limited number of PHC members have been migrated to our products to date. Migration and integration of substantial numbers of PHC members to our products is scheduled to occur effective January 1, 2001 and January 1, 2002. Our ability to profit from the PHC acquisition is dependent upon the successful migration and integration of these members on these dates. If we are unsuccessful in integrating the PHC business, our results of operations may be materially adversely affected.

WE ARE PARTY TO A SUBSTANTIAL AMOUNT OF LITIGATION; THESE CASES AND FUTURE CASES MAY HAVE A MATERIAL ADVERSE EFFECT ON US

     We are party to a number of purported class action lawsuits and other litigation. The majority of these cases relate to the conduct of our health care business and allege various violations of law. Many of these cases seek substantial damages (including punitive damages) and far-ranging changes in our practices. We may also be subject to additional litigation in the future. This litigation could materially adversely affect us, because of the costs of defending these cases, costs of settlement or judgments against us, or because of changes in our operations that could result from this litigation. See "Business of New Aetna -- Legal Proceedings."

WE HOLD RESERVES FOR EXPECTED CLAIMS AND THESE ESTIMATES ARE HIGHLY JUDGMENTAL; IF ACTUAL CLAIMS EXCEED RESERVE ESTIMATES (AS THEY HAVE IN PRIOR PERIODS), OUR RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED

     For the health risk business, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Consistent with industry practice, health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claims experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening of medical cost trend or changes in claim payment patterns from those assumed in estimating health care costs payable would cause these estimates to change, and such changes could be material.

OUR BUSINESS ACTIVITIES ARE HIGHLY REGULATED AND THERE ARE A NUMBER OF CURRENT AND PLANNED INITIATIVES BEING CONSIDERED BY FEDERAL AND STATE GOVERNMENTS; GOVERNMENT REGULATION LIMITS US IN THE CONDUCT OF OUR BUSINESS AND ALSO SUBJECTS US TO ADDITIONAL COSTS IN COMPLYING WITH THE REQUIREMENTS OF GOVERNMENTAL AUTHORITIES; FURTHER REGULATION COULD ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     Our business is subject to extensive regulation by state and federal governmental authorities. For example, there are a number of federal and state requirements restricting operations of health care plans (particularly HMOs). The federal and many state governments have enacted or are actively considering legislative and regulatory changes related to health products. At this time, we are unable to predict the impact of future changes, although we anticipate that some of these measures, if enacted, could adversely affect health operations through:

     - affecting premium rates,

     - reducing our ability to manage medical costs,

     - increasing medical costs and operating expenses,

     - increasing our exposure to lawsuits,

     - regulating levels and permitted lines of business,

     - imposing financial assessments, and

     - regulating business practices.

     Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, we are regularly the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These regulatory reviews could result in changes to or clarifications of our business practices, and could also result in material fines, penalties or other sanctions. Also, our business may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA, or reduce the scope of ERISA pre-emption of state law claims.

     It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or the other increased costs that may be caused by this legislation or regulation, or by court and regulatory decisions.

     Also, the United States Department of Health and Human Services has issued a series of proposed regulations under the Health Insurance Portability and Accountability Act relating to, among other things, standardized transaction formats and the privacy of member health information. These regulations, only some of which have been finalized, and any corresponding state legislation, will affect our administration of health and related benefit plans. We are currently reviewing the potential impact of the proposed regulations on our operations, including our information technology systems. We expect that we will incur additional expenses in connection with, and that our business could otherwise be adversely affected by, these regulations. These expenses and the impact on our business could be material.

     For more information, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Outlook" and "Business of New
Aetna -- Regulation."

WE MAY NEED TO ESTABLISH MATERIAL LIABILITIES RELATED TO OUR STRATEGIC INITIATIVES OR THE EXITING OF SOME OF OUR MEDICARE SERVICE AREAS AND MAY NEED TO WRITE DOWN RELATED ASSETS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS

     We are conducting a comprehensive review of our health care business model and are in the process of implementing a number of strategic initiatives. We are also considering various other initiatives. At the time these initiatives are finally adopted and implemented, we expect to establish liabilities related to these strategic changes and we will evaluate whether any impairment related to our assets has occurred. It is expected that such liabilities and write downs could be material.

     In addition, as described above, we will exit a significant number of our Medicare service areas, effective December 31, 2000. Our results for the fourth quarter of 2000 will reflect a charge of approximately $270 million for the write-off of goodwill separately identifiable with such Medicare service areas. We also expect to establish liabilities related to this exit, including employee termination benefits and related costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- Exiting Medicare Markets" for more information.

IN CONNECTION WITH THE SPIN-OFF AND THE MERGER, WE HAVE AGREED TO BE LIABLE FOR, AND TO INDEMNIFY ING FOR, CERTAIN AETNA LIABILITIES, INCLUDING LIABILITIES NOT RELATED TO OUR HEALTH CARE BUSINESS

     In connection with the spin-off and the merger, we generally will assume all liabilities related to Aetna's health care and large case pensions businesses. In addition, we generally will be responsible for Aetna's liabilities other than those arising out of Aetna's financial services or international businesses. These liabilities generally include the post-retirement pension and other benefits payable to all former Aetna employees, liabilities arising out of significant litigation to which Aetna is a party, all liabilities arising out of certain divestiture transactions consummated by Aetna before the spin-off and tax liabilities relating to, or resulting from the treatment of, the spin-off. We have agreed to indemnify ING for all of these liabilities. Although management believes that it has established reserves and/or obtained insurance sufficient to cover such liabilities as we consider appropriate, we cannot assure you that these liabilities will not be materially in excess of these reserves and insurance. In that case, these liabilities may be materially adverse to our business and results of operations.

OUR BUSINESS IS SUBJECT TO A VARIETY OF OTHER RISKS

     In addition to the risks described above, our business is subject to a number of other risks, including, but not limited to, those described below:

     Adverse publicity regarding managed care can hurt our sales. Adverse publicity of the kind currently occurring regarding managed care may negatively influence members' or employers' decisions to select managed care plans generally or our health plans specifically. This may cause membership to decline, which could materially adversely affect our business or results of operations.

     Government payors can determine premiums. Although we are withdrawing from certain Medicare markets, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- Exiting Medicare Markets," we will still have operations in a number of Medicare markets. In government-funded health programs such as Medicare and Medicaid, the government payor determines the premium levels. If the government payor reduces the premium levels or increases premiums by less than our cost increases and we cannot offset these with supplemental premiums and changes in benefit plans, then we could be materially adversely affected. In addition, premiums for certain federal government employee groups are subject to retroactive adjustments by the federal government. These adjustments could materially adversely affect us.

     Changes in accreditation of our health plans could affect our competitiveness. Accreditation by independent quality accrediting agencies, such as the National Committee for Quality Assurance, is an important competitive factor for certain of our HMO plans. If our plans were to lose or be denied accreditation, it could adversely affect customer selection of our health products, and, in some jurisdictions, could affect our licensure status.

     Success of our Internet initiatives depends on developing and implementing new and enhanced systems and processes. Development and implementation of our Internet initiatives will require significant investments over the next several years. In addition, we may not achieve the new product development, increases in sales and reductions in expenses that we expect from these initiatives unless we are able to efficiently and cost effectively develop and implement new and enhanced information systems and redesigned business processes.

     Decreases in ratings could adversely impact our business. Certain of our businesses would experience some run off of existing business or have the level of new business negatively impacted if the major ratings agencies do not give a financial strength rating at the relevant subsidiary in the "A" rating category.

     Significant changes in financial markets could affect our earnings. Significant changes in financial markets could impact the level of assets under management and administration in our Large Case Pensions business and, in turn, our level of asset-based fees in that business. For example, significant increases in interest rates or decreases in equity markets would directly affect the level of assets under management and administration and, in addition, may increase the level of withdrawals and decrease the level of deposits by customers. Customers under those circumstances may seek to diversify among asset managers or seek investment alternatives that we do not offer. Significant declines in the value of investments also may affect our ability to pass through investment losses to certain experience-rated customers, whether due to triggering minimum guarantees or other business reasons.

 RISK FACTORS RELATING TO SECURITIES MARKETS AND OWNERSHIP OF NEW AETNA COMMON
                                     STOCK

AFTER THE SPIN-OFF, THERE WILL BE OUTSTANDING A LARGE NUMBER OF EMPLOYEE OPTIONS TO PURCHASE SHARES OF NEW AETNA COMMON STOCK; THE EXISTENCE OF THESE OPTIONS COULD ADVERSELY AFFECT THE PRICE OF NEW AETNA COMMON STOCK.

     Aetna had approximately 19.2 million employee stock options outstanding at October 31, 2000 with exercise prices ranging from $14.83 to $112.63 per share. At November 29, 2000, the closing price per share of Aetna common stock on the NYSE was $67 1/8. These stock options will generally become immediately vested upon the consummation of the spin-off and the merger. Approximately 15.9 million of these stock options will be converted into options of New Aetna with adjustments made to both the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options; provided that the number of New Aetna options issued following the conversion will not cover more than 45 million shares of New Aetna common stock. The number of New Aetna options issued upon this conversion, the exercise prices of those New Aetna options, and the resultant initial dilution to earnings per share of New Aetna depends, among other things, on the initial price of New Aetna common stock. For example, at an initial New Aetna stock price of $25 per share, there would be approximately 38.1 million New Aetna stock options outstanding with exercise prices ranging from $6.18 to $46.93. As a result, in this example, fully diluted earnings per share (calculated using the treasury stock method of accounting under which all in-the-money stock options are assumed to be exercised and all proceeds from those exercises are assumed to be used to purchase New Aetna common stock in the open market) would initially be below basic earnings per share by approximately 2.1%. Although a significant number of these options are expected to be out-of-the-money at the time of the spin-off, if New Aetna's stock price increases after the spin-off and the merger are consummated, the dilution from these options will increase as more of these options become in-the-money. This example is for illustrative purposes only and is not intended to be a projection of the price at which New Aetna common stock will trade. As noted, New Aetna will take steps to ensure that the number of New Aetna options issued following the conversion of outstanding Aetna options will not cover more than 45 million shares of New Aetna common stock. However, we may issue additional stock options in the future. We expect to use the net proceeds from option exercises to repurchase shares in the open market to seek to mitigate dilution. See "Relationship Among Aetna, New Aetna and ING -- Employee Benefits Agreement" and "Management" for more information.

NEITHER OUR HISTORICAL FINANCIAL INFORMATION NOR OUR PRO FORMA FINANCIAL INFORMATION MAY BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY

     The financial information included in this information statement may not be representative of our results of operations, financial position and cash flows had we operated as a separate, stand-alone entity during the periods presented or of our results of operations, financial position and cash flows in the future. We cannot assure you that the adjustments, allocations and estimates we have made in preparing our historical and pro forma condensed consolidated financial statements appropriately reflect our operations during those periods as if we had in fact operated as a stand-alone entity or what the actual effect of our spin-off from Aetna will be.

NEW AETNA'S STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPIN-OFF; SHAREHOLDERS WHO BUY OR SELL NEW AETNA COMMON STOCK MAY LOSE ALL OR PART OF THE VALUE OF THEIR NEW AETNA COMMON STOCK, DEPENDING ON THE PRICE OF NEW AETNA COMMON STOCK FROM TIME TO TIME

     There has been no public market for New Aetna common stock. The New Aetna common stock has been approved for trading, subject to official notice of issuance, on the New York Stock Exchange under the symbol "AET".

     After the spin-off, trading prices for New Aetna common stock will be established by the public markets -- we have not established a price for New Aetna common stock. An active trading market may not develop or be sustained in the future.

     We cannot predict the prices at which our common stock may trade after the spin-off. The market price of New Aetna common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     - the inclusion or non-inclusion of New Aetna common stock in various indices, including the S&P 500 Index (as of September 30, 2000, we estimate that approximately 10% of Aetna common stock was held by S&P 500 Index investors, who purchased Aetna common stock solely because of its inclusion in that index);

     - actual or anticipated fluctuations in our operating results;

     - changes in earnings estimated by securities analysts or our ability to meet those estimates;

     - the operating and stock price performance of other comparable companies;

     - overall market fluctuations;

     - developments in the health care industry; and

     - general economic conditions.

     In particular, the realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on the market price of New Aetna common stock. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of New Aetna common stock, regardless of our actual performance.

PROVISIONS IN OUR CHARTER DOCUMENTS AND OUR RIGHTS PLAN AND OF PENNSYLVANIA LAW MAY DELAY OR PREVENT AN UNSOLICITED TAKEOVER EFFORT TO ACQUIRE US, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES OF NEW AETNA COMMON STOCK

     Provisions of our articles of incorporation, bylaws and rights plan and of Pennsylvania law may delay or prevent an unsolicited takeover effort to acquire us on terms that holders of New Aetna common stock may consider to be favorable. For more detail on these provisions, see "Description of New Aetna Capital
Stock -- Certain Antitakeover Provisions."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this information statement, including in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from the spin-off and the merger, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should" or the negative of these terms or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this information statement.

     The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at this time.

                                  THE SPIN-OFF

GENERAL

     Aetna is expected to effect the spin-off in mid-December 2000 by distributing on a pro rata basis all the shares of New Aetna common stock to holders of record of Aetna common stock at the close of business on the record date. The record date and the distribution date for the spin-off will be the same date; that date will also be the closing date for the merger. We will issue a press release announcing the record date/spin-off date, at least 7 days in advance of such date. The number of shares of New Aetna common stock initially outstanding will be equal to the number of shares of Aetna common stock outstanding at the time of the spin-off. As of November 24, 2000, there were 141,483,865 shares of Aetna common stock outstanding. The exact number of shares of Aetna common stock outstanding at the time of the spin-off will depend on option exercises prior to the spin-off. The shares of New Aetna common stock will be validly issued, fully paid and nonassessable, and the holders of these shares will not be entitled to preemptive rights. See "Description of New Aetna Capital Stock." Each record holder of Aetna common stock will receive one share of New Aetna common stock for each share of Aetna common stock held at the close of business on the record date. Aetna shareholders holding fractional shares through the DirectSERVICE Investment Program will receive an equal number of fractional shares of New Aetna common stock in the spin-off.

     Concurrently with the spin-off, New Aetna will be renamed "Aetna Inc."

     Since New Aetna common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system, no certificates representing your shares of New Aetna will be mailed to you in the ordinary course. Your book-entry shares will be held with the New Aetna transfer agent and registrar, EquiServe Trust Company, N.A., which serves as the official record keeper for New Aetna common stock. Under the direct registration system, instead of receiving stock certificates, you will receive an account statement reflecting your ownership interest in shares of New Aetna common stock. If at any time you want to receive a physical certificate evidencing your shares of New Aetna common stock, you may do so by contacting the New Aetna transfer agent and registrar.

     For those holders of Aetna common stock who hold their shares through a broker, bank or other nominee, EquiServe Trust Company, N.A. will credit the shares of New Aetna common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with their proportionate number of the shares of New Aetna common stock. We and Aetna anticipate that brokers, banks and other nominees will generally credit their customers' accounts with New Aetna common stock on or shortly after the distribution date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO AETNA SHAREHOLDERS OF THE SPIN-OFF AND THE MERGER

     In the opinion of Davis Polk & Wardwell, the following discussion summarizes the material United States federal income tax consequences to Aetna shareholders of the spin-off and the merger. This discussion is based on the law as currently in effect. This discussion does not address all of the tax consequences that may be relevant to an Aetna shareholder in light of its particular circumstances or to Aetna shareholders subject to special rules, such as financial institutions, broker-dealers, tax-exempt organizations, shareholders that hold their shares of Aetna common stock as part of a straddle or a hedging or conversion transaction and shareholders who acquired their shares of Aetna common stock through the exercise of an employee stock option or otherwise as compensation.

     Aetna shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the spin-off and the merger, including the effect of United States state and local tax laws or foreign tax laws.

     A United States holder refers to:

     - a citizen or resident of the United States,

     - a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States, or

     - an estate or trust, the income of which is includible in gross income for federal income tax purposes regardless of its source.

     A non-United States holder refers to an Aetna shareholder that is not a United States holder.

  UNITED STATES HOLDERS

     The receipt by a United States holder of cash and shares of New Aetna common stock will be a taxable transaction for United States federal income tax purposes. An Aetna shareholder that is a United States holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value, on the date of the spin-off and the merger, of the shares of New Aetna common stock received by the Aetna shareholder, and (ii) the Aetna shareholder's tax basis in the shares of Aetna common stock surrendered. That gain or loss will be a capital gain or loss if the shares of Aetna common stock are held as a capital asset by the Aetna shareholder, and will be long-term capital gain or loss if the shares of Aetna common stock have been held for more than one year.

     An Aetna shareholder that is a United States holder may be subject to backup withholding at a rate of 31% unless, at the time it surrenders shares of Aetna common stock, it provides its taxpayer identification number and certifies that the number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption is demonstrated to apply. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the United States holder, provided appropriate information is forwarded to the IRS.

  NON-UNITED STATES HOLDERS

     An Aetna shareholder that is a non-United States holder will not be subject to United States federal income tax on any gain realized on the receipt of cash and shares of New Aetna common stock unless:

     - the gain is effectively connected with a trade or business in the United States of that non-United States holder,

     - that non-United States holder is a non-resident alien individual who holds the shares of Aetna common stock as a capital asset and who is present in the United States for 183 or more days during the calendar year in which the transaction is completed, and certain other conditions are met, or

     - that non-United States holder is subject to tax under the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), on the taxation of United States expatriates.

     Information reporting and backup withholding imposed at a rate of 31% may apply under specified circumstances unless, at the time the non-United States holder surrenders shares of Aetna common stock, it certifies as to its foreign status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be refunded or credited against the federal income tax liability of the non-United States holder, provided appropriate information is forwarded to the IRS.

     For a description of the agreement under which we and Aetna have provided for tax sharing and other tax matters, see "Relationship Among Aetna, New Aetna and ING -- Tax Sharing Agreement."

                          CAPITALIZATION OF NEW AETNA

     The following table sets forth the consolidated debt and capitalization of New Aetna at September 30, 2000 (1) on a historical basis, (2) on a pro forma basis to give effect to the spin-off and the merger and (3) on a pro forma as adjusted basis to reflect the projected issuance of short- and long-term debt to refinance all of the short-term debt expected to be outstanding at the time of the spin-off and to fund transaction-related expenses and to be used for general corporate purposes. You should read this table in conjunction with the information located under the heading "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the consolidated condensed financial statements of New Aetna and related notes, included elsewhere in this information statement. These pro forma and pro forma as adjusted amounts may not be indicative of our actual results. You should not construe this pro forma and pro forma as adjusted information to be indicative of our results of operations or financial position at the time of the spin-off and the merger. This pro forma and pro forma as adjusted information also does not project the results of operations or financial position for any future period or date.

                                                                    AT SEPTEMBER 30, 2000
                                                           ----------------------------------------
                                                                                       PRO FORMA
                                                           HISTORICAL   PRO FORMA   AS ADJUSTED (1)
                                                           ----------   ---------   ---------------
                                                                          (MILLIONS)
Short-term debt..........................................  $ 1,653.7    $ 1,480.6   $         500.0
                                                           =========    =========   ===============
Long-term debt...........................................  $ 1,794.5    $     1.6   $       1,500.0
                                                           ---------    ---------   ---------------
Shareholder's equity:
  Common stock and additional paid-in capital............    3,735.2      3,862.2           3,862.2
  Retained earnings......................................    7,685.9      6,305.6           6,075.7
  Accumulated other comprehensive income (loss)..........     (412.4)        12.7              12.7
                                                           ---------    ---------   ---------------
          Total shareholder's equity.....................   11,008.7     10,180.5           9,950.6
                                                           ---------    ---------   ---------------
          Total capitalization...........................  $12,803.2    $10,182.1   $      11,450.6
                                                           =========    =========   ===============

---------------
(1) We have assumed a pro forma as adjusted total debt level of approximately $2.0 billion immediately following the spin-off and the merger. The actual amount of debt outstanding following the consummation of the spin-off and the merger may differ from this projected amount and such difference may be material. We have assumed an annual blended interest rate of approximately 9.45% on the total debt projected to be outstanding; we cannot assure you, however, that our actual interest rate will not be higher or lower than this projected rate. A 1/2% change to the annual blended interest rate would change pre-tax interest expense by about $7.5 million for the nine months ended September 30, 2000 and $10.0 million for the year ended December 31, 1999. Pro forma as adjusted shareholder's equity has been reduced for the after-tax impact of the transaction-related expenses funded by increased borrowing referred to above.

                                DIVIDEND POLICY

     Our board of directors currently intends that we use excess cash flow to repurchase shares or pay down debt, and, as a result, we currently expect that initially New Aetna will pay a minimal quarterly dividend. The actual dividend rate for New Aetna common stock will be determined at a later date. The first dividend is expected to be paid in the first quarter of 2001. Our board will be free to change our dividend practices at any time. The board will base its decisions on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments by our subsidiaries, practices of peer companies and any other factors the board may consider to be relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data have been prepared using the historical basis in the assets and liabilities and historical results of operations of the businesses that will comprise New Aetna for and as of the end of each respective period. The historical consolidated statement of income data set forth below do not reflect many significant changes that will occur in the operations and capitalization of our company as a result of the spin-off and the merger. Before the spin-off, we operated as part of Aetna. Because the data reflect periods during which we did not operate as an independent company, the data may not reflect the results of operations or the financial condition which would have resulted if we had operated as a separate, independent company during the periods shown. In addition, the data may not necessarily be indicative of our future results of operations or financial position.

     The selected consolidated financial data should be read in conjunction with, and are qualified by reference to, "Summary," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this information statement. The consolidated statement of income data for each of the years in the three-year period ended December 31, 1999, and the consolidated balance sheet data as of December 31, 1999 and 1998, are derived from the audited consolidated financial statements included elsewhere in this information statement, and should be read in conjunction with those consolidated financial statements and the accompanying notes. The consolidated statement of income data for the years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1997, 1996 and 1995 are derived from, and qualified by reference to, audited consolidated financial statements which are not included in this information statement. The consolidated statement of income data for the nine months ended September 30, 2000 and 1999, and the consolidated balance sheet data as of September 30, 2000, are derived from the unaudited consolidated financial statements included elsewhere in this information statement and should be read in conjunction with those consolidated financial statements and the accompanying condensed notes, which, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during those periods and as of those dates. Results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the year ended December 31, 2000.

     The financial information presented below may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future.

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                              ---------------------   ---------------------------------------------------------
                                2000        1999        1999        1998        1997      1996 (2)      1995
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                 (MILLIONS)
INCOME STATEMENT DATA:
Total revenue...............  $20,220.5   $15,443.3   $22,109.7   $16,589.0   $14,674.4   $11,820.8   $ 9,888.8
                              =========   =========   =========   =========   =========   =========   =========
Income (loss) from
  continuing operations
  (1).......................  $   244.6   $   348.6   $   399.4   $   450.4   $   525.7   $   (44.7)  $   225.3
                              =========   =========   =========   =========   =========   =========   =========
BALANCE SHEET DATA:
Total assets................  $51,021.5   $53,152.4   $52,421.9   $53,355.2   $53,354.5   $54,795.4   $52,430.5
                              =========   =========   =========   =========   =========   =========   =========
Debt:
  Short-term................  $ 1,653.7   $ 1,471.1   $ 1,725.0   $ 1,370.1   $   163.3   $   244.2   $   266.8
  Long-term.................    1,794.5     2,093.7     2,093.9     1,593.3     1,892.1     1,991.1       794.6
                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
          Total debt........  $ 3,448.2   $ 3,564.8   $ 3,818.9   $ 2,963.4   $ 2,055.4   $ 2,235.3   $ 1,061.4
                              =========   =========   =========   =========   =========   =========   =========
Shareholder's equity........  $11,008.7   $11,345.0   $10,703.2   $11,429.5   $11,082.0   $10,901.6   $ 7,272.8
                              =========   =========   =========   =========   =========   =========   =========

---------------
(1) Income (loss) from continuing operations includes an after-tax benefit from the reduction of loss on discontinued products as follows: nine months ended September 30, 2000 and 1999 ($94.9 million and $50.2 million, respectively); year ended December 31, 1999, 1998, 1997, 1996 ($50.2 million, $44.2 million, $108.4 million, $131.5 million, respectively). Also included is a severance and facilities reserve reduction for the year ended December 31, 1997 ($29.3 million).

(2) Loss from continuing operations for the year ended December 31, 1996 includes an after-tax severance and facilities charge of $530.2 million.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated statements of income of New Aetna for the nine months ended September 30, 2000 and September 30, 1999 and the twelve months ended December 31, 1999 present results for New Aetna as if each of the following events (as contemplated by the merger agreement with ING (the "Agreement")) had occurred as of January 1, 1999. The accompanying unaudited pro forma condensed consolidated balance sheet for New Aetna as of September 30, 2000 gives effect to the following events as if they occurred on September 30, 2000.

     - The sale of Aetna's financial services and international businesses (discontinued operations) to ING as set forth in the Agreement;

     - The retention of certain long-term debt by Aetna upon the sale of Aetna to ING;

     - Adjustments for the transfer of certain assets and liabilities as set forth in the Agreement; and

     - The retention of the master lease agreement related to the CityPlace office facility (Hartford, Connecticut) by Aetna upon the sale of Aetna to ING.

     Management believes that the assumptions used provide a reasonable basis on which to present the pro forma condensed consolidated financial statements. New Aetna is providing the unaudited pro forma condensed consolidated financial statements to you for informational purposes only. You should not construe them to be indicative of New Aetna's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma condensed consolidated financial statements also do not project the results of operations or financial position for any future period or date.

     Except as indicated in the notes thereto, the pro forma condensed consolidated financial statements do not reflect any severance, nonrecurring or unusual charges that may be incurred as a result of the Agreement. New Aetna expects that it will incur certain one-time costs associated with the Agreement and transactions contemplated by the Agreement directly related to the consummation of the spin-off and the merger. These costs are currently estimated to be approximately $200 million to $250 million after tax. See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income and Balance Sheet.

     These unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited historical financial statements and the related notes included elsewhere in this information statement.

                                   NEW AETNA

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................  $16,326.8       $         --      $   16,326.8
  Other premiums..................................    1,138.6                 --           1,138.6
  Administrative services only fees...............    1,457.3                 --           1,457.3
  Net investment income...........................    1,241.0                 --           1,241.0
  Other income....................................       65.9                 --              65.9
  Net realized capital losses.....................       (9.1)                --              (9.1)
                                                    ---------       ------------      ------------
Total revenue.....................................   20,220.5                 --          20,220.5
                                                    ---------       ------------      ------------
Benefits and expenses:
  Health care costs...............................   14,167.8                 --          14,167.8
  Current and future benefits.....................    1,653.0                 --           1,653.0
  Operating expenses:
     Salaries and related benefits................    1,741.6                 --           1,741.6
     Other........................................    1,835.4              (10.5)(a)       1,824.9
  Interest expense................................      191.2             (107.7)(b)          83.5
  Amortization of goodwill and other acquired
     intangible assets............................      327.9                 --             327.9
  Reduction of loss on discontinued products......     (146.0)                --            (146.0)
                                                    ---------       ------------      ------------
Total benefits and expenses.......................   19,770.9             (118.2)         19,652.7
                                                    ---------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      449.6              118.2             567.8
Income taxes......................................      205.0               41.4(c)          246.4
                                                    ---------       ------------      ------------
Income from continuing operations.................  $   244.6       $       76.8      $      321.4
                                                    =========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       2.28(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       2.25(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     142,764,219(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                                   NEW AETNA
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................  $11,756.2       $         --      $   11,756.2
  Other premiums..................................    1,131.5                 --           1,131.5
  Administrative services only fees...............    1,176.7                 --           1,176.7
  Net investment income...........................    1,203.1                 --           1,203.1
  Other income....................................       96.3                 --              96.3
  Net realized capital gains......................       79.5                 --              79.5
                                                    ---------       ------------      ------------
Total revenue.....................................   15,443.3                 --          15,443.3
                                                    ---------       ------------      ------------
Benefits and expenses:
  Health care costs...............................    9,996.8                 --           9,996.8
  Current and future benefits.....................    1,713.5                 --           1,713.5
  Operating expenses:
     Salaries and related benefits................    1,282.0                 --           1,282.0
     Other........................................    1,412.0              (11.4)(a)       1,400.6
  Interest expense................................      167.9             (127.7)(b)          40.2
  Amortization of goodwill and other acquired
     intangible assets............................      312.4                 --             312.4
  Reduction of loss on discontinued products......      (77.2)                --             (77.2)
                                                    ---------       ------------      ------------
Total benefits and expenses.......................   14,807.4             (139.1)         14,668.3
                                                    ---------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      635.9              139.1             775.0
Income taxes......................................      287.3               48.7(c)          336.0
                                                    ---------       ------------      ------------
Income from continuing operations.................  $   348.6       $       90.4      $      439.0
                                                    =========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       2.85(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       2.82(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     144,745,852(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                                   NEW AETNA
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                    NEW AETNA       SALE RELATED       NEW AETNA
                                                    HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                    ----------      ------------      ------------
                                                     (MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
Revenue:
  Health care premiums............................  $17,145.7       $         --      $   17,145.7
  Other premiums..................................    1,495.8                 --           1,495.8
  Administrative services only fees...............    1,674.5                 --           1,674.5
  Net investment income...........................    1,601.8                 --           1,601.8
  Other income....................................      129.4                 --             129.4
  Net realized capital gains......................       62.5                 --              62.5
                                                    ---------       ------------      ------------
Total revenue.....................................   22,109.7                 --          22,109.7
                                                    ---------       ------------      ------------
Benefits and expenses:
  Health care costs...............................   14,641.0                 --          14,641.0
  Current and future benefits.....................    2,231.0                 --           2,231.0
  Operating expenses:
     Salaries and related benefits................    1,866.2                 --           1,866.2
     Other........................................    2,050.8              (14.0)(a)       2,036.8
  Interest expense................................      232.7             (170.5)(b)          62.2
  Amortization of goodwill and other acquired
     intangible assets............................      420.4                 --             420.4
  Reduction of loss on discontinued products......      (77.2)                --             (77.2)
                                                    ---------       ------------      ------------
Total benefits and expenses.......................   21,364.9             (184.5)         21,180.4
                                                    ---------       ------------      ------------
Income from continuing operations before income
  taxes...........................................      744.8              184.5             929.3
Income taxes......................................      345.4               64.6(c)          410.0
                                                    ---------       ------------      ------------
Income from continuing operations.................  $   399.4       $      119.9      $      519.3
                                                    =========       ============      ============
Basic income per share from continuing
  operations......................................                                    $       3.39(d)
                                                                                      ============
Diluted income per share from continuing
  operations......................................                                    $       3.36(d)
                                                                                      ============
Adjusted weighted average number of shares of
  common stock outstanding -- diluted.............                                     145,328,519(d)
                                                                                      ============

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1. The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated statements of income, corresponding to the letter notations in those statements:

  a. A decrease in operating expenses to exclude expenses related to the master lease agreement on the CityPlace office facility which is being retained by Aetna upon the sale of Aetna to ING;

  b. A reduction of interest expense related to long-term debt outstanding for the period, given the retention of certain long-term debt by Aetna upon the sale of Aetna to ING; and

  c. The recognition of income tax impacts on the pro forma adjustments at the U.S. statutory rate of 35%.

  d. Pro forma net income per share is based on pro forma income (less Aetna preferred stock dividends for the 1999 periods) and an assumed weighted average number of shares outstanding as a result of the Agreement, including the spin-off. The number of weighted average shares outstanding is as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,          YEAR ENDED
                                                          -------------------------   DECEMBER 31,
                                                             2000          1999           1999
                                                          -----------   -----------   ------------
      Weighted average common shares -- basic (1).......  141,150,636   143,582,163   144,118,961
                                                          ===========   ===========   ===========
      Weighted average common shares -- diluted (2).....  142,764,219   144,745,852   145,328,519
                                                          ===========   ===========   ===========

---------------
     (1) Based on one share of New Aetna common stock issued for each share of Aetna common stock.

     (2) Excludes adjustments related to the settlement or rollover of stock options and common stock equivalents for incentive units, as they would not have materially affected weighted average shares outstanding in any period.

2. The unaudited pro forma condensed consolidated statements of income do not give effect to:

  - Any one-time costs to be incurred to complete the Agreement. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to: payments for certain compensation-related arrangements; costs for outside financial and legal advisers; income taxes related to legal entity realignment pursuant to the Agreement; costs for insurance related to New Aetna's indemnification of certain Aetna liabilities; payments for the settlement of certain Aetna employee stock options held by individuals who will become employees of ING; and various other expenses related to the change in control of Aetna.

  - Any severance costs to be incurred as a result of the Agreement. Such amounts are not currently estimable.

  - Any other nonrecurring or unusual charges that may be incurred subsequently, as a result of the merger or otherwise. Such amounts are not currently estimable. See "Risk Factors" for more information.

  - Any reduction in operating expenses related to corporate overhead that may be reduced in the future as a result of the spin-off and the merger and related charges.

  - Any adjustments to interest expense to reflect that, subsequent to the spin-off and the merger, New Aetna is expected to have a capital structure different from the capital structure shown in the unaudited pro forma condensed consolidated balance sheet and accordingly, interest expense reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company. Subsequent to the spin-off, it is anticipated that indebtedness will increase. See "Summary" for more information.

       NEW AETNA UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                                 SALE
                                                    NEW AETNA    LESS: SOLD     RELATED             NEW AETNA
                                                    HISTORICAL   BUSINESSES   ADJUSTMENTS           PRO FORMA
                                                    ----------   ----------   -----------           ---------
                                                                           (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 1,573.2    $      --     $    (7.7)(a)        $ 1,565.5
  Investment securities...........................   14,624.1           --            --             14,624.1
  Other investments...............................      130.5           --            --                130.5
  Premiums receivable, net........................      941.6           --            --                941.6
  Other receivables, net..........................    1,330.9           --            --              1,330.9
  Accrued investment income.......................      264.5           --            --                264.5
  Investments under securities loan agreement.....      494.7           --            --                494.7
  Deferred income taxes...........................       54.7           --           7.6(a)(d)           62.3
  Other assets....................................      279.6           --            --                279.6
                                                    ---------    ---------     ---------            ---------
Total current assets..............................   19,693.8           --           (.1)            19,693.7
                                                    ---------    ---------     ---------            ---------
Long-term investments.............................    1,269.0           --            --              1,269.0
Mortgage loans....................................    2,053.5           --            --              2,053.5
Investment real estate............................      315.8           --            --                315.8
Reinsurance recoverables..........................      812.7           --            --                812.7
Goodwill and other acquired intangible assets,
  net.............................................    8,099.8           --            --              8,099.8
Property and equipment, net.......................      434.6           --            --                434.6
Deferred income taxes.............................      263.4           --            --                263.4
Other assets......................................      176.1           --         (19.3)(a)            156.8
Separate accounts assets..........................   14,886.9           --            --             14,886.9
Net assets of discontinued operations.............    3,015.9     (3,015.9)           --                   --
                                                    ---------    ---------     ---------            ---------
Total assets......................................  $51,021.5    $(3,015.9)    $   (19.4)           $47,986.2
                                                    =========    =========     =========            =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Health care costs payable.......................    3,196.9    $      --     $      --              3,196.9
  Future policy benefits..........................      972.6           --            --                972.6
  Unpaid claims...................................      481.4           --            --                481.4
  Unearned premiums...............................      202.1           --            --                202.1
  Policyholders' funds............................    1,035.8           --            --              1,035.8
  Payable under securities loan agreement.........      494.7           --            --                494.7
  Short-term debt.................................    1,653.7           --        (173.1)(b)          1,480.6
  Income taxes payable............................      256.9           --            --                256.9
  Accrued expenses and other liabilities..........    2,062.5           --            --              2,062.5
                                                    ---------    ---------     ---------            ---------
Total current liabilities.........................   10,356.6           --        (173.1)            10,183.5
                                                    ---------    ---------     ---------            ---------
Future policy benefits............................    8,126.2           --            --              8,126.2
Unpaid claims.....................................    1,239.5           --            --              1,239.5
Policyholders' funds..............................    2,827.5           --            --              2,827.5
Long-term debt....................................    1,794.5           --      (1,792.9)(b)              1.6
Other liabilities.................................      781.6           --        (241.1)(a)(c)(d)      540.5
Separate accounts liabilities.....................   14,886.9           --            --             14,886.9
                                                    ---------    ---------     ---------            ---------
Total liabilities.................................  $40,012.8    $      --     $(2,207.1)           $37,805.7
                                                    ---------    ---------     ---------            ---------
Shareholder's equity:
  Common stock and additional paid-in capital.....    3,735.2     (2,060.7)      2,187.7(e)           3,862.2
  Accumulated other comprehensive income (loss)...     (412.4)       425.1            --                 12.7
  Retained earnings...............................    7,685.9     (1,380.3)           --              6,305.6
                                                    ---------    ---------     ---------            ---------
Total shareholder's equity........................   11,008.7     (3,015.9)      2,187.7             10,180.5
                                                    ---------    ---------     ---------            ---------
Total liabilities and shareholder's equity........  $51,021.5    $(3,015.9)    $   (19.4)           $47,986.2
                                                    =========    =========     =========            =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1. The following is a summary of the adjustments reflected in the unaudited pro forma condensed consolidated balance sheet, corresponding to the letter notations in that balance sheet, to give effect to:

  a. Adjustment for certain assets and liabilities pursuant to the Agreement as follows:

     - Decrease cash and cash equivalents by $7.7 million for funding of certain employee benefit related plans;

     - Decrease deferred income taxes by $10.2 million related to liabilities to be retained by Aetna upon the sale of Aetna to ING;

     - Decrease other liabilities by $37.0 million for liabilities to be retained by Aetna upon the sale of Aetna to ING (primarily accrued interest payable on long-term debt); and

     - Decrease other assets by $19.3 million for deferred debt issuance costs related to the long-term debt to be retained by Aetna upon the sale of Aetna to ING.

  b. A decrease in long-term debt, given the retention of certain long-term debt by Aetna upon the sale of Aetna to ING, and a decrease in short-term debt, to reflect the amount of such debt to be retained by New Aetna;

  c. A decrease in other liabilities of $254.9 million related to the master lease agreement on the CityPlace office facility which is being retained by Aetna upon the sale of Aetna to ING;

  d. An increase in other liabilities by $50.8 million (and a related deferred tax asset of $17.8 million) relating to postretirement employee benefit liabilities retained by New Aetna pursuant to the Agreement; and

  e. Corresponding adjustments to the net equity of New Aetna.

2. The unaudited pro forma condensed consolidated balance sheet does not give effect to liabilities that may result due to:

  - Any one-time costs to be incurred to complete the Agreement. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to: payments for certain compensation-related arrangements; costs for outside financial and legal advisers; income taxes related to legal entity realignment pursuant to the Agreement; costs for insurance related to New Aetna's indemnification of certain Aetna liabilities; payments for the settlement of certain Aetna employee stock options held by individuals who will become employees of ING; and various other expenses related to the change in control of Aetna.

  - Any severance costs to be incurred as a result of the Agreement. Such amounts are not currently estimable.

  - Any other nonrecurring or unusual charges that may be incurred subsequently, as a result of the merger or otherwise. Such amounts are not currently estimable. See "Risk Factors" for more information.

  - Any adjustments to debt outstanding to reflect that, subsequent to the spin-off and the merger, New Aetna is expected to have a capital structure different from the capital structure shown in the unaudited pro forma condensed consolidated balance sheet and accordingly, interest expense reflected in the unaudited pro forma condensed consolidated statements of income is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company. As a result of the spin-off, it is anticipated that indebtedness will increase. See "Summary" for more information.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This section should be read in conjunction with the consolidated financial statements and other data presented herein, as well as the section entitled "Risk Factors."

OVERVIEW

     The consolidated financial information presented herein includes the accounts of Aetna U.S. Healthcare Inc. and the other operations that will comprise New Aetna. New Aetna is currently a wholly-owned subsidiary of Aetna.

     On July 20, 2000, Aetna announced that it had reached a definitive agreement to sell its financial services and international businesses to ING and, in an integrated transaction, that it planned to spin-off New Aetna, a standalone health company comprised of the Health Care (including the group life and disability insurance products) and the Large Case Pensions businesses, to its shareholders. This transaction was approved by shareholders at the November 30, 2000 shareholders meeting and is expected to close in mid-December 2000.

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. Refer to
Note 11 of Condensed Notes to Interim Consolidated Financial Statements and Note 17 of Notes to Consolidated Financial Statements for further discussion of discontinued operations.

     New Aetna and ING have entered into a number of agreements in connection with the spin-off. These agreements effect the spin-off and the merger and also provide a framework for the ongoing relationship with ING, including some transitional arrangements. See "Relationship Among Aetna, New Aetna and ING."

     Health Care provides a full spectrum of health and dental products (managed care and indemnity) and group insurance products (life, disability and long-term care) in the United States on both an insured and an employer-funded basis. Under insured plans, New Aetna assumes all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor, and not New Aetna, assumes all or a majority of these risks. Health Care consists of (i) Health Risk and PHC and
(ii) Group Insurance and Other Health. New Aetna acquired the Prudential health care business on August 6, 1999. Refer to "-- Acquisitions and Dispositions" for further information on this acquisition. Health Risk and PHC include health and dental plans offered on an employer-funded basis and the results of servicing Prudential's administrative services only ("ASO") business. Health plans include health maintenance organization ("HMO"), point-of-service ("POS"), preferred provider organization ("PPO") and indemnity products. Group Insurance and Other Health includes group life and disability insurance and long-term care insurance, offered on both an insured and employer-funded basis, and all health plans offered on an employer-funded basis (excluding the Prudential ASO business).

     Large Case Pensions manages a variety of retirement products, including pension and annuity products, offered to IRC Section 401 qualified defined benefit and defined contribution plans. Contracts provide nonguaranteed, partially guaranteed (experience-rated) and fully guaranteed investment options. The majority of Large Case Pensions' products provide contractholders with a vehicle for investments under which the contractholders assume the investment risk as well as the benefit of favorable performance. Large Case Pensions earns a management fee on these accounts. In 1993, Large Case Pensions discontinued its fully guaranteed large case pension products.

     The consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the Health Care and Large Case Pensions businesses that will be spun-off from Aetna to New Aetna (refer to Note 11 of Condensed Notes to Interim Consolidated Financial Statements and Note 17 of Notes to Consolidated Financial Statements) as if New Aetna were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Health

Care and Large Case Pensions businesses. Changes in shareholder's equity represent net income of New Aetna plus net cash transfers to or from Aetna. Additionally, the consolidated financial statements include allocations of certain Aetna corporate assets and liabilities (including prepaid pension assets, debt and benefit obligations, pension and post-retirement benefits) and expenses relating to both the Health Care and Large Case Pensions businesses that will be transferred to New Aetna as well as to those businesses presented as discontinued operations. Management believes these allocations are reasonable. Refer to Note 2 of Notes to Consolidated Financial Statements for additional discussion of assumptions used by management and allocations made for New Aetna consolidated financial statements.

     The liabilities of New Aetna include outstanding third party indebtedness. The amount of the outstanding third party indebtedness and related interest expense associated with such debt have been allocated to New Aetna as well as to those businesses presented as discontinued operations based on allocations which management believes are reasonable.

     The costs of services allocated to New Aetna are not necessarily indicative of the costs that would have been incurred if New Aetna had performed these functions as a stand-alone entity. Subsequent to the spin-off, New Aetna will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Furthermore, New Aetna is expected to have a capital structure different from the capital structure reflected in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that New Aetna would have incurred as a separate, independent company.

     Income tax expense was calculated as if New Aetna filed separate income tax returns. As Aetna manages its tax position on a consolidated basis, which takes into account the results of all its businesses, New Aetna's effective tax rate in the future could vary from its historical effective tax rate. New Aetna's future effective tax rate will largely depend on its structure and strategies as a separate, independent company.

     Accordingly, the financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholder's equity and cash flows of New Aetna in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  ACQUISITIONS AND DISPOSITIONS

     Acquisition of Prudential Health Care Business

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion. Included in the acquisition were PHC's risk HMO, POS, PPO and Indemnity health lines, as well as its dental risk business. The transaction was financed by issuing $500 million of three-year senior notes to Prudential and by using funds made available from the issuance of commercial paper. Refer to "-- Liquidity and Capital Resources" and Note 2 of Notes to Consolidated Financial Statements for further discussion regarding the allocation of Aetna debt to New Aetna. New Aetna also agreed to service Prudential's ASO business. Since the closing, New Aetna's results have been affected by, among other things, the operating results of PHC, the costs of financing the transaction and the amortization of goodwill and other acquired intangible assets created as a result of the transaction. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

     Sale of NYLCare Texas

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of a 1998 acquisition of New York Life Insurance Company's health care business ("NYLCare"). Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas ("Blue Cross"), a division of Health Care Service Corporation ("HCSC"), for approximately $420 million in cash. The sale included approximately

463,000 Commercial HMO risk members, 52,000 Commercial HMO non-risk members and 5,000 PPO members in the Houston, Austin, San Antonio, Corpus Christi, Beaumont, Dallas-Fort Worth, San Angelo, Texarkana and Amarillo areas. New Aetna retained approximately 127,000 NYLCare Medicare members in Texas through a reinsurance and administrative services agreement. The sale resulted in a capital loss of approximately $35 million after tax, which was recognized in the fourth quarter of 1999. The results of operations of NYLCare Texas were not material to New Aetna's consolidated results of operations.

     Acquisition of NYLCare Health Care Business

     In July 1998, New Aetna acquired NYLCare. The total purchase price was approximately $1.1 billion. Since the closing, New Aetna's results have been affected by, among other things, the operating results of NYLCare, the costs of financing the transaction and the amortization of intangible assets (primarily goodwill) created as a result of the transaction. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

  CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

     New Aetna reported income from continuing operations of $245 million for the nine months ended September 30, 2000 compared to $349 million for the corresponding period in 1999. Income from continuing operations includes Year 2000 costs of $49 million for the nine months ended September 30, 1999. Income from continuing operations also includes a reduction of the reserve for anticipated future loss on discontinued products for Large Case Pensions of $95 million for the nine months ended September 30, 2000 and $50 million for the corresponding period in 1999. Net realized capital gains were $5 million for the nine months ended September 30, 2000 and $52 million for the corresponding period in 1999. Excluding the reduction of the reserve for anticipated future loss on discontinued products and net realized capital gains in both periods, earnings were $145 million for the nine months ended September 30, 2000 compared to $247 million for the corresponding period in 1999.

  HEALTH CARE

                               OPERATING SUMMARY

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000       1999(1)
                                                              ---------   ---------
                                                                   (MILLIONS)
Health care premiums........................................  $16,326.8   $11,756.2
Other premiums..............................................    1,026.7     1,041.3
Administrative services only fees...........................    1,457.3     1,176.7
Net investment income.......................................      537.7       443.0
Other income................................................       47.1        62.2
Net realized capital gains (losses).........................      (16.7)       34.4
                                                              ---------   ---------
          Total revenue.....................................   19,378.9    14,513.8
                                                              ---------   ---------
Health care costs...........................................   14,167.8     9,996.8
Current and future benefits.................................      932.0       960.0
Salaries and related benefits...............................    1,682.3     1,227.3
Other operating expenses....................................    1,777.6     1,359.5
Amortization of goodwill and other acquired intangible
  assets....................................................      327.9       312.4
                                                              ---------   ---------
          Total benefits and expenses.......................   18,887.6    13,856.0
                                                              ---------   ---------
Income before income taxes..................................      491.3       657.8
Income taxes................................................      217.6       293.8
                                                              ---------   ---------
Net income..................................................  $   273.7   $   364.0
                                                              =========   =========
Net realized capital gains (losses), net of tax (included
  above)....................................................  $    (0.7)  $    22.4
                                                              =========   =========

---------------
(1) Results include PHC since August 6, 1999.

     Results

     Health Care's net income for the nine months ended September 30, 2000 decreased $90 million compared to the corresponding period in 1999. Net income includes Year 2000 costs of $47 million for the nine months ended September 30, 1999. Excluding net realized capital gains or losses, results for the nine months ended September 30, 2000 decreased $67 million, or 20%, compared to the corresponding period in 1999.

     Net realized capital losses for the nine months ended September 30, 2000 includes a capital gain recorded in the third quarter of 2000 of $38 million after tax resulting from contingent consideration following New Aetna's 1997 sale of its behavioral health subsidiary, HAI. However, New Aetna has continued to incur capital losses when rebalancing its investment portfolio as a result of the rising interest rate environment, which more than offset the HAI capital gain for the nine months ended September 30, 2000. The corresponding period of 1999 includes a capital gain of $39 million after tax related to HAI. New Aetna records these amounts as they become realizable.

     On April 6, 2000, the State of New Jersey enacted the New Jersey Insolvent Health Maintenance Organization Assistance Fund Act of 2000 (the "Act"). The Act is designed to reimburse individuals who were covered by and providers that had contracts with two New Jersey HMOs prior to their insolvency. The total amount to be assessed to all HMOs in New Jersey is $50 million. The Act requires that HMOs in the New Jersey market be assessed a charge based on each HMO's proportionate share of premiums written in New Jersey relative to all HMO premiums written in New Jersey. New Aetna recorded an estimate of its share of this assessment, based on its HMO market share in New Jersey, of $23 million pretax ($15 million after tax) in the second quarter of 2000.

     In order to provide a comparison that management believes better reflects the performance of Health Care, the operating earnings discussion that follows excludes amortization of goodwill and other acquired intangible assets and net realized capital gains or losses.

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                2000            1999(1)
                                                              ---------        ---------
                                                              (MILLIONS, EXCEPT PMPM AND
                                                                  MEDICAL LOSS RATIO
                                                                     INFORMATION)
Operating earnings:
  Health Risk and PHC.......................................   $ 287.9          $ 378.3
  Group Insurance and Other Health..........................     250.4            215.8
                                                               -------          -------
Total Health Care...........................................   $ 538.3          $ 594.1
                                                               =======          =======
Commercial HMO Premium PMPM.................................   $149.21          $138.72
Commercial HMO Medical Cost PMPM............................    128.33(2)        115.10(2)
Commercial HMO Medical Loss Ratio...........................      86.0%(2)         83.0%(2)
Medicare HMO Premium PMPM...................................   $535.26          $488.85
Medicare HMO Medical Cost PMPM..............................    518.24(2)        444.08(2)
Medicare HMO Medical Loss Ratio.............................      96.8%(2)         90.8%(2)

---------------
(1) Results include PHC since August 6, 1999.

(2) Does not include net recoveries under a reinsurance agreement with Prudential, net amortization of the reinsurance premiums paid, or net amortization of certain fair value amounts established as part of the PHC purchase accounting. Refer to "PHC Agreement" below.

     Health Risk and PHC

     Health Risk and PHC operating earnings decreased $90 million for the nine months ended September 30, 2000 compared to the corresponding period of 1999. The decrease in 2000 operating earnings primarily reflects significantly higher medical costs in both Commercial and Medicare HMO products. Also contributing to the decrease in results were severance costs, primarily related to PHC, and the New Jersey assessment previously discussed. The results reflect a favorable development related to a government plan arrangement, offset substantially by unfavorable development in Medicare HMO related to the resolution or termination of certain provider contracts, and an increase in net investment income, primarily due to a larger portfolio resulting from the inclusion of PHC for a full quarter as well as a higher average yield on the bond portfolio.

     Health Care Costs Payable. For Health Risk and PHC, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were assumed in estimating health care costs payable at September 30, 2000 would cause these estimates to change in the near term, and such changes could be material.

     Commercial HMO. Commercial HMO premium per member per month ("PMPM") increased 7.6% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 7.7% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. These increases were primarily due to premium rate increases on renewing business, partially offset by a shift in the geographic mix of membership and customers selecting lower premium plans.

     Commercial HMO medical cost PMPM increased 11.5% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 10.6% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. These increases reflect higher medical costs primarily due to higher utilization. While the specific factors vary in importance by local market, the major drivers of the increase in utilization include an increase in inpatient utilization, a higher number of emergency room visits, increased outpatient surgery procedures, more specialist office visits and increased costs for physician-administered injectables.

     The Commercial HMO medical loss ratio was 86.0% for the nine months ended September 30, 2000 compared to 83.0% for the corresponding period of 1999. This increase was the result of an increase in medical costs discussed above. Excluding PHC, the medical loss ratio would have been 84.7% for the nine months ended September 30, 2000 compared to 82.4% for the nine months ended September 30, 1999.

     Medicare HMO. Medicare HMO premium PMPM increased 9.5% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 9.6% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. These increases were primarily due to increases in supplemental premiums and Health Care Financing Administration ("HCFA") rate increases.

     Medicare HMO medical cost PMPM increased 16.7% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. Excluding PHC, the increase would have been 17.3% for the nine months ended September 30, 2000 compared to the corresponding period of 1999. These increases reflect higher medical costs resulting primarily from increased inpatient utilization.

     The Medicare HMO medical loss ratio was 96.8% for the nine months ended September 30, 2000 compared to 90.8% for the corresponding period of 1999. Excluding PHC, the medical loss ratio would have been 96.9% for the nine months ended September 30, 2000 compared to 90.5% for the nine months ended September 30, 1999. These increases were due to the increased medical costs discussed above outpacing supplemental premiums and HCFA rate increases, primarily in the markets New Aetna has announced it will exit. New Aetna's Medicare HMO medical loss ratio was negatively impacted by approximately one percentage point as a result of the unfavorable development in Medicare HMO related to the resolution or termination of certain provider contracts.

     Exiting Medicare Markets. New Aetna's Medicare+Choice contracts with the federal government are renewed for a one-year period each January 1. New Aetna will exit, effective December 31, 2000, a number of Medicare service areas affecting approximately 340,000 members, or approximately 55 percent of New Aetna's total current Medicare membership. New Aetna's results in the fourth quarter of 2000 will include a charge of approximately $270 million for the write-off of goodwill, still separately identifiable with such service areas. New Aetna also expects to establish liabilities related to the withdrawal from applicable Medicare service areas, including employee termination benefits and related costs.

     PHC Agreement. Effective August 6, 1999, New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold was 83.5% for August 6, 1999 through December 31, 1999 and is 84% for January 1, 2000 through December 31, 2000. During the nine months ended September 30, 2000, reinsurance recoveries under this agreement were $94 million pretax. During the period August 6, 1999 through September 30, 1999, reinsurance recoveries under this agreement were $27 million pretax. In addition, results were negatively impacted by $6 million pretax for the nine months ended September 30, 2000 and $1 million pretax for the period August 6, 1999 through September 30, 1999 related to the net amortization of: the reinsurance premium paid as part of the acquisition, the fair value adjustment of the reinsurance agreement and the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business recorded as part of the acquisition. Such reinsurance recoveries and net amortization were reflected in health care costs. Refer to Note 3 of Condensed Notes to Interim Consolidated Financial Statements.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, generally no later than June 30, 2001. Prudential ASO members will remain Prudential members as long as the contracts remain in force. New Aetna is maintaining personnel, systems and other resources necessary to service the ASO business during the run off period, as it was not feasible to segregate these operating assets from those purchased in the PHC transaction. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the nine months ended September 30, 2000, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $290 million pretax, including supplemental fees of approximately $112 million pretax. During the period August 6, 1999 through September 30, 1999, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $90 million pretax, including supplemental fees of approximately $40 million pretax. Included in these supplemental fees is amortization for the nine month period ended September 30, 2000 of $13 million pretax, in connection with the above-market compensation component related to the supplemental fees under the ASO contracts. The results of servicing this business during the run off period will depend on, among other things, rate increases that are obtained from renewing members (most of such rate increases were implemented by Prudential prior to New Aetna's servicing of these contracts), the timing and extent of ASO contract terminations, and the cost structure for servicing these contracts. Refer to Note 3 of Condensed Notes to Interim Consolidated Financial Statements.

     Group Insurance and Other Health

     Group Insurance and Other Health operating earnings increased $35 million for the nine months ended September 30, 2000 compared to the corresponding period of 1999. This increase primarily reflects improved disability experience and improvement in margins for employer-funded health products, partially offset by lower life results.

     Membership

     Health Care's membership was as follows:

                                                 SEPTEMBER 30, 2000          SEPTEMBER 30, 1999
                                              -------------------------   -------------------------
                                               RISK    NONRISK   TOTAL     RISK    NONRISK   TOTAL
                                              ------   -------   ------   ------   -------   ------
                                                                   (THOUSANDS)
HMO
  Commercial (1)............................   7,746       861    8,607    8,669       722    9,391
  Medicare..................................     619        --      619      706        --      706
  Medicaid..................................     144        85      229      171        50      221
                                              ------   -------   ------   ------   -------   ------
          Total HMO.........................   8,509       946    9,455    9,546       772   10,318
POS.........................................     340     3,373    3,713      407     3,553    3,960
PPO.........................................     774     3,062    3,836      829     3,107    3,936
Indemnity...................................     244     1,944    2,188      260     2,547    2,807
                                              ------   -------   ------   ------   -------   ------
  Total Health Membership...................   9,867     9,325   19,192   11,042     9,979   21,021
                                              ======   =======   ======   ======   =======   ======
Dental......................................                     14,499                      15,817
Group Insurance:
  Group Life................................                      9,077                       9,409
  Disability................................                      2,209                       2,258
  Long-Term Care............................                        114                         108

---------------
(1) Includes 1,926 thousand POS members at September 30, 2000 and 2,309 thousand POS members at September 30, 1999 who access primary care physicians and referred care through an HMO network.

     Total Health membership as of September 30, 2000 decreased by 1.8 million members, or 8.7%, when compared to September 30, 1999, due to the loss of NYLCare Texas members and losses in PHC membership.

     As discussed above, New Aetna will exit certain Medicare service areas, effective December 31, 2000, which would affect approximately 340,000 Medicare members, or approximately 55 percent of New Aetna's total current Medicare membership.

     Total Revenue and Expense

     Revenue, excluding net realized capital gains and losses, increased by $4.9 billion, or 34%, for the nine months ended September 30, 2000 compared to the corresponding period of 1999. This increase was primarily due to the acquisition of PHC on August 6, 1999.

     Operating expenses, including salaries and related benefits, increased by $873 million, or 34%, for the nine months ended September 30, 2000 compared to the corresponding period of 1999. This increase was primarily due to the acquisition of PHC on August 6, 1999. Operating expenses for the nine months ended September 30, 2000 also reflect severance costs (primarily related to PHC) of $61 million as well as increased costs to support HMO non-risk membership growth. Operating expenses as a percentage of revenue were 18% for both periods.

     Outlook

     Potential Charges. As discussed above, New Aetna is conducting its comprehensive review of Health Care's business model and is in the process of considering and implementing a number of strategic initiatives in this business. At such time as these initiatives are finally decided and implementation plans developed (some of which are expected to occur this year), New Aetna expects to establish liabilities related to these strategic changes, including liabilities related to employee termination benefits and related costs, and New Aetna will evaluate whether any impairment related to assets of New Aetna has occurred. It is expected that such liabilities and write downs could be material.

     Medical Costs/Pricing and Other Actions. As also discussed above, New Aetna will exit a number of Medicare service areas, effective December 31, 2000. New Aetna's results in the fourth quarter of 2000 will include a charge of approximately $270 million for the write-off of goodwill, still separately identifiable with such service areas. New Aetna also expects to establish liabilities related to this exit, including liabilities related to employee termination benefits and related costs.

     New Aetna experienced high HMO medical costs in the first nine months of 2000. Premiums for insured health plans are generally fixed for one-year periods and, accordingly, cost levels in excess of those reflected in pricing, such as those experienced in the first nine months of 2000, cannot be recovered in the year through higher premiums. As a result, earnings for the remainder of 2000 are expected to be materially adversely affected by medical costs higher than the cost levels reflected in New Aetna's current pricing. New Aetna is also reviewing its overall commercial market strategy, and plans to either improve or selectively discontinue certain offerings in those markets that do not meet profitability or strategic targets.

     Significant portions of New Aetna's Health Risk business renew on January 1, 2001 and on July 1, 2001. For these contracts, New Aetna has targeted premium increases to improve profitability. New Aetna also attempts to improve profitability by addressing cost increases in its contracting with providers and through other cost management techniques. There can be no assurances, however, that premium increases and cost savings achieved through recontracting and other cost management techniques will be sufficient to offset the increases in medical costs as well as any increases in other operating costs, as governmental action (including rate decreases or reduction of rate increases), business conditions (including intensification of competition) and other factors may adversely affect New Aetna's ability to realize such premium increases and cost savings. These premium increases may also adversely affect membership levels.

     Prudential Acquisition. Medical loss ratios for the Commercial PHC business are higher than for New Aetna's other commercial health risk business. The effect of these higher ratios is offset, in part, by the reinsurance agreement between Prudential and New Aetna, which terminates December 31, 2000. Excluding the effect of the reinsurance agreement, supplemental fees for servicing PHC's ASO business and considering an allocation of administrative expenses, other than severance, the PHC business generated an operating loss for the third quarter of 2000 of approximately $19 million before related amortization of goodwill and interest expense. New Aetna is seeking to improve the medical loss ratios of the acquired business through underwriting and pricing discipline and medical cost management initiatives. If New Aetna is unable to achieve sufficient improvement in the medical loss ratios for the acquired business, its results of operations for periods following termination of the reinsurance agreement could be materially adversely affected. The administrative costs related to the PHC business and the ASO business of Prudential that New Aetna agreed to service are higher than the administrative costs of New Aetna's other health business. New Aetna is seeking to reduce the level of administrative costs related to this business. In addition, New Aetna expects continued declines in the membership of the acquired PHC business and the ASO business it agreed to service. If New Aetna is unable to reduce the level of administrative costs to correspond with expected levels of membership decline, its results could be materially adversely affected.

     Technology and Other Compliance Expenses. In 2000, New Aetna also expects to increase its expenditures on Internet (electronic commerce) initiatives. Also, the United States Department of Health and Human Services has issued a series of proposed regulations under the Health Insurance Portability and Accountability Act relating to, among other things, standardized transaction formats and the privacy of member health information. These regulations, only some of which have been finalized, and any corresponding state legislation, will affect New Aetna's administration of health and related benefit plans. New Aetna is currently reviewing the potential impact of the proposed regulations on its operations, including its information technology systems. We expect that we will incur additional expenses in connection with, and that our business could otherwise be adversely affected by, these regulations. These expenses and the impact on our business could be material.

  LARGE CASE PENSIONS

                               OPERATING SUMMARY

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                   (MILLIONS)
Other premiums..............................................  $   111.9   $    90.2
Net investment income.......................................      690.4       756.0
Other income................................................       18.8        33.7
Net realized capital gains..................................       12.2        23.8
                                                              ---------   ---------
          Total revenue.....................................      833.3       903.7
                                                              ---------   ---------
Current and future benefits.................................      721.0       753.5
Salaries and related benefits...............................       12.9        15.0
Other operating expenses....................................        5.9         8.8
Reduction of reserve for anticipated future loss on
  discontinued products.....................................     (146.0)      (77.2)
                                                              ---------   ---------
          Total benefits and expenses.......................      593.8       700.1
                                                              ---------   ---------
Income before income taxes..................................      239.5       203.6
Income taxes................................................       85.5        73.2
                                                              ---------   ---------
Net income..................................................  $   154.0   $   130.4
                                                              =========   =========
Net realized capital gains, net of tax (included above).....  $     8.4   $    15.4
                                                              =========   =========
Deposits (not included in other premiums above):
  Fully guaranteed discontinued products....................  $     5.4   $    10.3
  Experience-rated..........................................       46.9       158.8
  Nonguaranteed.............................................      400.9       454.9
                                                              ---------   ---------
          Total deposits....................................  $   453.2   $   624.0
                                                              =========   =========
Assets under management:(1)
  Fully guaranteed discontinued products....................  $ 5,647.7   $ 6,126.9
  Experience-rated..........................................    7,357.4     8,593.7
  Nonguaranteed.............................................   12,184.1    11,950.2
                                                              ---------   ---------
          Total assets under management.....................  $25,189.2   $26,670.8
                                                              =========   =========

---------------
(1) Excludes net unrealized capital losses of $108.0 million at September 30, 2000 and $144.4 million at September 30, 1999.

     Results

     Large Case Pensions' net income for the nine months ended September 30, 2000 increased by $24 million compared with the corresponding period in 1999. Results include a reduction of the reserve for anticipated future loss on discontinued products for Large Case Pensions of $95 million for the nine months ended September 30, 2000 primarily as a result of favorable investment performance and favorable mortality and retirement experience and $50 million for the corresponding period in 1999 as a result of favorable investment performance. Excluding the discontinued products reserve releases and net realized capital gains, results for the nine months ended September 30, 2000 decreased $14 million, or 22%, compared to the corresponding period in 1999. The decrease in results continues to reflect the redeployment of capital supporting this business and the continuing run off of liabilities underlying the Large Case Pensions business.

     General account assets supporting experience-rated products (where the contractholder, not New Aetna, assumes investment and other risks) may be subject to participant or contractholder withdrawal. Experience-rated contractholder and participant withdrawals and transfers were as follows:

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
                                                                (MILLIONS)
Scheduled contract maturities and benefit payments (1)......  $654.3   $711.5
Contractholder withdrawals other than scheduled contract
  maturities and benefit payments...........................   182.6    362.3
Participant directed withdrawals............................    35.6     60.0

---------------
(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.

     Outlook

     Large Case Pensions' earnings in 2000 are expected to be significantly less than in 1999 as a result of the continuing run off of underlying liabilities.

     Discontinued Products

     Large Case Pensions discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Large Case Pensions established a reserve for anticipated future losses on these products based on the present value of the difference between the expected cash flows from the assets supporting these products and the cash flows expected to be required to meet the product obligations.

     Results of operations of discontinued products, including net realized capital gains or losses, are credited or charged to the reserve for anticipated losses. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated.

     The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

     The results of discontinued products were as follows:

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
                                                                (MILLIONS)
Interest deficit (1)........................................  $ (5.5)  $(12.6)
Net realized capital gains (losses).........................    (9.6)     3.9
Interest earned on receivable from continuing products......    15.1     16.1
Other, net..................................................     8.8     10.1
                                                              ------   ------
Results of discontinued products, after tax.................  $  8.8   $ 17.5
                                                              ======   ======
Results of discontinued products, pretax....................  $ 10.3   $ 26.4
                                                              ======   ======
Net realized capital losses from sales of bonds, after tax
  (included above)..........................................  $(48.2)    (2.7)
                                                              ======   ======

---------------
(1) The interest deficit is the difference between earnings on invested assets and interest credited to contractholders.

     Net realized capital losses for the nine months ended September 30, 2000 increased compared to the corresponding period in 1999. This increase primarily resulted from realized capital losses on bonds, due to the rising interest rate environment, partially offset by capital gains from the sale of equities.

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. Total assets supporting discontinued products and the reserve include a receivable from continuing products of $384 million at September 30, 2000 and $464 million at December 31, 1999, net of related deferred taxes payable.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates, as well as the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table, which has been used since then.

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liability run off.

     The activity in the reserve for anticipated future losses on discontinued products for the nine months ended September 30, 2000 was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1999................................   $1,147.6
Operating income............................................       15.1
Net realized capital losses.................................      (17.6)
Mortality and other.........................................       12.8
Reserve reduction...........................................     (146.0)
                                                               --------
Reserve at September 30, 2000...............................   $1,011.9
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $95 million ($146 million pretax) of the reserve was released in the second quarter of 2000, primarily due to favorable performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio which decreased default risk. The current reserve reflects management's best estimate of anticipated future losses.

     The discontinued products investment portfolio was as follows:

                                                            SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                            ------------------   ------------------
CLASS                                                        AMOUNT    PERCENT    AMOUNT    PERCENT
-----                                                       --------   -------   --------   -------
                                                                          (MILLIONS)
Debt securities available for sale........................  $4,208.6     74.9%   $4,533.0     77.2%
Mortgage loans............................................     783.4     13.9       768.8     13.1
Investment real estate....................................     127.5      2.3       112.7      1.9
Equity securities.........................................     225.5      4.0       239.7      4.1
Other.....................................................     276.4      4.9       214.2      3.7
                                                            --------    -----    --------    -----
Total.....................................................  $5,621.4    100.0%   $5,868.4    100.0%
                                                            ========    =====    ========    =====

     Distributions on discontinued products were as follows:

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               2000     1999
                                                              ------   ------
                                                                (MILLIONS)
Scheduled contract maturities, settlements and benefit
  payments..................................................  $697.7   $970.8
Participant directed withdrawals............................     7.2     12.0

     Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.

     Refer to Note 7 of Condensed Notes to Interim Consolidated Financial Statements and "-- Nine Months Ended September 30, 2000 and 1999 -- Total Investments" for additional information.

  CORPORATE

                               OPERATING SUMMARY

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                2000        1999
                                                              --------    ---------
                                                              (MILLIONS, AFTER TAX)
Interest expense............................................   $124.4      $ 109.2
                                                               ======      =======
Salaries and related benefits...............................   $ 30.1      $  25.8
Other operating expenses, net...............................     25.5         24.5
Net realized capital losses (gains).........................      3.1        (13.8)
                                                               ------      -------
Total other expense.........................................   $ 58.7      $  36.5
                                                               ======      =======

     Corporate represents the allocation of a portion of Aetna's corporate overhead costs, including interest expense and other expenses that are not directly related to New Aetna's business segments. "Other operating expense, net" includes corporate expenses, such as staff area expenses, advertising and contributions, which are partially offset by net investment income.

     Results

     The 2000 increase in interest expense primarily results from additional debt incurred in connection with the PHC acquisition in August 1999 and an increase in interest rates. Net realized capital losses for the nine months ended September 30, 2000 primarily consist of losses on the sale of certain Corporate real estate. Salaries and related benefits increased $4 million for the nine months ended September 30, 2000 primarily due to executive recruitment and related expenses. Other operating expenses for the nine months ended September 30, 2000 reflect $5 million related to a shareholder litigation settlement agreement, partially offset by lower advertising expenses and continued cost reduction initiatives. (Refer to Note 10 of Condensed Notes to Interim Consolidated Financial Statements for further discussion.) Other operating expenses include Year 2000 costs of $2 million for the nine months ended September 30, 1999.

     Outlook

     As discussed above, Aetna has agreed to sell its financial services and international businesses to ING, and Aetna's goal is to close this transaction by year end 2000. In connection with closing this transaction, New Aetna will be incurring various costs. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to: payments for certain compensation-related arrangements; costs for outside financial and legal advisors; income taxes related to legal entity realignment pursuant to the agreement; costs for insurance related to New Aetna's indemnification of certain Aetna liabilities; payments for the settlement of certain Aetna employee stock options held by individuals who will become employees of ING; and various other expenses related to the change in control of Aetna.

     New Aetna is continuing a comprehensive review of its health business model and is in the process of considering and implementing a number of strategic and operational initiatives with the goal of improving the performance of its health business. These strategic initiatives include, among other things, modifying Health Care's product portfolio, improving relations with health care providers and others, strengthening management, considering exiting from certain products or markets, addressing rising medical costs and improving the efficiency of our operations. At such time as these initiatives are finally decided and implementation plans developed (some of which are expected to occur this year), New Aetna expects to establish liabilities related to these strategic changes, including liabilities related to employee termination benefits and related costs, and New Aetna will evaluate whether any impairment related to assets of New Aetna has occurred. It is expected that such liabilities and write downs could be material.

  TOTAL INVESTMENTS

     Investments disclosed in this section relate to New Aetna's total portfolio and consist only of assets supporting continuing operations (including assets supporting discontinued products and experience-rated products).

     New Aetna's investment objective is to fund policyholder and other liabilities in a manner that enhances shareholder and contractholder value, subject to appropriate risk constraints. New Aetna seeks to meet this investment objective through a mix of investments that reflect the characteristics of the liabilities they support; diversify the types of investment risks by interest rate, liquidity, credit and equity price risk; and achieve asset diversification by investment type, industry, issuer and geographic location. New Aetna regularly projects duration and cash flow characteristics of its liabilities and makes appropriate adjustments in its investment portfolios.

     Total investments were as follows:

                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                                            (MILLIONS)
Debt securities available for sale(1).......................  $         15,048.7   $        15,811.5
Equity securities...........................................               253.3               286.4
Other investment securities.................................                72.9               216.4
Mortgage loans..............................................             2,174.4             2,377.0
Investment real estate......................................               315.8               269.5
Other.......................................................               527.8               383.1
                                                              ------------------   -----------------
Total investments...........................................  $         18,392.9   $        19,343.9
                                                              ==================   =================

---------------
(1) Amount includes restricted debt securities of $646.2 million at September 30, 2000 and $629.5 million at December 31, 1999.

     Debt Securities Available for Sale

     Debt securities represented 82% of New Aetna's total invested assets at September 30, 2000 and December 31, 1999 and supported the following types of products:

                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                                            (MILLIONS)
Supporting discontinued products............................  $          4,208.6   $         4,533.0
Supporting experience-rated products........................             2,800.9             3,001.3
Supporting remaining products...............................             8,039.2             8,277.2
                                                              ------------------   -----------------
Total debt securities (1)...................................  $         15,048.7   $        15,811.5
                                                              ==================   =================

---------------
(1) Total debt securities include "Below Investment Grade" securities of $1.2 billion at September 30, 2000 and $1.4 billion at December 31, 1999, of which 22% at September 30, 2000 and 27% at December 31, 1999 supported discontinued and experience-rated products.

     Debt securities reflect net unrealized capital losses of $237 million at September 30, 2000 and $516 million at December 31, 1999. Of the net unrealized capital losses at September 30, 2000, $26 million relate to assets supporting discontinued products and $57 million relate to experience-rated pension contractholders.

     Residential Collateralized Mortgage Obligations

     Included in New Aetna's debt securities are residential collateralized mortgage obligations ("CMOs") of $60 million at September 30, 2000 and $59 million at December 31, 1999. There are various categories of CMOs that are subject to different degrees of risk from changes in interest rates and, for CMOs that are not agency backed, defaults. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At

September 30, 2000 and December 31, 1999, New Aetna did not have any CMO holdings that were invested in CMOs subject to more prepayment and extension risk than traditional CMOs (such as interest- or principal-only strips).

     Mortgage Loans

     New Aetna's mortgage loan investments, net of impairment reserves, supported the following types of products:

                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                                            (MILLIONS)
Supporting discontinued products............................  $            783.4   $           768.8
Supporting experience-rated products........................               676.2               923.4
Supporting remaining products...............................               714.8               684.8
                                                              ------------------   -----------------
Total mortgage loans........................................  $          2,174.4   $         2,377.0
                                                              ==================   =================

     During the first nine months of 2000, New Aetna managed its mortgage loan portfolio to maintain the balance, relative to invested assets, by selectively pursuing refinance and new loan opportunities. The mortgage loan portfolio balance represented 12% of New Aetna's total invested assets both at September 30, 2000 and December 31, 1999.

     Problem, restructured and potential problem loans included in mortgage loans were $211 million at September 30, 2000 and $274 million at December 31, 1999, of which 84% at September 30, 2000 and 82% at December 31, 1999 supported discontinued and experience-rated products. Specific impairment reserves on these loans were $30 million at September 30, 2000 and $32 million at December 31, 1999. Refer to Note 4 of Condensed Notes to Interim Consolidated Financial Statements for additional information.

     Risk Management and Market-Sensitive Instruments

     New Aetna manages interest rate risk by seeking to maintain a tight duration band, while credit risk is managed by seeking to maintain high average quality ratings and diversified sector exposure within the debt securities portfolio. In connection with its investment and risk management objectives, New Aetna also uses financial instruments whose market value is at least partially determined by, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. New Aetna's use of derivatives is generally limited to hedging purposes and has principally consisted of using interest rate swap agreements, futures contracts and options to hedge interest rate and equity price risks. These instruments, viewed separately, subject New Aetna to varying degrees of interest rate, equity price, and credit risk. However, when used for hedging, the expectation is that these instruments would reduce overall risk. Refer to
Note 5 of Notes to Consolidated Financial Statements for additional information.

     New Aetna regularly evaluates the risk of market-sensitive instruments by examining, among other things, levels of or changes in interest rates (short-term or long-term), duration, prepayment rates, equity markets or credit ratings/spreads. New Aetna also regularly evaluates the appropriateness of investments relative to its management-approved investment guidelines (and operates within those guidelines) and the business objective of the portfolios.

     The risks associated with investments supporting experience-rated pension, annuity and life products are assumed by those contractholders and not by New Aetna (subject to, among other things, certain minimum guarantees). Anticipated future losses associated with investments supporting discontinued fully guaranteed large case pension products are provided for in the reserve for anticipated future losses (refer to "-- Large Case Pensions -- Discontinued Products").

     Management also reviews, on a quarterly basis, the impact of hypothetical net losses in New Aetna's consolidated near-term financial position, results of operations and cash flows assuming certain changes in market rates and prices were to occur. The potential effect of interest rate risk on near-term net income, cash flow and fair value was determined based on commonly used models. The models project the impact of interest rate changes on a wide range of factors, including duration, prepayment, put options and call options. Fair value was estimated based on the net present value of cash flows or duration estimates using a representative set of likely future interest rate scenarios. The assumptions used were as follows: an immediate increase of 100 basis points in interest rates which New Aetna believes represents a moderately adverse scenario and is approximately equal to the historical annual volatility of interest rate movements for New Aetna's intermediate-term available-for-sale debt securities and an immediate decrease of 10% in prices for domestic equity securities.

     Based on New Aetna's overall exposure to interest rate risk and equity price risk, New Aetna believes that these changes in market rates and prices would not materially affect the consolidated near-term financial position, results of operations or cash flows of New Aetna as of September 30, 2000.

1999, 1998 AND 1997

  CONSOLIDATED RESULTS OF CONTINUING OPERATIONS

     New Aetna reported income from continuing operations of $399 million in 1999, $450 million in 1998 and $526 million in 1997. Income from continuing operations includes a reduction of the reserve for loss on discontinued products for Large Case Pensions of $50 million in 1999, $44 million in 1998 and $108 million in 1997. Income from continuing operations also includes Year 2000 costs of $59 million in 1999 and $75 million in 1998. A benefit of $29 million primarily related to the reduction of the severance and facilities reserve is included in 1997 income from continuing operations. Excluding the reduction of the reserve for loss on discontinued products, net realized capital gains or losses and the severance and facilities benefit in 1997, results from continuing operations would have been $328 million in 1999, $217 million in 1998 and $228 million in 1997.

  HEALTH CARE

                               OPERATING SUMMARY

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1999(1)     1998(2)      1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Health care premiums........................................  $17,145.7   $11,691.1   $ 9,648.7
Other premiums..............................................    1,376.9     1,315.1     1,195.9
Administrative services only fees...........................    1,674.5     1,270.7     1,322.0
Net investment income.......................................      612.8       537.2       451.2
Other income................................................       82.8       170.4       141.9
Net realized capital gains (losses).........................       (4.7)      134.9       141.7
                                                              ---------   ---------   ---------
          Total revenue.....................................   20,888.0    15,119.4    12,901.4
                                                              ---------   ---------   ---------
Health care costs...........................................   14,641.0    10,012.9     8,215.5
Current and future benefits.................................    1,249.7     1,173.6     1,023.7
Salaries and related benefits...............................    1,796.8     1,251.5     1,245.8
Other operating expenses....................................    1,977.7     1,501.1     1,253.7
Amortization of goodwill and other acquired intangible
  assets....................................................      420.4       381.3       362.9
Severance and facilities reserve reductions.................         --          --       (45.0)
                                                              ---------   ---------   ---------
          Total benefits and expenses.......................   20,085.6    14,320.4    12,056.6
                                                              ---------   ---------   ---------
Income before income taxes..................................      802.4       799.0       844.8
Income taxes................................................      365.1       368.0       391.0
                                                              ---------   ---------   ---------
Net income..................................................  $   437.3   $   431.0   $   453.8
                                                              =========   =========   =========
Net realized capital gains (losses), net of tax (included
  above)....................................................  $   (22.4)  $    88.2   $    69.9
                                                              =========   =========   =========

---------------
(1) Results include PHC since August 6, 1999.

(2) Results include NYLCare since July 15, 1998, including NYLCare Texas which New Aetna sold on March 31, 2000.

     Results

     Health Care's net income increased $6 million in 1999 and decreased $23 million in 1998. Net income includes Year 2000 costs of $56 million in 1999 and $64 million in 1998. Net income also includes a benefit of $29 million in 1997 resulting from a reduction in the severance and facilities reserve due to higher attrition than was contemplated in the establishment of the reserve. Excluding the benefit related to the reduction in the severance and facilities reserve in 1997 and net realized capital gains or losses in all years, results increased $117 million in 1999 and decreased $12 million in 1998. These earnings reflect the inclusion of PHC since August 6, 1999, including results from servicing Prudential's ASO contracts following the acquisition, and the inclusion of NYLCare since July 15, 1998.

     Net realized capital losses in 1999 and net realized capital gains in 1998 each include $39 million after tax of contingent consideration following New Aetna's 1997 sale of its behavioral health subsidiary, Human Affairs International, Incorporated ("HAI"). (Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.) The 1999 amount was more than offset by the recording of the estimated loss on the sale of NYLCare Texas of $35 million and net realized capital losses from New Aetna's rebalancing of its investment portfolio in a rising interest rate environment. Refer to "-- Overview" for further discussion of NYLCare Texas. Net realized capital gains for 1997 include a $31 million gain from the sale of three subsidiaries, including HAI. These businesses were sold primarily to more effectively focus health care business resources. The earnings of these subsidiaries were not material to the results of Health Care.

     In order to provide a comparison that management believes better reflects the performance of Health Care, the operating earnings discussion that follows excludes amortization of goodwill and other acquired intangible assets, the reduction of the severance and facilities reserve in 1997 and net realized capital gains and losses in all periods.

                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                              1999(1)      1998(2)        1997
                                                              --------     --------     --------
                                                              (MILLIONS, EXCEPT PMPM AND MEDICAL
                                                                   LOSS RATIO INFORMATION)
Operating earnings:
  Health Risk and PHC.......................................  $ 505.0      $ 334.2      $ 312.9
  Group Insurance and Other Health..........................    294.2        320.5        340.7
                                                              -------      -------      -------
          Total Health Care.................................  $ 799.2      $ 654.7      $ 653.6
                                                              =======      =======      =======

Commercial HMO Premium PMPM.................................  $138.58      $134.68      $132.57
Commercial HMO Medical Cost PMPM............................   115.77(3)    111.08       111.69
Commercial HMO Medical Loss Ratio...........................     83.5%(3)     82.5%        84.2%

Medicare HMO Premium PMPM...................................  $491.21      $474.67      $459.69
Medicare HMO Medical Cost PMPM..............................   453.30(3)    441.63       429.31
Medicare HMO Medical Loss Ratio.............................     92.3%(3)     93.0%        93.4%

---------------
(1) Results include PHC since August 6, 1999.

(2) Results include NYLCare since July 15, 1998, including NYLCare Texas which New Aetna sold on March 31, 2000.

(3) Does not include net recoveries under a reinsurance agreement with Prudential, net amortization of the reinsurance premiums paid, or net amortization of certain fair value amounts established as part of the PHC purchase accounting. Refer to "PHC Agreement" below.

     Health Risk and PHC

     Health Risk and PHC operating earnings increased $171 million in 1999 and $21 million in 1998. The increase in 1999 earnings primarily reflects HMO membership growth, improved Medicare HMO results due to the exiting of several Medicare markets as of January 1, 1999, and the addition of PHC since August 6, 1999, including the benefit of supplemental fees for servicing Prudential's ASO members and net recoveries under the reinsurance agreement with Prudential, partially offset by increased medical costs. The 1999 results also include a full year of NYLCare results.

     The 1998 increase reflects favorable HMO results due to membership growth, premium rate increases, the impact of medical cost initiatives, higher net investment income and the acquisition of NYLCare. These increases were partially offset by lower Indemnity and PPO results and increased operating expenses related to customer service enhancements.

     Health Care Costs Payable. For Health Risk and PHC, the liability for the health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in the current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those that were assumed in estimating health care costs payable at December 31, 1999 would cause these estimates to change in the near term, and such changes could be material.

     Commercial HMO. Commercial HMO premium PMPM increased 3% in 1999, when compared to 1998, and 2% in 1998, when compared to 1997. Excluding PHC, the 1999 increase would have been 4%. These increases were due to premium rate increases, offset in part by employers selecting lower premium plans and a shift in the geographic mix of membership growth.

     Commercial HMO medical costs PMPM increased 4% in 1999, when compared to 1998, and decreased 1% in 1998, when compared to 1997. Excluding PHC, the 1999 increase also would have been 4%. The increase in 1999 reflects higher medical costs, primarily pharmacy, due to medical cost inflation and increased utilization, partially offset by medical cost initiatives. The decrease in 1998 was due primarily to favorable results of medical cost initiatives, geographic mix and customer changes in benefit plans partially offset by higher pharmacy, physician and outpatient utilization.

     The Commercial HMO medical loss ratio was 83.5% for 1999, compared to 82.5% for 1998 and 84.2% for 1997. The increase in 1999, when compared to 1998, was due to the addition of PHC which had a medical loss ratio of 87.6%. Excluding PHC, the medical loss ratio was 82.6% in 1999, as price increases generally kept pace with medical cost inflation during 1999. The decrease in 1998, when compared to 1997, was due to growth in premiums due to rate increases, which exceeded increases in medical costs, reflecting the benefit of medical cost initiatives.

     Medicare HMO. Medicare HMO premiums PMPM increased 3% in 1999 and 1998. Excluding PHC, the 1999 increase also would have been 3%. These increases were due to HCFA rate increases and increases in supplemental premiums partially offset, in 1999, by a shift in the geographic mix of membership.

     Medicare HMO medical costs PMPM increased 3% in 1999, when compared to 1998, and 3% in 1998, when compared to 1997. Excluding PHC, the 1999 increase would have been 2%. The increase in 1999 reflects higher medical costs partially offset by the favorable impact of exiting several markets as of January 1, 1999. The higher medical costs in 1999 and 1998 primarily were due to higher pharmacy, physician and outpatient utilization and medical cost inflation. The 1998 higher medical costs were partially offset by the impact of the lower NYLCare medical cost PMPM, geographic mix and benefit changes.

     The Medicare HMO medical loss ratio was 92.3% for 1999, compared to 93.0% for 1998, and 93.4% for 1997. Excluding PHC, the 1999 medical loss ratio would have been 91.8%. The decrease in 1999, when compared to 1998, reflects the favorable impact of exiting several markets as of January 1, 1999. The decrease in 1998 and part of the decrease in 1999 resulted from the growth in premiums due to rate increases and supplemental premiums which exceeded increases in medical costs.

     PHC Agreement. Effective August 6, 1999, New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. See "-- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Health Risk and PHC -- PHC Agreement" for more information. During the period August 6, 1999 through December 31, 1999, reinsurance recoveries under this agreement were $74 million pretax. This was offset by $16 million pretax for the year ended December 31, 1999 related to the net amortization of: the reinsurance premium paid as part of the acquisition, the fair value adjustment of the reinsurance agreement and the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business recorded as part of the acquisition. Such reinsurance recoveries and net amortization were reflected in health care costs. Refer to Note 3 of Notes to Consolidated Financial Statements.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. See "-- Nine Months Ended September 30, 2000 and 1999 -- Health
Care -- Health Risk and PHC -- PHC Agreement" for more information. New Aetna recorded total fees for servicing the Prudential ASO business of approximately $230 million pretax for the period August 6, 1999 through December 31, 1999, including supplemental fees of approximately $106 million pretax for the period August 6, 1999 through December 31, 1999. Refer to Note 3 of Notes to Consolidated Financial Statements for further discussion.

     Group Insurance and Other Health

     Results for 1999, compared to 1998, reflect higher operating expenses and unfavorable life mortality, partially offset by a full year of NYLCare results and higher net investment income. Results for 1998, compared to 1997, reflect higher net investment income and the acquisition of NYLCare partially offset by less favorable developments in claim benefit reserve estimates. Both 1999 and, to a lesser extent, 1998 results include favorable reserve developments for life and disability products, including NYLCare.

     Membership

     Health Care's membership at December 31, 1999 and December 31, 1998 was as follows:

                                                 DECEMBER 31, 1999 (1)        DECEMBER 31, 1998
                                               -------------------------   ------------------------
                                                RISK    NONRISK   TOTAL    RISK    NONRISK   TOTAL
                                               ------   -------   ------   -----   -------   ------
                                                                   (THOUSANDS)
HMO
  Commercial (2)(3)..........................   8,716      727     9,443   5,104      640     5,744
  Medicare...................................     703       --       703     535       --       535
  Medicaid...................................     172       75       247     132       --       132
                                               ------   ------    ------   -----   ------    ------
          Total HMO..........................   9,591      802    10,393   5,771      640     6,411
POS (2)......................................     319    3,606     3,925     261    2,509     2,770
PPO (3)......................................     870    3,112     3,982   1,089    2,943     4,032
Indemnity....................................     259    2,496     2,755     182    2,270     2,452
                                               ------   ------    ------   -----   ------    ------
          Total Health Membership............  11,039   10,016    21,055   7,303    8,362    15,665
                                               ======   ======    ======   =====   ======    ======
Dental.......................................                     15,750                      8,365

Group Insurance:
  Group Life.................................                      9,415                      9,769
  Disability.................................                      2,258                      2,592
  Long-Term Care.............................                        108                         91

---------------
(1) Health membership in thousands includes 5,093 PHC members (2,993 Commercial HMO risk, 111 Medicare HMO risk, 24 Medicaid HMO risk, 117 POS risk, 51 PPO risk, 109 Indemnity risk and 1,688 Administrative Services Only members that Health Care has agreed to service (1,129 POS nonrisk, 76 PPO nonrisk and 483 Indemnity nonrisk)) and 8,000 Dental members. There were no group insurance PHC members.

(2) Commercial HMO membership in thousands includes POS members who access primary care physicians and referred care through an HMO network of 2,323 at December 31, 1999 and 1,329 at December 31, 1998.

(3) Membership in thousands includes 553 Commercial HMO members and 12 PPO members of the NYLCare Texas operations sold on March 31, 2000.

     Total Health membership as of December 31, 1999 increased by approximately 5 million members when compared to December 31, 1998, due to the acquisition of PHC, including the ASO members that Health Care has agreed to service. Excluding the impact of the PHC members, the 1999 membership increases in Commercial HMO (including POS members who access primary care physicians and referred care through an HMO network), Medicare HMO and Medicaid HMO were partially offset by declines in Indemnity, PPO and POS enrollment. As expected, New Aetna experienced significant declines in PHC membership during the January 2000 enrollment cycle.

     Total Revenue and Expense

     Revenue, excluding net realized capital gains or losses, increased $5.9 billion, or 39%, in 1999 and $2.2 billion, or 17%, in 1998. The 1999 revenue growth primarily was due to the acquisition of PHC on August 6, 1999 and the acquisition of NYLCare on July 15, 1998. Revenue in 1999 also grew because of Commercial HMO membership growth and premium rate increases. The 1998 revenue growth primarily was due to the acquisition of NYLCare, as well as premium rate increases and membership growth in Commercial and Medicare HMO and POS products, partially offset by lower Indemnity and PPO membership. Also during 1998, Health Care recorded higher investment income due to a higher investment portfolio balance (including the acquired assets of NYLCare), a shift in strategy to higher yielding investments and an increase in equity partnership income.

     Operating expenses, including salaries and related benefits, increased $1.0 billion, or 37%, in 1999 and $253 million, or 10%, in 1998. The 1999 increase reflects the acquisition of PHC and NYLCare and increased costs to support the Commercial HMO membership growth. The increase in 1998 reflects the acquisition of NYLCare, as well as HMO membership increases, customer service enhancements and costs related to Year 2000. Operating expenses, including salaries and related benefits, as a percentage of revenue, excluding net realized capital gains, was 18% in 1999 and 1998, and 20% in 1997.

  LARGE CASE PENSIONS

                               OPERATING SUMMARY

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Other premiums..............................................  $   118.9   $   122.7   $   155.0
Net investment income.......................................      982.5     1,152.5     1,408.7
Other income................................................       46.2        31.2        40.6
Net realized capital gains..................................       24.2        57.5        30.7
                                                              ---------   ---------   ---------
          Total revenue.....................................    1,171.8     1,363.9     1,635.0
                                                              ---------   ---------   ---------
Current and future benefits.................................      981.3     1,122.4     1,372.4
Salaries and related benefits...............................       19.8        19.6        30.5
Other operating expenses....................................       11.5        17.5        16.8
Reductions of loss on discontinued products.................      (77.2)      (68.0)     (172.5)
                                                              ---------   ---------   ---------
          Total benefits and expenses.......................      935.4     1,091.5     1,247.2
                                                              ---------   ---------   ---------
Income before income taxes..................................      236.4       272.4       387.8
Income taxes................................................       85.4       102.5       153.6
                                                              ---------   ---------   ---------
Net income..................................................  $   151.0   $   169.9   $   234.2
                                                              =========   =========   =========
Net realized capital gains, net of tax (included above).....  $    15.8   $    37.4   $    20.8
                                                              =========   =========   =========
Deposits (not included in other premiums above):
  Fully guaranteed discontinued products....................  $    12.5   $    17.7   $    14.0
  Experience-rated..........................................      191.9       251.3       735.4
  Nonguaranteed.............................................      579.2       950.2       849.2
                                                              ---------   ---------   ---------
          Total deposits....................................  $   783.6   $ 1,219.2   $ 1,598.6
                                                              =========   =========   =========
Assets under management:(1)
  Fully guaranteed discontinued products....................  $ 5,990.8   $ 6,737.9   $ 7,548.9
  Experience-rated..........................................    7,932.1     9,546.9    11,114.7
  Nonguaranteed.............................................   12,028.7    12,120.0    11,070.2
                                                              ---------   ---------   ---------
          Total assets under management.....................  $25,951.6   $28,404.8   $29,733.8
                                                              =========   =========   =========

---------------
(1) Excludes net unrealized capital losses of $254.4 million at December 31, 1999 and net unrealized capital gains of $621.0 million at December 31, 1998 and $645.4 million at December 31, 1997.

     Results

     Large Case Pensions' net income decreased $19 million in 1999 and $64 million in 1998. As further discussed under "Discontinued Products" below, results include discontinued products reserve releases of $50 million in 1999, $44 million in 1998 and $108 million in 1997 due to favorable investment performance. Net income also includes Year 2000 costs of approximately $1 million in 1999 and 1998. Excluding the discontinued products reserve releases and net realized capital gains, results decreased $3 million in 1999 and $17 million in 1998. The 1999 and 1998 decreases continue to reflect the redeployment of capital supporting this business. Assets under management decreased during 1999 and 1998. These decreases primarily resulted from the continuing run off of liabilities underlying the business.

     General account assets supporting experience-rated products (where the contractholder, not New Aetna, assumes investment and other risks) may be subject to participant or contractholder withdrawal. Experience-rated contractholder and participant withdrawals and transfers were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Scheduled contract maturities and benefit payments (1)......  $961.7   $935.5   $905.0
Contractholder withdrawals other than scheduled contract
  maturities and benefit payments (2).......................   489.2    431.8    358.1
Participant directed withdrawals (2)........................    78.1     98.3    130.0

---------------
(1) Includes payments made upon contract maturity and other amounts distributed in accordance with contract schedules.

(2) At December 31, 1999, approximately $870 million of experience-rated pension contracts allowed for unscheduled contractholder withdrawals, subject to timing restrictions and formula-based market value adjustments. Further, approximately $2.0 billion of such contracts supported by general account assets could be withdrawn or transferred to other plan investment options at the direction of plan participants, without market value adjustment.

     Discontinued Products

     See "-- Nine Months Ended September 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products" for more information.

     The results of discontinued products were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Interest margin (deficit) (1)...............................  $(18.3)  $(22.7)  $ 15.1
Net realized capital gains (losses).........................    (7.8)    75.8    175.4
Interest earned on receivable from continuing products......    21.3     22.4     21.5
Other, net..................................................    12.4      3.6      2.8
                                                              ------   ------   ------
Results of discontinued products, after tax.................  $  7.6   $ 79.1   $214.8
                                                              ======   ======   ======
Results of discontinued products, pretax....................  $ 10.7   $130.4   $337.4
                                                              ======   ======   ======
Net realized capital gains (losses) from sales of bonds,
  after tax (included above)................................  $(21.5)  $ 52.5   $ 36.6
                                                              ======   ======   ======

---------------
(1) The interest margin (deficit) is the difference between earnings on invested assets and interest credited to contractholders.

     The interest deficit for 1999 remained relatively level compared to 1998. The decrease in 1998 as compared to 1997 primarily is due to lower investment income, reflecting the decline in assets used to fund contractual liability run off, as well as lower yields due to the shift in the investment portfolio to fixed-income bonds. The 1999 net realized capital losses primarily are due to losses on bonds resulting from higher interest rates offset by gains on the sale of equities. The 1998 net realized capital gains reflect gains of $28 million related to continued favorable developments in real estate markets, as well as gains of $53 million from the sale of bonds. The 1997 net realized capital gains primarily reflect $100 million of gains related to continued favorable developments in real estate markets (including gains of $24 million related to the securitization of commercial mortgage loans), gains of $37 million from the sale of bonds and gains of $37 million resulting from the sale of other investments in order to meet liquidity needs.

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. Total assets supporting discontinued products and the reserve include a receivable from continuing products of $464 million at December 31, 1999 and $493 million at December 31, 1998, net of related deferred taxes payable.

     See "-- Nine Months Ended September 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products" for more information.

     The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

                                                            (MILLIONS)
                                                            ----------
Reserve at December 31, 1996..............................   $  986.8
Operating income..........................................       58.7
Net realized capital gains................................      269.9
Mortality and other.......................................        8.8
Reserve reduction.........................................     (172.5)
                                                             --------
Reserve at December 31, 1997..............................    1,151.7
Operating loss............................................       (6.6)
Net realized capital gains................................      116.6
Mortality and other.......................................       20.4
Reserve reduction.........................................      (68.0)
                                                             --------
Reserve at December 31, 1998..............................   $1,214.1
Operating income..........................................       10.1
Net realized capital losses...............................      (11.9)
Mortality and other.......................................       12.5
Reserve reduction.........................................      (77.2)
                                                             --------
Reserve at December 31, 1999..............................   $1,147.6
                                                             ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, primarily due to favorable investment performance, $77 million ($50 million after tax) of the reserve was released in 1999 and $68 million ($44 million after tax) of the reserve was released in 1998. In 1997, $173 million ($108 million after tax) of the reserve was released due to continued favorable developments in real estate markets. The current reserve reflects management's best estimate of anticipated future losses.

     The anticipated run off of the December 31, 1999 reserve balance is as follows:

                                                          (MILLIONS)
                                                          ----------
2000....................................................  $     30.0
2001....................................................        30.4
2002....................................................        30.9
2003....................................................        31.7
2004 - 2008.............................................       172.6
2009 - 2013.............................................       188.4
2014 - 2018.............................................       180.0
Thereafter..............................................       483.6

     The above table assumes that assets are held until maturity and that the reserve run off is proportional to the liability run off.

     The expected liability (as of December 31, 1993) and actual balances for the GIC and SPA liabilities at December 31, are as follows:

                                                             EXPECTED               ACTUAL
                                                        -------------------   -------------------
                                                          GIC        SPA        GIC        SPA
                                                        --------   --------   --------   --------
                                                                       (MILLIONS)
1997..................................................  $3,173.9   $4,685.8   $2,321.4   $4,763.0
1998..................................................   2,029.6    4,581.3    1,546.0    4,653.5
1999..................................................   1,214.5    4,472.1      902.1    4,566.0

     The GIC balances were lower than expected in each period, as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts.

     The discontinued products investment portfolio is as follows:

                                                            DECEMBER 31, 1999    DECEMBER 31, 1998
                                                            ------------------   ------------------
CLASS                                                        AMOUNT    PERCENT    AMOUNT    PERCENT
-----                                                       --------   -------   --------   -------
                                                                          (MILLIONS)
Debt securities available for sale........................  $4,533.0     77.2%   $5,890.5     83.0%
Mortgage loans............................................     768.8     13.1       754.2     10.6
Investment real estate....................................     112.7      1.9       104.2      1.5
Equity securities.........................................     239.7      4.1        98.5      1.4
Other.....................................................     214.2      3.7       252.2      3.5
                                                            --------    -----    --------    -----
          Total...........................................  $5,868.4    100.0%   $7,099.6    100.0%
                                                            ========    =====    ========    =====

     The investment portfolio has declined from 1998, as assets were used to pay off contractual liabilities. As mentioned above, the investment portfolio has changed since inception. Mortgage loans have decreased from $5.4 billion (37% of the investment portfolio) at December 31, 1993 to their current level. This was a result of maturities, prepayments and the securitization and sale of commercial mortgages. Also, real estate decreased from $.5 billion (4% of the investment portfolio) at December 31, 1993 to its current level, primarily as a result of sales. The resulting proceeds were reinvested in debt securities and equities.

     The change in the composition of the overall investment portfolio resulted in a change in the quality of the portfolio since 1993. As New Aetna's exposure to commercial mortgage loans and real estate has diminished, additional investment return has been achieved by increasing the risk in the bond portfolio. At December 31, 1993, 60% of the debt securities had a quality rating of AAA or AA, and at December 31, 1999, 31% of the debt securities had a quality rating of AAA or AA. However, management believes the level of risk in the total portfolio of assets supporting discontinued products was lower at December 31, 1999 when compared to December 31, 1993.

     Distributions on discontinued products were as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
Scheduled contract maturities, settlements and benefit
  payments..................................................  $1,246.9   $1,433.5   $1,683.1
Participant directed withdrawals............................      14.9       21.4       36.4

     Cash required to fund these distributions was provided by earnings and scheduled payments on, and sales of, invested assets.

     At December 31, 1999, scheduled maturities, future benefit payments and other expected payments, including future interest, were as follows:

                                                            (MILLIONS)
                                                            ----------
2000......................................................   $  919.4
2001......................................................      837.3
2002......................................................      695.1
2003......................................................      551.9
2004......................................................      496.7
2005 - 2009...............................................    2,332.2
2010 - 2014...............................................    2,034.0
2015 - 2019...............................................    1,653.4
2020 - 2024...............................................    1,251.6
Thereafter................................................    2,144.5

     Refer to Note 8 of Notes to Consolidated Financial Statements and "-- 1999, 1998 and 1997 -- Total Investments" for additional information.

  CORPORATE

                               OPERATING SUMMARY

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1999     1998     1997
                                                              ------   ------   ------
                                                               (MILLIONS, AFTER TAX)
Interest expense............................................  $151.3   $134.1   $138.7
                                                              ======   ======   ======
Salaries and related benefits...............................  $ 28.2   $ 31.8   $ 43.6
Other operating expenses, net...............................    37.4     48.0     49.8
Net realized capital gains..................................   (28.0)   (63.4)   (69.8)
                                                              ------   ------   ------
          Total other expense...............................  $ 37.6   $ 16.4   $ 23.6
                                                              ======   ======   ======

     Corporate represents the allocation of a portion of Aetna's corporate overhead costs, including interest expense and other expenses that are not directly related to New Aetna's business segments. "Other operating expense, net" includes corporate expenses such as staff expenses and advertising and contributions partially offset by net investment income.

     Results

     The 1999 increase in interest expense primarily reflects a full year of interest on the debt incurred in connection with the NYLCare acquisition in July 1998 as well as the additional debt incurred in connection with the PHC acquisition. The 1998 decrease is due to a change in the composition of debt from 1997, reflecting a higher level of short-term debt at lower interest rates than New Aetna's long-term debt. This was partially offset by an increase in total debt levels from 1997 as a result of the NYLCare acquisition. Included in other operating expenses are Year 2000 costs of $3 million and $9 million in 1999 and 1998, respectively. Salaries and related benefits and other operating expenses decreased during 1999 due to continued cost reduction initiatives.

     After-tax net realized capital gains in 1999 include various gains on common stock sales and $14 million from the recognition of a deferred hedge gain. Refer to "-- Liquidity and Capital Resources" for further discussion. After-tax net realized capital gains in 1998 include gains of $74 million related to the sale of New Aetna's remaining investment in Traveler's Property Casualty Corporation ("TPCC"). After-tax net realized capital gains in 1997 include gains of $98 million related to sales of portions of New

Aetna's investment in TPCC offset by an after-tax realized capital loss of $29 million related to the write-down of certain properties that New Aetna had classified as held for sale.

  TOTAL INVESTMENTS

     Investments disclosed in this section relate to New Aetna's total portfolio and consist only of assets supporting continuing operations (including assets supporting discontinued products and experience-rated products).

Total investments were as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Debt securities available for sale(1).......................  $15,811.5   $17,584.7
Equity securities...........................................      286.4       196.6
Other investment securities.................................      216.4       278.8
Mortgage loans..............................................    2,377.0     2,719.7
Investment real estate......................................      269.5       192.3
Other.......................................................      383.1       327.5
                                                              ---------   ---------
Total investments...........................................  $19,343.9   $21,299.6
                                                              =========   =========

---------------
(1) Amount includes restricted debt securities of $629.5 million at December 31, 1999 and $577.3 million at December 31, 1998.

     Debt Securities Available for Sale

     Debt securities represented 82% of New Aetna's total invested assets at December 31, 1999 and 83% at December 31, 1998 and supported the following types of products:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Supporting discontinued products............................  $ 4,533.0   $ 5,890.5
Supporting experience-rated products........................    3,001.3     4,069.2
Supporting remaining products...............................    8,277.2     7,625.0
                                                              ---------   ---------
Total debt securities.......................................  $15,811.5   $17,584.7
                                                              =========   =========

     Debt securities reflect net unrealized capital losses of $516 million at December 31, 1999 compared with net unrealized capital gains of $724 million at December 31, 1998. Of the net unrealized capital losses at December 31, 1999, $122 million relate to assets supporting discontinued products and $104 million relate to experience-rated pension contractholders. Of the net unrealized capital gains at December 31, 1998, $362 million relate to assets supporting discontinued products and $220 million relate to experience-rated pension contractholders.

     The debt securities in New Aetna's portfolio are generally rated by external rating agencies and, if not externally rated, are rated by New Aetna on a basis believed to be similar to that used by the rating agencies. New Aetna's investments in debt securities had an average quality rating of A+ at December 31, 1999 and 1998 (33% were AAA at December 31, 1999 and 26% were AAA at December 31, 1998). "Below investment grade" debt securities carry a rating of below BBB-/Baa3 and represented 9% of the portfolio at December 31, 1999 and 7% of the portfolio at December 31, 1998, of which 27% at December 31, 1999 and 33% at December 31, 1998 support discontinued and experience-rated products. Refer to Note 4 of Notes to Consolidated Financial Statements for disclosures related to debt securities by market sector.

     Residential Collateralized Mortgage Obligations

     Included in New Aetna's debt securities are residential collateralized mortgage obligations ("CMOs") of $59 million at December 31, 1999 and $52 million at December 31, 1998. There are various categories of CMOs that are subject to different degrees of risk from changes in interest rates and, for CMOs that are not agency backed, defaults. Approximately 59% of New Aetna's residential CMO holdings were backed by government agencies, such as GNMA, FNMA and FHLMC at December 31, 1999 and 95% at December 31, 1998. The principal risks inherent in holding CMOs are prepayment and extension risks related to dramatic decreases and increases in interest rates, resulting in the repayment of principal from the underlying mortgages either earlier or later than originally anticipated. At December 31, 1999 and December 31, 1998, New Aetna did not have any CMO holdings that were invested in CMOs subject to more prepayment and extension risk than traditional CMOs (such as interest- or principal-only strips).

     Mortgage Loans

     New Aetna's mortgage loan investments, net of impairment reserves, supported the following types of products:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Supporting discontinued products............................  $  768.8   $  754.2
Supporting experience-rated products........................     923.4    1,183.3
Supporting remaining products...............................     684.8      782.2
                                                              --------   --------
Total mortgage loans........................................  $2,377.0   $2,719.7
                                                              ========   ========

     During 1999 and 1998, New Aetna managed its mortgage loan portfolio to maintain the balance, relative to invested assets, by selectively pursuing refinance and new loan opportunities. The mortgage loan portfolio balance represented 12% at December 31, 1999 and 13% at December 31, 1998 of New Aetna's total invested assets.

     Problem, restructured and potential problem loans included in mortgage loans were $274 million at December 31, 1999 and $289 million at December 31, 1998, of which 82% at December 31, 1999 and 89% at December 31, 1998 supported discontinued and experience-rated products. Specific impairment reserves on these loans were $32 million at December 31, 1999 and $46 million at December 31, 1998. Refer to Note 4 of Notes to Consolidated Financial Statements for additional information.

     At December 31, 1999 scheduled mortgage loan principal repayments were as follows:

                                                              (MILLIONS)
                                                              ----------
2000........................................................   $  514.4
2001........................................................       35.0
2002........................................................      126.5
2003........................................................      560.7
2004........................................................      173.4
Thereafter..................................................    1,012.8

     Risk Management and Market-Sensitive Instruments

     See "-- Nine Months Ended September 30, 2000 and 1999 -- Total Investments -- Risk Management and Market-Sensitive Investments" for more information.

     Management reviews, on a quarterly basis, hypothetical net losses in New Aetna's consolidated near-term financial position, results of operations and cash flows under certain assumed market rate changes. The potential effect of interest rate risk on near-term net income, cash flow and fair value was determined based on commonly used models. The models project the impact of interest rate changes on a wide range of factors, including duration, prepayment, put options and call options. Fair value was estimated based on the net present value of cash flows or duration estimates using a representative set of likely future interest rate scenarios. The assumptions used were as follows: an immediate increase of 100 basis points in interest rates which New Aetna believes represents a moderately adverse scenario and is approximately equal to the historical annual volatility of interest rate movements for New Aetna's intermediate-term available-for-sale debt securities and an immediate decrease of 10% in prices for domestic equity securities.

     Based on New Aetna's overall exposure to interest rate risk and equity price risk, New Aetna believes that these changes in market rates and prices would not materially affect the consolidated near-term financial position, results of operations or cash flows of New Aetna.

LIQUIDITY AND CAPITAL RESOURCES

  CASH FLOWS

     Generally, New Aetna meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and using overall cash flows from premiums, deposits and income received on investments. Overall cash flows are used primarily for claim and benefit payments, contract withdrawals and operating expenses.

     During the first nine months of 2000 and 1999, New Aetna used net cash generated from investing, financing and operating activities to pay approximately $177 million and $221 million, respectively, of dividends to Aetna, its sole shareholder.

     In 1999, net cash generated from investing, financing and operating activities was used to make approximately $561 million of investments in core businesses and acquisitions and pay approximately $635 million of dividends to Aetna. In 1998, net cash generated by investing, financing and operating activities was used to make approximately $1.1 billion of investments in core businesses and pay approximately $520 million of dividends to Aetna.

     New Aetna monitors the duration of its debt securities portfolio (which is highly marketable) and mortgage loans, and executes its purchases and sales of these investments with the objective of having adequate funds available to satisfy New Aetna's maturing liabilities.

     Refer to the "Consolidated Statements of Cash Flows" for additional information.

  FINANCINGS AND FINANCING CAPACITY

     New Aetna has significant short-term liquidity supporting its businesses. New Aetna will use short-term borrowings from time to time to address timing differences between cash receipts and disbursements. Also, in 1999 and 1998, New Aetna used these borrowings to finance an increased amount of disbursements since an increased amount of its other funds were used in connection with acquisitions. Prior to the spin-off, New Aetna had revolving credit facilities in an aggregate amount of $2.0 billion. These facilities will not continue following the spin-off and New Aetna intends to enter into a new revolving credit facility or other borrowing arrangements, providing for an aggregate borrowing capacity of approximately $2.5 billion. These arrangements will include financial covenants that will require, among other things, that New Aetna maintain a certain level of net worth. Refer to Note 8 of Condensed Notes to Interim Consolidated Financial Statements and Note 11 of Notes to Consolidated Financial Statements for additional information. New Aetna anticipates borrowing under the credit facility or issuing short-term debt in connection with the spin-off. Refer to "Summary" for more information.

     The acquisition of PHC was financed by issuing $500 million of three-year senior notes to Prudential and by using funds made available from issuing commercial paper. The acquisition of NYLCare was financed with funds made available from issuing commercial paper. New Aetna issued $300 million of debt in the fourth quarter of 1998. At the time of the acquisition, New Aetna hedged a portion of the anticipated issuance of fixed-income securities against interest rate risk using futures contracts, with unrealized gains or losses on these contracts deferred under hedge accounting. While New Aetna expected to issue fixed-income securities, continued unfavorable market conditions delayed this issuance from the original probable expected time frame. Accordingly, New Aetna ceased hedge accounting under its policies and recognized the deferred hedge gain of $14 million in the third quarter of 1999 as a realized capital gain, included in Corporate.

     New Aetna continually monitors existing and alternative financing sources to support its capital and liquidity needs, including, but not limited to, debt issuance, preferred or common stock issuance, intercompany borrowings and pledging or selling of assets.

     New Aetna is currently expected to have a total debt level at the time of the closing of the ING transaction that exceeds total debt level at September 30, 2000. It also is a condition to closing the ING transaction that New Aetna have an investment grade debt rating of either at least BBB from Standard & Poor's or Baa2 from Moody's Investors Service.

     New Aetna's capitalization and liquidity will undergo a number of changes in connection with the spin-off and the merger. See "Summary" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

  DIVIDEND POLICY

     Our board of directors currently intends that we use excess cash flow to repurchase shares or pay down debt, and, as a result, we currently expect that initially New Aetna will pay a minimal quarterly dividend. The actual dividend rate for New Aetna common stock will be determined at a later date. The first dividend is expected to be paid in the first quarter of 2001. Our board will be free to change our dividend practices at any time. The board will base its decisions on, among other things, general business conditions, our financial results, contractual, legal and regulatory restrictions regarding dividend payments by our subsidiaries, practices of peer companies and any other factors the board may consider to be relevant.

  RESTRICTIONS ON CERTAIN PAYMENTS BY NEW AETNA

     In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations are not directly applicable to New Aetna as it is not an HMO or insurance company. The additional regulations applicable to New Aetna's indirect HMO and insurance company subsidiaries are not expected to affect the ability of New Aetna to pay dividends, or to service outstanding debt.

  SOLVENCY REGULATION

     State insurance regulators have adopted changes in statutory accounting practices and other initiatives to strengthen solvency regulation. The National Association of Insurance Commissioners ("NAIC") adopted risk-based capital ("RBC") standards for life insurers that are designed to identify weakly capitalized companies by comparing each of New Aetna's life insurance subsidiaries' adjusted surplus to its required surplus ("RBC ratio"). The RBC ratio is designed to reflect the risk profile of the life insurance subsidiaries. Within certain ratio ranges, regulators have increasing authority to take action as the RBC ratio decreases. There are four levels of regulatory action, ranging from requiring insurers to submit a comprehensive plan to the state insurance commissioner to requiring the state insurance commissioner to place the insurer under regulatory control. The RBC ratio for each of New Aetna's primary life insurance subsidiaries, as measured at December 31, 1999, was above the levels that would require regulatory action. External rating agencies use their own RBC standards as part of determining a company's rating. The RBC framework described above for life insurers was recently extended by the NAIC to health organizations, including HMOs. Although not all states have adopted these rules at December 31, 1999, each of New Aetna's active HMOs has a surplus that exceeded either the applicable state net worth requirements or, where adopted, the levels that would require regulatory action under the NAIC's RBC rules.

  PROPOSED SALE OF MEXICAN BUSINESSES

     Aetna, with the consent of ING, on November 30, 2000, sold certain of its Mexican businesses to Grupo Financiero BBVA Bancomer, S.A. de C.V., for approximately $700 million in cash. Under the merger agreement between Aetna and ING, New Aetna is entitled to receive approximately $35 million of the sale proceeds.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

     Goodwill and other acquired intangible assets were $8.1 billion at September 30, 2000 and $8.7 billion at December 31, 1999, or approximately 74% and 81% of consolidated shareholder's equity, respectively. The amortization of goodwill and other acquired intangible assets was $328 million for the nine months ended September 30, 2000 and $420 million for the year ended December 31, 1999, or approximately 73% and 56%, respectively, of pretax income from continuing operations. The amortization of other acquired intangible assets reflects management's estimate of the useful life of acquired intangible assets (primarily customer lists, health provider networks, workforce and computer systems), generally over various periods not exceeding 25 years. Management's estimate of the useful life of goodwill, which represents the excess of cost over the fair value of net assets acquired, is 40 years. The risk associated with the carrying value of goodwill and other acquired intangible assets is whether future operating income (before amortization of goodwill and other acquired intangible assets) will be sufficient on an undiscounted basis to recover the carrying value. New Aetna regularly evaluates the recoverability of goodwill and other acquired intangible assets and believes such amounts are currently recoverable. However, any significant change in the useful lives of goodwill or other acquired intangible assets, as estimated by management, could have a material adverse effect on results of operations and financial condition.

     Refer to "-- Nine Months Ended September 30, 2000 and 1999 -- Health
Care -- Health Risk and PHC -- Exiting Medicare Markets" for discussion relating to goodwill associated with certain Medicare service areas, which New Aetna will exit.

NEW ACCOUNTING STANDARDS

     Refer to Note 1 of Condensed Notes to Interim Consolidated Financial Statements and Note 2 of Notes to Consolidated Financial Statements for a discussion of recently issued accounting standards.

                             BUSINESS OF NEW AETNA

     The following is a summary of New Aetna's two operating businesses, Health Care and Large Case Pensions.

HEALTH CARE

  PRODUCTS AND SERVICES

     Our Health Care business provides a full spectrum of health and dental products (managed care and indemnity) and group insurance products (life, disability and long-term care) on both an insured and an employer-funded basis. Under insured plans, we assume all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor assumes all or a majority of these risks.

     Health Care consists of Health Risk and PHC and Group Insurance and Other Health.

     Health Risk and PHC includes health and dental plans offered on an insured basis and the results of servicing Prudential's administrative services only, or ASO, business.

     Group Insurance and Other Health includes group life and disability insurance, long-term care insurance and all health plans (other than the Prudential ASO business), offered on an employer-funded basis.

     The following table summarizes premiums, ASO fees and other income for Health Risk and PHC and Group Insurance and Other Health:

                                                 NINE MONTHS
                                                    ENDED
                                                SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                                               ----------------  ---------------------------------
                                                   2000(1)        1999(1)     1998(2)      1997
                                               ----------------  ---------   ---------   ---------
                                                                            (MILLIONS)
Health Risk and PHC..........................  $       16,636.9  $17,467.2   $11,780.8   $ 9,735.0
Group Insurance and Other Health.............           2,221.0    2,812.7     2,666.5     2,573.5
                                               ----------------  ---------   ---------   ---------
          Total Health Care..................  $       18,857.9  $20,279.9   $14,447.3   $12,308.5
                                               ================  =========   =========   =========

---------------
(1) Includes results of PHC since August 6, 1999.

(2) Includes results of NYLCare since July 15, 1998.

     Under insured plans, we charge a premium and under employer-funded plans, we charge a fee for administrative and claim services.

     The principal commercial health products, offered both on an insured and employer-funded basis, are described below:

     - Health Maintenance Organization ("HMO") plans offer comprehensive managed care benefits generally through participating network physicians, hospitals and other providers. When an individual enrolls in one of our HMOs, he or she selects a primary care physician ("PCP") from among the physicians participating in our network. PCPs generally are family practitioners, internists, general practitioners or pediatricians who provide necessary preventive and primary medical care, and are generally responsible for coordinating other necessary health care, including making referrals to participating network specialists. Preventive care and quality improvement are emphasized in these plans. We offer HMO plans with varying levels of copayments which result in different levels of premium rates.

     - Point-of-Service ("POS") plans blend the characteristics of HMO and indemnity plans. Members can have comprehensive HMO-style benefits through participating network providers with minimum out-of-pocket expense (copayments) and also can go directly, without a referral, to any provider they choose, subject to, among other things, certain deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     - Preferred Provider Organization ("PPO") plans offer the member the ability to select any health care provider, with benefits paid at a higher level when care is received from a participating network provider. Coverage is subject to copayments or deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     - Indemnity plans offer the member the ability to select any health care provider for covered services. Some managed care and medical cost containment features may be included in these plans, such as inpatient precertification, limiting payments to reasonable and customary charges and benefits for preventive services. Coverage is subject to deductibles and coinsurance, with member cost sharing limited by out-of-pocket maximums.

     In addition to commercial health products, in select markets, we also offer coverage for Medicare beneficiaries and individuals eligible for Medicaid benefits and subsidized children's health insurance programs. Coverages include the following:

     - Through annual contracts with HCFA, our HMOs offer coverage for Medicare-eligible individuals in certain geographic areas. Generally, services must be obtained through participating network providers, with the exception of emergency and urgent care. Members have historically received enhanced benefits over standard Medicare fee-for-service coverage, including vision, hearing and pharmacy coverage. These Medicare plans are offered on an insured basis.

     - We have contracts with some state and local agencies to offer coverage for individuals eligible for Medicaid and subsidized children's health insurance programs. Benefits are determined by the contracting agencies. This coverage is offered on an insured basis.

     We will exit certain Medicare service areas, effective December 31, 2000, affecting approximately 55% of our total current Medicare membership.

     We offer a variety of other health care coverages offered as either supplements to health products or as stand-alone products. Coverages, which are offered on an insured or employer-funded basis, include indemnity and managed dental plans, and prescription drug, vision and behavioral health programs. We are the nation's second largest provider of dental coverage, based on membership.

     Group Insurance consists primarily of the following:

     - Group Life Insurance consists principally of renewable term coverage, the amounts of which may be fixed or linked to individual employee wage levels. Basic and supplemental term coverage and spouse and dependent coverages are available. Group universal life and accidental death benefit coverages are also available. Group life insurance is offered on an insured basis.

     - Group Disability Insurance provides coverage for disabled employees' income replacement benefits for both short-term disability and long-term disability. We also offer a managed disability product with additional case management features. Group disability insurance coverages are offered on both an insured and employer-funded basis.

     - Long-Term Care Insurance provides coverage for long-term care expenses in a nursing home, adult day care or home setting. Long-term care insurance is offered on an insured basis.

  PROVIDER NETWORKS

     General

     We provide members of our managed care plans with access to health care services through networks of independent health care providers. We contract with providers to participate in our provider networks in order to provide members with broad access to high quality, cost effective medical care. The participating providers in our networks are independent contractors and are neither employees nor agents of New Aetna.

     We use a variety of practices to help contain the rate of increase in the cost of medical services. In addition to contracts with health care providers, procedures include the development and implementation of standards for the appropriate utilization of health care resources and working with health care providers to review data in order to help them improve consistency and quality. We also have a variety of disease management programs related to specific chronic diseases such as asthma, diabetes and congestive heart failure.

     At November 1, 2000, we had approximately 459,000 health care providers participating in our networks nationwide, including more than 290,000 physicians and more than 3,100 hospitals.

  CONTRACTING

     Primary Care Physicians

     Current compensation by our HMOs to directly contracted PCPs is principally on a capitated basis, although we also use fee-for-service contracts and have eliminated or partially eliminated capitation in some areas. Under a capitation arrangement, physicians receive a monthly fixed fee for each HMO member, regardless of the medical services provided to the member. In a fee-for-service arrangement, network physicians are paid for health care services provided to the member based upon a fee schedule.

     Hospitals

     We typically enter into contracts that provide for all-inclusive rates per diem and per case (including certain hospital-based physician services, such as radiology, anesthesiology and pathology), with fixed rates for ambulatory surgery and emergency room services. We have some hospital contracts that pay a percentage of billed charges.

     Our HMOs generally require precertification of elective admissions and monitoring of the length of hospital stays. Participating physicians generally admit their HMO patients to participating hospitals using referral procedures that direct the hospital to contact our patient management unit, which confirms the patient's membership status while obtaining pertinent data. This unit also coordinates related activities, including the subsequent transition to the home environment and home care, if necessary. Case management assistance for complex or "catastrophic" cases is provided by a special case unit.

     Specialist and Ancillary Services

     Specialist physicians participating in our networks are generally reimbursed at contracted rates per visit or procedure.

     Our HMOs have capitated payment arrangements for most mental health, substance abuse, laboratory, radiology, diagnostic imaging, podiatric and physical therapy services.

     Integrated Delivery Systems

     In some locations, we have developed contractual relationships with integrated delivery systems ("IDSs") to provide comprehensive medical and hospital services. Under these arrangements, our HMOs contract with an IDS for a fixed, per member fee or a percentage of premium. These arrangements cover most or all of the care required by the member which is generally delivered by the IDS and its affiliated PCPs, hospitals and specialists.

  QUALITY ASSESSMENT

     Quality assessment programs begin with the initial selection of providers. Physicians wanting to participate in our networks must satisfy an extensive set of criteria, including licensing, hospital admission privileges, demonstrated proficiency, written references, patient access, office standards, after-hours coverage and many other factors. Hospitals also have an extensive set of criteria, including HCFA and the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") accreditation.

     Participating physicians are recredentialed regularly. Recredentialing of PCPs covers many aspects of patient care, which may include an analysis of member grievances filed with us, on-site interviews, member surveys and analysis of drug prescription patterns, and, for HMOs, analysis of utilization patterns. Committees, composed of a peer group of participating private physicians, review participating PCPs being considered for recredentialing.

     We also offer quality and outcome measurement and improvement programs, and health care data analysis systems for providers and purchasers of health care.

     We seek accreditation for some of our HMO plans from the National Committee for Quality Assurance ("NCQA"), a national organization established to review the quality and medical management systems of HMOs and other managed care plans. Accreditation by NCQA is a nationally recognized standard. As of September 30, 2000 approximately 86% of our HMO members participated in HMOs that had received accreditation by the NCQA.

  PRINCIPAL MARKETS AND SALES

     Total Commercial, Medicare and Medicaid HMO, POS, PPO and Indemnity membership ("Health membership") is widely dispersed throughout the United States. We offer a wide array of benefit plans, many of which are available in all 50 states.

     Products offered by Group Insurance and Other Health are available in all 50 states. Depending on the product, we market to a range of customers from small employer groups to large, multi-site national accounts.

     The following table presents Health Care's membership by region and funding arrangement, at the following dates:

                                  AT SEPTEMBER 30,                             AT DECEMBER 31,
                              ------------------------   ------------------------------------------------------------
                                      2000 (1)                   1999 (2)                   1998 (3)            1997
                              ------------------------   -------------------------   -----------------------   ------
                               RISK    NONRISK  TOTAL     RISK    NONRISK   TOTAL    RISK    NONRISK  TOTAL    TOTAL
                              ------   -------  ------   ------   -------   ------   -----   -------  ------   ------
                                                                    (THOUSANDS)
Northeast...................   1,491       784   2,275    1,535      858     2,393   1,347       708   2,055    1,824
Mid-Atlantic................   1,965     1,438   3,403    2,140    1,462     3,602   1,759     1,268   3,027    3,023
Capitol.....................     738     1,003   1,741      900    1,107     2,007     791       984   1,775    1,265
Southeast...................   1,354     1,122   2,476    1,518    1,263     2,781     613     1,009   1,622    1,554
Mid-West....................   1,013     1,890   2,903    1,091    1,995     3,086     710     1,817   2,527    2,311
West Central................     771       964   1,735      711      998     1,709     208       785     993    1,192
Southwest...................   1,219     1,162   2,381    1,785    1,286     3,071     997       910   1,907    1,126
Pacific Coast...............   1,316       962   2,278    1,359    1,047     2,406     878       881   1,759    1,439
                              ------   -------  ------   ------   ------    ------   -----   -------  ------   ------
  Total Health Membership...   9,867     9,325  19,192   11,039   10,016    21,055   7,303     8,362  15,665   13,734
                              ======   =======  ======   ======   ======    ======   =====   =======  ======   ======

---------------
(1) Excludes approximately 520 members of the NYLCare Texas operations that were sold in the first half of 2000.

(2) Includes 5,093 PHC health care members, of which 1,688 represent ASO members that we have agreed to service for Prudential.

(3) Includes 1,975 NYLCare members.

     For membership composition of our products by funding arrangement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health
Care -- Membership" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- 1999, 1998 and 1997 -- Health
Care -- Membership."

     For both Health Risk and PHC and Group Insurance and Other Health, products and services are marketed primarily to employers for the benefit of employees and their dependents. Frequently, employers offer employees a choice of coverages, from which the employee makes his or her selection during a designated annual open enrollment period. Employers pay all or a portion of the monthly premiums, and employees, through payroll deductions, pay any premium not provided as an employee benefit.

     Within Health Risk and PHC, Medicare coverage is sold on an individual basis as well as through employer groups to their retirees. Medicaid and subsidized children's health insurance programs are marketed to individuals rather than employer groups.

     Our products are sold primarily through our sales personnel, who frequently work with independent consultants and brokers who assist in the production and servicing of business. Sales representatives also sell to employers on a direct basis.

     For large plan sponsors, independent consultants and brokers are frequently involved in employer health plan selection decisions and sales.

     Marketing and sales efforts are promoted by an advertising program which includes television, radio, billboards and print media, supported by market research and direct marketing efforts.

  HEALTH PRICING

     For insured commercial plans, customer contracts are generally established in advance of the policy period, for a duration of one year. In determining the premium rates to be charged to the customer, prospective and retrospective rating methodologies are used.

     Under prospective rating, a fixed premium rate is determined at the beginning of the policy period. Unanticipated increases in medical costs cannot be recovered in the current policy year; however, prior experience for a product in the aggregate is considered, among other factors, in determining premium rates for future periods. Federally qualified HMOs are required to set premiums in this manner.

     For federally qualified HMOs and for other plans where required by law, we establish premium rates prior to contract inception, without regard to actual utilization of services incurred by individual members, using one of three approved community rating methods. These rates may vary from account to account to reflect projected family size and contract mix, benefit levels, renewal date, and other factors. Under the "traditional community rating" method, a plan establishes premium rates based on its revenue requirements for its entire enrollment in a given community. Under the "community rating by class" method, a plan establishes premium rates based on its revenue requirements for broad classes of membership distinguished by factors such as age and sex. Under the "group specific community rating" method, a plan establishes premium rates based in part on its revenue requirements for providing services to the group. State laws in some of the states in which we operate plans require the filing with and approval by the state of plan premium rates, and some states may prohibit the use of one or more of these rating methods. In addition to reviewing anticipated medical costs, some states also review anticipated administrative costs as part of the approval process. Our future results could be affected if the premium rates we request are not approved or are adjusted downward by state regulators. For non-federally qualified HMOs, "experience" rating methods are utilized. Premium rates for "experience rated" plans give consideration to the plan sponsors' historical and anticipated claim experience.

     Under retrospective rating, a premium rate is determined at the beginning of the policy period. Once the policy period has ended, the actual experience is reviewed. If the experience is positive (i.e., actual claim costs and other expenses are less than those expected) then a refund may be credited to the policy. If the experience is negative, then the resulting deficit may, in certain instances, be recovered through contractual provisions; otherwise the deficit is considered in setting future premium levels. If a customer elects to terminate coverage, these deficits generally cannot be recovered. Retrospective rating is often used for non-HMO, employer-funded plans which cover more than 300 lives.

     We have contracts with HCFA to provide HMO Medicare+Choice coverage to Medicare beneficiaries who choose health care coverage through an HMO. Under these annual contracts, HCFA pays the HMO at a capitated rate based on membership and adjusted for demographic factors and a user fee. Inflation, changes in utilization patterns and benefit plans, demographic factors such as age and sex, and both local county and national fee for service average per capita Medicare costs are considered in the rate calculation process. Amounts payable under Medicare risk arrangements are subject to annual unilateral revision by HCFA. In addition to premiums received from HCFA, most of the Medicare products offered by us require a supplemental premium to be paid by the member. Under Medicare risk arrangements, we assume the risk of higher than expected medical expenses. Medicare contracts generate higher per member per month revenues, but also generate higher per member per month medical expenses, than commercial plans.

     We also have HMO contracts with a variety of federal government employee groups under the Federal Employees Health Benefit Program. Premium rates are subject to federal government review and audit.

     We have contracts with some states and local agencies in Maine, New Jersey, Pennsylvania and Washington to provide fully insured health benefits to persons eligible for Medicaid and/or subsidized children's health insurance program benefits. These contracts are generally for a period of one to three years. We receive a fixed monthly payment based on membership in return for the coverage of health care services. The rates are subject to periodic unilateral revision by the contracting agencies. We assume the risk of higher than expected medical expenses.

     Contracts with plan sponsors to provide administrative services for employer-funded plans are generally for a period of one year. Some of our contracts include certain guarantees with respect to certain functions such as customer service response time, claim processing accuracy and claim processing turnaround time, as well as certain guarantees that claim expenses to be incurred by plan sponsors will fall within a certain range. With any of these guarantees, we are financially at risk if the conditions of the arrangements are not met, though the maximum at risk is typically 10% -- 30% of fees for the customer involved.

  COMPETITION

     Competition in the health care industry has intensified in recent years, primarily due to more aggressive marketing and pricing, a proliferation of competing products, including new products developed in an effort to contain health care costs, and increased quality and price sensitivity. New entrants into the marketplace as well as significant consolidation within the industry have also contributed to the more intense competitive environment.

     We believe that the most significant factors that distinguish competing health plans are quality of service, comprehensiveness of coverage, cost (including both premium and member out-of-pocket costs), product design, financial stability and the geographic scope of provider networks and the providers available in such networks and managed care programs (including NCQA accreditation status). We believe that we are competitive in each of these areas. The ability to increase the number of persons covered by our benefits or to increase revenues is affected by competition in any particular area. In addition, the ability to increase the number of persons enrolled in Health Risk products is affected by the desire and ability of employers to self fund their health coverage. Competition may also affect the availability of services from health care providers, including primary care physicians, specialists and hospitals.

     Within Health Risk and PHC, we compete with local and regional managed care plans, in addition to managed care plans sponsored by large health insurance companies and Blue Cross/Blue Shield plans. Additional competitors include other types of medical and dental provider organizations, various specialty service providers, integrated health care delivery organizations, and in certain plans, programs sponsored by the federal or state governments.

     Within the Other Health component of Group Insurance and Other Health, we compete primarily with other commercial insurance companies and third party administrators.

     For the Group Insurance industry, we believe that the most significant factors which distinguish competing companies are price, quality of service, comprehensiveness of coverage, and product array and design. Specialty carriers have increased market penetration in the life and disability business. The deeply penetrated group life market remains highly competitive.

  RESERVES

     For Health Risk and PHC, the liability for health care costs payable reflects estimates of the ultimate cost of claims that have been incurred but not yet reported or reported but not yet paid. Health care costs payable are estimated periodically, and any resulting adjustments are reflected in current-period operating results within health care costs. Health care costs payable are based on a number of factors, including those derived from historical claim experience. An extensive degree of judgment is used in this estimation process, considerable variability is inherent in such estimates, and the adequacy of the estimate is highly sensitive to changes in medical claims payment patterns and changes in medical cost trends. A worsening (or improvement) of medical cost trend or changes in claim payment patterns from those assumed in estimating health care costs payable would cause these estimates to change and such change could be material.

     For Group Insurance products, reserves are established as premiums become due to reflect the present value of expected future obligations net of the present value of expected future premiums. Policy reserves for group paid-up life insurance generally reflect long-term fixed obligations and are computed on the basis of assumed or guaranteed yield and benefit payments. Assumptions are based on our historical claim experience. For long-term disability products, reserves are established for (i) lives currently in payment status (using both standard industry, as well as our own morbidity and interest rate assumptions),
(ii) lives who have not yet satisfied the waiting period, but are expected to do so and (iii) claims that have been incurred but not yet reported. Long-term care reserves are a long-term obligation calculated using industry data for morbidity and mortality assumptions. Reserves for unpaid claims for other group health products (including short duration contracts) are estimated periodically and any resulting adjustments are reflected in current earnings.

     Group health and group insurance premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such premiums are recognized as the related experience emerges.

  REINSURANCE

     We use reinsurance agreements with nonaffiliated insurers for Group Insurance products to control our exposure to large losses and certain other risks. We maintain catastrophic life reinsurance which provides protection against accidents involving five or more covered lives. For disability products, certain reinsurance arrangements have been established to reflect the circumstances of the specific disability risks. These include an excess individual amount arrangement for a particular market segment of disability products, a quota share treaty for another market segment of disability products, and facultative treaties on a case by case basis. In addition, we carry excess medical malpractice professional liability insurance.

GROUP LIFE INSURANCE IN FORCE AND OTHER STATISTICAL DATA

     The following table summarizes changes in group life insurance in force before deductions for reinsurance ceded to other companies for the years indicated:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
In force, end of year.......................................  $355,014   $378,727   $316,478
Terminations (lapses and all other).........................  $ 77,648   $ 14,018   $ 10,678
Number of policies and contracts in force, end of year:
  Group Life Contracts(1)...................................    14,519     14,044     13,849
  Group Conversion Policies(2)..............................    28,767     31,024     32,660

---------------
(1) Due to the diversity of coverages and size of covered groups, statistics are not provided for average size of policies in force.

(2) Reflects conversion privileges exercised by insureds under group life policies to replace those policies with individual life policies.

LARGE CASE PENSIONS

     Large Case Pensions manages a variety of retirement products (including pension and annuity products) offered to IRC Section 401 qualified defined benefit and defined contribution plans. Contracts provide nonguaranteed, partially guaranteed (experience-rated) and fully guaranteed investment options through general and separate account products. The majority of Large Case Pensions' products that use separate accounts provide contractholders with a vehicle for investments under which the contractholders assume the investment risk as well as the benefit of favorable performance. Large Case Pensions earns a management fee on these separate accounts.

     In 1993, we discontinued our fully guaranteed Large Case Pensions products. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Large Case Pensions -- Discontinued Products."

CUSTOMERS

     Premiums and fees from the federal government accounted for 21% of the Health Care segment's revenue in 1999. Contracts with HCFA accounted for 81% of these premiums and fees, with the balance from federal employee related benefit programs. Our Large Case Pensions business is not dependent upon a single customer or a few customers, the loss of which would have a significant effect on the earnings of the segment. Refer to Note 15 of Notes to Consolidated Financial Statements regarding segment information.

TRADEMARKS

     The trademarks Aetna(R), Aetna U.S. Healthcare(R), and U.S. Healthcare(R), together with the corresponding design logos, are owned by us. We consider these trademarks and our other trademarks and trade names important in the operation of our business. However, our business is not dependent on any individual trademark or trade name.

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

RATINGS

     Many of our group insurance and large case pensions products are written out of Aetna Life Insurance Company ("ALIC"), one of our subsidiaries. Many of our customers may consider ALIC's claims-paying ratings to be important. ALIC has the following claims-paying ratings:

                                                            CLAIMS-PAYING           CLAIMS-PAYING
                                                                RATING                 RATING
RATING AGENCY                                             (OCTOBER 31, 2000)   (NOVEMBER 29, 2000) (1)
-------------                                             ------------------   -----------------------
A.M. Best...............................................          A                       A
Fitch (formerly Duff & Phelps)..........................         AA-                     AA-
Moody's Investors Service...............................          A1                     A2
Standard & Poor's.......................................          A+                     A+

---------------
(1) Moody's and Fitch have placed the ALIC rating on outlook-stable. Standard and Poor's has placed the ALIC rating on outlook-negative. A.M. Best has the ALIC rating under review with developing implications.

     New Aetna has received the following issuer credit ratings:

                                                              ISSUER CREDIT
RATING AGENCY                                                    RATING
-------------                                                 -------------
Moody's Investors Service...................................      Baa2
Standard & Poor's...........................................       A-
Fitch.......................................................       A-

EMPLOYEES

     We had about 41,000 domestic employees at September 30, 2000.

PROPERTIES

     Our home office is a building complex located at 151 Farmington Avenue, Hartford, Connecticut. We and some of our subsidiaries also own or lease other space in the greater Hartford area; Blue Bell, Pennsylvania; Fairfield, New Jersey and Roseland, New Jersey; as well as various field locations throughout the country. We believe our properties are adequate and suitable for our business as presently conducted.

     The foregoing does not include numerous investment properties held by us in our general and separate accounts.

REGULATION

  GENERAL

     Our operations are subject to comprehensive regulation throughout the United States. Supervisory agencies, including (depending on the state) state health, insurance, corporation and securities departments, have broad authority to grant licenses to transact business and regulate many aspects of the products and services offered by us, as well as solvency and reserve adequacy. Many agencies also regulate investment activities on the basis of quality, diversification, and other quantitative criteria. Our operations and accounts are subject to examination at regular intervals by certain of these regulators.

  HEALTH CARE

     The federal government and the states in which we conduct our HMO and other health operations have adopted laws and regulations that govern our business activities to varying degrees. These laws and regulations may restrict how we conduct our businesses and may result in additional burdens and costs to

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

us. Areas of governmental regulation include licensure, premium rates, benefits, service areas, quality assurance procedures, plan design and disclosures, eligibility requirements, provider rates of payment, surcharges on provider payments, provider contract forms, underwriting, financial arrangements, financial condition (including reserves) and corporate governance. These laws and regulations are subject to amendments and changing interpretations in each jurisdiction.

     States generally require HMOs to obtain a certificate of authority prior to commencing operations. To establish an HMO in any state where we do not presently operate an HMO, we generally have to obtain such a certificate. The time necessary to obtain such a certificate varies from state to state. Each HMO must file periodic financial and operating reports with the states in which it does business. In addition, our HMOs are subject to state examination and periodic license renewal.

     Recent Medicare Changes

     In 1997, the federal government passed legislation related to Medicare that changed the method for determining premiums that the government pays to HMOs for Medicare members. In general, the new method has reduced the premiums payable to us compared to the old method, although the level and extent of the reductions varies by geographic market and depends on other factors. The legislation also requires us to pay a "user fee." The changes began to be phased in on January 1, 1998 and will continue over five years. The federal government also announced in 1999 that it planned to begin to phase in risk adjustments to its premium payments over a five-year period commencing January 1, 2000. It is anticipated that the net impact of the risk adjustments will be to reduce the premiums payable to us. While the phase-in provisions provide us with an opportunity to offset some of the premium reductions, the risk adjustments and the user fee by adjusting the supplemental premiums that members pay to us and by adjusting the benefits included in our products, because of competition and other factors, the adjustments we can make may not fully offset the reductions in premiums from the government. Because of these reduced premiums and the user fee, as well as other factors including new Medicare+Choice regulations issued by HCFA, we decided not to renew our Medicare HMO contracts (or to reduce contract service areas) in certain areas effective January 1, 1999, January 1, 2000 and January 1, 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health
Care -- Health Risk and PHC -- Exiting Medicare Markets" and "Business of New Aetna."

     HIPAA

     The federal government enacted the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") in 1997. The legislation has three main effects:

     - it limits pre-existing condition exclusions that apply to individuals changing jobs or moving to individual coverage;

     - it guarantees that employees in the small group market have available health coverage; and

     - it prevents exclusion of individuals from coverage under group plans based on health status.

     In addition, regulations were recently proposed under HIPAA relating to the privacy of health information and certain other matters affecting the administration of health and related plan benefits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Nine Months Ended September 30, 2000 and 1999 -- Health Care -- Outlook" for more information.

     ERISA

     The provision of services to certain employee health benefit plans is subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), a complex set of laws and regulations subject to interpretation and enforcement by the Internal Revenue Service and the Department of Labor ("DOL"). ERISA regulates certain aspects of the relationships between us and employers who maintain employee benefit plans subject to ERISA. Some of our administrative services and other activities may also be
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

subject to regulation under ERISA. In addition, some states require licensure or registration of companies providing third party claims administration services for benefit plans.

     Other Recent Matters

     The federal government and many states, including states in which we have substantial managed care membership, have enacted or are considering legislation or regulation related to managed care, including, among other things, the following:

     - Eliminating or reducing the scope of ERISA pre-emption of state medical and bad faith claims under state law, exposing health plans to expanded liability to punitive and other extra-contractual damages

     - Extension of malpractice and other liability for medical and other decisions from providers to health plans

     - Liability for negligent denials or delays in coverage

     - Mandatory coverage of experimental procedures and drugs

     - Mandatory direct access to specialists for patients with chronic conditions

     - Mandatory direct access to specialists (including OB/GYNs) and chiropractors

     - Mandated expanded consumer disclosures and notices

     - Mandatory expanded coverage for emergency services

     - Mandated liberalized definitions of medical necessity

     - Mandated liberalized internal and external grievance and appeal procedures (including expedited decision making)

     - Mandatory maternity and other lengths of hospital inpatient stay

     - Mandatory point-of-service benefits for HMO plans

     - Prohibition of so-called "gag" and similar clauses in physician agreements

     - Prohibitions on incentives based on utilization

     - Prohibition or limitation of arrangements designed to manage medical costs and improve quality of care, such as capitated arrangements with providers or provider financial incentives

     - Regulation of and restrictions on utilization management and review

     - Regulation of the composition of provider networks, such as any willing provider and pharmacy laws

     - Required payment levels for out-of-network care

     - Requirements to apply lifetime limits to mental health benefits with parity

     - Exempting physicians from the antitrust laws that prohibit price fixing, group boycotts and other horizontal restraints on competition

     - Restrictions on health plan claim and related procedures

     - Regulations relating to procedures to protect the confidentiality of medical records

     - Third-party review of denials of benefits (including denials based on a lack of medical necessity)

     - Restricting or eliminating the use of formularies for prescription drugs

     For example, in 1999, the House of Representatives passed the Norwood-Dingell bill which would (if it became law), among other things, place limits on health care plans' methods of operations, limit employers' and health care plans' ability to define medical necessity and permit employers and health care plans to be sued in state courts for coverage determinations. The Senate has also passed a version of this bill; however, the Senate version would not permit employers and health care plans to be sued in state courts for coverage determinations and contains somewhat less restrictive limits on health care plan methods of operations.

     It is uncertain whether we can recoup, through higher premiums or other measures, the increased costs of mandated benefits or other increased costs caused by potential legislation or regulation.

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

     The Health Care business also may be adversely impacted by court and regulatory decisions that expand the interpretations of existing statutes and regulations, impose medical or bad faith liability, increase our responsibilities under ERISA, or reduce the scope of ERISA pre-emption of state law claims.

     Texas Agreement

     On April 11, 2000, our Texas HMOs entered into an assurance of voluntary compliance with the Office of the Attorney General of Texas to settle, with prejudice and without admission, litigation commenced by the Office of the Attorney General of Texas in December 1998 regarding certain alleged business practices and to make additional commitments. The agreement provides for, among other things, allowing directly contracted Texas physicians in small group or individual practice to choose whether to participate in either or both of our HMO/HMO-based and PPO/PPO-based product lines; paying directly contracted capitated primary care physicians with fewer than 100 HMO members on a fee-for-service basis rather than a capitated basis; expanding independent external review of coverage denials to include disputes regarding experimental and investigational coverage, emergency coverage, prescription drug coverage and standing referrals to specialists; and the creation of an Office of the Ombudsman that will act as an advocate for members and assist them with appeals or complaints. The agreement does not include any finding of fault nor does it include any fines or penalties. We do not expect the agreement to have a material adverse effect on our financial condition or results of operations, and the agreement provides for potential relief should such unexpected impact occur. For information regarding regulation of pricing by our HMOs, refer to "-- Health Care -- Health Pricing."

  INVESTMENT AND RETIREMENT PRODUCTS AND SERVICES

     Operations conducted by us are subject to regulation by various government agencies where we conduct business, in particular the insurance departments of Connecticut, Florida and New York. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, underwriting and claims practices, the maximum interest rates that can be charged on life insurance policy loans, and the minimum rates that must be provided for accumulation of surrender value.

  FEDERAL EMPLOYEE BENEFIT REGULATION

     Large Case Pensions provides a variety of products and services to employee benefit plans that are covered by ERISA.

     In December 1993, in a case involving an employee benefit plan and an insurance company, the United States Supreme Court ruled that assets in the insurance company's general account that were attributable to a portion of a group pension contract issued to the plan that was not a "guaranteed benefit policy" were "plan assets" for purposes of ERISA and that the insurance company had fiduciary responsibility with respect to those assets. In reaching its decision, the Supreme Court declined to follow a 1975 DOL interpretive bulletin that had suggested that insurance company general account assets were not plan assets.

     The Small Business Job Protection Act (the "Act") was signed into law in 1996. The Act created a framework for resolving potential issues raised by the Supreme Court decision. The Act provides that, absent criminal conduct, insurers generally will not have liability with respect to general account assets held under contracts that are not guaranteed benefit policies based on claims that those assets are plan assets. The relief afforded extends to conduct that occurs before the date that is 18 months after the DOL issues final regulations required by the Act, except as provided in the anti-avoidance portion of the regulations. The regulations, which were issued on January 5, 2000 address ERISA's application to the general account assets of insurers attributable to contracts issued on or before December 31, 1998 that are not guaranteed benefit policies. The conference report relating to the Act states that policies issued after December 31, 1998 that are not guaranteed benefit policies will be subject to ERISA's fiduciary obligations. We are not currently able to predict how these matters may ultimately affect our businesses.

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

  HMO AND INSURANCE HOLDING COMPANY LAWS

     A number of states, including Pennsylvania and Connecticut, regulate affiliated groups of HMOs and insurers such as us under holding company statutes. These laws may require these companies to maintain certain levels of equity. For information regarding restrictions on certain payments of dividends or other distributions by HMO and insurance company subsidiaries of our company, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Some of these laws also regulate changes in control (as do Connecticut and Pennsylvania corporate laws), and other matters such as transactions with affiliates. See Note 15 of Notes to Consolidated Financial Statements.

  GUARANTY FUND ASSESSMENTS

     Under guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. While we historically have recovered more than half of guaranty fund assessments through statutorily permitted premium tax offsets, significant increases in assessments could jeopardize future efforts to recover these assessments. Some states have similar laws relating to HMOs. There were no material charges to earnings for guaranty fund obligations during 1999, 1998, or 1997. On April 6, 2000, the State of New Jersey enacted the New Jersey Insolvent Health Maintenance Organization Assistance Fund Act of 2000. The act is designed to reimburse individuals who were covered by and providers that had contracts with two New Jersey HMOs prior to their insolvency. The total amount to be assessed to all HMOs in New Jersey is $50 million. The act requires that HMOs in the New Jersey market be assessed a charge calculated based on each HMO's proportionate share of premiums written in New Jersey relative to all HMO premiums written in New Jersey. We recorded an estimate of our share of this assessment, based on our HMO market share in New Jersey, of $23 million pretax ($15 million after tax) in the second quarter of 2000.

     See Note 1 of Notes to Consolidated Financial Statements for further discussion of accounting standards related to guaranty fund assessments.

LEGAL PROCEEDINGS

  SHAREHOLDER LITIGATION

     Class action complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other class action complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a consolidated and amended complaint seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the complaint on July 31, 1998. On February 2, 1999, the Court dismissed the complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the court denied that motion in March 1999. On August 9, 1999, the court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000, plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on

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

February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the court entered an order granting preliminary approval to a settlement of the action. Under the terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of approximately $83 million into a settlement fund, which will be used to pay claims submitted by members of the class certified by the court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the nine months ended September 30, 2000, reflected an after-tax charge of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000, the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000, the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

  HEALTH CARE LITIGATION

     We are involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The complaint alleges that we do not make adequate disclosure of provider compensation arrangements in the literature that we make available to actual or prospective members. We intend to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the court suspended further proceedings pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. We have supplemented our pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the United States District Court for the Southern District of Florida (the "Florida District Court") for pre-trial proceedings as described below in the discussion concerning our MDL Application.

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

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill. An amended complaint was filed on November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, us, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio complaints filed in that court. On January 25, 2000, the court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning our MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California. The complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, us, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the court stayed further proceedings pending decision on our MDL Application (as described below). On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning our MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California. The complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, us, Aetna U.S. Healthcare of California, Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to contracting of doctors. On May 5, 2000, the court denied defendants' demurrer but granted in part their motion to strike portions of the complaint and ordered plaintiffs to file an amended complaint. An amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On August 15, 2000, the court denied defendants' demurrer but granted, in part, their motion to strike portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Following additional motions to strike and demurrer by defendants, the plaintiffs filed a fourth amended complaint. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III. The complaint names as defendant The Prudential Insurance Company of America, and also names as defendants Aetna and us solely to the extent that we have assumed liability for the actions of Prudential in connection with our

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

acquisition of the Prudential health care business. The complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, we moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On January 25, 2000, the court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. Prudential had requested the MDL Panel (as defined below) to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi. The complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and us for alleged violations of RICO and ERISA. The complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, we moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte complaints were filed in that court. On August 25, 2000, we moved to dismiss the action for failure to state a claim. We have supplemented our pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning our MDL Application. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. The complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, us and Richard L. Huber for alleged violations of RICO. The complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with us. On May 15, 2000, the Judicial Panel on Multidistrict Litigation issued a conditional order transferring this action to the United States District Court for the Southern District of Florida for consolidated pre-trial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000, we filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, we requested consolidation of that action with others pending against us. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning our MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz. The complaint names as defendants Prudential and health maintenance organizations that we acquired from Prudential on August 6, 1999. The complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after our acquisition of those operations. The complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000, we joined in Prudential's motion to dismiss the complaint for failure to state a claim. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On

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October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. We intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero. The complaint names as defendants Prudential and health maintenance organizations that we acquired from Prudential on August 6, 1999. The complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after our acquisition of those operations. The complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000, the court stayed the action. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary states. We intend to defend the action vigorously.

     On July 14, 2000, we filed with the Judicial Panel on Multidistrict Litigation (the "MDL Panel") a motion to consolidate and transfer six of the above matters for pre-trial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion sought transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri complaints, as well as both the Mississippi O'Neill complaint and the Florida O'Neill complaint. Hearing on the MDL Application took place on September 22, 2000. On October 23, 2000, the MDL Panel consolidated all the cases we had before the MDL Panel for pre-trial proceedings in the Florida District Court. Similar cases against other managed care companies also were, and additional similar cases against us may be, consolidated in the Florida District Court for pre-trial proceedings.

     A purported class action was filed in the Florida District Court under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The complaint names as defendants Aetna and us. The complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and us for alleged violations of ERISA and RICO. The complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. We sought from the Florida federal court a stay of further proceedings on the complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, we filed a motion to dismiss the complaint. Briefing on that motion was completed in early September 2000. Additionally, the court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of ERISA. The complaint alleges that we do not make adequate disclosure of the operation of our managed care plans to actual or prospective members. We intend to defend the action vigorously. We have notified the MDL Panel of the complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against us by Douglas Chapman. The complaint seeks various forms of relief, including unspecified damages, from us for alleged violations of ERISA. The complaint is brought on behalf of participants in our PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. This litigation is in the

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preliminary stages and we intend to defend the action vigorously. We have notified the MDL Panel of the complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the Florida District Court on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al., against us and other health insurance company defendants. The complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. We intend to defend the action vigorously. We have filed a motion to dismiss the complaint. We are scheduled to complete class certification briefing in November 2000. We have notified the MDL Panel of the complaint for consolidation with the other matters referred to in the MDL Application. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above.

  OTHER LITIGATION AND REGULATORY PROCEEDINGS

     We are also involved in numerous other lawsuits arising, for the most part, in the ordinary course of our business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in our health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of ours, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to us, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to our financial condition, although they may adversely affect results of operations in future periods.

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                  RELATIONSHIP AMONG AETNA, NEW AETNA AND ING

     Aetna and New Aetna, or their respective subsidiaries, will enter into various agreements in connection with the spin-off that will govern their ongoing relationships and provide for an orderly transition after completion of the spin-off and the merger. This section describes the material provisions of those agreements. This description does not purport to be complete and is qualified in its entirety by reference to the forms of and term sheets for such agreements, which are filed as exhibits to the registration statement on Form 10 of which this information statement is a part. Some of these agreements are also attached as Annexes to the proxy statement. All shareholders are urged to read these agreements carefully in their entirety.

     References in this section to "Aetna" should be read as a reference to Aetna and its subsidiaries after giving effect to the spin-off and the merger and references to "New Aetna" should be read as a reference to New Aetna and its subsidiaries after giving effect to the spin-off.

DISTRIBUTION AGREEMENT

     The Distribution Agreement is the principal document governing the terms of the spin-off. The material terms and conditions of the Distribution Agreement that will govern the ongoing relationships of Aetna and New Aetna are summarized below.

  ALLOCATION OF LIABILITIES; INDEMNIFICATION

     Aetna is generally to be responsible for the following liabilities, whether arising before, at or after the spin-off:

     - all liabilities of or relating to Aetna, New Aetna or any subsidiary of either to the extent arising from the conduct of, in connection with or relating to Aetna's business (after giving effect to the spin-off) or to the ownership or use of assets or property in connection with such business;

     - all liabilities of or relating to any Aetna subsidiary (after giving effect to the spin-off) except to the extent arising from the conduct of, in connection with or relating to the business or assets of New Aetna or any of its subsidiaries (after giving effect to the spin-off);

     - certain specified corporate-level and other liabilities;

     - the debt to be retained by Aetna in the merger; and

     - the tax- and employee benefits-related liabilities allocated to Aetna in the tax sharing and employee benefits agreements referred to below.

     Except for the liabilities allocated to Aetna and subject to certain other limited exceptions, New Aetna will be generally responsible for all liabilities, whether arising before, at or after the spin-off, of or relating to:

     - Aetna, New Aetna or any subsidiary of New Aetna (after giving effect to the spin-off), including, for example, the legal proceedings referred to under "Business of New Aetna -- Legal Proceedings";

     - Aetna or any subsidiary of Aetna to the extent arising from the conduct of, in connection with or relating to any of New Aetna's assets or business or the ownership or use thereof;

     - Aetna's former domestic property-casualty operations;

     - certain specified contracts, including certain specified contractual liabilities relating to the disposition by Aetna of its individual life insurance business; and

     - the tax- and employee benefits-related liabilities allocated to New Aetna in the tax sharing and employee benefits agreements referred to below.

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     Aetna and New Aetna will indemnify each other with respect to the liabilities for which the relevant entity is responsible.

  NON-COMPETITION AND NON-SOLICITATION

     For a period of three years following the date on which the merger is completed, and subject to certain exceptions, neither New Aetna nor any of its affiliates (after giving effect to the spin-off), will engage in the United States in the following businesses conducted by Aetna immediately prior to the completion of the merger:

     - underwriting and/or issuance of defined contribution group annuities for pension plans maintained by employer or similar groups pursuant to
       Section 401(k), 403(b) or 457 of the Internal Revenue Code;

     - underwriting and/or issuance of individual annuities, providing investment advisory or broker-dealer services; or

     - the management of mutual funds.

     In addition, New Aetna has agreed that neither it nor any of its affiliates (after giving effect to the spin-off) will engage in certain specified businesses in foreign jurisdictions.

     For an additional period of 12 months after the three year period, and subject to certain exceptions, to the extent that New Aetna or any of its affiliates (after giving effect to the spin-off) engages directly or indirectly in any of the prohibited businesses described above, it will do so using a brand other than "Aetna."

     Among other activities that are not prohibited by the restrictions outlined above, New Aetna and its affiliates (after giving effect to the spin-off) are not prohibited from:

     - conducting any of the following activities:

          -- continuing the existing businesses of New Aetna and its affiliates
             (after giving effect to the spin-off) as of the date of the merger, including:

             -- providing or administering in the United States individual or group life insurance coverage or benefit plans and certain other specified businesses; provided that, to the extent such activities incorporate a prohibited business, the prohibited business must be provided by a third party using a brand other than "Aetna";

             -- continuing the existing investment advisory activities and investment management activities of the Aetna Investment Management Group;

             -- continuing to serve New Aetna's existing large case pensions clients;

             -- continuing the existing activities of Aetna Global Benefits, provided that to the extent such activities incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna"; and

             -- providing certain technical support, consulting, administration, insurance or reinsurance services for health insurance, life insurance or other insurance coverage underwritten by third parties, provided that to the extent such support or services incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna";

          -- general financial planning not requiring New Aetna or any of its affiliates to act as a registered broker-dealer;

          -- offering financial products of, or services underwritten or managed by, unaffiliated third parties (which products or services use a brand other than "Aetna") to customers of, or in conjunction with the products or services of, New Aetna; and
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

          -- providing information, advice, consulting or other counseling services to groups or individuals regarding health, life insurance, retirement savings or other financial or benefits matters, provided that if such activities incorporate a prohibited business, such prohibited business must be provided by a third party using a brand other than "Aetna";

     - engaging in any prohibited business in any jurisdiction if Aetna ceases to engage in such business in such jurisdiction; or

     - owning, acquiring or investing in any entity, provided that if that entity derives in excess of 10% of its consolidated gross revenue in the most recently completed four fiscal quarters from business activities which would be prohibited businesses under the Distribution Agreement, New Aetna will divest a portion of that business representing the excess within 12 months of the acquisition date.

     Notwithstanding the limitations noted above, beginning 18 months after the merger is completed, New Aetna and its affiliates (after giving effect to the spin-off) may engage in any prohibited business (under the Aetna brand or otherwise) when, and only when, (x) the engagement in the prohibited business is in combination with and incidental to engagement in a business which is not a prohibited business and (y) failure to engage in such prohibited business would reasonably result in a significant competitive disadvantage in connection with the business of New Aetna or its affiliates (after giving effect to the spin-off) or result in a failure of any such entity to reasonably accommodate its existing customers.

     Aetna and New Aetna have also agreed to restrictions on the solicitation or employment of employees of the other party.

  TRADEMARKS; TRADENAMES

     The Distribution Agreement provides in general that, when the spin-off is completed, Aetna and its affiliates will not use the name "Aetna," marks or names derived therefrom or specified other marks and names, except as specifically permitted by the trademark license agreement referred to below. New Aetna will not, and will not permit any of its affiliates to, use the "Aeltus" name or its derivatives, or the Aetna Chinese name rights retained by Aetna, except as permitted in an agreement relating to the Chinese trademark to be entered into by Aetna and New Aetna.

TAX SHARING AGREEMENT

     The tax sharing agreement describes, among other things, Aetna's and New Aetna's rights and obligations relating to tax payments and refunds for periods before completion of the spin-off and related matters such as the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the tax indemnification arrangements among Aetna and its subsidiaries (which we refer to as the "Aetna tax group"), on the one hand, and New Aetna and its subsidiaries (which we refer to as the "New Aetna tax group"), on the other hand.

  RETURN FILING, TAX PAYMENT AND CONDUCT OF TAX PROCEEDINGS

     In general, Aetna will be responsible for filing consolidated federal and consolidated, combined or unitary state tax returns that include members of the New Aetna tax group for periods through the completion of the spin-off, and paying the related taxes to the IRS or other relevant taxing authority. New Aetna will pay Aetna the portion of those taxes that is allocable to the New Aetna tax group. In general, the tax sharing agreement allocates U.S. consolidated tax liabilities of a tax group with members from both the Aetna tax group and the New Aetna tax group (which we refer to as a combined tax group) so that the New Aetna tax group would be responsible for taxes as though the relevant members of the New Aetna tax group had filed, in accordance with rules provided in the tax sharing agreement, their own separate group return, while having been limited in the use of that separate group's tax assets in a manner that equitably reflected the combined tax group's actual utilization of those tax assets.

     When the returns of a combined tax group for periods through the completion of the transaction are prepared, Aetna will decide how tax matters that predominantly affect the Aetna tax group are handled
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and New Aetna will decide how tax matters that predominantly affect the New
Aetna tax group are handled. Aetna and New Aetna will together decide how remaining tax matters are handled. The tax sharing agreement generally provides comparable rules for determining which of Aetna and New Aetna controls the conduct of an audit or other tax proceeding relating to a tax matter of a combined tax group. However, the tax sharing agreement allows Aetna or New Aetna to control the settlement of a tax matter, in an audit or other tax proceeding, that could give rise under the agreement to an indemnification obligation on the part of the Aetna tax group or the New Aetna tax group, respectively.

  INDEMNIFICATION ARRANGEMENTS

     The tax sharing agreement describes the tax liabilities against which each of the Aetna tax group and the New Aetna tax group will indemnify the other tax group. In general, the New Aetna tax group will indemnify the Aetna tax group against, without duplication:

     - tax liabilities attributable to members of the New Aetna tax group relating to any period,

     - specified federal income tax liabilities of members of the Aetna tax group relating to periods ending on or before 1994 and certain other described tax liabilities of members of the Aetna tax group,

     - any tax indemnity payments required under, or any tax liabilities relating to or resulting from the treatment of, specified historical transactions that were undertaken to acquire or dispose of subsidiaries and/or businesses,

     - any tax liabilities relating to, or resulting from the treatment of, the spin-off, and

     - any tax liabilities resulting from a breach by the New Aetna tax group of the provisions of the tax sharing agreement.

     In general, the Aetna tax group will indemnify the New Aetna tax group against, without duplication:

     - tax liabilities attributable to members of the Aetna tax group relating to any period, except for those liabilities against which the New Aetna tax group has agreed under the tax sharing agreement to indemnify the Aetna tax group,

     - any tax indemnity payments required under, or any tax liabilities relating to or resulting from the treatment of, specified historical transactions that were undertaken to acquire or dispose of subsidiaries and/or businesses associated with the businesses conducted by the Aetna tax group, and

     - any tax liabilities resulting from a breach by the Aetna tax group of the provisions of the tax sharing agreement.

EMPLOYEE BENEFITS AGREEMENT

     Below is a summary of the terms and conditions of the employee benefits agreement to be entered into between Aetna and New Aetna.

  TREATMENT OF EMPLOYEES AND PLANS IN GENERAL

     Under the employee benefits agreement, Aetna will generally retain responsibility for individuals actively employed by Aetna in connection with the domestic financial services business at the time of completion of the spin-off and for all current and former International Business employees (which we refer to as the "Aetna Employees"). New Aetna will generally be responsible for individuals actively employed by New Aetna in the United States at the time of the completion of the spin-off and generally for former and retired United States employees of Aetna or New Aetna (which we refer to as the "New Aetna Employees").

     As of the completion of the spin-off, New Aetna will generally assume sponsorship of, and Aetna shall cease to be the sponsor of or a participating employer in, those employee benefit plans that, prior to

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the spin-off, covered both Aetna Employees and New Aetna Employees. During the year following the completion of the spin-off, Aetna will generally maintain certain benefit plans for the benefit of the U.S. Aetna Employees that, in the aggregate, are comparable to the plans provided to such employees before the spin-off.

     In connection with the spin-off, New Aetna will cause liabilities and related assets in respect of Aetna Employees to be transferred from its tax-qualified savings and retirement plans to similar plans to be adopted by Aetna.

     In addition, Aetna will hire, or be responsible for severance benefits for, up to 235 information technology, headquarters-related management services, tax, audit or financial controls employees who, prior to completion of the spin-off, provided services to the financial services and international businesses of Aetna.

  EQUITY-BASED COMPENSATION

     In connection with the spin-off and effective as of the completion of the spin-off, options granted under the Aetna 1998 and 1996 Stock Incentive Plans will be equitably adjusted as follows: Aetna options held by former employees of Aetna and New Aetna (or their respective subsidiaries) and by employees of New Aetna (or its subsidiaries) at the time of the spin-off and the merger (collectively, "New Aetna Holders") will be equitably converted into options of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options (the "New Aetna Holder Adjustment"). In no event, however, will the number of New Aetna options issued following the New Aetna Holder Adjustment cover more than 45 million shares of New Aetna common stock. Generally, Aetna options held by individuals who will be transferred to ING America (or its subsidiaries) at the time of the spin-off and the merger ("Transferred Holders") will also be equitably adjusted. Options held by Transferred Holders that are in-the-money (which we refer to as In-the-Money Options) will be cancelled in exchange for a cash payment from New Aetna equal to the aggregate in-the-money amount (which we refer to as the Spread). Options held by Transferred Holders that are not In-the-Money Options ("Out-of-the-Money Options") will be cancelled; provided, however, that if such Out-of-the-Money Options were initially granted in exchange for the optionee foregoing a cash bonus, such options will be cancelled in exchange for the amount of the foregone bonus. In addition, certain Transferred Holders will be eligible for certain bonus payments in connection with the completion of the spin-off.

     Aetna will retain responsibility for any accrued liabilities to Aetna Employees for incentive units granted under the Aetna 1998 and 1996 Stock Incentive Plans and under the Aetna Performance Excellence Unit Plan.

TRANSITION SERVICES AGREEMENT

     The transition services agreement relates to certain transitional services to be provided by Aetna and New Aetna to each other after completion of the spin-off. The purpose of the transition services agreement is to ensure that both Aetna and New Aetna continue to provide each other services that are required for a limited time to conduct their respective operations.

  TERMS AND CONDITIONS

     The services that New Aetna will provide to Aetna include:

     - certain information technology, computing and telecommunications services, such as production control, application availability, desktop engineering and support, access control, server management, network operations and switchboard as well as certain business applications;

     - other transition services, such as employee reimbursement processing for business, accounts payable, payroll processing, general ledger support, benefits and field office lease administration, purchasing; and
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

     - any other services that

          -- Aetna received in whole or part from New Aetna in the ordinary course prior to the completion of the spin-off;

          -- are identified in writing by Aetna to New Aetna within 45 calendar days following the completion of the spin-off; and

          -- are reasonably needed in order to conduct the operations of Aetna, as conducted in the ordinary course prior to the completion of the spin-off, and the reasonable growth thereof; and

     - reasonable additional incidental services as Aetna needs to conduct its business.

     The services that Aetna will provide to New Aetna include:

     - services with respect to information technology business applications and systems;

     - any other services that

          -- the business of New Aetna received in whole or part from Aetna or its affiliates in the ordinary course prior to the completion of the spin-off;

          -- are identified in writing by New Aetna to Aetna within 45 calendar days following the completion of the spin-off; and

          -- are reasonably needed in order to conduct the operations of the business of New Aetna, as conducted in the ordinary course prior to the completion of the spin-off, and the reasonable growth thereof; and

     - reasonable additional incidental services as New Aetna needs to conduct its business.

  TERM

     Each service will be provided for an initial period not to exceed 12 months after the completion of the spin-off, subject to certain exceptions. However, the transition period for any service may be modified by mutual consent of New Aetna and Aetna and may be extended under certain circumstances.

     The transition services agreement provides that:

     - the service recipient, may, without cause, upon 60 calendar days written notice terminate the purchase of any or all services;

     - New Aetna and Aetna will work in good faith and in a commercially reasonable fashion to eliminate the service recipient's need to receive the services from the service provider; and

     - the parties will employ reasonable best efforts so that, not later than 45 calendar days after completion of the spin-off, New Aetna and Aetna will jointly submit to an operating committee one or more plans for eliminating the need for each service.

  PRICING FOR SERVICES

     For each period in which it receives a service, the service recipient will pay the service provider:

     - its actual out-of-pocket cost for such service, including a proportionate share of its overhead (if applicable), computed in accordance with internal charge-back methodologies historically used by the service provider (but excluding profit); or

     - to the extent the pricing for such service is specified on a schedule to the transition services agreement, the amount specified in or calculated in accordance with the method applicable to such service in the applicable schedule.

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  SERVICE LEVELS; CURES; REMEDIES UPON DEFAULT

     Except to the extent otherwise expressly provided in any schedule to the transition services agreement:

     - the service levels for any services will be equivalent to those provided to the service provider's ongoing operations, or

     - if the service provider and service recipient do not have comparable operations with respect to a service, then the service level shall be equivalent to the standards provided to the service recipient for the 12 months prior to the completion of the spin-off.

     For any service that a schedule to the transition services agreement identifies as critical to the service recipient's operations, if a breach is not remedied within a reasonable period of time, then the service recipient may outsource the provision of such service to a third party and the service provider shall reimburse the service recipient for any increase in the cost of such service.

  OPERATING COMMITTEE

     New Aetna and Aetna each will appoint three employees, at least one of whom shall be a senior executive, to the "Operating Committee". The Operating Committee will oversee the implementation and ongoing operation of the transition services agreement and shall attempt in good faith to resolve disputes between the parties.

  OTHER TRANSITIONAL ARRANGEMENTS AND PAYMENTS

     Additionally, the transition services agreement provides that,

     - upon its execution, Aetna shall reimburse New Aetna for all amounts it has paid for goods or services ordered or received after March 31, 2000 for:

          -- purchase of information technology equipment, or licensing of information technology software, primarily for use in the financial services and international businesses; and

          -- tenant improvements on properties leased primarily for use in the financial services and international businesses.

     - Upon execution of the transition services agreement, Aetna shall pay New Aetna the net book value as of completion of the spin-off of the building improvements in the Tower Building and the tenant improvements on State House Square and field office properties primarily used in the financial services and international businesses of Aetna.

     - Aetna will bear the entire expense (other than New Aetna's internal costs or any out of pocket expenses or other charges paid to New Aetna's advisors or representatives, if any) of

          -- transferring, or obtaining new licenses with respect to, software used primarily in the financial services and international businesses of Aetna;

          -- additional licensing or similar fees paid by New Aetna to third party vendors by reason of New Aetna providing any transition service pursuant to the transition services agreement; and

          -- any other fees or costs associated with terminating, assigning or transferring to the Aetna business any contract that relates primarily to the financial services and international businesses of Aetna.

TRADEMARK ASSIGNMENT

     In general, Aetna has assigned to New Aetna all marks (other than Aetna's Aeltus marks, certain of Aetna's Chinese marks and certain other marks) as specified in the Distribution Agreement.

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TRADEMARK LICENSING AGREEMENT

  GRANT OF LICENSE

     The trademark licensing agreement will provide that:

     - New Aetna will grant to Aetna a non-exclusive, royalty-free right to use those marks which Aetna uses in its financial services and international businesses;

     - during the three-year term of the trademark licensing agreement, Aetna and its affiliates will generally be permitted to use the marks only in connection with the financial services and international businesses of Aetna;

     - during the initial 18 months of the three-year term, ING may use the marks also in connection with the offering, sale and distribution of products of the financial services and international businesses of Aetna together with products of ING and its other affiliates;

     - during the remaining 18 months of the three-year term, and with specified exceptions, Aetna and its affiliates will be permitted to use the marks solely in association with certain specified ING trademarks in a combined format;

     - except as provided above, no mark can be used

          -- in connection with any other business of ING or any of its affiliates, or

          -- as a composite with another trademark;

     - New Aetna will retain the right to use the marks during the term in connection with any action or activity, subject to restrictions on competition set forth in the Distribution Agreement and described above under "Non-Competition and Non-Solicitation"; and

     - during the term, New Aetna will not license the marks in a manner which would conflict with the business of Aetna as such business is conducted at the time of the completion of the spin-off.

  USE, OWNERSHIP AND PROTECTION OF THE MARKS

     Under the trademark licensing agreement:

     - Aetna and its affiliates will use the marks in accordance with all applicable laws and regulations and in accordance with sound trademark and trade name usage principles;

     - Aetna will not challenge the validity of New Aetna's ownership of the marks or contest the fact that its rights are only those of a non-exclusive licensee of the marks;

     - Aetna and its affiliates will, after expiration of the three-year term, not use the marks in any jurisdiction in connection with health care, financial services or otherwise; and

     - Aetna will, during the three-year term, notify New Aetna immediately of any conflicting uses, infringement or unfair competition arising in connection with the use of the marks in the financial services and international businesses of Aetna of which Aetna has actual knowledge.

  INDEMNIFICATION

     Aetna and New Aetna will indemnify one another against specified liabilities arising in connection with the use and license of the licensed marks.

SOFTWARE LICENSING AGREEMENT

     Pursuant to the software licensing agreement, New Aetna will grant to Aetna a perpetual, royalty-free, non-exclusive, non-transferable, irrevocable license to use, reproduce, display, perform, modify and create derivative works of certain computer software, solely in connection with the business of Aetna. Aetna will own all modifications created by or for Aetna, subject to New Aetna's underlying rights.

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LEASE AGREEMENT

     Aetna and New Aetna will enter into a lease agreement, pursuant to which New Aetna will lease the Tower Building and additional conference and training annex office space at 151 Farmington Avenue, Hartford, Connecticut, to Aetna. The initial term of the lease is seven years with an option to renew the term for a period expiring not later than June 30, 2009. If Aetna exercises this renewal, then it will have two consecutive five year renewal options for all of the premises. However, New Aetna will have the right to terminate each five year renewal option provided it does so for the purposes of occupying the premises for its own employees or the employees of its affiliates and subsidiaries.

CITYPLACE AGREEMENT

     Aetna will enter into a lease with New Aetna that will provide for New Aetna to lease space in the CityPlace building (located at 185 Asylum Avenue, Hartford, Connecticut 06103), with a term beginning on April 1, 2004 and ending on October 31, 2008. The lease provides for an initial annual rental payment of approximately $5.8 million (adjusted based on annual expense escalations since
1997). New Aetna will have the right to sublet any of these premises with the consent, not to be unreasonably withheld, of Aetna.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF NEW AETNA

     The following table shows information about the executive officers and proposed directors of New Aetna. With the exception of Mr. Donaldson and Dr. Rowe, who are, and will continue to be, directors of New Aetna, the proposed directors listed below are expected to begin serving as directors at the time of the spin-off and the merger. The Chairman is elected and all other executive officers listed below are appointed by the board of directors and hold office until the next annual meeting of the board or until their successors are elected or appointed. None of these officers and proposed directors have family relationships with any other executive officer or proposed director. All ages are as of September 30, 2000:

                   NAME                               PRINCIPAL POSITION             AGE
                   ----                               ------------------             ---
William H. Donaldson......................  Chairman                                 69
John W. Rowe, M.D. .......................  President, Chief Executive Officer
                                            and Director                             56
Betsy Z. Cohen............................  Proposed Director                        58
Barbara Hackman Franklin..................  Proposed Director                        60
Jeffrey E. Garten.........................  Proposed Director                        53
Jerome S. Goodman.........................  Proposed Director                        66
Earl G. Graves............................  Proposed Director                        65
Gerald Greenwald..........................  Proposed Director                        65
Ellen M. Hancock..........................  Proposed Director                        57
Michael H. Jordan.........................  Proposed Director                        64
Jack D. Kuehler...........................  Proposed Director                        68
Judith Rodin..............................  Proposed Director                        56
Frolly M. Boyd............................  Head of Group Insurance                  49
John W. Coyle.............................  Head of Business Operations              48
L. Edward Shaw, Jr........................  Executive Vice President and
                                            General Counsel                          56
Alan J. Weber.............................  Vice Chairman for Strategy and Finance
                                            and Chief Financial Officer              51

     William H. Donaldson. Mr. Donaldson became Chairman, President and Chief Executive Officer of Aetna on February 25, 2000. Mr. Donaldson became Chairman, President and Chief Executive Officer of our company on May 30, 2000 and served as President and Chief Executive Officer until September 15, 2000. Mr. Donaldson has been a director of Aetna or its affiliates since 1977. He will resign as President and Chief Executive Officer of Aetna upon completion of the merger and related transactions. In 1959, Mr. Donaldson co-founded Donaldson, Lufkin & Jenrette, Inc. (investment banking) and more recently served as Co-Founder and Senior Advisor of that firm from September 1995 until he joined Aetna. He served as Chairman and Chief Executive Officer and a director of the New York Stock Exchange, Inc. from 1991 to 1995, was formerly Chairman and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc. and is a co-founder of its former subsidiary, Alliance Capital Management Corp. (investment management). Mr. Donaldson is Chairman of the Carnegie Endowment for International Peace and a director of Bright Horizons Family Solutions, Inc. (family support services) and Mail.com, Inc. (Internet service provider). The founding Dean and Professor of Management at the Yale School of Management, he also served as U.S. Under Secretary of State and Counsel to the Vice President of the United States. Mr. Donaldson is a director of the Lincoln Center for the Performing Arts and the Foreign Policy Association, is a trustee of the Aspen Institute, the Marine Corps University Foundation and The New York City Police Foundation, Inc., and is the Chairman of the Yale School of Management Advisory Board.

     John W. Rowe, M.D. Dr. Rowe became President and Chief Executive Officer and a director of our company and also a director and executive officer of Aetna on September 15, 2000. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health, a position he assumed in 1998 after overseeing the 1998 merger of the Mount Sinai and NYU Medical Centers. Dr. Rowe joined The Mount Sinai Hospital and the Mount Sinai School of Medicine as President in 1988.

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

Before that, Dr. Rowe was a Professor of Medicine and the founding Director of the Division on Aging at Harvard Medical School and Chief of Gerontology at Boston's Beth Israel Hospital. He has authored over 200 scientific publications, mostly on the physiology of the aging process, and a leading textbook of geriatric medicine. Dr. Rowe has received many honors and awards for his research and health policy efforts regarding care of the elderly. Dr. Rowe was Director of the MacArthur Foundation Research Network on Successful Aging and is co-author, with Robert Kahn, Ph.D., of Successful Aging. Dr. Rowe is a member of the Institute of Medicine of the National Academy of Sciences and the Medicare Payment Advisory Commission. He is also a director of Cantel Medical Corporation (infection prevention and control products and diagnostic and medical equipment).

     Betsy Z. Cohen. Mrs. Cohen has been a director of Aetna or its affiliates since 1994 and will resign as a director of Aetna upon completion of the merger and related transactions. Mrs. Cohen has served as Chairman, Chief Executive Officer and trustee of Resource Asset Investment Trust (real estate investment trust) since August 1997. Mrs. Cohen also had served as a director of Hudson United Bancorp (holding company), the successor to JeffBanks, Inc. where she had been Chairman and Chief Executive Officer since its inception in 1981 and also served as Chairman and Chief Executive Officer of its subsidiaries Jefferson Bank (which she founded in 1974) and Jefferson Bank New Jersey (which she founded in 1987) prior to JeffBanks merger with Hudson United Bancorp in December 1999. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (bank holding company) and its predecessor, Dominion Bankshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a Senior Partner until 1984. Mrs. Cohen also is a director of The Maine Merchant Bank, LLC and is a trustee of Corporate Office Properties Trust.

     Barbara Hackman Franklin. Ms. Franklin served as a director of Aetna or its affiliates from 1979 to February 1992 and since February 1993. She will resign as a director of Aetna upon completion of the merger and related transactions. Ms. Franklin is President and Chief Executive Officer of Barbara Franklin Enterprises (private investment and international trade consulting firm). From 1992 to 1993, she served as the 29th U.S. Secretary of Commerce. Before her appointment, Ms. Franklin was President and Chief Executive Officer of Franklin Associates (management consulting firm), which she founded in 1984. Ms. Franklin also served four terms on the Advisory Committee for Trade Policy and Negotiations, as Alternate Representative to the 44th Session of the United Nations General Assembly, and as a public member of the Board of the American Institute of Certified Public Accountants and of the Auditing Standards Board and is the only non-CPA to receive the John J. McCloy award for contributions to audit excellence. Ms. Franklin has also been a Senior Fellow of The Wharton School of the University of Pennsylvania, an original Commissioner of the U.S. Consumer Product Safety Commission and a Staff Assistant to the President of the United States. Ms. Franklin is a Distinguished Visiting Fellow at the Heritage Foundation; is active in numerous international organizations; and is a trustee of the Economic Club of New York. She is a director of The Dow Chemical Company (chemicals, plastics and agricultural products), MedImmune, Inc. (biotechnology company), Milacron Inc. (plastics processing technologies and industrial products for metalworking) and Watson Wyatt & Company (global human capital consulting firm).

     Jeffrey E. Garten. Mr. Garten has been a director of Aetna since January 2000 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Garten is the Dean of the Yale School of Management, a position he assumed in 1995. Mr. Garten held senior posts on the White House Staff and at the U.S. State Department from 1973 to 1979. He joined Shearson Lehman Brothers (investment banking) in 1979 and served as Managing Director from 1984 to 1987. In 1987, Mr. Garten founded Eliot Group, Inc. (investment banking) and served as President until 1990, when he became Managing Director of The Blackstone Group (private merchant bank). From 1992 to 1993, Mr. Garten was Professor of Finance and Economics at Columbia University's Graduate School of Business. He was appointed U.S. Under Secretary of Commerce for International Trade in 1993 and served in that position until 1995. Mr. Garten is a director of Calpine Corporation (power company) and a director of 37 Warburg Pincus mutual funds. He is the author of A Cold Peace: America, Japan, Germany and the Struggle for Supremacy and The Big Ten: Big Emerging Markets and How They Will Change Our Lives,

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

and he writes a monthly column for Business Week magazine. He also serves on the Board of Directors of Aetna Foundation, Inc.

     Jerome S. Goodman. Mr. Goodman has been a director of Aetna or its affiliates since 1988 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Goodman retired as Chairman of Travel One (the nation's eighth-largest travel management company) upon the sale of that firm to American Express Company on November 15, 1998. He had served as Chairman of Travel One since 1971 and was the sole shareholder from 1971 to 1994. Mr. Goodman was a member of the New Jersey Sports and Exposition Authority from 1991 to 1994 and its Chairman from 1992 to 1994. He also served as Chairman, President and Chief Executive Officer of First Peoples Financial Corporation (bank holding company) from 1987 to 1992 and President and Chief Executive Officer of First Peoples Bank of NJ from 1983 to 1987. He was a member of the Board of Directors of GBC Technologies, Inc. from 1992 to 1995 and a trustee of Resource Asset Investment Trust (real estate investment trust) from 1997 to 1999. Mr. Goodman is a director of The Maine Merchant Bank, LLC, and he also is a member of the Board of Trustees of the University of Science at Philadelphia and served as its Chairman from 1988 to 1991.

     Earl G. Graves. Mr. Graves has been a director of Aetna or its affiliates since 1994 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Graves is Chairman and Chief Executive Officer of Earl G. Graves, Ltd. (a multifaceted communications company) and is the Publisher of Black Enterprise magazine, which he founded in 1970. Additionally, since 1998, Mr. Graves is Managing Director of Black Enterprise/Greenwich Street Corporate Growth Partners, L.P. Mr. Graves is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Federated Department Stores Inc. (retailer) and Rohm and Haas Company (specialty chemicals and plastics) and serves as a member of the Shareholders' Committee of DaimlerChrysler AG (transportation products and financial and other services). Mr. Graves also is a trustee of Howard University and is a member of the Executive Board and Executive Committee of the National Office of the Boy Scouts of America, serving as Vice President of Relationships and Marketing. He also serves on the Board of Directors of Aetna Foundation, Inc.

     Gerald Greenwald. Mr. Greenwald has been a director of Aetna or its affiliates since 1993 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Greenwald retired in July 1999 as Chairman and Chief Executive Officer of UAL Corporation, the parent company of United Airlines (UAL), having served in that position since July 1994. From 1979 to 1990, Mr. Greenwald held various executive positions with Chrysler Corporation (automotive manufacturer), serving as Vice Chairman of the Board from 1989 to May 1990 and as Chairman of Chrysler Motors from 1985 to 1988. In 1990, Mr. Greenwald was selected to serve as Chief Executive Officer of United Employee Acquisition Corporation in connection with the proposed 1990 employee acquisition of UAL. From 1991 to 1992, he was a Managing Director of Dillon Read & Co., Inc. (investment banking) and, from 1992 to 1993, he was President and Deputy Chief Executive Officer of Olympia & York Developments Ltd. (Canadian real estate company). Mr. Greenwald then served as Chairman and Managing Director of Tatra Truck Company (truck manufacturer in the Czech Republic) from 1993 to 1994. Mr. Greenwald is a director of Time Warner Inc. (media company). He also is a trustee of the Aspen Institute.

     Ellen M. Hancock. Mrs. Hancock has been a director of Aetna or its affiliates since 1995 and will resign as a director of Aetna upon completion of the merger and related transactions. Mrs. Hancock is Chairman of the Board and Chief Executive Officer of Exodus Communications, Inc. (Internet system and network management services). Mrs. Hancock joined Exodus on March 10, 1998 as President and served in that position until June 7, 2000 when she was appointed Chairman of the Board. She has served as Chief Executive Officer of Exodus since September 10, 1998. Mrs. Hancock held various staff, managerial and executive positions at International Business Machines Corporation (information-handling systems, equipment and services) from 1966 to 1995. She became a Vice President of IBM in 1985 and served as President, Communication Products Division, from 1986 to 1988, when she was named General Manager, Networking Systems. Mrs. Hancock was elected an IBM Senior Vice President in November 1992, and in 1993 was appointed Senior Vice President and Group Executive, which position
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

she held until February 1995. Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation (semiconductors) from September 1995 to May 1996 and served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. (personal computers) from July 1996 to July 1997. Mrs. Hancock is a director of Colgate-Palmolive Company (consumer products).

     Michael H. Jordan. Mr. Jordan has been a director of Aetna or its affiliates since 1992 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Jordan retired on December 31, 1998 as Chairman and Chief Executive Officer of CBS Corporation (media company), having assumed that position with CBS (then Westinghouse Electric Corporation) in 1993. Currently, Mr. Jordan is serving as Co-Vice Chairman of Clariti Telecommunications International Ltd. (international telecommunications), as Chairman of Luminant Worldwide Corporation (Internet and electronic commerce services) and as Chairman of the Board and Chief Executive Officer of eOriginal, Inc. (electronic document services). From 1992 to 1993, he was a partner with Clayton, Dubilier & Rice, Inc. (private investing firm). Mr. Jordan retired in July 1992 as Chairman and Chief Executive Officer of the PepsiCo International Foods and Beverages Division of PepsiCo, Inc. (snack foods and beverages), having held various positions with PepsiCo since 1974. Mr. Jordan also is a director of Dell Computer Corporation (personal computers), MarketWatch.com, Inc. (Web-based provider of business news, financial programming and analytical tools) and Young & Rubicam Inc. (global marketing and communications).

     Jack D. Kuehler. Mr. Kuehler has been a director of Aetna or its affiliates since 1990 and will resign as a director of Aetna upon completion of the merger and related transactions. Mr. Kuehler retired in August 1993 as Vice Chairman and a director of International Business Machines Corporation (information-handling systems, equipment and services), having held various positions with IBM since joining that company in 1958. Prior to his appointment as Vice Chairman of IBM in January 1993, Mr. Kuehler served as President from 1989 to 1993, as Vice Chairman from 1988 to 1989 and as Executive Vice President from 1987 to 1988. Mr. Kuehler is a director of Arch Chemicals Inc. (specialty chemicals), Mail.com, Inc. (Internet service provider) and The Parsons Corporation (heavy construction and engineering services). He also is a member of the National Academy of Engineering and a fellow of the Institute of Electrical and Electronics Engineers, Inc.

     Judith Rodin. Dr. Rodin has been a director of Aetna or its affiliates since 1995 and will resign as a director of Aetna upon completion of the merger and related transactions. Dr. Rodin became President of the University of Pennsylvania in July 1994. Prior to assuming her current position, Dr. Rodin had served as Provost of Yale University since 1992. Dr. Rodin joined the Yale faculty in 1972, and held teaching and research positions of increasing responsibility in the Department of Psychology. She became a Professor of Psychology in 1979 and a Professor of Medicine and Psychiatry in 1985, and served as Chair of the Department of Psychology from 1989 to 1991 and Dean of the Graduate School of Arts and Sciences from 1991 to 1992 when she became Provost. Dr. Rodin is a director of AMR Corporation and its subsidiary, American Airlines, Inc., Electronic Data Systems Corporation (information technology services) and Young & Rubicam Inc. (global marketing and communications). She also is a trustee of the Brookings Institution.

     Frolly M. Boyd. Ms. Boyd assumed her current position in April 1996. From 1993 to 1996, she served as Vice President, Group Products, for Aetna Health Plans, and from 1993 to 1994, as Vice President, Small Business Markets and Insurance Products, for Aetna Health Plans. Prior to moving to the health care business, Ms. Boyd served as Vice President in the Investment and Financial Services area from 1987 to 1993.

     John W. Coyle. Mr. Coyle assumed his current position in June 2000, having served as Head of International Health from the end of 1999 to June 2000. Since joining Aetna in 1990, he has held a number of field management positions of increasing responsibilities, including Region Manager for, first, the West Central Region of Aetna Health Plans and then the West Central Region and Mid-Atlantic Region of New Aetna.

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

     L. Edward Shaw, Jr. Mr. Shaw became General Counsel of New Aetna in May 2000 and Executive Vice President in August 2000, having served Aetna as General Counsel since May 1999. From January 1998 to May 1999, he served as Chief Corporate Officer for North America of NatWest Group, from August 1997 to January 1998 as president of NatWest Markets Group Inc. and from May 1996 to August 1997, he served as its General Counsel. From 1985 to 1996, Mr. Shaw served as Executive Vice President and General Counsel of The Chase Manhattan Corporation.

     Alan J. Weber. Mr. Weber became Chief Financial Officer of New Aetna in August 2000 and will be its Vice Chairman for Strategy and Finance, having served Aetna as Chief Financial Officer and head of Strategy and Finance since August 1998. From July 1994 to July 1998, Mr. Weber served as Chairman of Citibank International and from October 1988 to July 1994, he served as Executive Vice President, Financial Institutions and Transaction Services, of Citibank, N.A.

BOARD OF DIRECTORS

     The New Aetna board of directors currently has three members. Prior to the spin-off, Aetna will change the size and composition of the New Aetna board of directors, and committees of the New Aetna board of directors will be established. At the time of the spin-off, it is expected that the 10 proposed directors listed above will join Mr. Donaldson and Dr. Rowe on the New Aetna board and we will have 12 directors, two of whom, Mr. Donaldson and Dr. Rowe, will be executive officers of New Aetna.

     Until the annual meeting of shareholders in 2004, our board of directors will be divided into three classes, the terms of which will be staggered so that only one class will be elected each year: Class I, consisting initially of Ms. Franklin, Mr. Graves, Mr. Greenwald and Mr. Jordan, whose term will expire at the 2001 annual meeting; Class II, consisting initially of Mr. Donaldson, Mr. Goodman, Mrs. Hancock and Dr. Rodin, whose term will expire at the 2002 annual meeting; and Class III, consisting initially of Dr. Rowe, Mrs. Cohen, Mr. Garten and Mr. Kuehler, whose term will expire at the 2003 annual meeting. At the annual meeting in 2001, the shareholders will elect all Class I directors for a three-year term. At the annual meeting in 2002, the shareholders will elect all Class II directors for a two-year term. At the annual meeting in 2003, the shareholders will elect all Class III directors for a one-year term. At and after the annual meeting in 2004, the shareholders will elect all directors each year for a one-year term. As a result, prior to the annual meeting in 2004, only one class of directors will be elected at each annual meeting, with the other classes continuing for the remainder of their respective terms.

     Our board intends to hold six regularly scheduled meetings each year.

  COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors is expected to establish audit, compensation and organization, executive, investment and nominating and corporate governance committees. In addition, our board of directors is expected to establish an executive committee.

     The functions and responsibilities of the standing Committees of our board of directors are expected to be as described below.

     - Audit Committee. This committee will be composed entirely of non-employee directors. The committee will recommend the independent auditors that the full board nominates for shareholder approval at the annual meeting, review with the internal and independent auditors the scope and results of their audits, review the company's financial statements and other financial disclosures, and monitor developments in accounting principles and methods used in presenting financial results. The committee will also regularly meet privately with the director of the company's internal audit staff and with the company's independent accountants, and regularly discuss with management the company's internal accounting control procedures and other internal compliance programs.

     - Committee on Compensation and Organization. This committee will be composed entirely of non-employee directors. The committee will administer the company's stock incentive plans and the annual incentive plan, and review and make recommendations to the board with respect to the
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

       compensation of certain senior executives. The committee will also review the company's overall compensation policy and make recommendations with respect thereto. Periodically, the committee will review senior management succession plans and related matters.

     - Executive Committee. This committee will be authorized to act on behalf of the full board, usually when timing is critical.

     - Investment Committee. This committee will be composed entirely of non-employee directors and will oversee the management of the company's investment portfolios and review investment policy and strategy.

     - Nominating and Corporate Governance Committee. The nominating committee will be composed entirely of non-employee directors. The nominating committee will review the qualifications of all candidates for membership on the board and board committees. It will make recommendations to the full board on director nominees, on the structure, composition and function of board committees, on director compensation, on the independence of non-employee directors and on director retirement policy. It will review conflicts of interest that may affect directors, as well as substantial changes in any director's circumstances (e.g., change of employment), and advise the board on procedures for assessing the performance of the board. The nominating committee will also advise the board on all other matters concerning corporate governance to the extent specific matters are not the responsibility of other committees.

     In recommending director nominees to the board, the nominating committee is expected to solicit candidate recommendations from its own members, other directors of the company and management. Although the nominating committee will not specifically solicit suggestions for possible candidates from shareholders, the nominating committee is expected to consider candidates meeting the criteria described below. (Suggestions, together with a description of the proposed nominee's qualifications, other relevant biographical information and an indication of the willingness of the proposed nominee to serve, should be sent to the nominating committee in care of the Corporate Secretary, Aetna U.S. Healthcare, Inc., 151 Farmington Avenue, Hartford, Connecticut 06156.)

     Nominees will be selected through a process based on criteria set with the concurrence of the full board and reevaluated periodically. The criteria include: the relevance of the candidate's experience to the business of the company and its affiliates, enhancing diversity, independence from conflict or direct economic relationship with the company, and the ability of the candidate to attend meetings regularly and devote an appropriate amount of effort in preparation for those meetings.

     Our board of directors may, from time to time, establish other committees to facilitate the management of New Aetna.

     It is anticipated that our audit committee will hold four regularly scheduled meetings each year. Our board will establish meeting schedules for other committees of the board.

COMPENSATION OF DIRECTORS

     The compensation of non-employee directors of New Aetna will be the same initially as the compensation currently provided by Aetna to its non-employee directors. Each non-employee director will be paid an annual retainer fee of $25,000 for board membership, an annual retainer fee of $4,000 for committee membership ($7,000 in the case of committee chairman) and $1,000 for attendance at each board or committee meeting. Each non-employee director also may, pursuant to our Non-Employee Director Compensation Plan (the "Director Plan"), defer payment of some or all of this compensation to a stock unit or interest account. In addition, pursuant to the Director Plan, upon initial election to the board, non-employee directors will receive a one-time grant of units convertible upon retirement from board service into 1,500 shares of New Aetna common stock. Current directors of Aetna will not receive a one-time grant of units upon their election to the board of New Aetna. On the date of each annual meeting, each non-employee director will also receive additional units convertible upon retirement from board service into 350 shares of New Aetna common stock. Director compensation will be reviewed after
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the consummation of the spin-off of New Aetna with the goal of increasing over time the proportion of stock-based compensation received by the directors of New Aetna.

     Each non-employee director will be eligible to participate in our Director Charitable Award Program. The program will be funded by life insurance on the lives of participating directors. Upon completing the spin-off and the merger, each nominee will be fully vested in the program and each new participating director will be fully vested in the program upon completion of five years of service as a director (including years of service prior to adoption of the program) or upon death or disability. Under the program, we intend to make a charitable contribution of $1 million in ten equal annual installments, with the first installment made following each participating director's retirement from the board, allocated among up to five charitable organizations recommended by the director. Beneficiary organizations recommended by directors must be, among other things, tax exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended. Donations we ultimately make are expected to be deductible from taxable income for purposes of U.S. federal and other income taxes payable by us. Directors derive no personal financial or tax benefit from the program since all insurance proceeds and charitable deductions accrue solely to us. The program will not result in a material cost to us.

     We will provide $150,000 of group life insurance for our non-employee directors. Optional medical, dental and long-term care coverage for non-employee directors and their eligible dependents will be available to directors at a cost similar to that charged to our employees.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     All of the New Aetna stock is currently owned by Aetna and thus none of our executive officers, directors or director nominees will own any New Aetna common stock prior to the spin-off. To the extent directors, executive officers or director nominees of New Aetna own shares of Aetna common stock at the time of the spin-off, they will participate in the spin-off on the same terms as other holders of Aetna common stock, receiving one share of stock in New Aetna for each share of stock they own in Aetna. Options held by New Aetna Holders under the Aetna 1998 and 1996 Stock Incentive Plans will be equitably converted into options ("Adjusted Options") of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options. In no event, however, will more than 45 million Adjusted Options be issued following the conversion.

     The following table shows how much stock of Aetna each director, director nominee and named executive officer of New Aetna beneficially owned as of September 30, 2000. No director, director nominee or executive officer of New Aetna beneficially owned 1% or more of Aetna's total outstanding common stock, nor do the directors, director nominees and executive officers as a group.

                                                                    AMOUNT AND NATURE OF
                                                                    BENEFICIAL OWNERSHIP
                                                           ---------------------------------------
                                                                                       COMMON
                                                           COMMON                       STOCK
NAME OF BENEFICIAL OWNER                                   SHARES      PERCENT     EQUIVALENTS (1)
------------------------                                   -------     -------     ---------------
William H. Donaldson..................................     100,750(2)     *             3,300
John W. Rowe, M.D.....................................          --        *            25,000(3)
Betsy Z. Cohen........................................       1,571        *             3,902
Barbara Hackman Franklin..............................       3,467        *             3,650
Jeffrey E. Garten.....................................         200        *             1,850
Jerome S. Goodman.....................................      23,708(4)     *             5,927
Earl G. Graves........................................         500        *             5,606
Gerald Greenwald......................................       3,000(5)     *             8,470
Ellen M. Hancock......................................       2,000(6)     *             7,071
Michael H. Jordan.....................................       3,000        *             6,976
Jack D. Kuehler.......................................      12,000(7)     *             9,193
Judith Rodin..........................................         101        *             7,624
John W. Coyle.........................................      31,080(8)     *                --
L. Edward Shaw, Jr....................................      59,482(9)     *                --
Alan J. Weber.........................................     261,143(10)    *                --
Directors and executive officers as a group (16
  persons)............................................     564,059(11)    *            88,569

---------------
* Less than 1%.

Unless otherwise noted in the footnotes, each person currently has sole voting and investment powers over the shares set forth above.

NOTES TO BENEFICIAL OWNERSHIP TABLE

 (1) Represents stock units issued under the Aetna Director Plan or its predecessor plan, accrued stock units resulting from deferral of retainer and attendance fees and stock units credited to certain directors in 1996 in connection with the elimination of the director retirement plan. Stock units, which do not have voting rights, track the value of Aetna's common stock and earn dividend equivalents that may be reinvested.

 (2) Includes 100,000 shares of restricted stock that vest on the earlier of March 1, 2001 or the consummation of the transactions contemplated by the merger agreement between Aetna and ING. Excludes 500,000 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

 (3) Includes 25,000 restricted stock units that vest in three equal annual installments commencing on September 15, 2001. For additional information relating to stock options granted to Dr. Rowe, see "-- Certain Agreements."

 (4) Includes 18,734 shares held by Wellington Limited Partnership, of which Mr. Goodman is a general partner. Excludes 50 shares held by his spouse, as to which Mr. Goodman disclaims beneficial ownership. Mr. Goodman also disclaims beneficial ownership in 20,000 shares held by Conwell Limited Partnership, of which Conwell Corporation is the General Partner. Mr. Goodman's adult children are limited partners of Conwell Limited Partnership and Mr. Goodman is President of Conwell Corporation.

 (5) Represents shares held by his spouse, as to which Mr. Greenwald has no voting or investment power.

 (6) Held jointly with her spouse, as to which Mrs. Hancock shares voting and investment powers.

 (7) Held jointly with his spouse, as to which Mr. Kuehler shares voting and investment powers.

 (8) Includes 27,775 shares that Mr. Coyle has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Excludes 35,666 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

 (9) Includes 57,482 shares that Mr. Shaw has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Also includes 2,000 shares that Mr. Shaw held jointly with his spouse, as to which Mr. Shaw shares voting and investment power. Excludes 68,332 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

(10) Includes 5,000 shares of restricted stock that vest on the earlier of August 1, 2001 or the consummation of the transactions contemplated by the merger agreement between Aetna and ING. Also includes 233,586 shares that Mr. Weber has the right to acquire within 60 days of September 30, 2000 upon exercise of stock options. Excludes 176,666 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

(11) Directors and executive officers as a group have sole voting and investment powers over 164,810 shares and share voting and investment powers with respect to 16,000 shares. Included in the number of shares shown in the table are 3,202 shares held under Aetna's Incentive Savings Plan and beneficially owned by executive officers, and 377,097 shares that directors and executive officers have the right to acquire within 60 days of September 30, 2000 upon the exercise of stock options, excluding 19,168 shares which will vest if and when the market price of Aetna common stock equals or exceeds $70 on or after October 29, 2000. Also excluded are 809,863 shares subject to stock options which will vest as a result of the transactions contemplated by the merger agreement between Aetna and ING.

EXECUTIVE COMPENSATION

     The following table shows projected annual salary and target bonus information for our five most highly compensated executive officers as of September 30, 2000. On September 15, 2000, John W. Rowe, M.D., became our President and Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                              -----------------------------------
                                                              YEAR   SALARY($)    TARGET BONUS($)
                                                              ----   ----------   ---------------
William H. Donaldson, Chairman..............................  2000   $1,000,000     $1,000,000(1)
John W. Rowe, M.D.,
  President and Chief Executive Officer.....................  2000    1,000,000      1,500,000(2)
Alan J. Weber, Chief Financial Officer......................  2000      750,000        750,000(1)
L. Edward Shaw, Jr., General Counsel........................  2000      525,000        420,000(1)
John W. Coyle, Head of Business Operations..................  2000      450,000        360,000(1)

---------------
(1) Upon consummation of the merger and related transactions, it is anticipated that bonus payments to the named executive officers will be paid at least at target levels.

(2) Dr. Rowe is entitled to a minimum annual bonus of $375,000 for 2000. Thereafter, he is entitled to an annual target bonus opportunity of $1,500,000 (with a minimum annual bonus of $1,000,000 for 2001).

2000 STOCK INCENTIVE PLAN

     We intend to implement the New Aetna 2000 Stock Incentive Plan (which we refer to as the "Stock Plan"), the purposes of which are to promote the interests of New Aetna and its shareholders, and to further align the interests of employees of New Aetna and its subsidiaries and affiliates (which we refer to collectively as "Eligible Employees") with New Aetna shareholders. In conjunction with the adoption of the Stock Plan, New Aetna will continue to implement the stock ownership guidelines for senior executives established by Aetna. These guidelines will encourage and ensure that senior executives acquire and maintain significant levels of stock ownership. Such stock ownership aligns changes in shareholder value with meaningful changes in a senior executive's financial situation. Options held by New Aetna Holders under the Aetna 1998 and 1996 Stock Incentive Plans will be equitably converted into options of New Aetna with adjustments made both to the number of options and the exercise prices to maintain the intrinsic in- or out-of-the-money value of the related Aetna options. In no event, however, will more than 45 million Adjusted Options be issued following the conversion.

  PRINCIPAL FEATURES OF THE STOCK PLAN

     Awards which may be granted under the Stock Plan include options, stock appreciation rights (which we refer to as "SARs"), incentive stock and incentive units and other stock-based awards (which we refer to collectively as "Awards"). In addition, Awards under the Stock Plan may be granted as payment in lieu of other compensation payable by New Aetna to an eligible employee.

  ADMINISTRATION OF INCENTIVE PLAN

     A committee (which we refer to as the "Compensation Committee") consisting of at least two directors of New Aetna chosen by the New Aetna Board of Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (which we refer to in this information statement as the "1934 Act") and an "outside director" within the meaning of Section 162 (m) of the Code will, among other things, administer the Stock Plan, and will determine which eligible employees will receive Awards and the terms and conditions of such Awards. Directors who are not employees of New Aetna are not eligible to receive Awards under the Stock Plan. The number of eligible employees who may receive Awards under the Stock Plan will likely vary from year to year.

  SHARES AVAILABLE FOR ISSUANCE

     Except as otherwise described in this paragraph and under "Adjustments" below, the maximum number of shares of New Aetna common stock that may be delivered under the Stock Plan is 7,000,000 plus (i) the number of shares of New Aetna common stock to be delivered under the Stock Plan, if any, upon exercise of the Adjusted Options and (ii) the number of shares required to satisfy any outstanding incentive unit or incentive stock awards made under the Aetna 1996 Stock Incentive Plan. In addition, the number of shares of New Aetna common stock delivered under the Stock Plan with respect to (i) incentive stock options (which we refer to in this booklet as "ISOs") shall not exceed 5,000,000 shares,
(ii) incentive stock or incentive units shall not exceed 2,235,000 shares or
(iii) other stock-based awards shall not exceed 1,000,000 shares. It is expected that the shares delivered under the Stock Plan will be authorized but unissued shares of New Aetna. Shares of New Aetna common stock subject to Awards that are forfeited, terminated, canceled or settled without the delivery of New Aetna common stock under the Stock Plan will again be available for Awards under the Stock Plan. Also, (x) shares tendered to New Aetna in satisfaction or partial satisfaction of the exercise price of any Award under either the Stock Plan and
(y) remittances from option exercises used to repurchase shares of New Aetna common stock on the open market will increase the number of shares available for delivery pursuant to Awards granted under the Incentive Plan. In addition, any shares of New Aetna common stock underlying Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by New Aetna, or with which New Aetna combines (which we refer to in this booklet as "Substitute Awards") shall not be counted against the shares available for delivery under the Stock Plan.

  ADJUSTMENTS

     If a fundamental corporate event occurs, the Compensation Committee may, as it deems appropriate, adjust the number and kind of shares that may be delivered under the Stock Plan in the future and the number and kind of shares and the grant, exercise or conversion price, if applicable, under all outstanding Awards to preserve, or to prevent the enlargement of, the benefits made available under the Stock Plan. Cash payments may also be made.

  GRANTS UNDER THE STOCK PLAN

     Stock Options. The Compensation Committee may grant nonstatutory stock options (which we refer to in this booklet as "NSOs") and ISOs. These options may contain any terms that the Compensation Committee determines, except that no eligible employee may be granted options for more than 800,000 shares of New Aetna common stock in respect of any year in which the Stock Plan is in effect (subject to adjustment as described above). Except in the case of Substitute Awards or options granted in lieu of payment for compensation earned by an eligible employee of New Aetna outside of the Stock Plan, the exercise price shall not be less than 100% of the fair market value on the date of grant. The Compensation Committee shall have the discretion to determine the terms and conditions upon which options shall be exercisable.

     SARs. SARs may be granted to eligible employees in addition to, or in tandem with, an option or unrelated to an option. A SAR permits an eligible employee to receive cash, shares or a combination of cash and shares, generally based on the excess of the fair market value at the time of exercise over the exercise price, which exercise price shall equal the fair market value on the date the SAR was granted, provided that if an SAR is granted retroactively in tandem with or in substitution for an option, the exercise price may be the exercise price of such option. No Eligible Employee may be granted more than 500,000 SARs in respect of any year in which the Stock Plan is in effect (subject to dilution as described above). The term of each SAR will be fixed by the Compensation Committee but may not exceed ten years from the date of the grant. The Compensation Committee will have the discretion to determine all other terms and conditions applicable to SARs, including when SARs shall be exercisable.

     Incentive Units and Incentive Stock. The Compensation Committee may grant an eligible employee incentive units which provide a contractual right to receive shares of common stock or cash based on the fair market value of the related shares at the end of a restricted period determined by the Compensation Committee, which restricted period is generally expected to be three years or more. The Compensation Committee also may grant shares of incentive stock that are nontransferable and subject to substantial risk of forfeiture during the applicable restricted period. The Compensation Committee shall have the discretion to provide that Awards of incentive stock and incentive units will vest, if at all, upon the (i) employee's continued employment during the relevant restricted period as determined by the Compensation Committee and/or
(ii) attainment or partial attainment of performance objectives determined by the Compensation Committee. In general, an employee who has been granted incentive stock, the vesting restrictions of which relate solely to the passage of time and continued employment, will from the date of grant have the benefits of ownership in respect of such shares, including the right to receive dividends and other distributions thereon, subject to the restrictions set forth in the Stock Plan and in the instrument evidencing such Award. With respect to any performance period, no executive officer may be granted Awards of incentive stock or incentive units which vest upon the achievement of performance objectives in respect of more than 500,000 shares of New Aetna common stock or, if such Awards are settled in cash, the fair market value thereof determined at the time of payment (each subject to adjustment as described above).

     With respect to any award of incentive stock or incentive units made to an executive officer of New Aetna that the Compensation Committee determines will vest based on the achievement of performance objectives, such performance objectives shall relate to at least one of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes;
(iii) earnings per share; (iv) return on shareholders' equity; (v) expense management; (vi) profitability of an identifiable business unit or product;
(vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth;
(x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income; (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction;
(xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

     Other Stock-Based Awards. The Stock Plan also authorizes the Compensation Committee to grant other stock-based awards to eligible employees and to grant executive officers New Aetna common stock in lieu of cash payable as salary or under any other bonus or incentive compensation plan of New Aetna.

     Dividends and Dividend Equivalents. The Compensation Committee may provide that any Award shall include dividends or dividend equivalents, payable in cash, New Aetna common stock, securities or other property on a current or deferred basis.

  EFFECT ON AWARDS OF TERMINATION OF EMPLOYMENT

     The Compensation Committee has broad discretion as to the specific terms and conditions of each Award and any rules applicable thereto, including but not limited to the effect thereon of the death, retirement or other termination of employment of the eligible employee or the effect, if any, of a change in control of New Aetna.

  GENERAL

     Award Agreement. The terms of each Award are to be evidenced by a written instrument delivered to the eligible employee.

     Withholding. The Awards are subject to applicable tax withholding by New Aetna which may, to the extent permitted by the Compensation Committee, be satisfied by the withholding of shares deliverable under the Stock Plan.

     Transferability. Unless the Compensation Committee expressly permits transfers for the benefit of members of the eligible employee's immediate family or trust or similar vehicle for their benefit, Awards under the Stock Plan may not be assigned or transferred except by will, the laws of descent and distribution.

     Deferral. The Compensation Committee will have the discretion to determine whether, to what extent, and under what circumstances cash, New Aetna common stock, other securities, other Awards, other property, and other amounts payable with respect to an Award will be deferred either automatically or at the election of the holder thereof or of the Compensation Committee.

     Amendment or Termination. The Board of Directors or the Compensation Committee may terminate or suspend the Stock Plan at any time, but the termination or suspension will not adversely affect any vested Awards then outstanding under the Stock Plan. Unless terminated by action of the Board or the Compensation Committee, no Award may be granted under the Stock Plan after December 31, 2010. The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without shareholder approval if the Compensation Committee determines that such approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the 1934 Act, for which or with which the Compensation Committee determines that it is desirable to qualify or comply; and, provided further, that any amendment or action to reduce the exercise price of options previously granted under the Stock Plan shall be subject to the approval of New Aetna's shareholders (other than any such increase, modification or reduction that may result from adjustments in connection with a fundamental corporate event). The Compensation Committee may amend the term of any Award granted, retroactively or prospectively, but no amendment may adversely affect any vested Award without the holder's consent.

  EFFECT ON OTHER COMPENSATION PROGRAMS

     Nothing contained in the Stock Plan shall prevent New Aetna from adopting or continuing in effect other compensation arrangements which may, but need not, provide for the grant of options, incentive stock, and other types of Awards provided for hereunder.

  NEW PLAN BENEFITS

     In connection with the spin-off and the merger, Aetna options held by New Aetna Holders will be converted into New Aetna options in accordance with the New Aetna Holder Adjustment. It is not possible to determine the number of Adjusted Options prior to the spin-off and the merger. Other Awards to be granted under the Stock Plan have not yet been determined.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The options described above are intended to comply with the requirements of the Code regarding the deductibility of certain performance based compensation.

     Under currently applicable federal income tax law, an eligible employee will receive no taxable income upon the grant of an NSO or an ISO. When an eligible employee exercises an NSO, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be ordinary income to the eligible employee and his or her employer will be allowed a federal income tax deduction in the same amount. When an eligible employee exercises an ISO while employed or within three months after termination of employment (one year for disability), no income will be recognized upon exercise of the ISO. If the eligible employee holds shares acquired for at least one year after exercise and two years after the grant of the ISO, the excess of the amount realized upon disposition of the shares over the exercise price paid is treated as long-term capital gain for the eligible employee and the eligible employee's employer is not allowed a federal income tax deduction. A sale or other exchange of the underlying stock before the end of either of the required holding periods will be a "disqualifying disposition" which will generally result in the eligible employee being taxed on the gain derived from an ISO as though it were an NSO and the eligible employee's employer will be allowed a federal income tax deduction in the same amount. Special rules apply if the exercise price is paid in shares.

2001 ANNUAL INCENTIVE PLAN

     We intend to implement the New Aetna 2001 Annual Incentive Plan (which we refer to as the "Annual Plan"), the terms of which are summarized below.

  ELIGIBLE EMPLOYEES

     All executive officers as described in Rule 3b-7 of the 1934 Act are eligible to be named by the Board of Directors as participants for any fiscal year. The Board of Directors shall select the executive officers (six people expected as of the spin-off and the merger) who will participate in the Annual Plan with respect to any fiscal year.

  PERFORMANCE CRITERIA

     On or before March 31 of each fiscal year, the Compensation Committee shall establish the performance objectives that must be attained in order for New Aetna to pay bonuses under the Annual Plan. Unless the Compensation Committee determines at the time of grant not to qualify the award as performance-based compensation under Section 162(m), the performance objectives for awards made under the Annual Plan will be based upon one or more of the following criteria, which may be determined solely by reference to the performance of New Aetna, a subsidiary or an affiliate (or any business unit thereof) or based on comparative performance relative to other companies: (i) net income; (ii) earnings before income taxes; (iii) earnings per share; (iv) return on shareholders equity; (v) expense management; (vi) profitability of an identifiable business unit or product; (vii) ratio of claims to revenues; (viii) revenue growth; (ix) earnings growth; (x) total shareholder return; (xi) cash flow; (xii) return on assets; (xiii) pretax operating income, (xiv) net economic profit (operating earnings minus a charge for capital); (xv) customer satisfaction; (xvi) provider satisfaction; (xvii) employee satisfaction; (xviii) quality of networks; (xix) strategic innovation; or (xx) any combination of the foregoing.

  INDIVIDUAL LIMIT

     The maximum amount that can be paid to any participant under the Annual Plan with respect to any fiscal year is $3,000,000. The Compensation Committee has the discretion to pay amounts which are less than this maximum amount based on individual performance or such other criteria as the Compensation Committee shall deem relevant.

  ADMINISTRATION

     The Compensation Committee, to the extent necessary to comply with Section 162(m) of the Code and Section 16 of the 1934 Act, shall at all times be comprised of at least two directors, each of whom is an "outside director" for purposes of Section 162(m) and a "disinterested person" for purposes of Section 16, and shall administer and interpret the Annual Plan. Prior to making any payment under the Annual Plan, the Compensation Committee shall certify in writing that the performance objectives have been attained.

  AMENDMENT AND TERMINATION

     The Compensation Committee may at any time amend, terminate or suspend the Annual Plan. No adverse changes will be made retroactively, but may apply to subsequent performance periods. The Annual Plan will not be effective with respect to the calendar years ending after December 31, 2010 (except as to awards earned prior to such date which are subsequently paid), unless otherwise extended by action of the Compensation Committee.

  EFFECT ON OTHER COMPENSATION PROGRAMS

     Nothing contained in the Annual Plan shall prevent New Aetna from adopting or continuing in effect other compensation arrangements.

  NEW PLAN AWARD TABLE

     Because the Annual Plan will not be effective until January 1, 2001, awards under the Annual Plan have not yet been determined.

CERTAIN AGREEMENTS

     The obligations of Aetna under the agreements described below will be assumed by New Aetna upon the completion of the spin-off and the merger.

     Aetna has agreed to provide Mr. Donaldson with a salary of $1,000,000, annual bonus opportunity of up to $2,000,000 for calendar year 2000 under the Aetna Annual Incentive Plan and an additional bonus as determined by the Board Committee on Compensation and Organization. On February 29, 2000, Mr. Donaldson was granted a stock option for 500,000 shares of Aetna common stock. The exercise price per share is $41.125 for 300,000 shares, $55.00 for 100,000 shares and $65.00 for 100,000 shares. Mr. Donaldson was also granted 100,000 shares of restricted Aetna common stock. The option and restricted common stock will vest on March 1, 2001, subject to earlier vesting upon completion of the spin-off and the merger or certain terminations of employment. If Mr. Donaldson ceases to be Chairman and Chief Executive Officer of New Aetna following completion of the spin-off and the merger, he will be entitled to payment of an annual bonus for 2000, if not previously paid, of at least $1,500,000, and, if such termination occurs after December 31, 2000, a pro rata annual bonus for the year of termination. Aetna has agreed generally to make Mr. Donaldson whole for any excise taxes incurred as a result of payments made under his employment arrangement or otherwise.

     Aetna has entered into an agreement with Dr. Rowe, pursuant to which he will serve as chief executive officer and president of Aetna's domestic health care businesses. Following the spin-off, he will become Chief Executive Officer of New Aetna and, not later than December 31, 2001, Chairman of the Board of Directors. Under the agreement, which is for a term of three years, with two one-year extensions,

Dr. Rowe is entitled to an annual salary of not less than $1,000,000, a target annual bonus opportunity of $1,500,000 and a maximum annual bonus opportunity of not less than $3,000,000. Dr. Rowe is entitled to minimum annual bonus payments for 2000 and 2001 of $375,000 and $1,000,000, respectively. Dr. Rowe received a sign-on bonus of $2,000,000 and, on July 3, 2001, will receive a retention bonus of $1,400,000, subject to continued employment.

     Effective September 15, 2000, Dr. Rowe was granted 25,000 Aetna restricted stock units and stock options on 500,000 shares of Aetna common stock. The option exercise price was $54.6875 (the fair market value of a share of Aetna common stock on September 15, 2000) for 300,000 shares and $72.7344 for 200,000 shares. The options and the restricted stock units will vest in three equal annual installments commencing September 15, 2001 (with accelerated vesting upon a change in control, excluding the spin-off and the merger, and upon certain terminations of employment). Upon the earlier of the spin-off or January 1, 2001, Dr. Rowe will be granted additional stock options on 100,000 shares of Aetna common stock (or, if following the spin-off, the equivalent shares of New Aetna common stock adjusted for the spin-off) at the higher of the then fair market value or $72.7344 per share (subject to adjustment to reflect the spin-off). In any event, following the spin-off, taking into account the adjustment of Aetna options and such additional grant, such aggregate options shall not cover more than 2,000,000 shares of New Aetna common stock. If such New Aetna options, after adjustment, cover fewer than 1,000,000 shares of New Aetna common stock, Dr. Rowe will be entitled to a supplemental grant in an amount equal to such difference (50% at the then fair market value and 50% at a premium to fair market value). In addition to certain other benefits, Dr. Rowe will be entitled to a minimum annual pension of $300,000 commencing at age 65, which will vest in five equal annual installments.

     If Dr. Rowe's employment is terminated by Aetna other than for "cause," death or disability, or by Dr. Rowe for "good reason," he will be entitled to 104 weeks (156 weeks, in a lump sum, if such termination is within two years following a change in control) of cash compensation (calculated as annual base salary and target annual bonus), his pro-rata bonus for the year of termination and, if not previously paid, his retention bonus. If Aetna does not renew Dr. Rowe's agreement for a one-year term on December 31, 2003 or 2004, he will be entitled to a cash payment of $3,000,000 or $1,500,000, respectively. Aetna has agreed generally to make Dr. Rowe whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

     Mr. Weber has entered into an agreement with Aetna that provides that if, during the two-year period following a change in control (including the spin-off and the merger), his employment is terminated by Aetna without cause or he terminates his employment for any reason (other than in circumstances that would constitute cause), in lieu of participation in Aetna's severance plan, he will be entitled to not less than 156 weeks of cash compensation (calculated as annual base salary and target annual bonus amount). Mr. Weber's pension benefits are vested under Aetna's pension plan. Aetna has agreed to make certain minimum contributions to Mr. Weber's cash balance pension account, which Aetna believes are not greater than the value of the pension benefits forgone by Mr. Weber as a result of his departure from his previous employer. Aetna has agreed generally to make Mr. Weber whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

     Mr. Coyle has entered into an agreement with Aetna that provides that if his employment is terminated under circumstances that would call for benefits under Aetna's severance plan, in lieu of participation in the severance plan, he will be entitled to not less than 52 weeks of severance (calculated based on annual base salary).

     Aetna has entered into an agreement with Mr. Shaw. Under this agreement, which runs through December 31, 2003, Mr. Shaw is entitled to an annual salary of not less than $525,000 and, for 2000 and 2001, a guaranteed annual bonus equal to his annual bonus target opportunity of $420,000.

     Mr. Shaw was granted stock options on 50,000 shares of Aetna common stock with an option exercise price of $55.375 (the fair market value of a share of Aetna common stock on the grant date). The options will vest in three equal annual installments (with accelerated vesting upon a change in control, other than the spin-off and the merger, and upon certain terminations of employment). Mr. Shaw was also granted 9,500 Aetna long-term incentive awards that will vest upon consummation of the spin-off and the merger.

     Under this agreement, if Mr. Shaw's employment is terminated by Aetna other than for "cause," death or disability after a change in control (including the spin-off and the merger), Mr. Shaw will be entitled to 156 weeks of cash compensation (calculated as annual base salary and target annual bonus), and continued health and dental benefits. Mr. Shaw may elect special retirement on or after January 2002, in which case he will be entitled to 50% of his current base salary and target annual bonus for the balance of the agreement term and continued health and dental benefits. Aetna has agreed generally to make Mr. Shaw whole for any excise taxes incurred as a result of payments made under his agreement or otherwise.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Through June 30, 2000, Aetna and its subsidiaries had paid approximately $220 million for physician hospital services in the ordinary course of business and a total of approximately $374,000 under four grants to the University of Pennsylvania Health System, which includes the University of Pennsylvania Medical Center and other hospitals and affiliates. Dr. Judith Rodin, a director of Aetna and a proposed director of New Aetna, is the President of the University of Pennsylvania, the owner and operator of the University of Pennsylvania Health System.

                   SECURITY OWNERSHIP OF AETNA AND NEW AETNA

     Aetna beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of New Aetna common stock. Holders of Aetna common stock, including our directors and executive officers (see "Management -- Stock Ownership of Directors and Executive Officers"), will receive one share of New Aetna common stock for each share of Aetna common stock they hold as of the record date of the spin-off. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. After giving effect to the spin-off, to our knowledge, no person is expected to beneficially own 5% or more of New Aetna common stock, except as set forth below:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNERSHIP (1)     PERCENT (1)
------------------------------------                          -----------------   -----------
Sanford C. Bernstein & Co., Inc.............................      12,523,694(2)      8.85%
767 Fifth Avenue
New York, New York 10153
Southeastern Asset Management, Inc..........................       8,724,300(3)      6.17%
6410 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

---------------
(1) Based on the number of shares of Aetna common stock outstanding as of November 24, 2000. The information was obtained from information supplied by shareholders on Schedules 13D and 13G.

(2) Of the reported shares, Sanford C. Bernstein & Co., Inc. reports that it has sole voting power with respect to 6,554,526 shares, that it shares voting power with respect to 1,394,863 shares and that it has sole dispositive power with respect to all of the reported shares.

(3) Of the reported shares, Southeastern Asset Management, Inc. reports that it has sole voting power with respect to 5,698,500 shares, that it shares voting power with respect to 1,768,400 shares, that it has sole dispositive power with respect to 6,945,900 shares and that it shares dispositive power with respect to 1,768,400 shares.

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

                     DESCRIPTION OF NEW AETNA CAPITAL STOCK

     The following description of New Aetna capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of the New Aetna Amended and Restated Articles of Incorporation (the "New Aetna Articles"), the New Aetna bylaws and the New Aetna rights agreement, forms of which are filed as exhibits to the registration statement of which this information statement is a part.

     The New Aetna Articles, the New Aetna bylaws and the rights agreement contain certain provisions that could delay or make more difficult the acquisition of New Aetna by means of a tender offer, a proxy contest or otherwise. These provisions have been implemented to enable New Aetna to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by the New Aetna board to be in the best interests of New Aetna and its shareholders. In particular, New Aetna's classified board of directors (as described below) has been structured to reduce the risk of such a takeover in the near term to allow us to implement our strategic repositioning and thereby enhance shareholder value.

AUTHORIZED CAPITAL STOCK

     Under the New Aetna Articles, the total number of shares of all classes of shares that New Aetna has authority to issue is 825,125,000, having a par value of $.01 each. The Articles establish 7,625,000 shares as Class A voting preferred shares (the "Class A voting preferred stock") and 762,500,000 shares as common shares ("New Aetna common stock"). The New Aetna Articles provide that the New Aetna board of directors has the power to divide the remaining 55,000,000 shares into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board shall then fix and determine. No shares of New Aetna preferred stock are being issued in connection with the spin-off. As of November 24, 2000 there were 141,483,865 shares of Aetna common stock outstanding. In the spin-off, Aetna shareholders will receive one share of New Aetna common stock for each share of Aetna common stock they hold on the record date for the spin-off. All New Aetna common stock received in the spin-off will be fully paid and non-assessable.

NEW AETNA COMMON STOCK

     The holders of New Aetna common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred stock, or provided in any resolution adopted by the New Aetna board with respect to any subsequently created class or series of New Aetna shares, the holders of the New Aetna common stock exclusively possess all voting power. The Articles preclude cumulative voting in the election of directors. Subject to any rights of any outstanding series of New Aetna preferred stock, the holders of New Aetna common stock (i) are entitled to such dividends as may be declared from time to time by the New Aetna board from funds available therefor and (ii) upon liquidation are entitled to receive pro rata all assets of New Aetna available for distribution to such holders.

     The transfer agent and registrar for the New Aetna common stock will be EquiServe Trust Company, N.A.

ADDITIONAL NEW AETNA STOCK, INCLUDING PREFERRED STOCK

     The New Aetna board is authorized to provide for the issuance of New Aetna shares in one or more classes and series, including shares of preferred stock, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof. The Articles authorize, and the New Aetna board has reserved for issuance, 7,625,000 shares of the Class A voting preferred stock for issuance upon exercise of the preferred share purchase rights of New Aetna (the "New Aetna Rights"). See "-- New Aetna Rights."

CLASSIFIED BOARD OF DIRECTORS

     Until the annual meeting of shareholders in 2004, the New Aetna board will be divided into three classes, the terms of which will be staggered so that only one class will be elected each year: Class I, consisting initially of Ms. Franklin, Mr. Graves, Mr. Greenwald and Mr. Jordan, whose term will expire at the 2001 annual meeting; Class II, consisting initially of Mr. Donaldson, Mr. Goodman, Mrs. Hancock and Dr. Rodin, whose term will expire at the 2002 annual meeting; and Class III, consisting initially of Dr. Rowe, Mrs. Cohen, Mr. Garten and Mr. Kuehler, whose term will expire at the 2003 annual meeting. At the annual meeting in 2001, the shareholders will elect all Class I directors for a three-year term. At the annual meeting in 2002, the shareholders will elect all Class II directors for a two-year term. At the annual meeting in 2003, the shareholders will elect all Class III directors for a one-year term. At and after the annual meeting in 2004, the shareholders will elect all directors each year for a one-year term. As a result, prior to the annual meeting in 2004, only one class of directors will be elected at each annual meeting, with the other classes continuing for the remainder of their respective terms.

NEW AETNA RIGHTS

     The New Aetna board has determined that a dividend of one New Aetna Right will be paid in respect of each share of New Aetna common stock to the holder of record thereof at the time of the spin-off. Pursuant to the rights agreement relating thereto, upon the occurrence of certain events, each New Aetna Right entitles the registered holder to purchase from New Aetna one one-hundredth of a share of Class A voting preferred stock at a price of $139 per share (the "Purchase Price"), subject to adjustment.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the then outstanding shares of New Aetna common stock or (ii) 10 business days (or such later date as may be determined by action of the New Aetna board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of New Aetna common stock (the earlier of such dates being called the "Distribution Date"), the New Aetna Rights will be evidenced by the Ownership Statement with respect to book-entry New Aetna common stock, or if a certificate representing New Aetna common stock has been requested and issued, then such certificate. The rights agreement provides that, until the Distribution Date (or the earlier redemption or expiration of the New Aetna Rights), (i) the New Aetna Rights will be transferred with and only with the shares of New Aetna common stock, (ii) Ownership Statements and certificates representing shares of New Aetna common stock will contain a notation incorporating the terms of the New Aetna Rights by reference, and (iii) transfer of any shares of New Aetna common stock will also constitute the transfer of the New Aetna Rights associated with the shares of New Aetna common stock so transferred. As soon as practicable following the Distribution Date, separate certificates evidencing the New Aetna Rights ("Rights certificates") will be mailed to holders of record of the New Aetna common stock as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the New Aetna Rights.

     The Purchase Price payable, and the number of shares of Class A voting preferred stock or other securities or property issuable, upon exercise of the New Aetna Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Class A voting preferred stock, (ii) upon the grant to holders of the Class A voting preferred stock of certain rights or warrants to subscribe for or purchase shares of Class A voting preferred stock at a price, or securities convertible into Class A voting preferred stock with a conversion price, less than the then-current market price of the shares of Class A voting preferred stock, or (iii) upon the distribution to holders of the shares of Class A voting preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Class A voting preferred stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding New Aetna Rights and the number of hundredths of a share of Class A voting preferred stock issuable upon exercise of each New Aetna Right are also subject to adjustment in the event of a split of the New Aetna common stock or a dividend on the New Aetna common stock payable in shares of New Aetna common stock, or subdivisions, consolidations or combinations of the New Aetna common stock occurring, in any such case, prior to the Distribution Date.

     Shares of Class A voting preferred stock that may be purchased upon exercise of the New Aetna Rights will not be redeemable. Each share of Class A voting preferred stock will be entitled to a minimum preferential cumulative quarterly dividend payment of 100 times the dividend declared per share of New Aetna common stock whenever such dividend is declared. In the event of liquidation, the holders of the Class A voting preferred stock will be entitled to a minimum preferential liquidation payment equal to 100 times the payment made per share of New Aetna common stock plus an amount equal to all accrued and unpaid dividends and distributions thereon. Each share of Class A voting preferred stock will have 100 votes, voting together with the New Aetna common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of New Aetna common stock are exchanged, each share of Class A voting preferred stock will be entitled to receive an amount equal to 100 times the amount received per share of New Aetna common stock.

     Because of the nature of the dividend, liquidation and voting rights of the Class A voting preferred stock, the value of the one one-hundredth interest in a share of Class A voting preferred stock that may be purchased upon exercise of each New Aetna Right should approximate the value of one share of New Aetna common stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a New Aetna Right, other than New Aetna Rights beneficially owned by the Acquiring Person (which will become void after such person becomes an Acquiring Person), will, after such person becomes an Acquiring Person, have the right to receive upon exercise, in lieu of Class A voting preferred stock, that number of shares of New Aetna common stock having a market value of two times the exercise price of the New Aetna Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, New Aetna is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, proper provision will be made so that each holder of a New Aetna Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the New Aetna Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the New Aetna Right (such right being referred to as "Flip-over Right").

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, and prior to the acquisition by such person or group of 50% or more of the then outstanding shares of New Aetna common stock, the New Aetna board may exchange the New Aetna Rights (other than New Aetna Rights owned by such person or group, which will have become void after such person became an Acquiring Person) for New Aetna common stock or Class A voting preferred stock, in whole or in part, at an exchange ratio of one share of New Aetna common stock, or one one-hundredth of a share of Class A voting preferred stock (or of a share of another series of New Aetna preferred stock having equivalent rights, preferences and privileges), per New Aetna Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1%. No fractional shares of Class A voting preferred stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Class A voting preferred stock, which may, at the election of New Aetna, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Class A voting preferred stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the then outstanding shares of New Aetna common stock (the "Relevant Date"), the New Aetna board may redeem the New Aetna Rights in whole, but not in part, at a price of $.01 per New Aetna Right (the "Redemption Price"). The redemption of the New Aetna

Rights may be made effective at such time, on such basis and with such conditions as the New Aetna board may determine, in its sole discretion. Immediately upon any redemption of the New Aetna Rights, the right to exercise the New Aetna Rights will terminate and the only right of the holders of New Aetna Rights will be to receive the Redemption Price. After the Relevant Date, the New Aetna Rights will no longer be redeemable.

     For so long as the New Aetna Rights are redeemable, the Rights Agreement between New Aetna and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agreement"), which is the agreement pursuant to which the New Aetna Rights are to be issued, may be amended by the New Aetna board without the consent of the holders of the New Aetna Rights, including an amendment to lower
(i) the threshold at which a person becomes an Acquiring Person, and (ii) the percentage of shares of New Aetna common stock proposed to be acquired in a tender or exchange offer that would cause the Distribution Date to occur. At any time when the New Aetna Rights are no longer redeemable, the Rights Agreement may be amended by the New Aetna board without the consent of the holders of the New Aetna Rights except that no such amendment may (i) adversely affect New Aetna Rights holders (other than the Acquiring Person and certain affiliated persons), (ii) cause the Rights Agreement to become amendable other than in accordance with this sentence or (iii) cause the New Aetna Rights again to become redeemable.

     The New Aetna Rights will not be exercisable until the Distribution Date. The New Aetna Rights will expire on the close of business on the 10th anniversary of the time of the spin-off unless extended or unless the New Aetna Rights are earlier redeemed or exchanged by New Aetna. The Rights Agreement provides that at least once every three years a committee of the board composed of non-management directors will consider whether a continuation of the New Aetna Rights remains in the best interests of New Aetna, its shareholders and other relevant constituencies and, thereafter, report its conclusions to the full board of New Aetna.

     Until a New Aetna Right is exercised, the holder thereof, as such, will have no rights as a shareholder of New Aetna, including, without limitation, the right to vote or to receive dividends.

     The distribution of the New Aetna Rights should not be taxable under the Internal Revenue Code of 1986, as amended (the "Code") to New Aetna or its shareholders. However, depending upon the circumstances, shareholders of New Aetna may recognize taxable income under the Code in the event that the New Aetna Rights become exercisable.

PREEMPTIVE RIGHTS

     No holder of any shares of New Aetna of any class authorized at the time of the spin-off will have any preemptive right to subscribe to any securities of New Aetna of any kind or class.

BOOK-ENTRY SHAREHOLDING

     Certificates representing the New Aetna common stock will not be issued unless requested in writing as set forth below. Holders of record of New Aetna common stock will have credited to a book-entry account established for them by, and maintained at, EquiServe Trust Company, N.A. (the registrar and transfer agent for New Aetna common stock) the number of shares of New Aetna common stock owned by them. Each holder of record will receive an Ownership Statement from the registrar reflecting the opening balance in his or her account promptly following the spin-off and, thereafter, promptly following each transfer to or from such account. Shareholders may request the issuance of a certificate representing the shares of New Aetna common stock owned of record by them by writing to the New Aetna registrar and transfer agent.

CERTAIN ANTITAKEOVER PROVISIONS

  CLASSIFIED BOARD OF DIRECTORS

     Until the annual meeting in 2004, the New Aetna board will be divided into three classes of directors serving staggered terms and, until such time, may be removed by shareholders only "for cause." As a result, approximately one-third of the New Aetna board will be elected each year until 2004. These provisions, together with the provision of the New Aetna bylaws authorizing the board to fill vacant directorships or increase the size of the board, may delay a shareholder from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by such removal with its own nominees.

  NEW AETNA RIGHTS

     As described above, the New Aetna Rights will have certain anti-takeover effects. The New Aetna Rights will cause substantial dilution to a person or group that attempts to acquire New Aetna on terms not approved by the New Aetna board, except pursuant to an offer conditioned on a substantial number of New Aetna Rights being acquired. The New Aetna Rights should not interfere with any merger or business combination approved by the New Aetna board, since the New Aetna Rights may be redeemed by New Aetna at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

  NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     The New Aetna Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. Under the Pennsylvania Business Corporation Law (the "Business Corporation Law"), shareholders of New Aetna are not permitted to call, or to require that the Chairman, the President or the New Aetna board or any other person call, a special meeting of shareholders. The New Aetna bylaws provide that, subject to the rights of holders of any series of New Aetna preferred stock to elect additional directors under specified circumstances, special meetings of shareholders can be called only by the Chairman or the President or by the New Aetna board. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by New Aetna.

     The inability of the New Aetna shareholders to act by written consent, together with provisions prohibiting shareholders from calling shareholder meetings, may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman, the President and the New Aetna board by calling a special meeting of shareholders prior to the time the Chairman, the President or a majority of the board believes such consideration to be appropriate.

  ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER
PROPOSALS

     The New Aetna bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of New Aetna (the "Shareholder Notice Procedure").

     Nominations for election to the New Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the New Aetna board's direction or by a shareholder who has complied with the Shareholder Notice Procedure. The New Aetna bylaws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

     The New Aetna bylaws provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman, the President or the New Aetna board or by a shareholder who has given timely written notice to the Corporate Secretary of New Aetna of such shareholder's intention to bring such business before such meeting in compliance with the Shareholder Notice Procedure. The New Aetna bylaws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. Under the Shareholder Notice Procedure, a

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

shareholder's notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

     The Shareholder Notice Procedure requires that notice of nominations or proposals for substantive business must be received by New Aetna not later than the 90th day before such meeting is to be held, or if later, the 10th day after public announcement of the date of such meeting is made.

     If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the New Aetna board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the New Aetna board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the New Aetna board, will provide the New Aetna board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the New Aetna board's position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the New Aetna bylaws do not give the New Aetna board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to New Aetna and its shareholders.

  POTENTIAL ISSUANCES OF NEW AETNA PREFERRED STOCK

     The New Aetna Articles authorize the New Aetna board to establish, from the 55,000,000 shares undesignated as to class or series, one or more classes and series of New Aetna stock, including preferred stock, and to determine, with respect to any class or series of New Aetna stock, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the New Aetna board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of New Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.

     The authorized shares of New Aetna, including shares of preferred stock and common stock, will be available for issuance without further action by New Aetna's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which New

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Aetna's securities may be listed or traded. If the approval of New Aetna's shareholders is not so required, the New Aetna board does not intend to seek shareholder approval.

     Although the New Aetna board has no intention at the present time of doing so, it could issue a class or series of New Aetna preferred stock that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of New Aetna's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their Shares over the then-current market price of such shares.

  POTENTIAL ISSUANCES OF RIGHTS TO PURCHASE SECURITIES

     The New Aetna Articles grant the New Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from New Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the New Aetna board and set forth in the contracts or instruments that evidence such rights. The authority of the New Aetna board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of New Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of New Aetna, a change in ownership of New Aetna's shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to New Aetna or any shares of New Aetna, and provisions restricting the ability of New Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of New Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of New Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit New Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the New Aetna board's exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of New Aetna or any other corporation. See "-- New Aetna Rights."

  PROVISIONS RELATING TO SHAREHOLDER APPROVAL OF BUSINESS COMBINATION AND OTHER TRANSACTIONS

     Under the Business Corporation Law, unless a higher vote is required in the articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. The New Aetna Articles require that a plan of merger, consolidation, or asset transfer and a share exchange, division or voluntary dissolution receive the affirmative vote of the holders of two-thirds of the shares of New Aetna common stock outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

  PROVISIONS RELATING TO AMENDMENTS TO THE NEW AETNA ARTICLES AND THE NEW AETNA BYLAWS

     Under the Business Corporation Law, shareholders have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the Business Corporation Law requires that any amendment to the New Aetna Articles also be approved by the board of directors. Under the Business Corporation Law, unless a higher vote is required in the articles of incorporation, amendments to the articles of incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. The New Aetna Articles provide that, among others, the provisions relating to shareholder approval of business combination and other transactions described immediately above, the classified board of directors and director and officer liability and indemnification, may only be amended by the affirmative vote of the holders of two-thirds of the shares of New Aetna common stock issued and outstanding on the record date for the meeting at which an amendment to either such provisions is to be voted upon by the shareholders.

     In addition, the bylaws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders. Certain provisions of the New Aetna bylaws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board, may be amended or repealed by shareholders only with the approval of at least 80% of the outstanding voting power of New Aetna.

  PENNSYLVANIA ANTI-TAKEOVER STATUTES

     Under Section 1715 of the Business Corporation Law, which is applicable to New Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights such as the New Aetna Rights; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25, which is applicable to New Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

     Commentary associated with Section 1715, and accepted by courts applying the provisions of that Section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the New Aetna board in resisting a proposed acquisition transaction which it believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of New Aetna under any of the criteria identified in the statute that the board believes are appropriate to consider.

     New Aetna is subject to Subchapter F of Chapter 25 of the Business Corporation Law. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation's voting stock). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a "business combination" (as defined in the Business Corporation Law) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder's acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the "Share Acquisition Date"), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum "fair price" for their shares (as set forth in the Business Corporation Law) in the transaction and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met, (iii) holders of all outstanding shares of common stock approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum "fair price" for their shares (as set forth in the Business Corporation Law) and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met.

     Under certain circumstances, Subchapter F of the Business Corporation Law makes it more difficult for an interested shareholder to effect various business combinations with a corporation for a five-year period following a Share Acquisition Date. The provisions of Subchapter F should encourage persons interested in acquiring New Aetna to negotiate in advance with the New Aetna board, since the higher shareholder voting requirements would not be invoked if such person, prior to acquiring 20% of New Aetna's Voting Shares, obtains the approval of the New Aetna board for such acquisition or for the proposed business combination transaction (unless such person acquires 80% or more of New Aetna's voting shares in such transaction, excluding certain shares as described above).

     Subchapter F of the Business Corporation Law will not prevent a hostile takeover of New Aetna. It may, however, make more difficult or discourage a takeover of New Aetna or the acquisition of control of New Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect will be enhanced by the issuance of the New Aetna Rights. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the Business Corporation Law but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

     Section 2538 of Subchapter D of the Business Corporation Law imposes a higher vote on certain transactions between an "interested shareholder" (as defined in Section 2538(d) of the Business Corporation Law) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the Business Corporation Law requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at "fair value" (determined as provided in Section 2547). Subchapter G of Chapter 25 of the Business Corporation Law also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem "control shares" (as defined in the Business Corporation Law) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the Business Corporation Law requires the disgorgement of profits by a "controlling person" (as defined in the Business Corporation Law). The New Aetna Articles provide that Section 2538 of Subchapter D of the Business Corporation Law, and Subchapters E, G and H of Chapter 25 of the Business Corporation Law are not applicable to New Aetna.

FUTURE SHAREHOLDER PROPOSALS

     If the spin-off and the merger are completed, New Aetna will hold an annual meeting on April 27, 2001. Proposals of New Aetna shareholders intended to be included in New Aetna's 2001 annual meeting proxy statement must have been received by New Aetna's Corporate Secretary no later than November 22, 2000 at New Aetna's principal executive offices: 151 Farmington Avenue, Hartford, Connecticut 06156. Other shareholder proposals intended to be presented at New Aetna's 2001 annual meeting, but not included in the annual meeting proxy statement, must be received in writing at the same address, together with the required information as set forth in the New Aetna bylaws, not later than January 25, 2001.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

  LIMITATIONS ON LIABILITY

     The New Aetna Articles provide that a director will not be personally liable for monetary damages except to the extent such liability may not by law be so limited. The Business Corporation Law precludes a limitation on liability
(i) for any breach or failure to perform such director's duties under law, which breach constituted self-dealing, willful misconduct or recklessness; (ii) for responsibility or liability of a director under any criminal statute; or (iii) for a director's liability for the payment of taxes under any federal, state or local law. The New Aetna Articles contain a limitation on an officer's liability to the same effect.

     While the New Aetna Articles provide directors and officers with protection against awards for monetary damages for breaches of their statutory obligations, they do not eliminate such obligations. Accordingly, the New Aetna Articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's or officers' breach of his or her statutory obligations.

  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Business Corporation Law provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Business Corporation Law permits similar indemnification in the case of actions by or in the right of the corporation. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The Business Corporation Law also provides that a corporation may pay expenses (including attorneys' fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. New Aetna's Articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the Business Corporation Law (except with respect to the claims against the corporation commenced by such a party) and permit, by action of the Board, indemnification of, and advancement of expenses to, employees and agents of New Aetna as determined by the Board of Directors in a particular case.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock that Aetna shareholders will receive in the spin-off. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us and the spin-off, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by the relevant reference. We have also filed a proxy statement on
Schedule 14A with the SEC. The proxy statement describes the transaction that is to voted on by Aetna's shareholders. We urge you to read that proxy statement.

     After the spin-off, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13th Floor, New York, NY 10048, and in Chicago at Suite 1400, Northwestern Atrium Center, 14th Floor, 500 W. Madison Street, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

     We maintain an Internet site at http://www.aetna.com. This text is not an active link and our website and the information contained on that site, or connected to that site, is not incorporated into this information statement or the registration statement.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
  Consolidated Statements of Income -- Nine Months Ended
     September 30, 2000 and 1999............................   F-2
  Consolidated Balance Sheets -- September 30, 2000 and
     December 31, 1999......................................   F-3
  Consolidated Statements of Shareholder's Equity -- Nine
     Months Ended September 30, 2000
     and 1999...............................................   F-4
  Consolidated Statements of Cash Flows -- Nine Months Ended
     September 30, 2000 and 1999............................   F-5
  Condensed Notes to Interim Consolidated Financial
     Statements.............................................   F-6
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................  F-26
  Consolidated Statements of Income -- Years Ended December
     31, 1999, 1998 and 1997................................  F-27
  Consolidated Balance Sheets -- December 31, 1999 and
     1998...................................................  F-28
  Consolidated Statements of Shareholder's Equity -- Years
     Ended December 31, 1999, 1998
     and 1997...............................................  F-29
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1999, 1998 and 1997.......................  F-30
  Notes to Consolidated Financial Statements................  F-31
  Quarterly Data (Unaudited)................................  F-78

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                2000            1999
                                                              ---------       ---------
                                                                     (MILLIONS)
Revenue:
  Health care premiums......................................  $16,326.8       $11,756.2
  Other premiums............................................    1,138.6         1,131.5
  Administrative services only fees.........................    1,457.3         1,176.7
  Net investment income.....................................    1,241.0         1,203.1
  Other income..............................................       65.9            96.3
  Net realized capital gains (losses).......................       (9.1)           79.5
                                                              ---------       ---------
Total revenue...............................................   20,220.5        15,443.3
                                                              ---------       ---------
Benefits and expenses:
  Health care costs.........................................   14,167.8         9,996.8
  Current and future benefits...............................    1,653.0         1,713.5
  Operating expenses:
     Salaries and related benefits..........................    1,741.6         1,282.0
     Other..................................................    1,835.4         1,412.0
  Interest expense..........................................      191.2           167.9
  Amortization of goodwill and other acquired intangible
     assets.................................................      327.9           312.4
  Reductions of loss on discontinued products...............     (146.0)          (77.2)
                                                              ---------       ---------
Total benefits and expenses.................................   19,770.9        14,807.4
                                                              ---------       ---------
Income from continuing operations before income taxes.......      449.6           635.9
Income taxes:
  Current...................................................      192.7           248.5
  Deferred..................................................       12.3            38.8
                                                              ---------       ---------
Total income taxes..........................................      205.0           287.3
                                                              ---------       ---------
Income from continuing operations...........................      244.6           348.6
Income from discontinued operations, net of tax.............      288.8           233.5
                                                              ---------       ---------
Net income..................................................  $   533.4       $   582.1
                                                              =========       =========

       See Condensed Notes to Interim Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                                            (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $          1,573.2   $         1,628.7
  Investment securities.....................................            14,624.1            15,549.6
  Other investments.........................................               130.5               509.0
  Premiums receivable, net..................................               941.6               916.3
  Other receivables, net....................................             1,330.9             1,146.9
  Accrued investment income.................................               264.5               267.4
  Investments under securities loan agreement...............               494.7               805.0
  Deferred income taxes.....................................                54.7               185.9
  Other assets..............................................               279.6               318.1
                                                              ------------------   -----------------
Total current assets........................................            19,693.8            21,326.9
                                                              ------------------   -----------------
Long-term investments.......................................             1,269.0             1,143.4
Mortgage loans..............................................             2,053.5             1,877.2
Investment real estate......................................               315.8               264.7
Reinsurance recoverables....................................               812.7               788.2
Goodwill and other acquired intangible assets, net..........             8,099.8             8,655.0
Property and equipment, net.................................               434.6               473.0
Deferred income taxes.......................................               263.4               240.3
Other assets................................................               176.1               224.2
Separate accounts assets....................................            14,886.9            14,639.5
Net assets of discontinued operations.......................             3,015.9             2,789.5
                                                              ------------------   -----------------
Total assets................................................  $         51,021.5   $        52,421.9
                                                              ==================   =================
LIABILITIES AND SHAREHOLDER'S EQUITY........................
Current liabilities:
  Health care costs payable.................................  $          3,196.9   $         3,238.7
  Future policy benefits....................................               972.6             1,106.0
  Unpaid claims.............................................               481.4               442.0
  Unearned premiums.........................................               202.1               473.6
  Policyholders' funds......................................             1,035.8               901.4
  Payable under securities loan agreement...................               494.7               805.0
  Short-term debt...........................................             1,653.7             1,725.0
  Income taxes payable......................................               256.9               200.6
  Accrued expenses and other liabilities....................             2,062.5             1,929.6
                                                              ------------------   -----------------
Total current liabilities...................................            10,356.6            10,821.9
                                                              ------------------   -----------------
Future policy benefits......................................             8,126.2             8,447.1
Unpaid claims...............................................             1,239.5             1,268.6
Policyholders' funds........................................             2,827.5             3,529.7
Long-term debt..............................................             1,794.5             2,093.9
Other liabilities...........................................               781.6               918.0
Separate accounts liabilities...............................            14,886.9            14,639.5
                                                              ------------------   -----------------
Total liabilities...........................................            40,012.8            41,718.7
                                                              ------------------   -----------------
Commitments and contingent liabilities (Notes 3 and 10)
Shareholder's equity:
  Common stock and additional paid-in capital...............             3,735.2             3,719.3
  Accumulated other comprehensive loss......................              (412.4)             (655.6)
  Retained earnings.........................................             7,685.9             7,639.5
                                                              ------------------   -----------------
Total shareholder's equity..................................            11,008.7            10,703.2
                                                              ------------------   -----------------
Total liabilities and shareholder's equity..................  $         51,021.5   $        52,421.9
                                                              ==================   =================

       See Condensed Notes to Interim Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                                  (UNAUDITED)

                                                                       ACCUMULATED OTHER
                                                                      COMPREHENSIVE LOSS
                                                    COMMON STOCK   -------------------------
                                                   AND ADDITIONAL    UNREALIZED
                                                      PAID-IN      GAINS (LOSSES)   FOREIGN    RETAINED
NINE MONTHS ENDED SEPTEMBER 30, 2000     TOTAL      CAPITAL (1)    ON SECURITIES    CURRENCY   EARNINGS
------------------------------------   ---------   --------------  --------------   --------   --------
                                                                     (MILLIONS)
Balances at December 31, 1999........  $10,703.2    $    3,719.3   $       (206.1)  $(449.5)   $7,639.5
Comprehensive income:
  Net income.........................      533.4                                                  533.4
  Other comprehensive income, net of
     tax:
     Unrealized gains on securities
       ($258.3 pretax) (2)...........      167.9                            167.9
     Foreign currency ($102.2
       pretax).......................       75.3                                       75.3
                                       ---------
  Other comprehensive income.........      243.2
                                       ---------
Total comprehensive income...........      776.6
                                       =========
Capital contributions from Aetna.....       15.9            15.9
Dividends to Aetna...................     (487.0)                                                (487.0)
                                       ---------    ------------   --------------   -------    --------
Balances at September 30, 2000.......  $11,008.7    $    3,735.2   $        (38.2)  $(374.2)   $7,685.9
                                       =========    ============   ==============   =======    ========

NINE MONTHS ENDED SEPTEMBER 30, 1999
-------------------------------------
Balances at December 31, 1998........  $11,429.5    $    3,674.0   $        382.5   $(204.7)   $7,577.7
Comprehensive income:
  Net income.........................      582.1                                                  582.1
  Other comprehensive loss, net of
     tax:
     Unrealized losses on securities
       ($(566.2) pretax) (2).........     (368.0)                          (368.0)
     Foreign currency ($(165.8)
       pretax).......................     (108.2)                                    (108.2)
                                       ---------
  Other comprehensive loss...........     (476.2)
                                       ---------
Total comprehensive income...........      105.9
                                       =========
Capital contributions from Aetna.....       45.3            45.3
Dividends to Aetna...................     (235.7)                                                (235.7)
                                       ---------    ------------   --------------   -------    --------
Balances at September 30, 1999.......  $11,345.0    $    3,719.3   $         14.5   $(312.9)   $7,924.1
                                       =========    ============   ==============   =======    ========

---------------
(1) There were 250 million shares of Aetna Services, Inc. common stock, par value $.01, and 275 million shares of Aetna U.S. Healthcare Inc. common stock, par value $.005, authorized at September 30, 2000. All outstanding common stock of Aetna Services, Inc. and Aetna U.S. Healthcare Inc. was owned by Aetna Inc. at September 30, 2000 and December 31, 1999. On October 31, 2000, Aetna Services, Inc. was merged with and into Aetna Inc.

(2) Net of reclassification adjustments.

       See Condensed Notes to Interim Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                                 2000             1999
                                                              ----------       ----------
                                                                      (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    533.4       $    582.1
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Income from discontinued operations.....................      (288.8)          (233.5)
    Depreciation and amortization (including investment
     discounts and premiums)................................       446.6            508.2
    Net realized capital (gains) losses.....................         9.1            (79.5)
    Changes in assets and liabilities:
      Decrease in accrued investment income.................         2.9             72.9
      Increase in premiums due and other receivables........      (194.2)          (274.0)
      Increase in income taxes..............................        83.4             81.1
      Net increase in other assets and other liabilities....      (241.2)          (225.1)
      Decrease in health care and insurance liabilities.....      (656.3)           (65.9)
  Discontinued operations, net..............................       999.7            677.0
                                                              ----------       ----------
Net cash provided by operating activities...................       694.6          1,043.3
                                                              ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and investment maturities of:
    Debt securities available for sale......................     9,966.2         10,735.3
    Equity securities.......................................       454.7            157.1
    Mortgage loans..........................................       455.6            263.3
    Investment real estate..................................        27.0             21.9
    Other investments.......................................    11,261.5          9,966.2
    NYLCare Texas...........................................       420.0               --
  Cost of investments in:
    Debt securities available for sale......................    (9,264.9)        (8,627.6)
    Equity securities.......................................      (180.6)          (109.2)
    Mortgage loans..........................................      (251.8)           (94.4)
    Investment real estate..................................       (10.4)           (10.9)
    Other investments.......................................   (11,352.9)       (10,749.6)
  Acquisition of Prudential health care business............          --           (512.5)
  Acquisition of NYLCare health care business...............          --            (48.8)
  Increase in property and equipment........................       (53.0)          (211.3)
  Other, net................................................        61.6           (108.3)
  Discontinued operations, net..............................      (253.0)        (1,097.1)
                                                              ----------       ----------
Net cash provided by (used for) investing activities........     1,280.0           (425.9)
                                                              ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits and interest credited for investment contracts...       186.9            258.4
  Withdrawals of investment contracts.......................      (707.3)        (1,259.5)
  Repayment of long-term debt...............................          --            (29.7)
  Net increase (decrease) in short-term debt................      (391.2)           249.6
  Capital contributions from Aetna..........................        15.9             45.3
  Dividends paid to Aetna...................................      (177.0)          (220.7)
  Other, net................................................      (210.7)          (342.1)
  Discontinued operations, net..............................      (273.8)           596.4
                                                              ----------       ----------
Net cash used for financing activities......................    (1,557.2)          (702.3)
                                                              ----------       ----------
Net increase in cash and cash equivalents of discontinued
  operations................................................      (472.9)          (176.3)
                                                              ----------       ----------
Net decrease in cash and cash equivalents of continuing
  operations................................................       (55.5)          (261.2)
Cash acquired from the Prudential health care business......          --            261.6
Cash and cash equivalents, beginning of period..............     1,628.7          1,101.0
                                                              ----------       ----------
Cash and cash equivalents, end of period....................  $  1,573.2       $  1,101.4
                                                              ==========       ==========
Supplemental cash flow information:
  Interest paid.............................................  $    283.4       $    205.7
  Income taxes paid.........................................       127.3            152.2

       See Condensed Notes to Interim Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

          CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying consolidated financial statements included the accounts of Aetna U.S. Healthcare Inc. ("Aetna U.S. Healthcare") and its subsidiaries (collectively, "New Aetna"). New Aetna is a wholly-owned subsidiary of Aetna Inc. ("Aetna").

     On July 20, 2000, Aetna announced that it had reached a definitive agreement (the "Agreement") to sell its Aetna Financial Services and Aetna International businesses to ING Groep N.V. ("ING"). Under the terms of the Agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company comprised of the Health Care (including its group life and disability insurance products) and Large Case Pensions businesses. On November 30, 2000, Aetna's shareholders approved the sale of Aetna's Financial Services and International businesses to ING. On December 1, 2000, Aetna's Board of Directors approved the spin-off of New Aetna, which will occur upon the satisfaction of all closing conditions of the sale of the Aetna Financial Services and Aetna International businesses to ING. Following the sale, New Aetna will be named Aetna Inc. (Refer to Note 11.)

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. The accompanying disclosures have been updated to reflect the transactions described above.

BASIS OF PRESENTATION

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles and are unaudited. All significant intercompany balances have been eliminated. Certain reclassifications have been made to the 1999 financial information to conform to the 2000 presentation. These interim statements necessarily rely heavily on estimates, including assumptions as to annualized tax rates. In the opinion of management, all adjustments necessary for a fair statement of results for the interim periods have been made. All such adjustments are of a normal, recurring nature. The accompanying consolidated financial statements should be read in conjunction with our audited historical financial statements and the related notes included elsewhere in this information statement. Certain financial information that is normally included in annual financial statements prepared in accordance with generally accepted accounting principles, but that is not required for interim reporting purposes, has been condensed or omitted.

     The accompanying consolidated financial statements reflect the accounts of New Aetna as a subsidiary of Aetna (refer to Note 11), subject to corporate general and administrative expense allocations as described in Note 2 to the 1999 Consolidated Financial Statements contained elsewhere in this document. Such information does not necessarily reflect the financial position or results of operations of New Aetna as a separate, standalone entity.

NEW ACCOUNTING STANDARD

     Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     On January 1, 2000, New Aetna adopted Statement of Position 98-7, Deposit
Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, issued by the American Institute of Certified Public Accountants. This statement provides guidance on how to account for all insurance and reinsurance contracts that do not transfer insurance risk, except for long-duration life and health insurance contracts. The adoption of this standard did not have a material effect on New Aetna's financial position or results of operations.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUTURE ACCOUNTING STANDARDS

     Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     In September 2000, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities which replaces FAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This standard revises the methods for accounting for securitizations and other transfers of financial assets and collateral as outlined in FAS No. 125, and requires certain additional disclosures. For transfers and servicing of financial assets and extinguishments of liabilities, this standard will be effective for New Aetna's June 30, 2001 financial statements. However, for disclosures regarding securitizations and collateral, as well as the accounting for recognition and reclassification of collateral, this standard will be effective for New Aetna's December 31, 2000 financial statements. New Aetna is currently evaluating the impact of the adoption of this standard, however it does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

     Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, further guidance related to accounting for derivative instruments and hedging activities was provided when the FASB issued FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an Amendment of FASB Statement No. 133. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by FAS No. 137, Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133, these standards are effective for New Aetna's financial statements beginning January 1, 2001, with early adoption permitted. The impact of FAS No. 133, as amended, on New Aetna's financial statements will vary based on certain factors including future interpretive guidance from the FASB, the extent of New Aetna's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. New Aetna is currently evaluating the impact of the adoption of this standard, but it does not expect the adoption of this standard to have a material effect on New Aetna's financial position or results of operations.

2.   RECENT DEVELOPMENTS

     New Aetna's Medicare+Choice contracts with the federal government are renewed for a one-year period each January 1. New Aetna will exit, effective December 31, 2000, a number of Medicare service areas affecting approximately 340,000 members, or approximately 55 percent of New Aetna's total current Medicare membership. New Aetna's results in the fourth quarter of 2000 will include a charge of approximately $270 million for the write-off of goodwill, still separately identifiable with such service areas. New Aetna also expects to establish liabilities related to the withdrawal from applicable Medicare service areas, including employee termination benefits and related costs.

3.   ACQUISITIONS AND DISPOSITIONS

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion. The acquisition

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) was accounted for as a purchase. In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation at the acquisition date included: (1) an asset of $130 million, representing the fair value adjustment of a reinsurance agreement (discussed below), primarily reflecting the net benefits to be received from Prudential over the life of the agreement; (2) a liability of $129 million, representing a fair value adjustment for the unfavorable component of the contracts underlying the acquired medical risk business and (3) an asset of $21 million, representing the above-market compensation component related to supplemental fees to be received under New Aetna's agreement to service Prudential's administrative services only ("ASO") contracts (discussed below).

     During the first quarter 2000, a liability of $15 million was recorded as part of the purchase price allocation related to New Aetna's plan to exit certain leased facilities of the acquired PHC businesses, currently expected to be completed by March 31, 2001. The purchase price does not reflect any employee termination benefits for positions that may be eliminated. Such amounts, which currently are not reasonably estimable, will be expensed as incurred.

     For the nine months ended September 30, 2000, New Aetna recorded asset amortization of $20 million pretax, related to the fair value adjustment of the reinsurance agreement ($42 million pretax in 1999 (from August 6, 1999 through September 30, 1999)); liability amortization of $24 million pretax, related to the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business ($43 million pretax in 1999); and asset amortization of $13 million pretax, related to the above-market compensation component related to the supplemental fees under the ASO contracts.

     New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Premium expense recognized for the nine months ended September 30, 2000 was $11 million pretax ($2 million pretax in 1999). Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold was 83.5% for August 6, 1999 through December 31, 1999 and is 84% for January 1, 2000 through December 31, 2000. During the nine months ended September 30, 2000, reinsurance recoveries under this agreement (reflected as a reduction of current and future benefits) were $94 million pretax ($27 million pretax in 1999). The premium is subject to adjustment if medical costs of PHC are below these threshold medical loss ratio levels.

     New Aetna also agreed to service Prudential's ASO contracts following the closing. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, but generally no later than June 30, 2001. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the nine months ended September 30, 2000, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $290 million pretax ($90 million pretax in 1999), including supplemental fees of approximately $112 million pretax ($40 million pretax in 1999), which was net of the asset amortization related to the above-market compensation component related to the supplemental fees under the ASO contracts described above.

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of the 1998 acquisition of New York Life Insurance Company's health care business. Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation,

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) for approximately $420 million in cash. The sale resulted in an after-tax capital loss of $35 million which was recognized in the fourth quarter of 1999. The after-tax loss included operating losses from October 1, 1999 through closing. The results of operations of NYLCare Texas were not material to the Health Care segment or to New Aetna's consolidated results of operations.

     During the first quarter 2000, New Aetna acquired the remaining minority ownership interest in InteliHealth Inc., which distributes health care information principally through its Internet web site and sells health products to consumers. The aggregate purchase price was not material.

4.   INVESTMENTS

     Investment securities as of September 30, 2000 and December 31, 1999 were as follows:

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
                                                                       (MILLIONS)
Debt securities available for sale (amortized cost $14,590.0
  and $15,680.1)............................................   $ 14,402.5       $ 15,182.0
Equity securities (cost $177.5 and $216.4)..................        148.7            151.2
Other investment securities.................................         72.9            216.4
                                                               ----------       ----------
Total investment securities.................................   $ 14,624.1       $ 15,549.6
                                                               ==========       ==========

     Net investment income includes amounts allocable to experience-rated contractholders of $227 million and $269 million for the nine months ended September 30, 2000 and 1999, respectively. Interest credited to contractholders is included in current and future benefits.

     Net realized capital gains (losses) allocable to experience-rated contractholders of $(32) million and $5 million for the nine months ended September 30, 2000 and 1999, respectively, were deducted from net realized capital gains (losses) as reflected on the Consolidated Statements of Income, and an offsetting amount is reflected on the Consolidated Balance Sheets in policyholders' funds.

     As of September 30, 2000 and December 31, 1999, the total recorded investment in mortgage loans that are considered to be impaired (including problem loans, restructured loans and potential problem loans) and related specific reserves were as follows:

                                                   SEPTEMBER 30, 2000            DECEMBER 31, 1999
                                               --------------------------    --------------------------
                                               TOTAL RECORDED    SPECIFIC    TOTAL RECORDED    SPECIFIC
                                                 INVESTMENT      RESERVES      INVESTMENT      RESERVES
                                               --------------    --------    --------------    --------
                                                                      (MILLIONS)
Supporting discontinued products.............  $        125.7    $   21.5    $        158.9    $   22.2
Supporting experience-rated products.........            52.5         7.9              66.9         8.8
Supporting remaining products................            33.1          .6              48.4         1.1
                                               --------------    --------    --------------    --------
Total impaired loans.........................  $        211.3(1) $   30.0    $        274.2(1) $   32.1
                                               ==============    ========    ==============    ========

---------------
(1) Includes impaired loans of $54.6 million and $109.0 million at September 30, 2000 and December 31, 1999, respectively, for which no specific reserves are considered necessary.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

4.   INVESTMENTS (CONTINUED)
     The activity in the specific and general reserves for the nine months ended September 30, 2000 and 1999 is summarized below:

                                              SUPPORTING       SUPPORTING      SUPPORTING
                                             DISCONTINUED   EXPERIENCE-RATED    REMAINING
                                               PRODUCTS         PRODUCTS        PRODUCTS        TOTAL
                                             ------------   ----------------   -----------   -----------
                                                                     (MILLIONS)
Balance at December 31, 1999...............  $       28.9   $           13.6   $       3.4   $      45.9
Credited to net realized capital gains
  (losses).................................           (.5)               (.8)          (.6)         (1.9)
                                             ------------   ----------------   -----------   -----------
Balance at September 30, 2000..............  $       28.4   $           12.8   $       2.8   $      44.0(1)
                                             ============   ================   ===========   ===========
Balance at December 31, 1998...............  $       29.5   $           27.6   $       6.5   $      63.6
Principal write-offs.......................          (0.6)              (2.4)         (1.6)         (4.6)
                                             ------------   ----------------   -----------   -----------
Balance at September 30, 1999..............  $       28.9   $           25.2   $       4.9   $      59.0(1)
                                             ============   ================   ===========   ===========

---------------
(1) Total reserves at September 30, 2000 and 1999 include $30.0 million and $41.5 million of specific reserves, respectively, and $14.0 million and $17.5 million of general reserves, respectively.

     Income earned (pretax) and cash received on the average recorded investment in impaired loans were as follows:

                                                     NINE MONTHS ENDED              NINE MONTHS ENDED
                                                     SEPTEMBER 30, 2000             SEPTEMBER 30, 1999
                                                ----------------------------   ----------------------------
                                                AVERAGE                        AVERAGE
                                                IMPAIRED   INCOME     CASH     IMPAIRED   INCOME     CASH
                                                 LOANS     EARNED   RECEIVED    LOANS     EARNED   RECEIVED
                                                --------   ------   --------   --------   ------   --------
                                                                        (MILLIONS)
Supporting discontinued products..............  $  156.1   $  7.5   $    7.6   $  158.8   $  9.1   $    9.0
Supporting experience-rated products..........      70.2      5.1        5.0       94.2      7.1        6.8
Supporting remaining products.................      44.6      8.1        8.4       30.3      5.3        5.2
                                                --------   ------   --------   --------   ------   --------
Total.........................................  $  270.9   $ 20.7   $   21.0   $  283.3   $ 21.5   $   21.0
                                                ========   ======   ========   ========   ======   ========

5.   SUPPLEMENTAL CASH FLOW INFORMATION

     Significant noncash investing and financing activities included the acquisition of real estate through foreclosures of mortgage loans amounting to $15 million and $4 million for the nine months ended September 30, 2000 and 1999, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

6.   ADDITIONAL INFORMATION -- ACCUMULATED OTHER COMPREHENSIVE LOSS

     Changes in accumulated other comprehensive loss related to changes in unrealized gains (losses) on securities (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                                 (MILLIONS)
Unrealized holding gains (losses) arising during the period
  (1).......................................................  $ 153.3   $(325.9)
Less: reclassification adjustment for gains (losses) and
  other items included in net income(2).....................    (14.6)     42.1
                                                              -------   -------
Net unrealized gains (losses) on securities.................  $ 167.9   $(368.0)
                                                              =======   =======

---------------
(1) Pretax unrealized holding gains (losses) arising during the period were $235.8 million and $(501.4) million for 2000 and 1999, respectively.

(2) Pretax reclassification adjustments for gains and other items included in net income were $(22.5) million and $64.8 million for 2000 and 1999, respectively.

7.   DISCONTINUED PRODUCTS

     New Aetna discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Under New Aetna's accounting for these discontinued products, a reserve for anticipated future losses from these products was established and is reviewed by management quarterly. As long as the reserve continues to represent management's then best estimate of expected future losses, results of operations of the discontinued products, including net realized capital gains and losses, are credited/charged to the reserve and do not affect New Aetna's results of operations. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent that future losses are less than anticipated. The current reserve reflects management's best estimate of anticipated future losses.

     The factors contributing to changes in the reserve for anticipated future losses consist of: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets the investment income on the assets available to fund the shortfall. At September 30, 2000, the receivable from continuing products, net of related deferred taxes payable of $75 million on the accrued interest income, was $384 million. At December 31, 1999, the receivable from continuing products, net of related deferred taxes payable of $67 million on accrued interest income, was $464 million. These amounts were eliminated in consolidation.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

7.   DISCONTINUED PRODUCTS (CONTINUED)

     Results of discontinued products were as follows (pretax, in millions):

                                                                             CHARGED
                                                                          (CREDITED) TO
                                                                           RESERVE FOR
NINE MONTHS ENDED SEPTEMBER 30, 2000                         RESULTS      FUTURE LOSSES      NET(1)
------------------------------------                      -------------   -------------   -------------
Net investment income...................................  $       334.0   $          --   $       334.0
Net realized capital losses.............................          (17.6)           17.6              --
Interest earned on receivable from continuing
  products..............................................           23.2              --            23.2
Other income............................................           23.1              --            23.1
                                                          -------------   -------------   -------------
  Total revenue.........................................          362.7            17.6           380.3
                                                          -------------   -------------   -------------
Current and future benefits.............................          342.4            27.9           370.3
Operating expenses......................................           10.0              --            10.0
                                                          -------------   -------------   -------------
  Total benefits and expenses...........................          352.4            27.9           380.3
                                                          -------------   -------------   -------------
Results of discontinued products........................  $        10.3   $       (10.3)  $          --
                                                          =============   =============   =============

                                                                             CHARGED
                                                                          (CREDITED) TO
                                                                           RESERVE FOR
NINE MONTHS ENDED SEPTEMBER 30, 1999                         RESULTS      FUTURE LOSSES      NET(1)
------------------------------------                      -------------   -------------   -------------
Net investment income...................................  $       360.1   $          --   $       360.1
Net realized capital gains..............................            6.0            (6.0)             --
Interest earned on receivable from continuing
  products..............................................           24.8              --            24.8
Other income............................................           24.4              --            24.4
                                                          -------------   -------------   -------------
  Total revenue.........................................          415.3            (6.0)          409.3
                                                          -------------   -------------   -------------
Current and future benefits.............................          379.5            20.4           399.9
Operating expenses......................................            9.4              --             9.4
                                                          -------------   -------------   -------------
  Total benefits and expenses...........................          388.9            20.4           409.3
                                                          -------------   -------------   -------------
Results of discontinued products........................  $        26.4   $       (26.4)  $          --
                                                          =============   =============   =============

---------------
(1) Amounts are reflected on the September 30, 2000 and 1999 Consolidated Statements of Income, except for interest earned on the receivable from continuing products which was eliminated in consolidation.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

7.   DISCONTINUED PRODUCTS (CONTINUED)
     Assets and liabilities supporting discontinued products at September 30, 2000 and December 31, 1999 were as follows(1):

                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
                                                                            (MILLIONS)
Assets:
  Debt securities available for sale........................  $          4,208.6   $         4,533.0
  Mortgage loans............................................               783.4               768.8
  Investment real estate....................................               127.5               112.7
  Other investment securities...............................               501.9               453.9
                                                              ------------------   -----------------
Total investments...........................................             5,621.4             5,868.4
  Investments under securities loan agreement...............                53.3               243.8
  Current and deferred income taxes.........................                65.6               134.1
  Receivable from continuing products (2)...................               458.9               530.6
  Other.....................................................                  --                82.6
                                                              ------------------   -----------------
Total assets................................................  $          6,199.2   $         6,859.5
                                                              ==================   =================
Liabilities:
  Future policy benefits....................................  $          4,490.2   $         4,566.0
  Policyholders' funds......................................               630.3               902.1
  Reserve for anticipated future losses on discontinued
     products...............................................             1,011.9             1,147.6
  Payable under securities loan agreement...................                53.3               243.8
  Other.....................................................                13.5                  --
                                                              ------------------   -----------------
Total liabilities...........................................  $          6,199.2   $         6,859.5
                                                              ==================   =================

---------------
(1) Assets supporting the discontinued products are distinguished from other continuing operations assets.

(2) The receivable from continuing products was eliminated in consolidation.

     At September 30, 2000, net unrealized capital losses on available-for-sale debt securities are included above in other liabilities. At December 31, 1999, net unrealized capital losses on available-for-sale debt securities are included above in other assets. These net unrealized capital losses are not reflected in consolidated shareholder's equity. The reserve for anticipated future losses is included in future policy benefits on the Consolidated Balance Sheets.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates and the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.   DISCONTINUED PRODUCTS (CONTINUED)
to reflect historical default experience, since the bond portfolio increased as a percentage of the overall investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table which has been used since then.

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liabilities have run off.

     The activity in the reserve for anticipated future losses on discontinued products for the nine months ended September 30, 2000 was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1999................................   $1,147.6
Operating income............................................       15.1
Net realized capital losses.................................      (17.6)
Mortality and other.........................................       12.8
Reserve reduction...........................................     (146.0)
                                                               --------
Reserve at September 30, 2000...............................   $1,011.9
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, $95 million ($146 million pretax) of the reserve was released in the second quarter of 2000 primarily due to favorable performance related to certain equity investments, favorable mortality and retirement experience and the decrease in size of the overall bond portfolio which decreased default risk. The review in the second quarter of 1999 resulted in New Aetna's release of $50 million ($77 million pretax) of the discontinued products reserve. The current reserve reflects management's best estimate of anticipated future losses.

8.   DEBT AND GUARANTEE OF DEBT SECURITIES

     New Aetna's consolidated financial statements include an allocation of Aetna's consolidated debt and related interest expense. (Refer to Note 2 to the 1999 Consolidated Financial Statements contained elsewhere in this document.)

     During the periods presented, New Aetna had a revolving credit facility in an aggregate amount of $1.5 billion with a worldwide group of banks. This facility will not continue following the spin-off. Various interest rate options were available under this facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.2% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at September 30, 2000 was at an annual rate of 0.08%. There were no borrowings under this facility as of September 30, 2000. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion.

     During the periods presented, New Aetna also had an additional revolving credit facility in an aggregate amount of $500 million with a worldwide group of banks. This facility will not continue

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. DEBT AND GUARANTEE OF DEBT SECURITIES (CONTINUED) following the spin-off. Various interest rate options were available under this facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.07% to 0.25% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at September 30, 2000 was at an annual rate of 0.08%. There were no borrowings under this facility as of September 30, 2000. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income
(loss)), of at least $7.5 billion.

     The amount of dividends paid to New Aetna by its domestic insurance and HMO subsidiaries at September 30, 2000 without prior approval by state regulatory authorities was limited to approximately $316 million in the aggregate.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.   SEGMENT INFORMATION

     Summarized financial information for New Aetna's principal operations for the nine months ended September 30, was as follows:

                                         HEALTH     LARGE CASE    CORPORATE     DISCONTINUED
 NINE MONTHS ENDED SEPTEMBER 30, 2000     CARE       PENSIONS    AND OTHER(1)    OPERATIONS      TOTAL
 ------------------------------------   ---------   ----------   ------------   ------------   ---------
                                                                   (MILLIONS)
Revenues from external customers......  $18,857.9   $    130.7   $         --   $         --   $18,988.6
Net investment income.................      537.7        690.4           12.9             --     1,241.0
                                        ---------   ----------   ------------   ------------   ---------
Total revenue excluding realized
  capital gains (losses)..............  $19,395.6   $    821.1   $       12.9   $         --   $20,229.6
                                        =========   ==========   ============   ============   =========
Operating earnings (losses)(2)........  $   289.0   $     50.7   $     (174.8)  $         --   $   164.9
Other items(3)........................      (14.6)        94.9           (5.2)            --        75.1
Realized capital gains (losses), net
  of tax..............................        (.7)         8.4           (3.1)            --         4.6
                                        ---------   ----------   ------------   ------------   ---------
Income (loss) from continuing
  operations..........................      273.7        154.0         (183.1)            --       244.6
Income from discontinued operations,
  net of tax..........................         --           --             --          288.8       288.8
                                        ---------   ----------   ------------   ------------   ---------
Net income (loss).....................  $   273.7   $    154.0   $     (183.1)  $      288.8   $   533.4
                                        =========   ==========   ============   ============   =========
NINE MONTHS ENDED SEPTEMBER 30, 1999
------------------------------------

Revenues from external customers......  $14,036.4   $    123.9   $         .4   $         --   $14,160.7
Net investment income.................      443.0        756.0            4.1             --     1,203.1
                                        ---------   ----------   ------------   ------------   ---------
Total revenue excluding realized
  capital gains (losses)..............  $14,479.4   $    879.9   $        4.5   $         --   $15,363.8
                                        =========   ==========   ============   ============   =========
Operating earnings (losses)(2)........  $   341.6   $     64.8   $     (159.6)  $         --   $   246.8
Other item(3).........................         --         50.2             --             --        50.2
Realized capital gains (losses), net
  of tax..............................       22.4         15.4           13.8             --        51.6
                                        ---------   ----------   ------------   ------------   ---------
Income (loss) from continuing
  operations..........................      364.0        130.4         (145.8)            --       348.6
Income from discontinued operations,
  net of tax..........................         --           --             --          233.5       233.5
                                        ---------   ----------   ------------   ------------   ---------
Net income (loss).....................  $   364.0   $    130.4   $     (145.8)  $      233.5   $   582.1
                                        =========   ==========   ============   ============   =========

---------------
(1) Corporate and other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

(2) Operating earnings (losses) is comprised of net income (loss) excluding realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(3) Other items include an after-tax charge of $14.6 million related to the New Jersey insolvency assessment in the Health Care segment in 2000, an after-tax charge of $5.2 million related to a shareholder litigation settlement agreement in Corporate and Other in 2000 and an after-tax benefit of $94.9 million and $50.2 million from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment in 2000 and 1999, respectively.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

     In connection with the sale of its property-casualty operations in 1996, New Aetna vacated, and the purchaser subleased, at market rates for a period of eight years, the space that New Aetna occupied in the CityPlace office facility in Hartford. In 1996, New Aetna recorded a charge of $292 million pretax ($190 million after tax) which represented the present value of the difference between rent required to be paid by New Aetna under the lease and future rentals expected to be received by New Aetna. Lease payments are charged to this facilities reserve as they are made and will continue to be charged to this reserve over the remaining lease term. At September 30, 2000 and December 31, 1999, the balance in this facilities reserve was $255 million and $269 million, respectively.

LITIGATION

     Shareholder Litigation

     Class Action Complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other Class Action Complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania (the "Court") for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a Consolidated and Amended Complaint (the "Complaint") seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The Complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the Complaint on July 31, 1998. On February 2, 1999, the Court dismissed the Complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the Court denied that motion in March 1999. On August 9, 1999, the Court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000, plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the Court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the Court entered an order granting preliminary approval to a settlement of the action. Under the terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of approximately $83 million into a settlement fund, which will be used to pay claims submitted by members of the class certified by the Court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the nine months ended September 30, 2000, reflected an after-tax charge of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The Court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Shareholder Litigation (Continued)
     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000, the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000, the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     Health Care Litigation

     New Aetna is involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the Court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The Court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte (the "Conte Complaint"). The Conte Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conte Complaint alleges that New Aetna does not make adequate disclosure of provider compensation arrangements in the literature that it makes available to actual or prospective members. New Aetna intends to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the Court suspended further proceedings pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the United States District Court for the Southern District of Florida (the "Florida District Court") for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill (the "Mississippi O'Neill Complaint"). An

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
Amended Complaint was filed on November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The Mississippi O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, New Aetna, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The Mississippi O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio Complaints filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California (the "Curtright Complaint"). The Curtright Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The Curtright Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the Curtright Complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the Court stayed further proceedings pending decision on New Aetna's MDL Application (as described below). On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California (the "Ross Complaint"). The Ross Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The Ross Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to contracting of doctors. On May 5, 2000, the Court denied defendants' demurrer but granted in part their motion to strike portions of the Ross Complaint and ordered plaintiffs to file an amended complaint. The amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On August 15, 2000, the Court denied defendants' demurrer but granted, in part, their motion to strike

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Following additional motions to strike and demurrer by defendants, the plaintiffs filed a fourth amended complaint. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III (the "Williamson Complaint"). The Williamson Complaint names as defendant The Prudential Insurance Company of America ("Prudential"), and also names as defendants Aetna and New Aetna solely to the extent that New Aetna has assumed liability for the actions of Prudential in connection with New Aetna's acquisition of the Prudential health care business. The Williamson Complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The Williamson Complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. Prudential had requested the MDL Panel (as defined below) to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi (the "Amorosi Complaint"). The Amorosi Complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and New Aetna for alleged violations of RICO and ERISA. The Amorosi Complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On August 25, 2000, New Aetna moved to dismiss the action for failure to state a claim. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. (the "Mangieri Complaint"). The Mangieri Complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, New Aetna and Richard L. Huber for alleged violations of RICO. The Mangieri Complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with New Aetna. On May 15, 2000, the Judicial Panel on Multidistrict Litigation issued a conditional order transferring the Mangieri Complaint to the United States

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

    CONDENSED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
District Court for the Southern District of Florida for consolidated pre-trial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000, New Aetna filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, New Aetna requested consolidation of that action with others pending against New Aetna. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz (the "McCarron Complaint"). The McCarron Complaint names as defendants Prudential and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The McCarron Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after New Aetna's acquisition of those operations. The McCarron Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000, New Aetna joined in Prudential's motion to dismiss the complaint for failure to state a claim. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero (the "Romero Complaint"). The Romero Complaint names as defendants Prudential and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The Romero Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after New Aetna's acquisition of those operations. The Romero Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000, the Court stayed the action. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     On July 14, 2000, New Aetna filed with the Judicial Panel on Multidistrict Litigation (the "MDL Panel") a motion to consolidate and transfer six of the above matters for pre-trial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion sought transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri Complaints, as well as both the Mississippi O'Neill Complaint and the Florida O'Neill Complaint. Hearing on the MDL Application took place on September 22, 2000. On October 23, 2000, the MDL Panel consolidated all the cases New Aetna had before the MDL Panel for pre-trial proceedings in the Florida District Court.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
Similar cases against other managed care companies also were, and additional similar cases against New Aetna may be, consolidated in the Florida District Court for pre-trial proceedings.

     A purported class action was filed in the Florida District Court under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop (the "Florida O'Neill Complaint"). The Florida O'Neill Complaint names as defendants Aetna and New Aetna. The Florida O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and New Aetna for alleged violations of ERISA and RICO. The Florida O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. New Aetna sought from the Florida federal court a stay of further proceedings on the Florida O'Neill Complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, New Aetna filed a motion to dismiss the Florida O'Neill Complaint. Briefing on that motion was completed in early September 2000. Additionally, the Court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher (the "O'Brien Complaint"). The O'Brien Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The O'Brien Complaint alleges that New Aetna does not make adequate disclosure of the operation of its managed care plans to actual or prospective members. New Aetna intends to defend the action vigorously. New Aetna has notified the MDL Panel of the O'Brien Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against New Aetna by Douglas Chapman (the "Chapman Complaint"). The Chapman Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The Chapman Complaint is brought on behalf of participants in New Aetna's PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. This litigation is in the preliminary stages and New Aetna intends to defend the action vigorously. New Aetna has notified the MDL Panel of the Chapman Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the Florida District Court on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al. (the "Shane Complaint") against New Aetna and other health insurance company defendants. The Shane Complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The Shane Complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. New Aetna intends to defend the action vigorously. New Aetna has filed a motion to dismiss the complaint. New Aetna is scheduled to complete class certification briefing in November 2000. New Aetna has notified the MDL Panel of the Shane Complaint for consolidation with

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
the other matters referred to in the MDL Application. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above.

     Other Litigation and Regulatory Proceedings

     New Aetna is involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in its health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of New Aetna, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to New Aetna, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to the financial condition of New Aetna, although they may adversely affect results of operations in future periods.

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     On July 20, 2000, Aetna announced that it reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING in a transaction valued at approximately $7.7 billion. Under the terms of the agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company that will be comprised primarily of the Health Care and Large Case Pensions businesses. Simultaneously, Aetna, which then will be comprised of Aetna Financial Services and Aetna International, will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the standalone health company, which will be named Aetna Inc., and approximately $35 per share in cash. When ING acquires Aetna, that entity is expected to have approximately $2.7 billion in long-term debt. The new standalone health company will be named Aetna Inc.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Aetna expects that it will incur certain costs associated with the transaction. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to payments for certain compensation-related arrangements, costs for outside financial and legal advisors, income taxes related to legal entity realignment pursuant to the Agreement, insurance for indemnification-related matters, payments for settlement of certain Aetna employee stock options held by individuals who will become employees of ING and various other expenses related to the change in control of Aetna.

     In connection with its spin-off from Aetna, New Aetna generally will assume all liabilities related to the Health Care and Large Case Pensions businesses. In addition, New Aetna generally will be responsible for Aetna's liabilities other than those arising out of the Aetna Financial Services and Aetna International businesses being sold to ING. These liabilities include the post-retirement pension and other benefits payable to all former employees of Aetna, liabilities arising out of health litigation and certain corporate-level litigation to which Aetna is a party, and generally all liabilities arising out of certain past divestiture transactions which have been consummated by Aetna prior to the closing of New Aetna's spin-off from Aetna.

     The account balances and activities of Aetna Financial Services and Aetna International have been segregated and reported as discontinued operations. Operating results of the discontinued operations were as follows:

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                  (MILLIONS)
Revenue:
  Premiums..................................................  $2,277.3   $1,710.3
  Total net investment income...............................   1,100.5    1,028.4
  Fees and other income.....................................     583.4      482.7
  Net realized capital gains (losses).......................     (11.8)      41.0
                                                              --------   --------
Total revenue...............................................   3,949.4    3,262.4
                                                              --------   --------
Benefits and expenses:
  Current and future benefits...............................   2,428.1    1,937.2
  Operating expenses:
     Salaries and related benefits..........................     333.0      290.9
     Other..................................................     519.1      443.1
  Interest expense..........................................      39.2       33.2
  Amortization of goodwill and other acquired intangible
     assets.................................................      23.4       12.7
  Amortization of deferred policy acquisition costs.........     185.2      153.5
                                                              --------   --------
Total benefits and expenses.................................   3,528.0    2,870.6
                                                              --------   --------
Income before taxes (benefits)..............................     421.4      391.8
Income taxes (benefits):
  Current...................................................      62.7      (17.4)
  Deferred..................................................      69.9      175.7
                                                              --------   --------
Total income taxes..........................................     132.6      158.3
                                                              --------   --------
Net income..................................................  $  288.8   $  233.5
                                                              ========   ========

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

11. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Assets, liabilities and shareholder's equity of the discontinued operations were as follows:

                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                  2000               1999
                                                              -------------      ------------
                                                                        (MILLIONS)
ASSETS
Investments:
  Debt securities available for sale, at fair value.........    $15,870.6         $12,854.0
  Debt securities held to maturity, at amortized cost.......        169.7                --
  Equity securities, at fair value..........................        601.1             504.7
  Short-term investments....................................        726.4             565.1
  Commercial loans..........................................      1,054.1                --
  Mortgage loans............................................      1,012.2             861.2
  Real Estate...............................................        196.8              92.3
  Policy loans..............................................        865.9             533.0
  Other.....................................................      1,146.5           1,020.2
                                                                ---------         ---------
Total investments...........................................     21,643.3          16,430.5
                                                                ---------         ---------
  Cash and cash equivalents.................................      1,343.8             870.9
  Investments under securities loan agreement...............        753.3             232.5
  Accrued investment income.................................        261.4             199.1
  Premiums due and other receivables........................        460.6             739.7
  Reinsurance recoverables..................................      3,025.1           3,012.3
  Deferred policy acquisition costs.........................      2,522.4           2,056.2
  Goodwill and other acquired intangible assets.............        742.6             680.4
  Other assets..............................................      1,112.6             388.2
  Separate accounts assets..................................     40,302.1          38,692.7
                                                                ---------         ---------
Total assets................................................    $72,167.2         $63,302.5
                                                                =========         =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Insurance liabilities:
  Future policy benefits....................................    $14,181.8         $ 7,828.1
  Unpaid claims.............................................        232.7             129.2
  Unearned premiums.........................................         49.4              49.6
  Policyholders' funds......................................     11,064.3          11,123.0
                                                                ---------         ---------
Total insurance liabilities.................................     25,528.2          19,129.9
                                                                ---------         ---------
  Short-term debt...........................................        140.3             162.7
  Long-term debt............................................        582.9             613.0
  Payables under securities loan agreement..................        753.3             232.5
  Current income taxes......................................         23.3              84.0
  Deferred income taxes.....................................        175.0              77.3
  Other liabilities.........................................      1,483.8           1,411.9
  Minority and participating policyholder's interest........        162.4             109.0
  Separate accounts liabilities.............................     40,302.1          38,692.7
                                                                ---------         ---------
Total liabilities...........................................     69,151.3          60,513.0
                                                                ---------         ---------
Total shareholder's equity (including accumulated other
  comprehensive loss of $425.1 and $503.0)..................      3,015.9           2,789.5
                                                                ---------         ---------
Total liabilities and shareholder's equity..................    $72,167.2         $63,302.5
                                                                =========         =========

                          INDEPENDENT AUDITORS' REPORT

THE SHAREHOLDERS AND BOARD OF DIRECTORS
AETNA INC.:

     We have audited the accompanying consolidated balance sheets of Aetna U.S. Healthcare Inc. and Subsidiaries ("New Aetna") as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of New Aetna's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of New Aetna and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                  /s/ KPMG LLP

Hartford, Connecticut
December 1, 2000

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Revenue:
  Health care premiums......................................  $17,145.7   $11,691.1   $ 9,648.7
  Other premiums............................................    1,495.8     1,437.8     1,350.9
  Administrative services only fees.........................    1,674.5     1,270.7     1,322.0
  Net investment income.....................................    1,601.8     1,696.6     1,878.1
  Other income..............................................      129.4       202.9       194.8
  Net realized capital gains................................       62.5       289.9       279.9
                                                              ---------   ---------   ---------
Total revenue...............................................   22,109.7    16,589.0    14,674.4
                                                              ---------   ---------   ---------
Benefits and expenses:
  Health care costs.........................................   14,641.0    10,012.9     8,215.5
  Current and future benefits...............................    2,231.0     2,296.0     2,396.1
  Operating expenses:
     Salaries and related benefits..........................    1,866.2     1,320.0     1,343.5
     Other..................................................    2,050.8     1,598.6     1,380.4
  Interest expense..........................................      232.7       206.2       213.9
  Amortization of goodwill and other acquired intangible
     assets.................................................      420.4       381.3       362.9
  Reductions of loss on discontinued products...............      (77.2)      (68.0)     (172.5)
  Severance and facilities reserve reductions...............         --          --       (45.0)
                                                              ---------   ---------   ---------
Total benefits and expenses.................................   21,364.9    15,747.0    13,694.8
                                                              ---------   ---------   ---------
Income from continuing operations before income taxes.......      744.8       842.0       979.6
Income taxes:
  Current...................................................      268.5       379.2       327.2
  Deferred..................................................       76.9        12.4       126.7
                                                              ---------   ---------   ---------
Total income taxes..........................................      345.4       391.6       453.9
                                                              ---------   ---------   ---------
Income from continuing operations...........................      399.4       450.4       525.7
Income from discontinued operations, net of tax.............      317.1       396.4       373.8
                                                              ---------   ---------   ---------
Net income..................................................  $   716.5   $   846.8   $   899.5
                                                              =========   =========   =========

                See Notes to Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                          CONSOLIDATED BALANCE SHEETS

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,628.7   $ 1,101.0
  Investment securities.....................................   15,549.6    17,417.0
  Other investments.........................................      509.0       314.6
  Premiums receivable, net..................................      916.3       729.6
  Other receivables, net....................................    1,146.9       740.3
  Accrued investment income.................................      267.4       339.4
  Investments under securities loan agreement...............      805.0       476.3
  Deferred income taxes.....................................      185.9         5.0
  Other assets..............................................      318.1       144.7
                                                              ---------   ---------
Total current assets........................................   21,326.9    21,267.9
                                                              ---------   ---------
Long-term investments.......................................    1,143.4       961.7
Mortgage loans..............................................    1,877.2     2,414.0
Investment real estate......................................      264.7       192.3
Reinsurance recoverables....................................      788.2       577.1
Goodwill and other acquired intangible assets, net..........    8,655.0     8,593.5
Property and equipment, net.................................      473.0       413.1
Deferred income taxes.......................................      240.3       291.3
Other assets................................................      224.2       214.7
Separate accounts assets....................................   14,639.5    15,492.4
Net assets of discontinued operations.......................    2,789.5     2,937.2
                                                              ---------   ---------
Total assets................................................  $52,421.9   $53,355.2
                                                              =========   =========
LIABILITIES, REDEEMABLE PREFERRED SECURITIES AND
  SHAREHOLDER'S EQUITY
Current liabilities:
  Health care costs payable.................................  $ 3,238.7   $ 2,269.2
  Future policy benefits....................................    1,106.0     1,063.0
  Unpaid claims.............................................      442.0       385.8
  Unearned premiums.........................................      473.6       312.3
  Policyholders' funds......................................      901.4     1,718.5
  Payable under securities loan agreement...................      805.0       476.3
  Short-term debt...........................................    1,725.0     1,370.1
  Income taxes payable......................................      200.6       162.3
  Deferred income taxes.....................................         --         6.8
  Accrued expenses and other liabilities....................    1,929.6     1,182.3
                                                              ---------   ---------
Total current liabilities...................................   10,821.9     8,946.6
                                                              ---------   ---------
Future policy benefits......................................    8,447.1     9,069.2
Unpaid claims...............................................    1,268.6     1,293.7
Policyholders' funds........................................    3,529.7     4,371.1
Long-term debt..............................................    2,093.9     1,593.3
Other liabilities...........................................      918.0       884.4
Separate accounts liabilities...............................   14,639.5    15,492.4
                                                              ---------   ---------
Total liabilities...........................................   41,718.7    41,650.7
                                                              ---------   ---------
Aetna-obligated mandatorily redeemable preferred securities
  of subsidiary company holding primarily debentures........         --       275.0
                                                              ---------   ---------
Commitments and contingent liabilities (Notes 3, 5 and 16)
Shareholder's equity:
  Common stock and additional paid-in capital...............    3,719.3     3,674.0
  Accumulated other comprehensive income (loss).............     (655.6)      177.8
  Retained earnings.........................................    7,639.5     7,577.7
                                                              ---------   ---------
Total shareholder's equity..................................   10,703.2    11,429.5
                                                              ---------   ---------
Total liabilities, redeemable preferred securities and
  shareholder's equity......................................  $52,421.9   $53,355.2
                                                              =========   =========

                See Notes to Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                                  ACCUMULATED OTHER
                                                                             COMPREHENSIVE INCOME (LOSS)
                                                             COMMON STOCK    ---------------------------
                                                            AND ADDITIONAL     UNREALIZED
                                                               PAID-IN       GAINS (LOSSES)     FOREIGN    RETAINED
                                                  TOTAL       CAPITAL(1)      ON SECURITIES    CURRENCY    EARNINGS
                                                ---------   --------------   ---------------   ---------   --------
                                                                            (MILLIONS)
Balances at December 31, 1996.................  $10,901.6    $    3,253.0    $        440.7     $(100.7)   $7,308.6
Comprehensive income:
  Net income..................................      899.5                                                     899.5
  Other comprehensive loss, net of tax:
    Unrealized gains on securities
      ($66.5 pretax)(2).......................       43.2                              43.2
    Foreign currency ($(117.1) pretax)........      (76.1)                                        (76.1)
                                                ---------
  Other comprehensive loss....................      (32.9)
                                                ---------
Total comprehensive income....................      866.6
                                                =========
Capital contributions from Aetna..............      421.0           421.0
Dividends to Aetna............................   (1,107.2)                                                 (1,107.2)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1997.................   11,082.0         3,674.0             483.9      (176.8)    7,100.9
                                                ---------    ------------    --------------     -------    --------
Comprehensive income:
  Net income..................................      846.8                                                     846.8
  Other comprehensive loss, net of tax:
    Unrealized losses on securities
      ($(156.0) pretax)(2)....................     (101.4)                           (101.4)
    Foreign currency ($(43.3) pretax).........      (27.9)                                        (27.9)
                                                ---------
  Other comprehensive loss....................     (129.3)
                                                ---------
Total comprehensive income....................      717.5
                                                =========
Dividends to Aetna............................     (370.0)                                                   (370.0)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1998.................   11,429.5         3,674.0             382.5      (204.7)    7,577.7
                                                ---------    ------------    --------------     -------    --------
Comprehensive loss:
  Net income..................................      716.5                                                     716.5
  Other comprehensive loss, net of tax:
    Unrealized losses on securities
      ($(905.6) pretax)(2)....................     (588.6)                           (588.6)
    Foreign currency ($(132.5) pretax)........     (244.8)                                       (244.8)
                                                ---------
  Other comprehensive loss....................     (833.4)
                                                ---------
Total comprehensive loss......................     (116.9)
                                                =========
Capital contributions from Aetna..............       45.3            45.3
Dividends to Aetna............................     (654.7)                                                   (654.7)
                                                ---------    ------------    --------------     -------    --------
Balances at December 31, 1999.................  $10,703.2    $    3,719.3    $       (206.1)    $(449.5)   $7,639.5
                                                =========    ============    ==============     =======    ========

---------------
(1) There were 250 million shares of Aetna Services, Inc. common stock, par value $.01, and 275 million shares of Aetna U.S. Healthcare Inc. common stock, par value, $.005 authorized at December 31, 1999. All outstanding common stock of Aetna Services, Inc. and Aetna U.S. Healthcare Inc. was owned by Aetna Inc. at December 31, 1999 and 1998.

(2) Net of reclassification adjustments.

                See Notes to Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
                                                                           (MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $    716.5   $    846.8   $    899.5
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Income from discontinued operations.....................      (317.1)      (396.4)      (373.8)
    Depreciation and amortization (including investment
      discounts and premiums)...............................       488.4        466.9        400.6
    Net realized capital gains..............................       (62.5)      (289.9)      (279.9)
    Changes in assets and liabilities:
      (Increase) decrease in accrued investment income......        79.7          8.3        (58.3)
      (Increase) decrease in premiums due and other
         receivables........................................       (46.6)        35.4       (124.1)
      Increase (decrease) in income taxes...................       124.9       (160.1)       340.6
      Net (increase) decrease in other assets and other
         liabilities........................................       495.4       (417.8)       148.0
      Increase (decrease) in health care and insurance
         liabilities........................................       (83.4)       211.6        681.1
      Other, net............................................        16.2        (27.3)        15.9
  Discontinued operations, net..............................       254.5        529.9       (375.5)
                                                              ----------   ----------   ----------
Net cash provided by operating activities...................     1,666.0        807.4      1,274.1
                                                              ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of:
    Debt securities available for sale......................    11,707.0     13,293.9     10,742.2
    Equity securities.......................................       177.2        445.6        475.8
    Mortgage loans..........................................        20.9         60.9      1,039.9
    Investment real estate..................................        33.7        123.9        569.2
    Other investments.......................................    16,601.4     17,330.1     17,770.8
  Investment maturities and repayments of:
    Debt securities available for sale......................     2,429.0      1,877.5      2,615.9
    Mortgage loans..........................................       459.9        883.1      1,636.8
  Cost of investments in:
    Debt securities available for sale......................   (13,526.7)   (14,113.2)   (14,042.8)
    Equity securities.......................................      (145.5)       (90.2)       (90.9)
    Mortgage loans..........................................      (157.1)        (2.6)      (110.4)
    Investment real estate..................................       (33.5)       (25.5)       (27.6)
    Other investments.......................................   (15,884.5)   (17,995.3)   (18,067.8)
  Acquisitions:
    NYLCare health care business............................       (48.8)    (1,080.6)          --
    Prudential health care business.........................      (512.5)          --           --
  Increase in property and equipment........................       (58.1)       (85.9)       (43.2)
  Other, net................................................      (186.2)      (377.8)        59.9
  Discontinued operations, net..............................    (1,031.3)      (374.1)    (1,167.1)
                                                              ----------   ----------   ----------
Net cash (used for) provided by investing activities........      (155.1)      (130.2)     1,360.7
                                                              ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits and interest credited for investment contracts...       332.4        474.8        237.8
  Withdrawals of investment contracts.......................    (1,607.2)    (1,720.2)    (3,082.2)
  Repayment of long-term debt...............................       (26.7)      (128.7)       (32.0)
  Net increase (decrease) in short-term debt................       528.4      1,119.5        (32.0)
  Redemption of mandatorily redeemable preferred
    securities..............................................      (275.0)          --           --
  Capital contributions from Aetna..........................        45.3           --        421.0
  Dividends paid to Aetna...................................      (634.7)      (520.0)      (907.2)
  Other, net................................................      (384.1)       225.6       (574.8)
  Discontinued operations, net..............................       811.7        (83.8)     1,677.2
                                                              ----------   ----------   ----------
Net cash used for financing activities......................    (1,209.9)      (632.8)    (2,292.2)
                                                              ----------   ----------   ----------
Net increase in cash and cash equivalents of discontinued
  operations................................................       (34.9)       (72.0)      (134.6)
                                                              ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents of
  continuing operations.....................................       266.1        (27.6)       208.0
Cash acquired from the NYLCare health care business.........          --        108.8           --
Cash acquired from the Prudential health care business......       261.6           --           --
Cash and cash equivalents, beginning of year................     1,101.0      1,019.8        811.8
                                                              ----------   ----------   ----------
Cash and cash equivalents, end of year......................  $  1,628.7   $  1,101.0   $  1,019.8
                                                              ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     The accompanying consolidated financial statements included the accounts of Aetna U.S. Healthcare Inc. ("Aetna U.S. Healthcare") and its subsidiaries (collectively, "New Aetna"). New Aetna is a wholly-owned subsidiary of Aetna Inc. ("Aetna").

     On July 20, 2000, Aetna announced that it had reached a definitive agreement (the "Agreement") to sell its Aetna Financial Services and Aetna International businesses to ING Groep N.V. ("ING"). Under the terms of the Agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company comprised of the Health Care (including its group life and disability insurance products) and Large Case Pensions businesses. On November 30, 2000, Aetna's shareholders approved the sale of Aetna's Financial Services and Aetna International businesses to ING. On December 1, 2000, Aetna's Board of Directors approved the spin-off of New Aetna, which will occur upon the satisfaction of all closing conditions of the sale of the Aetna Financial Services and Aetna International businesses to ING. Following the sale, New Aetna will be named Aetna Inc. (Refer to Note 17.)

     The businesses to be sold to ING are reflected as discontinued operations, since New Aetna will be the successor of Aetna for accounting purposes. The accompanying disclosures have been updated to reflect the transactions described above.

     New Aetna, through its subsidiaries, provides health care benefits and related services, group life and disability insurance and retirement benefits. As of December 31, 1999, New Aetna had two reportable segments: Health Care (formerly Aetna U.S. Healthcare) and Large Case Pensions. Health Care provides a full spectrum of health plans which include health maintenance organizations ("HMOs"), point-of-service ("POS") plans, preferred provider organizations ("PPOs") and traditional indemnity plans. Such plans are generally offered on both an insured and an employer-funded basis. Under insured plans, New Aetna assumes all or a majority of health care cost, utilization, mortality, morbidity or other risk depending on the product. Under employer-funded plans, the plan sponsor, and not New Aetna, assumes all or a majority of these risks. Health Care also provides group life and disability insurance, long-term care insurance and dental products, as well as various specialty products and services including pharmacy, vision and behavioral health. Large Case Pensions manages a variety of retirement products for defined benefit and defined contribution plans. The Large Case Pensions business includes certain discontinued products. (Refer to Note 8.)

     The two segments are distinct businesses that offer different products and services. During the reporting period, they were managed separately as each business required different market strategies, technology and capital allocation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. New Aetna evaluates performance of these business segments based on operating earnings (net income excluding net realized capital gains and losses and any other items such as Year 2000 costs, severance and facilities actions and reduction of the reserve for anticipated future losses on discontinued products).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles. All significant intercompany balances have been eliminated. Certain reclassifications have been made to the 1998 and 1997 financial information to conform to the 1999 presentation.

     The consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the continuing New Aetna businesses that will be spun-off from Aetna to New Aetna (refer to Note 17), as if New Aetna were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION (CONTINUED)
liabilities and historical results of operations related to the Health Care and Large Case Pensions businesses. Changes in shareholder's equity represent net income of New Aetna plus net cash transfers to or from Aetna. Additionally, the consolidated financial statements include allocations of certain Aetna assets and liabilities (including prepaid pension assets, debt and benefit obligations, pension and post-retirement benefits) and expenses (including interest) relating to the Health Care and Large Case Pensions businesses of New Aetna, as well as to those businesses presented as discontinued operations. Management believes these allocations are reasonable.

     The costs of services allocated to New Aetna are not necessarily indicative of the costs that would have been incurred if New Aetna had performed these functions as a standalone entity. Subsequent to the spin-off, New Aetna will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public company. Further, New Aetna is expected to have a capital structure different from the capital structure in the consolidated financial statements and accordingly, interest expense is not necessarily indicative of the interest expense that New Aetna would have incurred during the periods presented or in the future had it been a separate, independent company.

     Income tax expense was calculated as if New Aetna filed separate income tax returns. As Aetna manages its tax position on a consolidated basis, which takes into account the results of all its businesses, New Aetna's effective tax rate in the future could vary from its historical effective tax rate. New Aetna's future effective tax rate will depend largely on its structure and strategies as a separate, independent company.

     Accordingly, the financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in shareholder's equity and cash flows of New Aetna in the future or what they would have been had it been a separate, standalone entity during the periods presented.

NEW ACCOUNTING STANDARD

     Accounting by Insurance and Other Enterprises for Insurance-Related Assessments

     As of January 1, 1999, New Aetna adopted Statement of Position ("SOP") 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments, issued by the American Institute of Certified Public Accountants ("AICPA"). SOP 97-3 provides guidance for determining when an insurance or other enterprise should recognize a liability for guaranty-fund and other insurance-related assessments and guidance for measuring the liability. The adoption of this standard did not have a material effect on New Aetna's financial position or results of operations, as New Aetna had previously accounted for guaranty-fund and other insurance-related assessments in a manner consistent with this standard.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

     Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     In October 1998, the AICPA issued SOP 98-7, Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, which provides guidance on how to account for all insurance and reinsurance contracts that do not transfer insurance risk, except for long-duration life and health insurance contracts. This statement is effective for New Aetna's financial statements beginning January 1, 2000, with early adoption permitted. New Aetna does not expect the adoption of this standard to have a material effect on New Aetna's financial position or results of operations.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FUTURE APPLICATION OF ACCOUNTING STANDARDS (CONTINUED)
     Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. This standard requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities --Deferral of the Effective Date of FASB Statement No. 133, this standard is effective for New Aetna's financial statements beginning January 1, 2001, with early adoption permitted. The impact of FAS No. 133 on New Aetna's financial statements will vary based on certain factors including future interpretative guidance from the FASB, the extent of New Aetna's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. New Aetna is evaluating the impact of the adoption of this standard and currently does not believe that it will have a material effect on its financial position or results of operations.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, money market instruments and other debt securities with a maturity of 90 days or less when purchased. The carrying value of cash equivalents approximates fair value due to the short-term maturity of these instruments.

INVESTMENTS

     Investment Securities

     Investment securities consist primarily of U.S. Treasury and agency securities, mortgage-backed securities, corporate and foreign bonds and other debt and equity securities. New Aetna has determined that its investment securities are available for use in current operations and accordingly, has classified such securities as current without regard to contractual maturity dates.

     Long-Term Investments

     Long-term investments consist primarily of equity securities subject to restrictions on disposition, limited partnerships and restricted assets. Limited partnerships are carried on an equity basis. Restricted assets consist of debt securities on deposit as required by various regulatory authorities.

     Fair Value of Investments

     New Aetna classifies its investments as available for sale and carries them at fair value. Fair values for such securities are based on quoted market prices or dealer quotes. Where quoted market prices or dealer quotes are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS (CONTINUED)

     Fair Value of Investments (Continued)

remaining term of the securities, adjusted for anticipated prepayments. New Aetna does not accrue interest on problem debt securities when management believes the collection of interest is unlikely.

     Securities Lending

     New Aetna engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of a loaned domestic security and 105% of the market value of a loaned foreign security. The collateral is deposited by the borrower with an independent lending agent, and retained and invested by the lending agent according to New Aetna's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis, with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

     Mortgage Loans

     Mortgage loans are carried at unpaid principal balances, net of impairment reserves. A mortgage loan is considered impaired when it is probable that New Aetna will be unable to collect amounts due according to the contractual terms of the loan agreement (delays of up to 60 days may not result in a loan being considered impaired). New Aetna accrues interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the loan and the estimated fair value of the collateral. New Aetna applies this loan impairment policy individually to all loans in the portfolio and does not aggregate loans for the purpose of applying such provisions. New Aetna records full or partial charge-offs of loans at the time an event occurs affecting the legal status of the loan, typically at the time of foreclosure (actual or in-substance) or upon a loan modification giving rise to forgiveness of debt. A general reserve is established for losses management believes are likely to arise from loans in the portfolio, other than for those losses that have been specifically reserved. New Aetna does not accrue interest on impaired loans when management believes the collection of interest is unlikely. Mortgage loans with a maturity date of less than 12 months are reported in other investments on the Consolidated Balance Sheets.

     Investment Real Estate

     Investment real estate, which New Aetna has the intent to hold for the production of income, is carried at depreciated cost, including capital additions, net of write-downs for other than temporary declines in fair value. Depreciation is generally calculated using the straight-line method based on the estimated useful life of each asset. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve when the fair value less estimated selling costs is below cost. Fair value is generally estimated using a discounted future cash flow analysis in conjunction with comparable sales information. Property valuations are reviewed by New Aetna's investment management group. At the time of the sale, the difference between the sales price and the carrying value is recorded as a realized capital gain or loss.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS (CONTINUED)
     Net Investment Income and Realized Capital Gains and Losses

     Net investment income and realized capital gains and losses on investments supporting Health Care's liabilities and Large Case Pensions' non-experience-rated products are reflected in New Aetna's results of operations. Realized capital gains and losses are determined on a specific identification basis. Unrealized capital gains and losses related to investments supporting Health Care liabilities are computed on the basis of specific identification and are reflected in shareholder's equity, net of related income taxes. Purchases and sales of debt and equity securities are recorded on the trade date. Sales of mortgage loans and investment real estate are recorded on the closing date.

     Realized and unrealized capital gains and losses on investments supporting experience-rated products in New Aetna's Large Case Pensions business are reflected in policyholders' funds and are determined on a specific identification basis. Experience-rated products are products in New Aetna's Large Case Pensions business where the customer, not New Aetna, assumes investment (including realized capital gains and losses) and other risks, subject to, among other things, minimum guarantees provided by New Aetna in some instances. The effect of investment performance (as long as minimum guarantees are not triggered) is allocated to participants' accounts daily, based on the underlying investment's experience and, therefore, does not impact New Aetna's results of operations.

     When New Aetna discontinued the sale of its fully guaranteed large case pension products (refer to Note 8), it established a reserve for anticipated future losses from these products and segregated the related investments. These investments are managed as a separate portfolio. Investment income and net realized capital gains and losses on this separate portfolio are credited/charged to the reserve and, therefore, do not impact New Aetna's results of operations. Unrealized capital gains or losses on this separate portfolio are reflected in other current assets or other current liabilities on the Consolidated Balance Sheets. (Refer to Note 8.)

DERIVATIVE INSTRUMENTS

     New Aetna utilizes futures contracts, interest rate swap agreements and options for other than trading purposes in order to hedge interest rate and price risk (collectively, market risk). (Refer to Note 5.)

     Futures contracts are carried at fair value and require daily cash settlement. Changes in the fair value of futures contracts that qualify as hedges are deferred and recognized as an adjustment to the hedged asset or liability. Deferred gains or losses on such futures contracts are amortized over the life of the acquired asset or liability as a yield adjustment or through net realized capital gains or losses upon disposal of an asset. Changes in the fair value of futures contracts that do not qualify as hedges are recorded in net realized capital gains or losses.

     Interest rate swap agreements, which are designated as risk management instruments at inception, are accounted for using the accrual method. Accordingly, the difference between amounts paid and received on such agreements is reported in net investment income. There is no recognition in the Consolidated Balance Sheets of changes in the fair value of these agreements.

     Options are contracts that grant the purchaser, for a fee, the right but not the obligation, to buy or sell a financial instrument at a contracted price within a specified period of time. Changes in the fair value of the option are reported in net realized capital gains or losses.

     Hedge designation requires specific asset or liability identification, a probability at inception of high correlation with the position underlying the hedge, and that such high correlation be maintained

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVE INSTRUMENTS (CONTINUED)
throughout the hedge period. If a hedging instrument ceases to be highly correlated with the position underlying the hedge, hedge accounting ceases at that date and excess gains and losses on the hedging instrument are reflected in net realized capital gains or losses. New Aetna may enter into contracts to hedge anticipated transactions. If it is subsequently determined that an anticipated transaction will not occur, any gain or loss related to the hedge instrument will be recognized as a net realized capital gain or loss.

GOODWILL AND OTHER ACQUIRED INTANGIBLE ASSETS

     Goodwill (which represents the excess of cost over the fair value of net assets acquired) and other acquired intangibles are amortized using the straight-line method over the estimated useful life of the related asset. New Aetna regularly evaluates the recoverability of goodwill and other acquired intangible assets and the related amortization periods. If it is probable that undiscounted projected operating income (before amortization of goodwill and other acquired intangible assets) will not be sufficient to recover the carrying value of the asset, the carrying value is written down through results of operations and, if necessary, the amortization period is adjusted. Operating income considered in such an analysis is either that of the entity acquired, if separately identifiable, or the business segment that acquired the entity.

     Goodwill and other acquired intangible assets at December 31, 1999 and 1998 were as follows:

                                                              ACCUMULATED                  AMORTIZATION
                                                     COST     AMORTIZATION   NET BALANCE      PERIOD
1999                                               --------   ------------   -----------   ------------
                                                               (MILLIONS)                    (YEARS)
Goodwill.........................................  $8,231.7   $      751.5   $   7,480.2        40
                                                   ========   ============   ===========
Other acquired intangible assets:
  Customer lists.................................  $  933.0   $      474.7   $     458.3       5-7
  Provider networks..............................     683.0           86.2         596.8      20-25
  Workforce......................................      92.0           34.7          57.3       3-6
  Computer systems...............................      79.1           43.8          35.3       3-5
  Other..........................................      57.3           30.2          27.1       4-5
                                                   --------   ------------   -----------
Total other acquired intangible assets...........  $1,844.4   $      669.6   $   1,174.8
                                                   ========   ============   ===========

1998
Goodwill.........................................  $7,975.0   $      552.3   $   7,422.7        40
                                                   ========   ============   ===========
Other acquired intangible assets:
  Customer lists.................................  $  835.0   $      329.2   $     505.8       6-7
  Provider networks..............................     625.0           59.4         565.6      20-25
  Workforce......................................      50.0           21.1          28.9       3-5
  Computer systems...............................      60.0           29.4          30.6       3-5
  Other..........................................      56.2           16.3          39.9       4-5
                                                   --------   ------------   -----------
Total other acquired intangible assets...........  $1,626.2   $      455.4   $   1,170.8
                                                   ========   ============   ===========

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REINSURANCE

     New Aetna utilizes reinsurance agreements primarily to reduce exposure to large losses in certain aspects of its business. These reinsurance contracts permit recovery of a portion of losses from reinsurers, although they do not discharge the primary liability of New Aetna as direct insurer of the risks reinsured. Only those reinsurance recoverables deemed probable of recovery are reflected as assets. In the normal course of business, New Aetna enters into agreements with other insurance companies to assume reinsurance, primarily related to its health and group life products. (Refer to Notes 3 and 14.)

PROPERTY AND EQUIPMENT

     Property and equipment are reported at historical cost net of accumulated depreciation. At December 31, 1999 and 1998, historical cost was $1.3 billion and $1.1 billion, respectively, and the related accumulated depreciation was $840 million and $689 million, respectively. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets ranging from three to 40 years.

     New Aetna regularly evaluates whether events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable. If it is determined that an asset may not be recovered, New Aetna estimates the future undiscounted cash flows (grouped at the company-wide level) expected to result from future use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss will be recognized for the amount by which the carrying amount of the asset exceeds its fair value.

SEPARATE ACCOUNTS

     Separate accounts assets and liabilities in the Large Case Pensions business generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of New Aetna. The assets and liabilities are carried at market value. Deposits, net investment income and realized capital gains and losses on separate accounts assets are not reflected on the Consolidated Statements of Income. Management fees charged to contractholders are included in other income.

HEALTH CARE AND INSURANCE LIABILITIES

     Health care costs payable consist principally of unpaid health care claims, capitation costs and other amounts due to health care providers pursuant to risk-sharing arrangements related to Health Care's HMO, POS, PPO and indemnity plans. Unpaid health care claims include estimates of payments to be made on claims reported but not yet paid and health care services rendered but not yet reported to New Aetna as of the balance sheet date. Also included in these estimates is the cost of services that will continue to be rendered after the balance sheet date if New Aetna is obligated to pay for such services in accordance with contractual or regulatory requirements. Such estimates are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical utilization trends and payment patterns, medical inflation, product mix, seasonality and other relevant factors. Changes in estimates are recorded in health care costs on the Consolidated Statements of Income in the period they are determined. Capitation costs represent contractual monthly fees paid to participating physicians and other medical providers for providing medical care. Amounts due under risk-sharing

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
HEALTH CARE AND INSURANCE LIABILITIES (CONTINUED) arrangements are based on the terms of the underlying contracts with the providers which consider experience under the contracts through the balance sheet date.

     Unpaid claims consist primarily of reserves associated with certain short-duration group disability and term life insurance contracts, including an estimate for claims incurred but not reported as of the balance sheet date. Such reserves are based upon the present value of future benefits which is based on assumed investment yields and assumptions regarding mortality, morbidity and recoveries from government programs. Reserves for claims incurred but not reported are developed using actuarial principles and assumptions which consider, among other things, contractual requirements, historical payment patterns, seasonality and other relevant factors. New Aetna discounts certain claim liabilities related to group long-term disability and premium waiver contracts. Generally, the discount rates reflect the expected investment returns for the asset portfolios that support these liabilities and ranged from 2.5% to 6.8% as of December 31, 1999 (except for experience-rated contracts where the discount rates are set at contractually specified levels). The estimates of unpaid claims are subject to change due to changes in the underlying experience of the contracts, changes in investment yields or other factors and these changes are recorded in current and future benefits on the Consolidated Statements of Income in the period they are determined.

     Future policy benefits consist primarily of reserves for limited payment pension and annuity contracts in the Large Case Pensions business and long-duration group paid-up and supplemental life and long-term care insurance contracts in the Health Care business. Reserves for limited payment contracts are computed in accordance with actuarial principles and are based upon assumptions reflecting anticipated mortality, retirement, expense and interest rate experience. Such assumptions generally vary by plan, year of issue and policy duration. Assumed interest rates on such contracts ranged from 2.0% to 10.5% in 1999. Mortality assumptions are periodically reviewed against both industry standards and experience. Reserves for group paid-up and supplemental life and long-term care contracts represent the present value of future benefits to be paid to or on behalf of policyholders less the present value of future net premiums. Assumed interest rates on such contracts ranged from 2.5% to 7.0% in 1999. The present value of future benefits is based upon mortality, morbidity and interest assumptions.

     Policyholders' funds consist primarily of reserves for pension and annuity investment contracts in the Large Case Pensions business and customer funds associated with group life and health contracts in Health Care business. Reserves on such contracts are equal to cumulative deposits less charges plus credited interest thereon, net of adjustments for investment experience that New Aetna is entitled to reflect in future credited interest. In 1999, interest rates for pension and annuity investment contracts ranged from 5.83% to 17.69% and rates for group life and health contracts ranged from 4.14% to 8.0%. Reserves on contracts subject to experience rating reflect the rights of policyholders, plan participants and New Aetna.

     The methods used in developing the above estimates and establishing the related liabilities are continually reviewed with any necessary adjustments reflected during the current period in results of operations. While the ultimate amount of claims and related expenses are dependent on future developments, it is management's opinion that the liabilities that have been established are adequate to cover such costs. The health care and insurance liabilities that are expected to be paid within one year are classified as current liabilities on the Consolidated Balance Sheets.

PREMIUM DEFICIENCY

     New Aetna evaluates its health and insurance contracts to determine if it is probable that a loss will be incurred. A premium deficiency loss is recognized when it is probable that expected future claims, including maintenance costs, will exceed anticipated future premiums and reinsurance recoveries on existing contracts.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PREMIUM DEFICIENCY (CONTINUED)
Anticipated investment income is considered in the calculation of premium deficiency losses. For purposes of determining premium deficiency losses, contracts are grouped in a manner consistent with New Aetna's method of acquiring, servicing and measuring the profitability of such contracts.

REVENUE RECOGNITION

     Health care premiums associated with New Aetna's prepaid and other health care plans are recognized as income in the month in which the enrollee is entitled to receive health care services. Health care premiums are reported net of an allowance for expected terminations and uncollectible amounts. Other premium revenue for group life and disability products is recognized as income, net of allowances for uncollectible accounts, over the term of the coverage. Premiums related to unexpired contractual coverage periods are reported as unearned premiums on the Consolidated Balance Sheets.

     The balance of the allowance for expected terminations and uncollectible accounts on premiums receivables was $216 million and $71 million at December 31, 1999 and 1998, respectively, and is included in premiums receivable on the Consolidated Balance Sheets. The balance of the allowance for uncollected accounts on other receivables was $137 million and $82 million at December 31, 1999 and 1998, respectively, and is included in other receivables on the Consolidated Balance Sheets.

     Some group contracts allow for premiums to be adjusted to reflect actual experience. Such premium adjustments are reasonably estimable (based on actual experience of the customer emerging under the contract and the terms of the underlying contract) and are recognized as claim costs as the experience emerges.

     Administrative services only ("ASO") fees in the Health Care business are received in exchange for performing certain claims processing and member services for self-insured health and disability members and are recognized as revenue over the period the service is provided.

     Other income includes charges assessed against policyholders' funds for contract fees, participant fees and asset charges, related to pension and annuity products in the Large Case Pensions business. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. When annuities with life contingencies are purchased under contracts that were initially investment contracts, the accumulated balance related to the purchase is treated as a single premium and reflected as an offsetting amount in both other premiums and current and future benefits on the Consolidated Statements of Income.

ALLOCATION OF EXPENSES

     Aetna allocates centrally incurred costs associated with specific internal goods or services provided to New Aetna, such as employee services, technology services and rent, to the business segments based on a reasonable method for each specific cost (such as usage, headcount, compensation or square footage occupied). Interest expense on third-party borrowings is not allocated to the reporting segments since it is not used as a basis for measuring the operating performance of the segment. Such amounts are reflected in Corporate. (Refer to Note 15.)

INCOME TAXES

     New Aetna is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. New Aetna will be included in the consolidated federal income tax return of Aetna until the date of the spin-off. The consolidated group is segregated into subgroups of life insurance companies and non-life insurance and other companies.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES (CONTINUED)
Consolidation of these subgroups for tax purposes is subject to statutory restrictions on the percentage of eligible non-life insurance and other companies' tax losses that can be applied to offset life insurance company taxable income.

     Deferred income tax assets and liabilities are recognized for the differences between the financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. Deferred income tax expense or benefit reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax results of revenues and expenses currently taxable or deductible.

3.   ACQUISITIONS AND DISPOSITIONS

     On August 6, 1999, New Aetna acquired from The Prudential Insurance Company of America ("Prudential") the Prudential health care business ("PHC") for approximately $1 billion, subject to adjustment as provided in the transaction agreements. As part of the purchase price, Aetna issued one million stock appreciation rights ("SARs") for Aetna's common stock, valued at approximately $32 million. Included in the acquisition are PHC's risk HMO, POS, PPO and indemnity health lines, as well as its dental risk business. The acquisition was accounted for as a purchase.

     In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation at the acquisition date included the following:

          - An asset of $130 million, representing the fair value adjustment of a reinsurance agreement (discussed below), primarily reflecting the net benefits to be received from Prudential over the life of the agreement. Significant assumptions utilized in the determination of the value of this asset primarily included, for expected amounts recoverable under the agreement, various probability outcomes above and below the medical loss thresholds (83.5% in 1999 and 84.0% in 2000). The probability outcomes considered the estimated medical loss ratios of the business at the acquisition date as well as expected medical loss ratios for 2000, with variability in relation to the thresholds, up to plus or minus three standard deviations. A risk premium (an amount typically charged by a third party for accepting risk under a reinsurance contract) based on an approximate 12% after-tax return, which considers the cost of capital to the reinsurer, was also assumed. This asset is being amortized to expense in proportion to the benefits expected to be recognized under the reinsurance agreement over its term;

          - A liability of $129 million, representing a fair value adjustment for the unfavorable component of the contracts underlying the acquired medical risk business. Significant assumptions utilized in the determination of this fair value adjustment included an assumed market rate medical loss ratio for the acquired contracts (83.5% for Commercial HMO and 92.0% for Medicare HMO) as compared to the medical loss ratios of the acquired business at the acquisition date. The fair value adjustment considered the period from the acquisition date to the underlying contracts' renewal dates. This liability is being amortized over the period from the acquisition date to the renewal dates of the underlying contracts;

          - An asset of $21 million, representing the above-market compensation component related to supplemental fees to be received under New Aetna's agreement to service Prudential's administrative services only contracts (discussed below). This asset is being amortized over the period of the above-market compensation component, beginning in January 2000.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

3.   ACQUISITIONS AND DISPOSITIONS (CONTINUED)
     The period August 6, 1999 through December 31, 1999, reflected asset amortization of $104 million related to the fair value adjustment of the reinsurance agreement and liability amortization of $94 million related to the fair value adjustment of the unfavorable component of the contracts underlying the acquired medical risk business.

     The excess of the purchase price over the fair value of the net assets acquired resulted in approximately $64 million being primarily allocated to goodwill and approximately $218 million to other acquired intangible assets, which is being amortized over a 40-year period for goodwill and over a range of three to 20 years for other acquired intangible assets. Other acquired intangible assets consist primarily of customer lists, health provider networks, work force and computer systems. New Aetna's consolidated results of operations include PHC from August 6, 1999. The purchase price does not reflect New Aetna's plan to exit certain activities of the acquired PHC business and provide employee termination benefits for positions that will be eliminated. New Aetna's management is in the process of finalizing this plan, expected to be completed in the first quarter of 2000. Accordingly, the goodwill associated with the acquisition of PHC will increase once this plan is finalized.

     New Aetna and Prudential entered into a reinsurance agreement for which New Aetna paid a premium. Under the agreement, Prudential has agreed to indemnify New Aetna from certain health insurance risks that arise following the closing by reimbursing New Aetna for 75% of medical costs (as calculated under the agreement) of PHC in excess of certain threshold medical loss ratio levels through 2000 for substantially all the acquired medical and dental risk business. The medical loss ratio threshold is 83.5% for August 6, 1999 through December 31, 1999 and 84% for January 1, 2000 through December 31, 2000. During the period August 6, 1999 through December 31, 1999, reinsurance recoveries under this agreement (reflected as a reduction of current and future benefits) were $74 million pretax. The premium is subject to adjustment if medical costs of PHC are below these threshold medical loss ratio levels. Prudential has also agreed to indemnify New Aetna for unanticipated increases in medical claims payable existing at the acquisition date for a period of up to nine months following the close.

     New Aetna also agreed to service Prudential's ASO contracts. Prudential is terminating its ASO business and has retained New Aetna to service these contracts during the run off period, but generally no later than June 30, 2001. Prudential ASO members will remain Prudential members as long as the contracts remain in force. New Aetna is maintaining personnel, systems and other resources necessary to service the ASO business during the run off period, as it was not feasible to segregate these operating assets from those purchased in the PHC transaction. In exchange for servicing the ASO business, Prudential is remitting fees received from its ASO members to New Aetna, as well as paying certain supplemental fees. The supplemental fees are fixed in amount and decline over a period ending 18 months following the closing. During the period August 6, 1999 through December 31, 1999, New Aetna recorded total fees for servicing the Prudential ASO business of approximately $230 million pretax, including supplemental fees of approximately $106 million pretax.

     In connection with the PHC acquisition, New Aetna agreed with the U.S. Department of Justice and the State of Texas to divest certain Texas HMO/POS and other related businesses ("NYLCare Texas") acquired by New Aetna as part of the 1998 acquisition of New York Life Insurance Company's ("NYL") health care business ("NYLCare"). Pursuant to this agreement, on September 14, 1999, New Aetna and Health Care Service Corporation ("HCSC") entered into an agreement for Blue Cross and Blue Shield of Texas ("Blue Cross"), a division of HCSC, to acquire the NYLCare Texas operations for approximately $500 million in cash, subject to certain adjustments, including an adjustment based on the level of membership at the closing date. At December 31, 1999, the Blue Cross agreement affected approximately 497,000 Commercial HMO risk members, 56,000 Commercial HMO non-risk members and 12,000 PPO members in the Houston, Austin, San Antonio, Corpus Christi, Beaumont, Dallas-Fort Worth, San

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

3.   ACQUISITIONS AND DISPOSITIONS (CONTINUED)
Angelo, Texarkana and Amarillo areas. New Aetna expects to retain approximately 112,000 NYLCare Medicare members in Texas through a reinsurance and administrative services agreement.

     Pursuant to this agreement, on March 31, 2000, New Aetna completed the sale of NYLCare Texas to Blue Cross and Blue Shield of Texas, a division of Health Care Service Corporation, for approximately $420 million in cash. The sale resulted in an after-tax capital loss of $35 million which was recognized in the fourth quarter of 1999. The after-tax loss included operating losses from October 1, 1999 through closing. The results of NYLCare Texas were not material to the Health Care segment or to New Aetna's consolidated results of operations.

     On July 15, 1998, New Aetna acquired NYLCare for a purchase price of approximately $1.1 billion in cash. The acquisition was accounted for as a purchase. Originally, in addition to the cash purchase price, payments totaling up to $300 million (up to $150 million in each of two years) were potentially payable to the extent that predetermined earnings and membership targets in future periods were achieved (the "Earnout"). On January 29, 1999, New Aetna and NYL agreed to resolve all purchase price adjustments and obligations under the Earnout, and New Aetna paid NYL an additional $50 million to resolve such matters, resulting in an increase to goodwill of approximately $200 million. As a result, the total purchase price was approximately $1.1 billion.

     In addition to recording the assets and liabilities acquired at fair value, the purchase price allocation included approximately $35 million pretax related to an unfavorable contract with an affiliate of NYL for providing pharmaceutical benefits services (the "pharmacy contract"). As a condition of closing the transaction, the pharmacy contract was extended from January 1, 2000 through December 31, 2003 (the "extension period"). The terms of the extension period were believed to reflect an appropriate market price, however, the terms of the pharmacy contract prior to January 1, 2000 were determined to be unfavorable. The purchase price allocation related to the pharmacy contract is being amortized over the period from closing to December 31, 1999. For 1999 and the period from July 16, 1998 through December 31, 1998, approximately $19 million and $16 million pretax, respectively, was amortized as a reduction of pharmacy costs. Also, a $64 million liability related to the expected costs associated with involuntarily terminating certain NYLCare employees and the costs related to the exiting of leased NYLCare facilities was established as part of the purchase price allocation. These costs are charged to this liability as actions are taken and were not significant to New Aetna's combined revenues or operating results.

     The excess of the purchase price over the fair value of the net assets acquired resulted in approximately $1.1 billion, net of related deferred taxes, being primarily allocated to goodwill and other acquired intangible assets, which is being amortized over a 40-year period for goodwill and over a range of three to 20 years for other acquired intangible assets. New Aetna's consolidated results of operations include NYLCare from July 15, 1998.

     Presented below is certain unaudited pro forma information as if NYLCare and PHC had been acquired on January 1, 1998. These results combine the historical results of NYLCare and PHC into New Aetna's Consolidated Statements of Income and reflect adjustments which include interest expense related to the assumed financing of the consideration paid, amortization of goodwill and intangible assets, amortization of a fixed asset fair market value adjustment for NYLCare and amortization of a fair value adjustment related to an unfavorable pharmacy contract for NYLCare. However, no adjustments have been made to give effect to the following: (1) the Prudential reinsurance agreement;
(2) supplemental fees related to the servicing of Prudential's ASO contracts following the acquisition; (3) the amortization of fair value adjustments related to the reinsurance agreement; (4) the unfavorable component of the

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

3. ACQUISITIONS AND DISPOSITIONS (CONTINUED) contracts underlying the acquired medical risk business, or (5) any synergies which may be realized as a result of the acquisitions.

     The following unaudited pro forma information is not necessarily indicative of the consolidated results of operations of the combined company had the acquisitions occurred at the beginning of 1998, or is it necessarily indicative of future results.

                                                                    PRO FORMA
                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                                   (UNAUDITED)
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Revenue.....................................................  $26,426.5   $25,061.8
Income from continuing operations...........................      245.7       141.0

     During 1997, New Aetna's health care business sold subsidiaries that were involved in physician practice management, health electronic data interchange services and behavioral health management. The sale of these entities resulted in a net after-tax realized capital gain of $31 million ($82 million pretax). At the time of the sale of the behavioral health management business, Human Affairs International Incorporated ("HAI"), New Aetna entered into a long-term strategic provider relationship that will provide its health members continued access to HAI's, as well as the purchaser's, participating behavioral health professionals at a fixed rate over the life of the agreement. Also, New Aetna may earn contingent consideration of up to $300 million ($60 million maximum per year) during the period from the closing date through 2002 for any increases in targeted New Aetna members (on an equivalent member basis) served by HAI subsequent to the sale.

     The calculation of the contingent consideration is based on an increase in equivalent membership served by HAI for any contract year (member months, or each member served for a given month, divided by 12), subject to certain adjustments, and a maximum of $60 million per year. The contingent consideration is recognized as realized capital gains when realizable. During 1999 and 1998, $60 million ($39 million after tax) of contingent consideration was earned and recognized as a capital gain in the third and fourth quarter, respectively. The contingent consideration does not affect the fixed rates under the long-term strategic provider agreement.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.   INVESTMENTS

     Investment securities at December 31 were as follows:

                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
Debt securities available for sale..........................  $15,182.0   $17,007.4
Equity securities...........................................      151.2       130.8
Other investment securities.................................      216.4       278.8
                                                              ---------   ---------
Total investment securities.................................  $15,549.6   $17,417.0
                                                              =========   =========

     Debt securities available for sale at December 31 were as follows:

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                        (MILLIONS)
1999
Bonds:
  U.S. government and government agencies and
     authorities...................................  $   794.0   $      7.2   $     18.0   $   783.2
  States, municipalities and political
     subdivisions..................................      628.6          3.5          9.5       622.6
  U.S. corporate securities:
     Utilities.....................................    1,788.8         19.5         68.9     1,739.4
     Financial.....................................    2,292.8          8.5        114.3     2,187.0
     Transportation/capital goods..................    1,456.6         42.8         51.3     1,448.1
     Health care/consumer products.................    1,860.5         14.8         95.6     1,779.7
     Other corporate securities....................      680.5          5.0         43.1       642.4
                                                     ---------   ----------   ----------   ---------
          Total U.S. corporate securities..........    8,079.2         90.6        373.2     7,796.6
                                                     ---------   ----------   ----------   ---------
  Foreign:
     Government, including political
       subdivisions................................      941.2         26.4         29.2       938.4
     Utilities.....................................      189.1          3.4         10.0       182.5
     Other.........................................    1,120.3         24.6         42.6     1,102.3
                                                     ---------   ----------   ----------   ---------
          Total foreign securities.................    2,250.6         54.4         81.8     2,223.2
                                                     ---------   ----------   ----------   ---------
  Residential mortgage-backed securities:
     Pass-throughs.................................    1,891.1          1.0         66.8     1,825.3
     Collateralized mortgage obligations...........       54.0          0.5          0.6        53.9
                                                     ---------   ----------   ----------   ---------
          Total residential mortgage-backed
            securities.............................    1,945.1          1.5         67.4     1,879.2
                                                     ---------   ----------   ----------   ---------
  Commercial/multifamily mortgage-backed
     securities (1)................................    1,589.6          1.3         94.9     1,496.0
  Other asset-backed securities (2)................      253.7          0.8          3.6       250.9
                                                     ---------   ----------   ----------   ---------
Total bonds........................................   15,540.8        159.3        648.4    15,051.7
Redeemable preferred stocks........................      139.3           --          9.0       130.3
                                                     ---------   ----------   ----------   ---------
Total debt securities..............................  $15,680.1   $    159.3   $    657.4   $15,182.0
                                                     =========   ==========   ==========   =========

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.   INVESTMENTS (CONTINUED)

                                                                   GROSS        GROSS
                                                     AMORTIZED   UNREALIZED   UNREALIZED
                                                       COST        GAINS        LOSSES     FAIR VALUE
                                                     ---------   ----------   ----------   ----------
                                                                        (MILLIONS)
1998
Bonds:
  U.S. government and government agencies and
     authorities...................................  $   775.7   $     10.3   $      1.1   $   784.9
  States, municipalities and political
     subdivisions..................................      488.5         17.9          0.3       506.1
  U.S. corporate securities:
     Utilities.....................................    1,830.7        105.6          8.2     1,928.1
     Financial.....................................    2,425.1        118.5          3.2     2,540.4
     Transportation/capital goods..................    1,732.8        160.8          4.4     1,889.2
     Health care/consumer products.................    1,157.1         97.1          1.7     1,252.5
     Natural resources.............................    1,239.8         66.0         14.1     1,291.7
     Other corporate securities....................      998.1         78.1         37.3     1,038.9
                                                     ---------   ----------   ----------   ---------
          Total U.S. corporate securities..........    9,383.6        626.1         68.9     9,940.8
                                                     ---------   ----------   ----------   ---------
  Foreign:
     Government, including political
       subdivisions................................      984.4         47.9         23.9     1,008.4
     Utilities.....................................      213.1         15.5          5.1       223.5
     Other.........................................    1,490.9         51.4         46.6     1,495.7
                                                     ---------   ----------   ----------   ---------
          Total foreign securities.................    2,688.4        114.8         75.6     2,727.6
                                                     ---------   ----------   ----------   ---------
  Residential mortgage-backed securities:
     Pass-throughs.................................    1,576.6         40.3          2.0     1,614.9
     Collateralized mortgage obligations...........       49.6          2.7           --        52.3
                                                     ---------   ----------   ----------   ---------
          Total residential mortgage-backed
            securities.............................    1,626.2         43.0          2.0     1,667.2
                                                     ---------   ----------   ----------   ---------
  Commercial/multifamily mortgage-backed
     securities (1)................................    1,006.3         13.5         33.1       986.7
  Other asset-backed securities (2)................      235.6          3.5          0.5       238.6
                                                     ---------   ----------   ----------   ---------
Total bonds........................................   16,204.3        829.1        181.5    16,851.9
Redeemable preferred stocks........................      152.0          4.4          0.9       155.5
                                                     ---------   ----------   ----------   ---------
Total debt securities..............................  $16,356.3   $    833.5   $    182.4   $17,007.4
                                                     =========   ==========   ==========   =========

---------------
(1) Includes approximately $158.7 million and $178.1 million of subordinate and residual certificates at December 31, 1999 and 1998, respectively, from a securitization of approximately $802.7 million of commercial mortgage loans in 1997 which were retained by New Aetna.

(2) Includes approximately $81.1 million and $89.2 million of subordinate and residual certificates at December 31, 1999 and 1998, respectively, from a 1995 mortgage loan securitization which were retained by New Aetna.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

4.   INVESTMENTS (CONTINUED)
     At December 31, 1999 and 1998, net unrealized appreciation (depreciation) on available-for-sale debt securities included $(122) million and $362 million, respectively, related to discontinued products (refer to Note 8) and $(104) million and $220 million, respectively, related to experience-rated contracts, which were not reflected in shareholder's equity.

     The carrying and fair value of available-for-sale debt securities held at December 31, 1999 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                                              AMORTIZED
                                                                COST      FAIR VALUE
                                                              ---------   ----------
                                                                    (MILLIONS)
Due to mature:
  One year or less..........................................  $ 1,167.5   $ 1,193.5
  After one year through five years.........................    2,912.6     2,899.3
  After five years through ten years........................    3,624.5     3,495.6
  After ten years...........................................    4,187.1     3,967.5
  Mortgage-backed securities................................    3,534.7     3,375.2
  Other asset-backed securities.............................      253.7       250.9
                                                              ---------   ---------
Total.......................................................  $15,680.1   $15,182.0
                                                              =========   =========

     At December 31, 1999 and 1998, debt securities carried at $630 million and $577 million, respectively, were on deposit as required by regulatory authorities.

     Investments in equity securities at December 31 were as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Cost........................................................  $216.4   $141.9
Gross unrealized capital gains..............................    83.9     60.0
Gross unrealized capital losses.............................   (13.9)    (5.3)
                                                              ------   ------
Fair value..................................................   286.4    196.6
Less: amounts included in long-term investments.............   135.2     65.8
                                                              ------   ------
Equity securities (included in investment securities).......  $151.2   $130.8
                                                              ======   ======

     Investment real estate holdings at December 31 were as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Properties held for sale....................................  $200.7   $174.0
Investment real estate......................................   161.9    107.4
                                                              ------   ------
                                                               362.6    281.4
Valuation reserve...........................................   (93.1)   (89.1)
                                                              ------   ------
Net carrying value of real estate...........................   269.5    192.3
Less: amounts included in other investments.................     4.8       --
                                                              ------   ------
Investment real estate......................................  $264.7   $192.3
                                                              ======   ======

     Accumulated depreciation for investment real estate was $58 million and $57 million at December 31, 1999 and 1998, respectively.

     Total real estate write-downs included in the net carrying value of New Aetna's real estate holdings at December 31, 1999 and 1998 were $127 million and $122 million, respectively (including $106 million and $104 million, respectively, attributable to assets supporting discontinued products).

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

4.   INVESTMENTS (CONTINUED)
     At December 31, 1999 and 1998, the total recorded investment in mortgage loans that are considered to be impaired (including problem loans, restructured loans and potential problem loans) and related specific reserves were as follows:

                                                              1999                      1998
                                                     ----------------------    ----------------------
                                                       TOTAL                     TOTAL
                                                      RECORDED     SPECIFIC     RECORDED     SPECIFIC
                                                     INVESTMENT    RESERVES    INVESTMENT    RESERVES
                                                     ----------    --------    ----------    --------
                                                                        (MILLIONS)
Supporting discontinued products...................  $    158.9    $   22.2    $    161.9    $   22.9
Supporting experience-rated products...............        66.9         8.8          95.7        21.7
Supporting remaining products......................        48.4         1.1          31.7         1.7
                                                     ----------    --------    ----------    --------
Total impaired loans...............................  $    274.2(1) $   32.1    $    289.3(1) $   46.3
                                                     ==========    ========    ==========    ========

---------------
(1) Includes impaired loans at December 31, 1999 and 1998 of $109.0 million and $96.0 million, respectively, for which no specific reserves are considered necessary.

     The activity in the specific and general mortgage loan impairment reserves for the periods indicated is summarized below:

                                             SUPPORTING       SUPPORTING           SUPPORTING
                                            DISCONTINUED     EXPERIENCE-           REMAINING
                                              PRODUCTS      RATED PRODUCTS          PRODUCTS       TOTAL
                                            ------------    --------------         ----------    ---------
                                                                      (MILLIONS)
Balance at December 31, 1997..............  $       68.7    $         29.6         $     16.2    $   114.5
Credited to net realized capital gains....            --                --               (8.0)        (8.0)
Credited to other accounts................         (37.0)(1)           (2.0)(1)            --        (39.0)
Principal write-offs......................          (2.2)               --               (1.7)        (3.9)
                                            ------------    --------------         ----------    ---------
Balance at December 31, 1998 (2)..........          29.5              27.6                6.5         63.6
Principal write-offs......................          (0.6)            (14.0)              (3.1)       (17.7)
                                            ------------    --------------         ----------    ---------
Balance at December 31, 1999 (2)..........  $       28.9    $         13.6         $      3.4    $    45.9
                                            ============    ==============         ==========    =========

---------------
(1) Reflects adjustments to reserves related to assets supporting experience-rated products and discontinued products, which do not affect New Aetna's results of operations.

(2) Total reserves at December 31, 1999 and 1998 include $32.1 million and $46.3 million, respectively, of specific reserves and $13.8 million and $17.3 million, respectively, of general reserves.

     Income earned (pretax) and cash received on the average recorded investment in impaired loans for the years ended December 31 were as follows:

                                                         1999                           1998
                                             ----------------------------   ----------------------------
                                             AVERAGE                        AVERAGE
                                             IMPAIRED   INCOME     CASH     IMPAIRED   INCOME     CASH
                                              LOANS     EARNED   RECEIVED    LOANS     EARNED   RECEIVED
                                             --------   ------   --------   --------   ------   --------
                                                                     (MILLIONS)
Supporting discontinued products...........  $  159.3   $ 12.0   $   11.8   $  172.8   $ 13.5   $   13.8
Supporting experience-rated products.......      87.2      8.1        8.1      104.1      9.9       10.1
Supporting remaining products..............      34.5      7.6        7.5       43.1      2.7        3.0
                                             --------   ------   --------   --------   ------   --------
Total......................................  $  281.0   $ 27.7   $   27.4   $  320.0   $ 26.1   $   26.9
                                             ========   ======   ========   ========   ======   ========

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

4.   INVESTMENTS (CONTINUED)
     Significant noncash investing and financing activities include the acquisition of real estate through foreclosures of mortgage loans amounting to $24 million in 1999 and none in 1998.

     At December 31, 1999 and 1998, New Aetna's mortgage loan balances net of specific impairment reserves by geographic region and property type were as follows:

                             1999       1998                                   1999       1998
                           --------   --------                               --------   --------
                               (MILLIONS)                                        (MILLIONS)
South Atlantic...........  $  468.2   $  551.9    Office...................  $1,301.6   $1,441.0
Middle Atlantic..........     786.7      759.0    Retail...................     492.7      572.4
New England..............     280.0      294.3    Apartment................      91.6      113.3
South Central............      32.0       92.5    Hotel/Motel..............     137.7      182.6
North Central............     253.6      410.3    Industrial...............     202.8      227.4
Pacific and Mountain.....     569.6      628.3    Mixed Use................     158.8      187.7
Non-U.S..................       0.7        0.7    Other....................       5.6       12.6
                           --------   --------                               --------   --------
       Total.............   2,390.8    2,737.0    Total....................   2,390.8    2,737.0
Less: general impairment                          Less: general impairment
  reserve................      13.8       17.3      reserve................      13.8       17.3
                           --------   --------                               --------   --------
Net mortgage loan                                 Net mortgage loan
  balance................   2,377.0    2,719.7    balance..................   2,377.0    2,719.7
Less: amount included in                          Less: amount included in
  other investments......     499.8      305.7      other investments......     499.8      305.7
                           --------   --------                               --------   --------
Mortgage loans...........  $1,877.2   $2,414.0    Mortgage loans...........  $1,877.2   $2,414.0
                           ========   ========                               ========   ========

5.   FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

     The carrying values and estimated fair values of certain of New Aetna's financial instruments at December 31, 1999 and 1998 were as follows:

                                                    1999                                1998
                                      --------------------------------    --------------------------------
                                                        ESTIMATED FAIR                      ESTIMATED FAIR
                                      CARRYING VALUE        VALUE         CARRYING VALUE        VALUE}
                                      --------------    --------------    --------------    --------------
                                                                   (MILLIONS)
Assets:
  Mortgage loans....................  $      2,377.0    $      2,391.0    $      2,719.7    $      2,738.8
Liabilities:
  Investment contract liabilities:
     With a fixed maturity..........         2,579.0           2,596.8           3,461.7           3,587.2
     Without a fixed maturity.......           986.2             853.0           1,503.5           1,445.4
  Long-term debt....................         2,093.9           2,012.7           1,593.3           1,643.5

     Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time New Aetna's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized capital gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating New Aetna's management of interest rate, equity price and

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

5.   FINANCIAL INSTRUMENTS (CONTINUED)
ESTIMATED FAIR VALUE (CONTINUED)
liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

     The following valuation methods and assumptions were used by New Aetna in estimating the fair value of the above financial instruments:

     Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates that reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

     Investment contract liabilities (included in policyholders' funds):

          - With a fixed maturity: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, New Aetna for similar contracts.

          - Without a fixed maturity: Fair value is estimated as the amount payable to the contractholder upon demand. However, New Aetna has the right under such contracts to delay payment of withdrawals that may ultimately result in paying an amount different than that determined to be payable on demand.

     Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to New Aetna for debt of similar terms and remaining maturities.

OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS

     The notional amounts, carrying values and estimated fair values of New Aetna's off-balance-sheet and other financial instruments at December 31 were as follows:

                                                  1999                                  1998
                                   -----------------------------------   -----------------------------------
                                               CARRYING                              CARRYING
                                                 VALUE                                 VALUE
                                   NOTIONAL      ASSET      ESTIMATED    NOTIONAL      ASSET      ESTIMATED
                                    AMOUNT    (LIABILITY)   FAIR VALUE    AMOUNT    (LIABILITY)   FAIR VALUE
                                   --------   -----------   ----------   --------   -----------   ----------
                                                                  (MILLIONS)
Futures contracts to purchase
  securities.....................  $   95.3   $      (3.1)  $     (3.1)  $  233.1   $      (4.7)  $    (4.7)
Futures contracts to sell
  securities.....................     220.2           3.6          3.6      652.0          11.3        11.3
Interest rate swaps..............      43.0            --          3.7       43.0            --         8.5
Warrants to purchase
  securities.....................      30.0           0.1          0.1       25.0           0.1         0.1
Written options..................        --            --           --       50.0           0.1         0.1

     The notional amounts of these instruments do not represent New Aetna's risk of loss. The fair value of these instruments was estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These fair value amounts reflect the estimated amounts that New Aetna would have to pay or would receive if the contracts were terminated.

     New Aetna engages in hedging activities to manage interest rate and equity price risks. Such hedging activities have principally consisted of using off-balance-sheet instruments that involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized on the Consolidated Balance Sheets. New Aetna evaluates the risks associated with these instruments in a manner similar to that used

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

5.   FINANCIAL INSTRUMENTS (CONTINUED)
OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS (CONTINUED) to evaluate the risks associated with on-balance-sheet financial instruments. Unlike on-balance-sheet financial instruments, where credit risk is generally represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. New Aetna generally does not require collateral or other security to support the financial instruments discussed below. However, New Aetna controls its credit risk exposure through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at December 31, 1999 or 1998.

     Futures Contracts

     Futures contracts represent commitments to either purchase or sell securities at a specified future date and at a specified price or yield. Futures contracts trade on organized exchanges and, therefore, have minimal credit risk.

     Interest Rate Swaps

     New Aetna utilizes interest rate swaps to manage certain exposures related to changes in interest rates primarily by exchanging variable-rate returns for fixed-rate returns.

     Warrants

     Warrants are instruments giving New Aetna the right, but not the obligation, to buy a security at a given price during a specified period.

6.   NET INVESTMENT INCOME

     Sources of net investment income were as follows:

                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                                         (MILLIONS)
Debt securities.............................................   $1,253.1     $1,253.0   $1,170.9
Equity securities...........................................        4.0          5.2        8.6
Other investment securities.................................       33.1         50.6       38.3
Mortgage loans..............................................      242.9        292.4      538.7
Investment real estate......................................       63.2         69.5      159.4
Other.......................................................      121.7        194.4       80.4
Cash equivalents............................................       13.7         18.3       34.5
                                                               --------     --------   --------
Gross investment income.....................................    1,731.7      1,883.4    2,030.8
Less: investment expenses...................................      129.9        186.8      152.7
                                                               --------     --------   --------
Net investment income (1)(2)................................   $1,601.8     $1,696.6   $1,878.1
                                                               ========     ========   ========

---------------
(1) Includes $11.8 million, $10.1 million and $15.6 million from real estate held for sale during 1999, 1998 and 1997, respectively.

(2) Includes amounts allocable to experience-rated contractholders of $350.4 million, $418.5 million and $516.4 million during 1999, 1998 and 1997, respectively. Interest credited to contractholders is included in current and future benefits.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

7.   CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER

     Net realized capital gains, excluding amounts allocable to experience-rated contractholders and discontinued products, on investments were as follows:

                                                               1999     1998      1997
                                                              ------   ------   --------
                                                                      (MILLIONS)
Debt securities.............................................  $(43.7)  $ 46.8    $ 25.7
Equity securities(1)........................................    32.5    191.4     204.0
Mortgage loans..............................................     0.4     19.8      16.4
Investment real estate......................................     3.0      1.5      13.2
Sales of subsidiaries (2)...................................    36.0     60.0      82.3
Other (3)...................................................    34.3    (29.6)    (61.7)
                                                              ------   ------    ------
Pretax realized capital gains...............................  $ 62.5   $289.9    $279.9
                                                              ======   ======    ======
After-tax realized capital gains............................  $ 21.4   $189.0    $160.5
                                                              ======   ======    ======

---------------
(1) Includes pretax realized capital gains of $114.6 million and $151.0 million in 1998 and 1997, respectively, related to sale of New Aetna's investment in Travelers Property Casualty Corporation.

(2) Includes a pretax realized capital gain in both 1999 and 1998 of $60.0 million related to contingent payments following the sale of HAI in 1997 and a pretax loss in 1999 of $35.0 million related to the anticipated sale of NYLCare Texas. Net realized capital gains in 1997 include pretax gains associated with the sale of HAI and certain other health subsidiaries. (Refer to Note 3.)

(3) Includes realized capital gains in 1999 related to sales of common stock and $21.1 million of previously deferred hedge gains related to an anticipated debt issuance. Includes pretax realized capital losses of $44.0 million in 1997 related to the write-down of certain properties that New Aetna had classified as held for sale.

     Net realized capital gains (losses) of $(11) million, $122 million and $125 million for 1999, 1998 and 1997, respectively, allocable to experience-rated contractholders were deducted from net realized capital gains and an offsetting amount was reflected in policyholders' funds.

     Proceeds from the sale of available-for-sale debt securities and the related gross gains and losses were as follows:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Proceeds on sales...........................................  $11,707.0   $13,293.9   $10,742.2
Gross gains.................................................       97.6       120.4        62.4
Gross losses................................................      141.3        73.6        36.7

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

7. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER (CONTINUED) Changes in shareholder's equity related to changes in accumulated other comprehensive income (loss) (unrealized capital gains and losses on securities and foreign currency) (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                                 1999        1998       1997
                                                              -----------   -------   --------
                                                                         (MILLIONS)
Debt securities.............................................   $  (845.4)   $  27.6   $ 194.5
Equity securities and other.................................       (60.2)    (183.6)   (128.0)
Foreign exchange............................................      (132.5)     (43.3)   (117.1)
                                                               ---------    -------   -------
Subtotal....................................................    (1,038.1)    (199.3)    (50.6)
Decrease in deferred income taxes...........................      (204.7)     (70.0)    (17.7)
                                                               ---------    -------   -------
Net changes in accumulated other comprehensive income
  (loss)....................................................   $  (833.4)   $(129.3)  $ (32.9)
                                                               =========    =======   =======

     Shareholder's equity included the following accumulated other comprehensive income (loss) which is net of amounts allocable to experience-rated contractholders and discontinued products at December 31:

                                                               1999       1998
                                                              -------   --------
                                                                  (MILLIONS)
Debt securities available for sale:
  Gross unrealized capital gains............................  $ 205.6   $ 678.5
  Gross unrealized capital losses...........................   (537.4)   (164.9)
                                                              -------   -------
                                                               (331.8)    513.6
                                                              -------   -------
Equity securities and other:
  Gross unrealized capital gains............................     71.8     135.0
  Gross unrealized capital losses...........................    (56.5)    (59.5)
                                                              -------   -------
                                                                 15.3      75.5
                                                              -------   -------
Foreign exchange............................................   (448.0)   (315.5)
Deferred income taxes.......................................    108.9     (95.8)
                                                              -------   -------
Net accumulated other comprehensive income (loss)...........  $(655.6)  $ 177.8
                                                              =======   =======

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

7. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS AND OTHER (CONTINUED) Additional Information -- Accumulated Other Comprehensive Income (Loss)

     Changes in accumulated other comprehensive income (loss) related to changes in unrealized gains on securities (excluding those related to experience-rated contractholders and discontinued products) were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                        (MILLIONS)
Unrealized holding gains (losses) arising during the period
  (1).......................................................  $(560.8)   $ 123.1     $378.6
Less: reclassification adjustment for gains and other items
  included in net income (2)................................     27.8      224.5      335.4
                                                              -------    -------     ------
Net unrealized gains (losses) on securities.................  $(588.6)   $(101.4)    $ 43.2
                                                              =======    =======     ======

---------------
(1) Pretax unrealized holding gains (losses) arising during the period were $(862.8) million, $189.4 million and $582.5 million for 1999, 1998 and 1997, respectively.

(2) Pretax reclassification adjustments for gains and other items included in net income were $42.8 million, $345.4 million and $516.0 million for 1999, 1998 and 1997, respectively.

8.   DISCONTINUED PRODUCTS

     New Aetna discontinued the sale of its fully guaranteed large case pension products (single-premium annuities ("SPAs") and guaranteed investment contracts ("GICs")) in 1993. Under New Aetna's accounting for these discontinued products, a reserve for anticipated future losses from these products was established and is reviewed by management quarterly. As long as the reserve continues to represent management's then best estimate of expected future losses, results of operations of the discontinued products, including net realized capital gains and losses, are credited/charged to the reserve and do not affect New Aetna's results of operations. New Aetna's results of operations would be adversely affected to the extent that future losses on the products are greater than anticipated and positively affected to the extent future losses are less than anticipated. The current reserve reflects management's best estimate of anticipated future losses.

     The factors contributing to changes in the reserve for anticipated future losses are: operating income or loss, realized capital gains or losses and mortality gains or losses. Operating income or loss is equal to revenue less expenses. Realized capital gains or losses reflect the excess (deficit) of sales price over (below) the carrying value of assets sold. Mortality gains or losses reflect the mortality and retirement experience related to SPAs. A mortality gain (loss) occurs when an annuitant or a beneficiary dies sooner (later) than expected. A retirement gain will occur on some contracts if an annuitant retires later than expected (a loss if an annuitant retires earlier than expected).

     At the time of discontinuance, a receivable from Large Case Pensions' continuing products equivalent to the net present value of the anticipated cash flow shortfalls was established for the discontinued products. Interest on the receivable is accrued at the discount rate that was used to calculate the reserve. The offsetting payable, on which interest is similarly accrued, is reflected in continuing products. Interest on the payable generally offsets the investment income on the assets available to fund the shortfall. At December 31, 1999, the receivable from continuing products, net of related deferred taxes payable of $67 million on the accrued interest income, was $464 million. At December 31, 1998, the receivable from continuing products, net of the related deferred taxes payable of $55 million on the accrued interest income, was $493 million. These amounts were eliminated in consolidation.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

8.   DISCONTINUED PRODUCTS (CONTINUED)
     Results of discontinued products were as follows (pretax):

                                                                   CHARGED (CREDITED)
                                                                     TO RESERVE FOR
                                                     RESULTS         FUTURE LOSSES          NET(1)
                                                  --------------   ------------------   --------------
                                                                       (MILLIONS)
1999
Net investment income...........................  $        471.5   $               --   $        471.5
Net realized capital losses.....................           (11.9)                11.9               --
Interest earned on receivable from continuing
  products......................................            32.8                   --             32.8
Other income....................................            32.9                   --             32.9
                                                  --------------   ------------------   --------------
Total revenue...................................           525.3                 11.9            537.2
                                                  --------------   ------------------   --------------
Current and future benefits.....................           499.6                 22.6            522.2
Operating expenses..............................            15.0                   --             15.0
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           514.6                 22.6            537.2
                                                  --------------   ------------------   --------------
Results of discontinued products................  $         10.7   $            (10.7)  $           --
                                                  ==============   ==================   ==============
1998
Net investment income...........................  $        530.9   $               --   $        530.9
Net realized capital gains......................           116.6               (116.6)              --
Interest earned on receivable from continuing
  products......................................            34.4                   --             34.4
Other income....................................            28.5                   --             28.5
                                                  --------------   ------------------   --------------
Total revenue...................................           710.4               (116.6)           593.8
                                                  --------------   ------------------   --------------
Current and future benefits.....................           565.8                 13.8            579.6
Operating expenses..............................            14.2                   --             14.2
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           580.0                 13.8            593.8
                                                  --------------   ------------------   --------------
Results of discontinued products................  $        130.4   $           (130.4)  $           --
                                                  ==============   ==================   ==============
1997
Net investment income...........................  $        675.5   $               --   $        675.5
Net realized capital gains (2)..................           269.9               (269.9)              --
Interest earned on receivable from continuing
  products......................................            33.1                   --             33.1
Other income....................................            25.3                   --             25.3
                                                  --------------   ------------------   --------------
Total revenue...................................         1,003.8               (269.9)           733.9
                                                  --------------   ------------------   --------------
Current and future benefits.....................           652.3                 67.5            719.8
Operating expenses..............................            14.1                   --             14.1
                                                  --------------   ------------------   --------------
Total benefits and expenses.....................           666.4                 67.5            733.9
                                                  --------------   ------------------   --------------
Results of discontinued products................  $        337.4   $           (337.4)  $           --
                                                  ==============   ==================   ==============

---------------
(1) Amounts are reflected on the 1999, 1998 and 1997 Consolidated Statements of Income, except for interest earned on the receivable from continuing products, which was eliminated in consolidation.

(2) Includes net realized capital gains of $154.4 million (pretax) related to continued favorable developments in real estate markets (including gains of $37.4 million (pretax) related to the securitization of commercial mortgage loans), as well as $57.4 million (pretax) resulting from the sale of investments in order to meet liquidity needs.

     Net realized capital gains (losses) from the sale of bonds supporting discontinued products were $(33) million, $81 million and $56 million (pretax) for 1999, 1998 and 1997, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

8.   DISCONTINUED PRODUCTS (CONTINUED)
     Assets and liabilities supporting discontinued products at December 31 were as follows: (1)

                                                                1999        1998
                                                              --------    --------
                                                                   (MILLIONS)
Assets:
  Debt securities available for sale........................  $4,533.0    $5,890.5
  Mortgage loans............................................     768.8       754.2
  Investment real estate....................................     112.7       104.2
  Other investment securities...............................     453.9       350.7
                                                              --------    --------
Total investments...........................................   5,868.4     7,099.6
  Investments under securities loan agreement...............     243.8       143.9
  Current and deferred income taxes.........................     134.1       187.5
  Receivable from continuing products (2)...................     530.6       548.0
  Other.....................................................      82.6          --
                                                              --------    --------
Total assets................................................  $6,859.5    $7,979.0
                                                              ========    ========
Liabilities:
  Future policy benefits....................................  $4,566.0    $4,653.5
  Policyholders' funds......................................     902.1     1,546.0
  Reserve for anticipated future losses on discontinued
     products...............................................   1,147.6     1,214.1
  Payable under securities loan agreement...................     243.8       143.9
  Other.....................................................        --       421.5
                                                              --------    --------
Total liabilities...........................................  $6,859.5    $7,979.0
                                                              ========    ========

---------------
(1) Assets supporting the discontinued products are distinguished from other continuing operations assets.

(2) The receivable from continuing products is eliminated in consolidation.

     At December 31, 1999, net unrealized capital losses on available-for-sale debt securities are included above in other assets. At December 31, 1998, net unrealized capital gains on available-for-sale debt securities are included above in other liabilities. These net unrealized capital gains and losses are not reflected in consolidated shareholder's equity. The reserve for anticipated future losses is included in future policy benefits on the Consolidated Balance Sheets.

     The reserve for anticipated future losses on discontinued products represents the present value (at the risk-free rate at the time of discontinuance, consistent with the duration of the liabilities) of the difference between the expected cash flows from the assets supporting discontinued products and the cash flows expected to be required to meet the obligations of the outstanding contracts. Calculation of the reserve for anticipated future losses requires projection of both the amount and the timing of cash flows over approximately the next 30 years, including consideration of, among other things, future investment results, participant withdrawal and mortality rates and the cost of asset management and customer service. Since 1993, there have been no significant changes to the assumptions underlying the calculation of the reserve related to the projection of the amount and timing of cash flows.

     The projection of future investment results considers assumptions for interest rates, bond discount rates and performance of mortgage loans and real estate. Mortgage loan assumptions represent management's best estimate of current and future levels of rent growth, vacancy and expenses based upon market conditions at each reporting date. The performance of real estate assets has been consistently estimated using the most recent forecasts available. During 1997, a bond default assumption was included to reflect historical default experience, since the bond portfolio increased as a percentage of the overall

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

8.   DISCONTINUED PRODUCTS (CONTINUED)
investment portfolio and reflected more bond credit risk, concurrent with the decline in the commercial mortgage loan and real estate portfolios.

     The previous years' actual participant withdrawal experience is used for the current year assumption. Prior to 1995, New Aetna used the 1983 Group Annuitant Mortality table published by the Society of Actuaries (the "Society"). In 1995, the Society published the 1994 Uninsured Pensioner's Mortality table which has been used since then.

     New Aetna's assumptions about the cost of asset management and customer service reflect actual investment and general expenses allocated over invested assets. Since inception, the expense assumption has increased as the level of fixed expenses has not declined as rapidly as the liabilities have run off.

     The activity in the reserve for anticipated future losses on discontinued products was as follows (pretax):

                                                              (MILLIONS)
                                                              ----------
Reserve at December 31, 1996................................   $  986.8
Operating income............................................       58.7
Net realized capital gains..................................      269.9
Mortality and other.........................................        8.8
Reserve reduction...........................................     (172.5)
                                                               --------
Reserve at December 31, 1997................................    1,151.7
Operating loss..............................................       (6.6)
Net realized capital gains..................................      116.6
Mortality and other.........................................       20.4
Reserve reduction...........................................      (68.0)
                                                               --------
Reserve at December 31, 1998................................    1,214.1
Operating income............................................       10.1
Net realized capital losses.................................      (11.9)
Mortality and other.........................................       12.5
Reserve reduction...........................................      (77.2)
                                                               --------
Reserve at December 31, 1999................................   $1,147.6
                                                               ========

     Management reviews the adequacy of the discontinued products reserve quarterly and, as a result, primarily due to favorable investment performance, $77 million ($50 million after tax) of the reserve was released in 1999 and $68 million ($44 million after tax) of the reserve was released in 1998. A similar review resulted in New Aetna's release of $173 million ($108 million after tax) in 1997 of the reserve due to continued favorable developments in real estate markets. The current reserve reflects management's best estimate of anticipated future losses.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

8.   DISCONTINUED PRODUCTS (CONTINUED)
     The anticipated run off of the December 31, 1999 reserve balance was as follows:

                                                              (MILLIONS)
                                                              ----------
2000........................................................  $     30.0
2001........................................................        30.4
2002........................................................        30.9
2003........................................................        31.7
2004 - 2008.................................................       172.6
2009 - 2013.................................................       188.4
2014 - 2018.................................................       180.0
Thereafter..................................................       483.6

     The above table assumes that assets are held until maturity and that the reserve run off is proportional to the liability run off.

     The expected (as of December 31, 1993) and actual liability balances for the GIC and SPA liabilities at December 31 were as follows:

                                                             EXPECTED               ACTUAL
                                                        -------------------   -------------------
                                                          GIC        SPA        GIC        SPA
                                                        --------   --------   --------   --------
                                                                       (MILLIONS)
1997..................................................  $3,173.9   $4,685.8   $2,321.4   $4,763.0
1998..................................................   2,029.6    4,581.3    1,546.0    4,653.5
1999..................................................   1,214.5    4,472.1      902.1    4,566.0

     The GIC balances were lower than expected in each period as several contractholders redeemed their contracts prior to contract maturity. The SPA balances in each period were higher than expected because of additional amounts received under existing contracts.

9.   INCOME TAXES

     Income taxes (benefits) consist of the following:

                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                      (MILLIONS)
Current taxes:
  Federal...................................................  $238.9    $340.6    $292.0
  State.....................................................    29.6      38.6      35.2
                                                              ------    ------    ------
                                                               268.5     379.2     327.2
                                                              ------    ------    ------
Deferred taxes (benefits):
  Federal...................................................    79.6      12.6     122.3
  State.....................................................    (2.7)     (0.2)      4.4
                                                              ------    ------    ------
                                                                76.9      12.4     126.7
                                                              ------    ------    ------
Total.......................................................  $345.4    $391.6    $453.9
                                                              ======    ======    ======

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

9.   INCOME TAXES (CONTINUED)
     Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes as follows:

                                                               1999      1998      1997
                                                              ------    ------    ------
                                                                      (MILLIONS)
Income from continuing operations before income taxes.......  $744.8    $842.0    $979.6
Tax rate....................................................      35%       35%       35%
                                                              ------    ------    ------
Application of the tax rate.................................   260.7     294.7     342.9
Tax effect of:
  Tax-exempt interest.......................................    (6.7)     (4.0)     (2.5)
  Goodwill amortization.....................................    66.3      64.1      62.6
  State income taxes........................................    17.4      25.0      25.8
  Sale of subsidiaries......................................    19.5        --      13.7
  Other, net................................................   (11.8)     11.8      11.4
                                                              ------    ------    ------
Income taxes................................................  $345.4    $391.6    $453.9
                                                              ======    ======    ======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 were as follows:

                                                               1999      1998
                                                              ------    ------
                                                                 (MILLIONS)
Deferred tax assets:
  Reserve for anticipated future losses on discontinued
    products................................................  $401.7    $407.0
  Other postretirement benefits.............................   155.1     169.5
  Reserve for severance and facilities charges..............   109.0     123.9
  Deferred compensation and other...........................    77.5      67.1
  Insurance reserves........................................    44.0        --
  Deferred policy costs.....................................    39.4      48.5
  Impairment reserves.......................................    16.4      27.5
  Net operating loss carryforward...........................    16.4      21.2
  Accumulated other comprehensive loss......................    15.9        --
  Other.....................................................    20.7      15.0
                                                              ------    ------
Total gross assets..........................................   896.1     879.7
Less: valuation allowance...................................    15.6      17.3
                                                              ------    ------
Assets, net of valuation allowance..........................   880.5     862.4
                                                              ------    ------
Deferred tax liabilities:
  Acquired intangibles other than goodwill..................   313.5     389.1
  Market discount...........................................    43.4      43.6
  Insurance reserves........................................      --      85.8
  Accumulated other comprehensive income....................      --       0.9
  Other.....................................................    97.4      53.5
                                                              ------    ------
Total gross liabilities.....................................   454.3     572.9
                                                              ------    ------
Net deferred tax asset......................................  $426.2(1) $289.5(2)
                                                              ======    ======

---------------
(1) Includes $185.9 million classified as a current asset and $240.3 million classified as a noncurrent asset.

(2) Includes $5.0 million classified as a current asset, $291.3 million classified as a noncurrent asset and $6.8 million classified as a current liability.

     Valuation allowances are provided when it is considered unlikely that deferred tax assets will be realized. The valuation allowance relates to future tax benefits on certain purchased net operating losses.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

9.   INCOME TAXES (CONTINUED)
     Management believes that it is more likely than not that New Aetna will realize the benefit of the net deferred tax asset of $426 million. New Aetna expects sufficient taxable income in the future to realize the net deferred tax asset because of New Aetna's long-term history of having taxable income, which is projected to continue.

     The "Policyholders' Surplus Account," which arose under prior tax law, is generally that portion of a life insurance company's statutory income that has not been subject to taxation. As of December 31, 1983, no further additions could be made to the Policyholders' Surplus Account for tax return purposes under the Deficit Reduction Act of 1984. The balance in such account was $918 million at December 31, 1999, adjusted for Internal Revenue Service (the "Service") audits finalized to date. This amount would be taxed only under certain conditions. No income taxes have been provided on this amount, since management believes under current tax law the conditions under which such taxes would become payable are remote.

     The Service has completed its examination of the consolidated federal income tax returns of Aetna Services and affiliated companies, as well as U.S. Healthcare through 1994. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service is continuing its examination for the years 1995 for Aetna Services and 1996 and 1997 for Aetna.

     New Aetna paid net income taxes of $218 million, $482 million and $213 million in 1999, 1998 and 1997, respectively.

10. BENEFIT PLANS

     At the effective date of the Restructuring and Merger (refer to Note 17), New Aetna will generally be responsible for pension and post-retirement benefits for individuals actively employed by New Aetna in the United States and all former United States employees of New Aetna or Aetna. Aetna's accrued pension cost has been allocated to its subsidiaries, including New Aetna, under an allocation based on eligible salaries. Data on a separate company basis regarding the proportionate share of the projected benefit obligation and plan assets for pension and post-retirement plans is not available.

     Aetna's noncontributory defined benefit pension plans cover substantially all employees. Effective January 1, 1999, New Aetna, in conjunction with Aetna, changed the formula from the previous final average pay formula to a cash balance formula, which will credit employees annually with an amount equal to a percentage of eligible pay based on age and years of service, as well as an interest credit based on individual account balances. The formula also provides for a transition period until December 1, 2006, which allows certain employees to receive vested benefits at the higher of the final average pay or cash balance formula. The changing of this formula did not have a material effect on New Aetna's results of operations, liquidity or financial condition.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. BENEFIT PLANS (CONTINUED)
     Components of the net periodic benefit income (cost) of the noncontributory defined benefit pension plan of Aetna were as follows:

                                                               1999      1998      1997
                                                              -------   -------   -------
                                                                      (MILLIONS)
Actual return on plan assets................................  $ 582.4   $  70.2   $ 731.4
Service cost................................................    (83.2)    (76.0)    (74.9)
Interest cost...............................................   (251.6)   (239.0)   (231.4)
Net amortization and deferral...............................   (273.4)    255.6    (476.1)
                                                              -------   -------   -------
Net periodic benefit income (cost)..........................  $ (25.8)  $  10.8   $ (51.0)
                                                              =======   =======   =======

     Allocated pretax (charges) benefit to operations for the pension plan (based on New Aetna's total salary cost as a percentage of Aetna's total salary cost) were approximately $(14) million, $15 million and $(39) million for the years ended December 31, 1999, 1998 and 1997, respectively.

     As of the measurement date (September 30), the status of the Aetna defined benefit pension plans was as follows:

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Projected benefit obligation, beginning of year.............  $3,672.2   $3,273.7
Service cost................................................      83.2       76.0
Interest cost...............................................     251.6      239.0
Actuarial loss (gain).......................................    (249.5)     254.6
Sale of business............................................     (40.7)        --
Benefits paid...............................................    (210.4)    (171.1)
                                                              --------   --------
Projected benefit obligation, end of year...................  $3,506.4   $3,672.2
                                                              --------   --------
Fair value of plan assets, beginning of year................  $3,566.3   $3,587.5
Actual return on plan assets................................     582.4       70.2
Employer contribution.......................................      62.2       79.7
Sale of business............................................     (46.7)        --
Benefits paid...............................................    (210.4)    (171.1)
                                                              --------   --------
Fair value of plan assets, end of year......................  $3,953.8   $3,566.3
                                                              --------   --------
Fair value of plan assets in excess of (less than) projected
  benefit obligation........................................  $  447.4   $ (105.9)
Unrecognized net loss (gain)................................    (470.9)      97.9
Unrecognized prior service cost/other.......................      53.1        3.7
Unrecognized net asset at date of adoption of FAS No. 87....       3.1       (0.2)
                                                              --------   --------
Prepaid (accrued) pension cost..............................  $   32.7   $   (4.5)
                                                              ========   ========
Weighted average discount rate..............................      7.75%      7.00%
Expected return on plan assets..............................      9.25%      9.00%
Rate of compensation increase...............................      4.75%      4.00%

     The defined benefit plans included above with benefit obligations in excess of assets (unfunded plans) had projected benefit obligations of approximately $224 million and $206 million for 1999 and 1998, respectively. The 1999 and 1998 accumulated benefit obligations for these plans were approximately $203 million and $173 million, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. BENEFIT PLANS (CONTINUED)
     Aetna previously had a defined contribution pension plan which covered substantially all of its former U.S. Healthcare employees, subject to certain age and service requirements. Effective January 1, 1999, this plan was terminated, as former U.S. Healthcare employees were eligible to participate in the Aetna plan. Pretax charges for this defined contribution pension plan were $16 million in 1998 and 1997.

     In addition to providing pension benefits, Aetna currently provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 45 with 10 years of service. New Aetna provides subsidized benefits to employees whose sum of age and service is at least equal to 65. There is a cap on the portion of the cost paid by New Aetna relating to medical and dental benefits. The plan assets are held in trust and administered by Aetna Life Insurance Company.

     Components of the net periodic benefit cost of the postretirement benefit plans of Aetna were as follows:

                                                               1999     1998     1997
                                                              ------   ------   ------
                                                                     (MILLIONS)
Actual return on plan assets................................  $  3.8   $  2.6   $  2.4
Service cost................................................    (7.1)    (5.7)    (5.9)
Interest cost...............................................   (30.9)   (30.7)   (30.2)
Net amortization............................................    22.9     24.1     24.9
                                                              ------   ------   ------
Net periodic benefit cost...................................  $(11.3)  $ (9.7)  $ (8.8)
                                                              ======   ======   ======

     The costs to New Aetna associated with the Aetna postretirement plans for 1999, 1998 and 1997 were approximately $(8) million, $(7) million and $(7) million, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. BENEFIT PLANS (CONTINUED)
     As of the measurement date (September 30), the status of the Aetna postretirement benefit plans (other than pensions) was as follows:

                                                               1999     1998
                                                              ------   ------
                                                                (MILLIONS)
Accumulated benefit obligation, beginning of year...........  $464.1   $426.5
Service cost................................................     7.1      5.7
Interest cost...............................................    30.9     30.7
Actuarial (gain) loss.......................................   (15.1)    36.4
Sale of business............................................    (5.7)      --
Benefits paid...............................................   (34.6)   (35.2)
                                                              ------   ------
Accumulated benefit obligation, end of year.................  $446.7   $464.1
                                                              ------   ------
Fair value of plan assets, beginning of year................  $ 57.0   $ 55.7
Actual return on plan assets................................     3.8      2.6
Employer contribution.......................................    46.5     33.9
Benefits paid...............................................   (34.6)   (35.2)
                                                              ------   ------
Fair value of plan assets, end of year......................  $ 72.7   $ 57.0
                                                              ------   ------
Accumulated benefit obligation in excess of fair value of
  plan assets...............................................  $374.0   $407.1
Unrecognized net gain.......................................    59.9     39.3
Prior service cost..........................................    42.9     57.2
                                                              ------   ------
Accrued postretirement benefit costs........................  $476.8   $503.6
                                                              ======   ======
Weighted average discount rate..............................    7.75%    7.00%
Expected return on plan assets..............................    7.00%    7.00%

     The health care cost trend rate for the 1999 valuation decreased gradually from 8.0% for 2000 to 5.5% by the year 2005. For the 1998 valuation, the rates decreased gradually from 8.5% for 1999 to 5.5% by the year 2005.

     A one-percentage-point change (increase or decrease) in assumed health care cost trend rates would have the following effects:

                                                              INCREASE    DECREASE
                                                              --------    --------
                                                                   (MILLIONS)
Effect on total of service and interest cost components.....  $    1.8     $ (1.5)
Effect on postretirement benefit obligation.................      19.8      (17.6)

     It is Aetna's practice to fund amounts for postretirement life insurance benefits to the extent the contribution is deductible for federal income taxes. The plan assets are held in trust and administered by Aetna Life Insurance Company. The assets are in the general account of Aetna Life Insurance Company, and the expected rate of return on the plan assets was 7% for 1999, 1998 and 1997.

     Incentive Savings Plans -- Substantially all of New Aetna's employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. The U.S. Healthcare savings plan provided for a match of up to 2% of compensation in common stock of Aetna. Effective January 1, 1999, contributions to the U.S. Healthcare plan ceased and such employees became eligible to participate in Aetna's Incentive Savings Plan. The costs to New Aetna associated with these plans were $53 million, $34 million and $33 million for 1999, 1998 and 1997, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

10. BENEFIT PLANS (CONTINUED)
     Stock Plans -- Aetna has a stock incentive plan that provides for stock options, deferred contingent common stock or equivalent cash awards or restricted stock to employees. Executive, middle management and non-management employees may be granted options to purchase common stock of Aetna at or above the market price on the date of grant. Options generally become 100% vested three years after the grant is made, with one-third of the options vesting each year. Aetna does not recognize compensation expense for stock options granted at or above the market price on the date of grant under its stock incentive plans. In addition, executives may, from time to time, be granted incentive units which are rights to receive common stock or an equivalent value in cash. The incentive units may vest within a range from 0% to 175% at the end of a four year period based on the attainment of performance goals. The costs to New Aetna associated with the Aetna stock plans for 1999, 1998 and 1997, were $5 million, $13 million and $14 million, respectively.

11. DEBT AND GUARANTEE OF DEBT SECURITIES

     As discussed in Note 2, New Aetna's consolidated financial statements include an allocation of Aetna's consolidated debt and the related interest expense. The allocation was based on a capital allocation methodology in support of New Aetna's businesses.

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Long-term debt:
  Notes, 6.75% due 2001.....................................  $  299.8   $  299.8
  Note, 7.0% due 2002.......................................     500.0         --
  Notes, 6.375% due 2003....................................     199.5      199.4
  Notes, 7.125% due 2006....................................     348.3      348.0
  Debentures, 7.625% due 2026...............................     446.3      446.1
  Debentures, 6.97% due 2036 (puttable at par in 2004)......     300.0      300.0
                                                              --------   --------
Total.......................................................  $2,093.9   $1,593.3
                                                              ========   ========

     Aggregate maturities of long-term debt and sinking fund requirements for 2001 through 2004 are approximately $300 million, $500 million, $200 million and $300 million, respectively, and $794 million, thereafter.

     On November 18, 1998, New Aetna issued $300 million of 5.66% Puttable Reset Securities ("PURS"). The PURS were structured such that, on November 29, 1999 the remarketing agents were able to elect to remarket the PURS, whereby the annual interest rate on the securities would have been reset to a specified base rate (10-year Treasury rate plus a defined spread). However, the remarketing agents elected not to remarket the securities, and New Aetna was required to repurchase the PURS in full on November 29, 1999. In 1998, the PURS were included in short-term debt on New Aetna's Consolidated Balance Sheets.

     At December 31, 1999, $1.7 billion of short-term borrowings were outstanding. The weighted average interest rate on short-term borrowings was 6.13% and 5.49% at December 31, 1999 and 1998, respectively. In addition, New Aetna had a revolving credit facility in an aggregate amount of $1.5 billion with a worldwide group of banks that terminates in June 2001. Various interest rate options were available under the facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.2% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 1999 was at an annual rate of 0.08%. The facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

11. DEBT AND GUARANTEE OF DEBT SECURITIES (CONTINUED) was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion. Aetna had fully and unconditionally guaranteed the payment of all principal, premium, if any, and interest on all outstanding debt.

     On April 1, 1999, New Aetna entered into an additional revolving credit facility in an aggregate amount of $500 million with a worldwide group of banks. This credit facility terminated on March 26, 2000. Various interest rate options were available under this facility and any borrowings matured on the expiration date of the applicable credit commitment. New Aetna paid facility fees ranging from 0.065% to 0.25% per annum, depending upon its long-term senior unsecured debt rating. The facility fee at December 31, 1999 was at an annual rate of 0.08%. This facility also supported New Aetna's commercial paper borrowing program. Under this credit facility, New Aetna was required to maintain shareholder's equity, excluding net unrealized capital gains and losses (accumulated other comprehensive income (loss)), of at least $7.5 billion.

     Total interest paid by New Aetna was $178 million, $167 million and $217 million in 1999, 1998 and 1997, respectively.

12. AETNA-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY LIMITED LIABILITY COMPANY HOLDING PRIMARILY DEBENTURES GUARANTEED BY AETNA

     On November 22, 1994, Aetna Capital L.L.C. ("ACLLC"), a wholly-owned subsidiary of New Aetna, issued $275 million (11,000,000 shares) of 9.5% Cumulative Monthly Income Preferred Securities, Series A. The securities were redeemable, at the option of ACLLC with New Aetna's consent, in whole or in part, on or after November 30, 1999, or at any time under certain limited circumstances related to tax events, at a redemption price of $25 per security plus accumulated and unpaid dividends to the redemption date. These securities were redeemed in December 1999 at par value.

13. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

     New Aetna's business operations are conducted through subsidiaries that principally consist of HMOs and insurance companies. In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies are subject to further state regulations that, among other things, may require such companies to maintain certain levels of equity, and restrict the amount of dividends and other distributions that may be paid to their parent corporations. These regulations are not directly applicable to New Aetna. The additional regulations applicable to New Aetna's indirect HMO and insurance company subsidiaries are not expected to affect the ability of New Aetna to pay dividends, or the ability of any of New Aetna's subsidiaries to service their outstanding debt.

     The amount of dividends paid to New Aetna by its domestic insurance and HMO subsidiaries at December 31, 1999 without prior approval by state regulatory authorities was limited to approximately $560 million in the aggregate. There were no such restrictions on distributions from New Aetna to Aetna.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

13. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY (CONTINUED)
     The combined statutory net income for the years ended and statutory surplus as of December 31 for the domestic insurance and HMO subsidiaries of New Aetna, reflecting intercompany eliminations, were as follows:

                                                                1999       1998
                                                              --------   --------
                                                                  (MILLIONS)
Statutory net income........................................  $  492.4   $  477.2
Statutory surplus...........................................   2,658.6    2,224.5

     As of December 31, 1999, New Aetna does not utilize any statutory accounting practices that are not prescribed or permitted by state regulatory authorities which, individually or in the aggregate, materially affect statutory surplus.

14. REINSURANCE

     New Aetna utilizes reinsurance agreements primarily to reduce its exposure to large losses in certain aspects of its business. These reinsurance agreements permit recovery of a portion of losses from reinsurers, although they do not discharge the primary liability of New Aetna as direct insurer of the risks reinsured. New Aetna evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of its reinsurers.

     Earned premiums for the years ended December 31 were as follows:

                                                                                             PERCENTAGE
                                                       CEDED TO     ASSUMED                  OF AMOUNT
                                            DIRECT       OTHER     FROM OTHER                 ASSUMED
                                            AMOUNT     COMPANIES   COMPANIES    NET AMOUNT     TO NET
                                           ---------   ---------   ----------   ----------   ----------
                                                                    (MILLIONS)
1999(1)
Life insurance...........................  $ 1,128.6   $     8.5    $   74.4    $ 1,194.5       6.2%
Accident and health insurance............   16,260.7        39.1     1,225.4     17,447.0       7.0%
                                           ---------   ---------    --------    ---------
     Total premiums......................  $17,389.3   $    47.6    $1,299.8    $18,641.5       7.0%
                                           =========   =========    ========    =========
1998(1)
Life insurance...........................  $ 1,082.6   $    13.5    $   64.1    $ 1,133.2       5.7%
Accident and health insurance............   11,746.1        25.2       274.8     11,995.7       2.3%
                                           ---------   ---------    --------    ---------
     Total premiums......................  $12,828.7   $    38.7    $  338.9    $13,128.9       2.6%
                                           =========   =========    ========    =========
1997(1)
Life insurance...........................  $   993.7   $    15.7    $   21.1    $   999.1       2.1%
Accident and health insurance............   10,008.5         9.4         1.4     10,000.5        --
                                           ---------   ---------    --------    ---------
     Total premiums......................  $11,002.2   $    25.1    $   22.5    $10,999.6       0.2%
                                           =========   =========    ========    =========

---------------
(1) Excludes intercompany transactions.

     There is not a material difference between premiums on a written basis versus an earned basis. Reinsurance recoveries were approximately $52 million, $48 million and $47 million in 1999, 1998 and 1997, respectively.

     Effective November 1, 1999, Health Care reinsured certain policyholder liabilities and obligations related to paid-up group life insurance. The transaction was in the form of an indemnity reinsurance arrangement, whereby the assuming company contractually assumed certain policyholder liabilities and

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

14. REINSURANCE (CONTINUED)
obligations, although Health Care remains directly obligated to policyholders. Assets related to and supporting these policies were transferred to the assuming company and Health Care recorded a reinsurance recoverable. The transaction resulted in an after-tax gain of approximately $29 million, which is being deferred and amortized over approximately 15 years.

15. SEGMENT INFORMATION

     Summarized financial information for New Aetna's principal operations was as follows:

                                                     LARGE CASE   CORPORATE AND   DISCONTINUED
1999                                   HEALTH CARE    PENSIONS      OTHER(1)       OPERATIONS      TOTAL
                                       -----------   ----------   -------------   ------------   ---------
                                                                   (MILLIONS)
Revenues from external
  customers(2).......................   $20,279.9    $   165.1    $         0.4   $         --   $20,445.4
Net investment income................       612.8        982.5              6.5             --     1,601.8
                                        ---------    ---------    -------------   ------------   ---------
     Total revenue excluding realized
       capital gains (losses)........   $20,892.7    $ 1,147.6    $         6.9   $         --   $22,047.2
                                        =========    =========    =============   ============   =========
Interest expense.....................   $      --    $      --    $       232.7   $         --   $   232.7
                                        ---------    ---------    -------------   ------------   ---------
Amortization.........................   $   420.4    $      --    $          --   $         --   $   420.4
                                        ---------    ---------    -------------   ------------   ---------
Income taxes (benefits)..............   $   365.1    $    85.4    $      (105.1)  $         --   $   345.4
                                        ---------    ---------    -------------   ------------   ---------
Operating earnings (losses)(3).......   $   459.7    $    85.0    $      (216.9)  $         --   $   327.8
Other item(4)........................          --         50.2               --             --        50.2
Realized capital gains (losses), net
  of tax.............................       (22.4)        15.8             28.0             --        21.4
                                        ---------    ---------    -------------   ------------   ---------
Income (loss) from continuing
  operations.........................       437.3        151.0           (188.9)            --       399.4
Income from discontinued operations,
  net of tax.........................          --           --               --          317.1       317.1
                                        ---------    ---------    -------------   ------------   ---------
Net income (loss)....................   $   437.3    $   151.0    $      (188.9)  $      317.1   $   716.5
                                        =========    =========    =============   ============   =========
Segment assets (5)...................   $21,685.2    $27,362.3    $       584.9   $    2,789.5   $52,421.9
                                        ---------    ---------    -------------   ------------   ---------
Expenditures for long-lived assets...   $    16.0    $      --    $          --   $         --   $    16.0
                                        ---------    ---------    -------------   ------------   ---------

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments. Realized capital gains (losses) reflect $13.7 million of previously deferred hedge gains related to an anticipated debt issuance.

(2) Revenues from external customers include revenues earned from one major customer amounting to 18.9% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other item excluded from operating earnings is comprised of a $50.2 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

(5) Large Case Pensions assets include $6.1 billion attributable to discontinued products.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

15. SEGMENT INFORMATION (CONTINUED)

                                                                     CORPORATE
                                                        LARGE CASE      AND      DISCONTINUED
1998                                      HEALTH CARE    PENSIONS    OTHER(1)     OPERATIONS      TOTAL
                                          -----------   ----------   ---------   ------------   ---------
                                                                    (MILLIONS)
Revenues from external customers(2).....   $14,447.3    $   153.9    $    1.3    $         --   $14,602.5
Net investment income...................       537.2      1,152.5         6.9              --     1,696.6
                                           ---------    ---------    --------    ------------   ---------
     Total revenue excluding realized
       capital gains (losses)...........   $14,984.5    $ 1,306.4    $    8.2    $         --   $16,299.1
                                           =========    =========    ========    ============   =========
Interest expense........................   $      --    $      --    $  206.2    $         --   $   206.2
                                           ---------    ---------    --------    ------------   ---------
Amortization............................   $   381.3    $      --    $     --    $         --   $   381.3
                                           ---------    ---------    --------    ------------   ---------
Income taxes (benefits).................   $   368.0    $   102.5    $  (78.9)   $         --   $   391.6
                                           ---------    ---------    --------    ------------   ---------
Operating earnings (losses)(3)..........   $   342.8    $    88.3    $ (213.9)   $         --   $   217.2
Other item(4)...........................          --         44.2          --              --        44.2
Realized capital gains (losses), net of
  tax...................................        88.2         37.4        63.4              --       189.0
                                           ---------    ---------    --------    ------------   ---------
Income (loss) from continuing
  operations............................       431.0        169.9      (150.5)             --       450.4
Income from discontinued operations, net
  of tax................................          --           --          --           396.4       396.4
                                           ---------    ---------    --------    ------------   ---------
Net income (loss).......................   $   431.0    $   169.9    $ (150.5)   $      396.4   $   846.8
                                           =========    =========    ========    ============   =========
Segment assets(5).......................   $18,876.1    $30,774.9    $  767.0    $    2,937.2   $53,355.2
                                           ---------    ---------    --------    ------------   ---------
Expenditures for long-lived assets......   $     9.6    $     0.2    $     --    $         --   $     9.8
                                           ---------    ---------    --------    ------------   ---------

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

(2) Revenues from external customers include revenues earned from one major customer amounting to 18.7% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other item excluded from operating earnings is comprised of a $44.2 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

(5) Large Case Pensions assets include $7.2 billion attributable to discontinued products.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

15. SEGMENT INFORMATION (CONTINUED)

                                                     LARGE CASE   CORPORATE AND   DISCONTINUED
1997                                   HEALTH CARE    PENSIONS      OTHER(1)       OPERATIONS      TOTAL
                                       -----------   ----------   -------------   ------------   ---------
                                                                   (MILLIONS)
Revenues from external customers
  (2)................................   $12,308.5     $  195.6    $        12.3   $         --   $12,516.4
Net investment income................       451.2      1,408.7             18.2             --     1,878.1
                                        ---------     --------    -------------   ------------   ---------
     Total revenue excluding realized
       capital gains (losses)........   $12,759.7     $1,604.3    $        30.5   $         --   $14,394.5
                                        =========     ========    =============   ============   =========
Interest expense.....................   $     0.6     $     --    $       213.3   $         --   $   213.9
                                        ---------     --------    -------------   ------------   ---------
Amortization.........................   $   362.9     $     --    $          --   $         --   $   362.9
                                        ---------     --------    -------------   ------------   ---------
Income taxes (benefits)..............   $   391.0     $  153.6    $       (90.7)  $         --   $   453.9
                                        ---------     --------    -------------   ------------   ---------
Operating earnings (losses) (3)......   $   354.6     $  105.0    $      (232.1)  $         --   $   227.5
Other item(4)........................        29.3        108.4               --             --       137.7
Realized capital gains (losses), net
  of tax.............................        69.9         20.8             69.8             --       160.5
                                        ---------     --------    -------------   ------------   ---------
Income (loss) from continuing
  operations.........................       453.8        234.2           (162.3)            --       525.7
Income from discontinued operations,
  net of tax.........................          --           --               --          373.8       373.8
                                        ---------     --------    -------------   ------------   ---------
Net income (loss)....................   $   453.8     $  234.2    $      (162.3)  $      373.8   $   899.5
                                        =========     ========    =============   ============   =========

---------------
(1) Corporate and Other includes interest, staff area expenses, advertising, contributions, net investment income and other general expenses, as well as consolidating adjustments.

(2) Revenues from external customers include revenues earned from one major customer amounting to 16.6% of total revenue.

(3) Operating earnings (losses) is comprised of net income (loss) excluding net realized capital gains and losses and any other items. While operating earnings is the measure of profit or loss used by New Aetna's management when assessing performance or making operating decisions, it does not replace operating income or net income as a measure of profitability.

(4) Other items excluded from operating earnings are comprised of a $29.3 million after-tax benefit from the reduction of the severance and facilities reserve in the Health Care segment and a $108.4 million after-tax benefit from reductions of the reserve for anticipated future losses on discontinued products in the Large Case Pensions segment.

     Revenues from external customers (all within the United States) by product were as follows:

                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Health risk.................................................  $17,467.2   $11,780.8   $ 9,735.0
Group insurance and other health............................    2,812.7     2,666.5     2,573.5
Large case pensions.........................................      165.1       153.9       195.6
Other.......................................................        0.4         1.3        12.3
                                                              ---------   ---------   ---------
Total revenue from external customers.......................  $20,445.4   $14,602.5   $12,516.4
                                                              =========   =========   =========

     Long-lived assets, all within the United States, were $473 million and $413 million at December 31, 1999 and 1998, respectively.

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

16. COMMITMENTS AND CONTINGENT LIABILITIES

LEASES

     New Aetna has entered into operating leases for office space and certain computer and other equipment. Rental expenses for these items were $220 million, $211 million and $181 million for 1999, 1998 and 1997, respectively. The future net minimum payments under noncancelable leases for 2000 through 2004 are estimated to be $245 million, $184 million, $142 million, $108 million and $96 million, respectively, and $330 million, thereafter.

     In connection with the property-casualty sale, New Aetna vacated, and the purchaser subleased, at market rates for a period of eight years, the space that New Aetna occupied in the CityPlace office facility in Hartford. In 1996, New Aetna recorded a charge of $292 million pretax ($190 million after tax) which represented the present value of the difference between rent required to be paid by New Aetna under the lease and future rentals expected to be received by New Aetna. Lease payments are charged to this reserve as they are made and will continue to be charged to this reserve over the remaining lease term. At December 31, 1999 and 1998, the balance in this facilities reserve was $269 million and $288 million, respectively. Future payments under the lease, net of expected subrentals (which are to be applied against the reserve and are not included in the future net minimum payments above), are approximately $36 million in each of the next five years and $153 million attributable to the subsequent four years.

LITIGATION

     Shareholder Litigation

     Class Action Complaints were filed in the United States District Court for the Eastern District of Pennsylvania on November 5, 1997 by Eileen Herskowitz and Michael Wolin, and on December 4, 1997 by Pamela Goodman and Michael J. Oring. Other Class Action Complaints were filed in the United States District Court for the District of Connecticut on November 25, 1997 by Evelyn Silvert; on November 26, 1997 by the Rainbow Fund, Inc.; and on December 24, 1997 by Terry
B. Cohen. The Connecticut actions were transferred to the United States District Court for the Eastern District of Pennsylvania (the "Court") for consolidated pretrial proceedings with the cases pending there. The plaintiffs filed a Consolidated and Amended Complaint (the "Complaint") seeking, among other remedies, unspecified damages resulting from defendants' alleged violations of federal securities laws. The Complaint alleged that Aetna and three of its current or former officers or directors, Ronald E. Compton, Richard L. Huber and Leonard Abramson, are liable for certain misrepresentations and omissions regarding, among other matters, the integration of the merger with U.S. Healthcare and Aetna's medical claim reserves. Aetna and the individual defendants filed a motion to dismiss the Complaint on July 31, 1998. On February 2, 1999, the Court dismissed the Complaint, but granted the plaintiffs leave to file a second amended complaint. On February 22, 1999, the plaintiffs filed a second amended complaint against Aetna, Ronald E. Compton and Richard L. Huber. Aetna and the remaining individual defendants filed a motion to dismiss the second amended complaint, and the Court denied that motion in March 1999. On August 9, 1999, the Court entered an order certifying as plaintiffs those persons who purchased Aetna common stock on the market from March 6, 1997 through 7:00 a.m. on September 29, 1997. Merits discovery was completed in early 2000. On January 31, 2000, plaintiffs filed expert reports. On February 3, 2000, defendants filed motions for summary judgment. Also on February 3, 2000, plaintiffs moved for permission to file a third amended complaint. On March 20, 2000, the Court granted plaintiffs leave to file a third amended complaint and adopted a revised schedule. Pursuant to the revised schedule, defendants filed new summary judgment motions in May 2000 and the parties conducted expert discovery which was completed in the third quarter of 2000. Trial was scheduled to begin in the fourth quarter of 2000. On October 5, 2000, the Court entered an order granting preliminary approval to a settlement of the action. Under the terms of the settlement, which does not involve any admission of wrongdoing, Aetna and its insurance carriers will pay a total of approximately $83 million into a settlement fund, which will be used to pay

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Shareholder Litigation (Continued)
claims submitted by members of the class certified by the Court and to pay fees of the plaintiffs' attorneys. A substantial portion of the settlement is covered by insurance, but Aetna's earnings for the nine months ended September 30, 2000, reflected an after-tax charge of approximately $5 million to cover its share of the settlement. The agreement is subject to final court approval. The Court has scheduled a hearing for December 18, 2000, concerning, among other things, whether it will grant final approval to the settlement.

     Four purported shareholder class action complaints were filed in the Superior Court of Connecticut, Hartford County, alleging in substance that Aetna and its directors breached fiduciary duties to shareholders in responding to a February 24, 2000 letter from WellPoint Health Networks, Inc. and ING America Insurance Holdings, Inc. which had invited discussions concerning a possible transaction. These actions were filed on behalf of George Schore, Michael Demetrio and Gersh Korsinsky on March 3, 2000, The Rainbow Fund on March 7, 2000, Eleanor Werbowsky on March 7, 2000, and Catherine M. Friend on March 23, 2000. On July 26, 2000, the Connecticut court ordered consolidation of the four Connecticut actions. On October 12, 2000, the plaintiffs in the four Connecticut actions withdrew their complaints. A fifth, substantially similar complaint was filed by Barnett Stepak on behalf of a purported class of Aetna shareholders on March 28, 2000 in the Supreme Court of New York, New York County. The complaint in the New York action seeks various forms of relief, including unspecified damages and equitable remedies. The New York litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     Health Care Litigation

     New Aetna is involved in several purported class action lawsuits that are part of a wave of similar actions targeting the health care industry and, in particular, the conduct of business by managed care companies.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on April 19, 1999 by Joseph Maio, Jo Ann Maio and Gary Bender seeking various forms of relief, including unspecified damages and treble damages, from Aetna and a number of its subsidiaries for alleged violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"), the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and state common law. On September 29, 1999, the Court dismissed the RICO claims with prejudice and dismissed the state law claims for lack of subject matter jurisdiction. The Court held, among other things, that the plaintiffs lacked standing to pursue the federal RICO claims because they had not alleged an injury in fact. Plaintiffs have appealed the dismissal to the United States Court of Appeals for the Third Circuit. On August 11, 2000, the Third Circuit rendered its decision upholding the dismissal of the case.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on October 4, 1999 by Anthony Conte (the "Conte Complaint"). The Conte Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Conte Complaint alleges that New Aetna does not make adequate disclosure of provider compensation arrangements in the literature that it makes available to actual or prospective members. New Aetna intends to defend the action vigorously and on November 1, 1999, filed a motion to dismiss the litigation for failure to state a claim upon which relief can be granted. On December 15, 1999, the Court suspended further proceedings pending the resolution of the Maio appeal by the United States Court of Appeals for the Third Circuit. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the United States District Court

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
for the Southern District of Florida (the "Florida District Court") for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on October 7, 1999 by Jo Ann O'Neill (the "Mississippi O'Neill Complaint"). An Amended Complaint was filed on November 9, 1999 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop. The Mississippi O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna, New Aetna, Richard L. Huber and unnamed members of the Board of Directors of Aetna for alleged violations of ERISA and RICO. The Mississippi O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO members. On November 22, 1999, defendants moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the Conte and Maio Complaints filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the Superior Court of California, County of Contra Costa on October 28, 1999 by Jeanne E. Curtright in her individual capacity and on behalf of the general public of the State of California (the "Curtright Complaint"). The Curtright Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500, California Civil Code Section 1750 and state common law in connection with the sale and marketing of health plans in California. The Curtright Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and members of the general public. On December 16, 1999, defendants removed the action to the United States District Court for the Northern District of California. Plaintiff has moved to remand the action to state court. Aetna has moved to dismiss the Curtright Complaint for failure to state a claim upon which relief can be granted and moved for a stay of the action pending resolution of the Maio and Conte matters. In August 2000, the Court stayed further proceedings pending decision on New Aetna's MDL Application (as described below). On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A complaint was filed in the Superior Court of the State of California, County of San Diego on November 5, 1999 by Linda Ross and The Stephen Andrew Olsen Coalition for Patients Rights, purportedly on behalf of the general public of the State of California (the "Ross Complaint"). The Ross Complaint seeks various forms of relief, including injunctive relief, restitution and disgorgement of amounts allegedly wrongfully acquired, from Aetna, New Aetna, Aetna U.S. Healthcare of California Inc. and additional unnamed "John Doe" defendants for alleged violations of California Business and Professions Code Sections 17200 and 17500. The Ross Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising, marketing and member materials directed to Aetna HMO, POS and PPO members and the general public and for alleged unfair practices relating to

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
contracting of doctors. On May 5, 2000, the Court denied defendants' demurrer but granted in part their motion to strike portions of the Ross Complaint and ordered plaintiffs to file an amended complaint. The amended complaint was filed on May 15, 2000 and a second amended complaint on June 28, 2000. On August 15, 2000, the Court denied defendants' demurrer but granted, in part, their motion to strike portions of the second amended complaint and ordered the plaintiffs to file a third amended complaint. The third amended complaint was filed on August 25, 2000. Following additional motions to strike and demurrer by defendants, the plaintiffs filed a fourth amended complaint. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Southern District of Mississippi on November 22, 1999 by Raymond
D. Williamson, III (the "Williamson Complaint"). The Williamson Complaint names as defendant The Prudential Insurance Company of America ("Prudential"), and also names as defendants Aetna and New Aetna solely to the extent that New Aetna has assumed liability for the actions of Prudential in connection with New Aetna's acquisition of the Prudential health care business. The Williamson Complaint seeks various forms of relief from defendants, including unspecified damages, treble damages and imposition of a constructive trust, for alleged violations of RICO and ERISA. The Williamson Complaint alleges that the Prudential Health Plans engaged in a nationwide fraudulent scheme of misrepresentation by stating that coverage and treatment decisions were made on the basis of medical necessity when Prudential allegedly implemented undisclosed policies designed to deny or limit claims and medical services. On December 30, 1999, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On January 25, 2000, the Court suspended further proceedings pending resolution of a motion in cases involving other defendants to consolidate those actions in a single court. Prudential had requested the MDL Panel (as defined below) to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on December 3, 1999 by Michael V. Amorosi (the "Amorosi Complaint"). The Amorosi Complaint seeks various forms of relief, including unspecified damages, treble damages and restitutionary relief for unjust enrichment, from Aetna and New Aetna for alleged violations of RICO and ERISA. The Amorosi Complaint alleges that defendants told subscribers that coverage and treatment decisions would be based on medical necessity but instead took into account undisclosed cost-based criteria that were unrelated to members' medical needs. On January 7, 2000, New Aetna moved to stay, dismiss or transfer the action to the United States District Court for the Eastern District of Pennsylvania based on the fact that the Maio and Conte Complaints were filed in that court. On August 25, 2000, New Aetna moved to dismiss the action for failure to state a claim. New Aetna has supplemented its pending motion to dismiss to address the application of the Maio decision to this case. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported amended class action complaint was filed in the United States District Court for the Northern District of Alabama on January 19, 2000 by Eugene Mangieri, M.D. (the "Mangieri Complaint"). The Mangieri Complaint seeks various forms of relief, including unspecified damages, treble damages and punitive damages, from Aetna, New Aetna and Richard L. Huber for alleged violations of

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
RICO. The Mangieri Complaint claims that physicians suffer actual and potential harm from allegedly coercive terms contained in their contracts with New Aetna. On May 15, 2000, the Judicial Panel on Multidistrict Litigation issued a conditional order transferring the Mangieri Complaint to the United States District Court for the Southern District of Florida for consolidated pre-trial proceedings in the matter known as In re Humana, Inc. Managed Care Litigation. On May 30, 2000, New Aetna filed with the Panel an objection to that conditional transfer order, but on July 14, 2000, New Aetna requested consolidation of that action with others pending against New Aetna. October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described below in the discussion concerning New Aetna's MDL Application. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of New Jersey on April 11, 2000 by Jennifer McCarron and Ira S. Schwartz (the "McCarron Complaint"). The McCarron Complaint names as defendants Prudential and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The McCarron Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plans subscribers before and/or after New Aetna's acquisition of those operations. The McCarron Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. Ms. McCarron additionally alleges that she was wrongfully denied coverage for certain medical treatments. On August 30, 2000, New Aetna joined in Prudential's motion to dismiss the complaint for failure to state a claim. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the Eastern District of Pennsylvania on May 22, 2000 by John Romero and Catherine Romero (the "Romero Complaint"). The Romero Complaint names as defendants Prudential and health maintenance organizations that New Aetna acquired from Prudential on August 6, 1999. The Romero Complaint seeks various forms of relief from defendants, including return of certain premiums, disgorgement of allegedly improper profits and injunctive relief, for alleged contractual breaches and violations of ERISA. Plaintiffs purport to represent a class including persons who were Prudential Health Plan subscribers before and/or after New Aetna's acquisition of those operations. The Romero Complaint alleges that Prudential Health Plans' administration and disclosure of policies concerning medical necessity determinations violated contractual and fiduciary duties owed to subscribers. On July 24, 2000, the Court stayed the action. Prudential had requested the MDL Panel to consolidate this case with other cases against Prudential for pre-trial purposes. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings. This litigation is in the preliminary stages. New Aetna intends to defend the action vigorously.

     On July 14, 2000, New Aetna filed with the Judicial Panel on Multidistrict Litigation (the "MDL Panel") a motion to consolidate and transfer six of the above matters for pre-trial proceedings in the United States District Court for the Eastern District of Pennsylvania (the "MDL Application"). That motion sought transfer and consolidation of the Amorosi, Conte, Curtright, and Mangieri Complaints, as well as both the Mississippi O'Neill Complaint and the Florida O'Neill Complaint. Hearing on the MDL

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
Application took place on September 22, 2000. On October 23, 2000, the MDL Panel consolidated all the cases New Aetna had before the MDL Panel for pre-trial proceedings in the Florida District Court. Similar cases against other managed care companies also were, and additional similar cases against New Aetna may be, consolidated in the Florida District Court for pre-trial proceedings.

     A purported class action was filed in the Florida District Court under the caption In re Humana, Inc. Managed Care Litigation, on June 23, 2000 by Jo Ann O'Neill, Lydia K. Rouse and Danny E. Waldrop (the "Florida O'Neill Complaint"). The Florida O'Neill Complaint names as defendants Aetna and New Aetna. The Florida O'Neill Complaint seeks various forms of relief, including unspecified damages and treble damages and restitution of alleged improper profits, from Aetna and New Aetna for alleged violations of ERISA and RICO. The Florida O'Neill Complaint alleges that defendants are liable for alleged misrepresentations and omissions relating to advertising and marketing materials directed to Aetna HMO members, and alleges that defendants conspired with other managed care companies not to disclose alleged industry-wide practices. New Aetna sought from the Florida federal court a stay of further proceedings on the Florida O'Neill Complaint pending a decision on the MDL Application. On July 27, 2000, the Florida federal court denied that motion. On August 11, 2000, New Aetna filed a motion to dismiss the Florida O'Neill Complaint. Briefing on that motion was completed in early September 2000. Additionally, the Court has scheduled briefing on plaintiffs' class certification motion to be completed by November 2000. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above. This litigation is in the preliminary stages. Defendants intend to defend the action vigorously.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on August 7, 2000 by Glenn O'Brien and Christopher Gallagher (the "O'Brien Complaint"). The O'Brien Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The O'Brien Complaint alleges that New Aetna does not make adequate disclosure of the operation of its managed care plans to actual or prospective members. New Aetna intends to defend the action vigorously. New Aetna has notified the MDL Panel of the O'Brien Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the United States District Court for the District of Connecticut on September 7, 2000 against New Aetna by Douglas Chapman (the "Chapman Complaint"). The Chapman Complaint seeks various forms of relief, including unspecified damages, from New Aetna for alleged violations of ERISA. The Chapman Complaint is brought on behalf of participants in New Aetna's PPO, indemnity and third-party payor plans and relates to the disclosure and determination of usual, customary and reasonable charges for claims. This litigation is in the preliminary stages and New Aetna intends to defend the action vigorously. New Aetna has notified the MDL Panel of the Chapman Complaint for consolidation with the other matters referred to in the MDL Application.

     A purported class action complaint was filed in the Florida District Court on August 11, 2000 by Charles B. Shane, M.D., Edward L. Davis, D.O., et al. (the "Shane Complaint") against New Aetna and other health insurance company defendants. The Shane Complaint seeks various forms of relief, including unspecified damages, from defendants for alleged violations of RICO, ERISA and various state law claims. The Shane Complaint is brought on behalf of a purported nationwide class of participating physicians against defendants for alleged inadequate disclosure of reimbursement practices and inadequate and untimely payment of claims. New Aetna intends to defend the action vigorously. New Aetna has filed a motion to dismiss the complaint. New Aetna is scheduled to complete class certification briefing in

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

LITIGATION (CONTINUED)

     Health Care Litigation (Continued)
November 2000. New Aetna has notified the MDL Panel of the Shane Complaint for consolidation with the other matters referred to in the MDL Application. On October 23, 2000, this case was consolidated in the Florida District Court for pre-trial proceedings as described above.

     Other Litigation and Regulatory Proceedings

     New Aetna is involved in numerous other lawsuits arising, for the most part, in the ordinary course of its business operations, including claims of bad faith, medical malpractice, non-compliance with state regulatory regimes, marketing misconduct, failure to timely pay medical claims and other litigation in its health care business. Some of these other lawsuits are purported to be class actions. Aetna U.S. Healthcare of California Inc., an indirect subsidiary of New Aetna, is currently a party to a bad faith and medical malpractice action brought by Teresa Goodrich, individually and as successor in interest of David Goodrich. The action was originally filed in March 1996 in Superior Court for the State of California, county of San Bernardino. The action alleges damages for unpaid medical bills, punitive damages and compensatory damages for wrongful death based upon, among other things, alleged denial of claims for services provided to David Goodrich by out-of-network providers without prior authorization. On January 20, 1999, a jury rendered a verdict in favor of the plaintiff for $750,000 for unpaid medical bills, $3.7 million for wrongful death and $116 million for punitive damages. On April 12, 1999, the trial court amended the judgment to include Aetna Services, Inc., a direct subsidiary of Aetna, as a defendant. On April 27, 1999, Aetna Services, Inc. and Aetna U.S. Healthcare of California Inc. filed appeals with the California Court of Appeal and will continue to defend this matter vigorously.

     In addition, New Aetna's business practices are subject to review by various state insurance and health care regulatory authorities and federal regulatory authorities. Recently, there has been heightened review by these regulators of the managed health care industry's business practices, including utilization management and claim payment practices. As the largest national managed care organization, New Aetna regularly is the subject of such reviews and several such reviews currently are pending, some of which may be resolved during the remainder of 2000. These reviews may result in changes to or clarifications of New Aetna's business practices, and may result in fines, penalties or other sanctions.

     While the ultimate outcome of these other lawsuits and regulatory reviews cannot be determined at this time, after consideration of the defenses available to New Aetna, applicable insurance coverage and any related reserves established, they are not expected to result in liability for amounts material to the financial condition of New Aetna, although they may adversely affect results of operations in future periods.

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER

     On July 20, 2000, Aetna announced that it reached a definitive agreement to sell its Aetna Financial Services and Aetna International businesses to ING in a transaction valued at approximately $7.7 billion. Under the terms of the agreement and in an integrated transaction, Aetna will spin off to its shareholders the shares of a standalone health company that will be comprised primarily of the Health Care and Large Case Pensions businesses. Simultaneously, Aetna, which then will be comprised of Aetna Financial Services and Aetna International, will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the standalone health company, which will be named Aetna Inc., and approximately $35 per share in cash. When ING acquires Aetna, that entity is expected to have approximately $2.7 billion in long-term debt. The new standalone health company will be named Aetna Inc.

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Aetna expects that it will incur certain costs associated with the transaction. Such amounts are currently estimated to be approximately $200 million to $250 million after tax and relate to payments for certain compensation-related arrangements, costs for outside financial and legal advisors, income taxes related to legal entity realignment pursuant to the Agreement, insurance for indemnification-related matters, payments for settlement of certain Aetna employee stock options held by individuals who will become employees of ING and various other expenses related to the change in control of Aetna.

     In connection with its spin-off from Aetna, New Aetna generally will assume all liabilities related to the Health Care and Large Case Pensions businesses. In addition, New Aetna generally will be responsible for Aetna's liabilities other than those arising out of the Aetna Financial Services and Aetna International businesses being sold to ING. These liabilities include the post-retirement pension and other benefits payable to all former employees of Aetna, liabilities arising out of health litigation and certain corporate-level litigation to which Aetna is a party, and generally all liabilities arising out of certain past divestiture transactions which have been consummated by Aetna prior to the closing of New Aetna's spin-off from Aetna.

     The account balances and activities of Aetna Financial Services and Aetna International have been segregated and reported as discontinued operations. Operating results of the discontinued operations were as follows:

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                         (MILLIONS)
Revenue:
  Premiums..................................................  $2,259.8    $1,710.4    $1,592.6
  Total net investment income...............................   1,362.2     1,522.0     1,514.3
  Fees and other income.....................................     709.7       836.6       716.8
  Net realized capital gains (losses).......................       9.4       (18.1)       54.3
                                                              --------    --------    --------
          Total revenue.....................................   4,341.1     4,050.9     3,878.0
                                                              --------    --------    --------
Benefits and expenses:
  Current and future benefits...............................   2,596.7     2,254.8     2,240.4
  Operating expenses:
     Salaries and related benefits..........................     395.8       387.3       356.1
     Other..................................................     603.7       564.7       516.1
  Interest expense..........................................      46.6        44.7        21.9
  Amortization of goodwill & other acquired intangible
     assets.................................................      17.0        18.8        17.1
  Amortization of deferred policy acquisition costs.........     204.0       214.7       197.2
  Severance and facilities charge...........................        --         1.5          --
                                                              --------    --------    --------
          Total benefits and expenses.......................   3,863.8     3,486.5     3,348.8
                                                              --------    --------    --------
Income before taxes (benefits)..............................     477.3       564.4       529.2
Income taxes (benefits):
  Current...................................................      46.8       282.3       141.7
  Deferred..................................................     113.4      (114.3)       13.7
                                                              --------    --------    --------
          Total income taxes................................     160.2       168.0       155.4
                                                              --------    --------    --------
Net income..................................................  $  317.1    $  396.4    $  373.8
                                                              ========    ========    ========

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       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. AGREEMENT AND PLAN OF RESTRUCTURING AND MERGER (CONTINUED)
     Assets, liabilities and shareholder's equity of the discontinued businesses were as follows:

                                                               AS OF DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                                   (MILLIONS)
ASSETS
Investments:
  Debt securities available for sale, at fair value.........  $12,854.0   $14,594.6
  Equity securities, at fair value..........................      504.7       603.9
  Short-term investments....................................      565.1       660.4
  Mortgage loans............................................      861.2       833.4
  Real Estate...............................................       92.3        78.0
  Policy loans..............................................      533.0       449.9
  Other.....................................................    1,020.2       981.6
                                                              ---------   ---------
Total investments...........................................   16,430.5    18,201.8
                                                              ---------   ---------
  Cash and cash equivalents.................................      870.9       836.0
  Investments under securities loan agreement...............      232.5       277.3
  Accrued investment income.................................      199.1       208.4
  Premiums due and other receivables........................      739.7       165.4
  Reinsurance recoverables..................................    3,012.3     3,300.0
  Deferred policy acquisition costs.........................    2,056.2     1,765.0
  Goodwill and other acquired intangible assets.............      680.4       550.0
  Other assets..............................................      388.2       227.1
  Separate Account assets...................................   38,692.7    29,443.6
                                                              ---------   ---------
Total assets................................................  $63,302.5   $54,974.6
                                                              =========   =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Insurance liabilities:
  Future policy benefits....................................  $ 7,828.1   $ 8,242.1
  Unpaid claims.............................................      129.2       128.5
  Unearned premiums.........................................       49.6       123.7
  Policyholders' funds......................................   11,123.0    11,613.9
                                                              ---------   ---------
Total insurance liabilities.................................   19,129.9    20,108.2
                                                              ---------   ---------
  Short-term debt...........................................      162.7          --
  Long-term debt............................................      613.0       654.2
  Payables under securities loan agreement..................      232.5       277.3
  Current income taxes......................................       84.0       262.5
  Deferred income taxes.....................................       77.3       245.0
  Other liabilities.........................................    1,411.9       906.9
  Minority and participating policyholder's interest........      109.0       139.7
  Separate Accounts liabilities.............................   38,692.7    29,443.6
                                                              ---------   ---------
Total liabilities...........................................   60,513.0    52,037.4
                                                              ---------   ---------
Total shareholder's equity (including accumulated other
  comprehensive loss of $503.0 and $130.0)..................    2,789.5     2,937.2
                                                              ---------   ---------
Total liabilities and shareholder's equity..................  $63,302.5   $54,974.6
                                                              =========   =========

       NEW AETNA (TO BE NAMED AETNA INC. UPON COMPLETION OF THE SPIN-OFF)

                                 QUARTERLY DATA
                                  (UNAUDITED)


1999                                                     FIRST     SECOND(1)    THIRD      FOURTH
                                                        --------   ---------   --------   --------
                                                                        (MILLIONS)
Total revenue.........................................  $4,747.9   $4,774.6    $5,920.8   $6,666.4
                                                        ========   ========    ========   ========
Income before income taxes............................  $  167.4   $  226.5    $  242.0   $  108.9
Income taxes..........................................      83.0       99.5       104.8       58.1
                                                        --------   --------    --------   --------
Net income from continuing operations.................  $   84.4   $  127.0    $  137.2   $   50.8
                                                        ========   ========    ========   ========
Net income from discontinued operations...............  $   85.0   $   90.2    $   58.3   $   83.6
                                                        ========   ========    ========   ========

---------------
(1) Second quarter includes a $50.2 million after-tax benefit ($77.2 million pretax) from a reduction of the reserve for loss on discontinued products.


1998                                                     FIRST      SECOND    THIRD(1)    FOURTH
                                                        --------   --------   --------   --------
                                                                       (MILLIONS)
Total revenue.........................................  $3,702.1   $3,818.0   $4,431.1   $4,637.8
                                                        ========   ========   ========   ========
Income before income taxes............................  $  160.1   $  265.0   $  209.8   $  207.1
Income taxes..........................................      77.5      117.6      101.0       95.5
                                                        --------   --------   --------   --------
Net income from continuing operations.................  $   82.6   $  147.4   $  108.8   $  111.6
                                                        ========   ========   ========   ========
Net income from discontinued operations...............  $   76.9   $  106.2   $   93.5   $  119.8
                                                        ========   ========   ========   ========

---------------
(1) Third quarter includes a $44.2 million after-tax benefit ($68.0 million pretax) from a reduction of the reserve for loss on discontinued products.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
 3.1      Form of Amended and Restated Articles of Incorporation of
          Aetna Inc. (formerly Aetna U.S. Healthcare Inc.)
 3.2      Form of Amended and Restated Bylaws of Aetna Inc. (formerly
          Aetna U.S. Healthcare Inc.)
 4.1      Form of Aetna Inc. (formerly Aetna U.S. Healthcare Inc.)
          Common Share certificate.
 4.2      Form of Rights Agreement between Aetna Inc. (formerly Aetna
          U.S. Healthcare Inc.) and EquiServe Trust Company, N.A., as
          Rights Agent.
10.1      Agreement and Plan of Restructuring and Merger dated as of
          July 19, 2000 among ING America Insurance Holdings, Inc.,
          ANB Acquisition Corp., Aetna Inc. and, for limited purposes only, ING Groep N.V., incorporated herein by reference to
          Exhibit 2.1 to Aetna Inc.'s Form 10-Q filed on August 4,
          2000.**
10.2      Form of Tax Sharing Agreement among Aetna Inc., Aetna U.S.
          Healthcare Inc. and ING America Insurance Holdings, Inc.**
10.3      Form of Employee Benefits Agreement between Aetna Inc. and
          Aetna U.S. Healthcare Inc.**
10.4      Term Sheet for Transition Services Agreement between Aetna
          Inc. and Aetna U.S. Healthcare Inc.**
10.5      Form of Distribution Agreement between Aetna Inc. and Aetna
          U.S. Healthcare Inc., incorporated herein by reference to
          Annex C to Aetna Inc.'s preliminary proxy statement on
          Schedule 14A filed on September 1, 2000.**
10.6      Trademark Assignment Agreement dated as of November 3, 2000 between Aetna Inc. and Aetna U.S. Healthcare Inc.
10.7      Form of Trademark License Agreement between Aetna U.S.
          Healthcare Inc. and Aetna Inc.
10.8      Form of Software License Agreement between Aetna U.S.
          Healthcare Inc. and Aetna Inc.
10.9      Term Sheet for Lease Agreement between Aetna Inc. and Aetna
          Life Insurance Company in respect of the property situated at 151 Farmington Avenue, Hartford, Connecticut, 06156.**
10.10     Term Sheet for Agreement between Aetna Inc. and Aetna U.S.
          Healthcare Inc. in respect of the CityPlace property,
          situated at 185 Asylum Avenue, Hartford, Connecticut
          06103.**
10.11     Form of Aetna Inc. 2000 Stock Incentive Plan, incorporated herein by reference to Annex G to Aetna Inc.'s definitive
          proxy statement on Schedule 14A filed on October 18, 2000.**
10.12     Form of Aetna Inc. 2001 Annual Incentive Plan, incorporated herein by reference to Annex H to Aetna Inc.'s definitive
          proxy statement on Schedule 14A filed on October 18, 2000.**
10.13     Aetna U.S. Healthcare Inc. (to be renamed Aetna Inc.)
          Non-Employee Director Compensation Plan.**
10.14     Employment Agreement dated as of May 31, 2000 by and between
          Aetna Inc. and William H. Donaldson, incorporated herein by reference to Exhibit 10.2 to Aetna Inc.'s Form 10-Q filed on
          August 4, 2000.**
10.15     Tax Agreement dated as of May 31, 2000 by and between Aetna
          Inc. and William H. Donaldson, incorporated herein by
          reference to Exhibit 10.3 to Aetna Inc.'s Form 10-Q filed on
          August 4, 2000.**
10.16     Bonus Agreement dated as of May 31, 2000 by and between
          Aetna Inc. and William H. Donaldson, incorporated herein by reference to Exhibit 10.4 to Aetna Inc's Form 10-Q filed on
          August 4, 2000.**
10.17     Letter of Agreement dated as of June 11, 1998 between Aetna
          Inc. and Alan J. Weber, incorporated herein by reference to
          Exhibit 10.2 to Aetna Inc.'s Form 10-Q filed on April 28,
          1999.**
10.18     [Reserved]

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
10.19     Letter Agreement dated as of April 3, 1996 between Aetna
          Life and Casualty Company and John W. Coyle.**
10.20     Letter Agreement dated April 28, 1999 between Aetna Inc. and
          L. Edward Shaw, Jr.**
10.21     Restrictive Covenant Agreement dated April 28, 1999 between
          Aetna Inc. and L. Edward Shaw, Jr.**
10.22     Memorandum Agreement dated September 6, 2000 between Aetna
          Inc. and Alan J. Weber.**
10.23     Employment Agreement dated as of September 6, 2000 by and
          between Aetna Inc. and John W. Rowe, M.D.**
10.24     Letter Agreement dated November 17, 2000 between Aetna Inc.
          and L. Edward Shaw, Jr.
10.25     Memorandum dated November 16, 2000 from James H. Gould to L.
          Edward Shaw, Jr.
10.26     Trademark Assignment Agreement dated as of November 2, 2000, between Aetna Life Insurance Company and Aetna Life
          Insurance and Annuity Company.
10.27     Trademark Assignment Agreement dated as of November 3, 2000, between Aetna Life Insurance and Annuity Company and Aetna
          U.S. Healthcare Inc.
10.28     Form of Bridge Credit Agreement among Aetna U.S. Healthcare
          Inc., the Banks listed on the signature pages thereto, and
          Morgan Guaranty Trust Company of New York, as Administrative
          Agent.
10.29     Form of 364-Day Credit Agreement among Aetna U.S. Healthcare
          Inc., the Banks listed on the signature pages thereto, and
          Morgan Guaranty Trust Company of New York, as Administrative
          Agent.
10.30     Form of Three-Year Credit Agreement among Aetna U.S.
          Healthcare Inc., the Banks listed on the signature pages
          thereto, and Morgan Guaranty Trust Company of New York, as
          Administrative Agent.
21.1      Subsidiaries of Aetna U.S. Healthcare Inc.
27.1      Financial Data Schedule (1997).**
27.2      Financial Data Schedule (1998).
27.3      Financial Data Schedule (1999).
27.4      Financial Data Schedule (September 30, 1999).
27.5      Financial Data Schedule (September 30, 2000).

---------------
** Previously filed.